As filed with the Securities and Exchange Commission on February 14, 2025

Registration No. 333-284843

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1/A

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Lifeward Ltd.
(Exact name of registrant as specified in its charter)

State of Israel	3842	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Donald Lynch Blvd.
Marlborough, MA 01752

(508) 251-1154
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Larry Jasinski
Chief Executive Officer
Lifeward, Inc.
200 Donald Lynch Blvd.
Marlborough, MA 01752
(508) 251-1154
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Rachael M. Bushey, Esq. Jennifer L. Porter, Esq. Goodwin Procter LLP 3025 John F Kennedy Blvd Philadelphia, PA 19104 Tel: (445) 207-7805	Aaron M. Lampert, Adv. Ephraim Peter Friedman, Adv. Goldfarb Gross Seligman & Co. Azrieli Center, Round Tower Tel Aviv 6701101, Israel Tel: +972 (3) 607-4444

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2025

PRELIMINARY PROSPECTUS

1,927,274 Ordinary Shares
Issuable upon Exercise of Outstanding Warrants
To be sold by Selling Shareholders

This prospectus relates to the resale by the selling shareholders named herein, from time to time, of up to 1,927,274 Ordinary Shares, par value NIS 1.75 per share (the “Ordinary Shares”), issuable upon exercise of outstanding warrants (the “January 2025 Warrants”). The January 2025 Warrants include warrants to purchase 1,818,183 Ordinary Shares initially issued by us in a private placement (the “January 2025 Private Placement”), pursuant to the securities purchase agreement, dated as of January 7, 2025, between us and certain selling shareholders. The January 2025 Warrants also include warrants to purchase 109,091 Ordinary Shares issued to designees of H.C. Wainwright & Co., LLC as compensation for its services as the Company’s exclusive placement agent in the January 2025 Private Placement. The January 2025 Private Placement took place concurrently with our registered direct offering of Ordinary Shares. We are not registering the resale of the January 2025 Warrants sold in the January 2025 Private Placement.

We will not receive any proceeds from the sale of Ordinary Shares by the selling shareholders. We will, however, receive the proceeds of any January 2025 Warrants exercised for cash in the future, which will total up to approximately $5.4 million, based on the January 2025 Warrants’ exercise prices. See “Use of Proceeds” in this prospectus.

The selling shareholders may offer and sell the Ordinary Shares from time to time at varying prices and in a number of different ways as each selling shareholder may determine through public or private transactions or through other means described under “Plan of Distribution.” Each selling shareholder may also sell shares under Rule 144 under the Securities Act of 1933, as amended, to the extent available pursuant to the restrictions thereunder, rather than under this prospectus.

The selling shareholders will bear all commissions, discounts and concessions, if any, attributable to the sale or disposition of the Ordinary Shares. Other than in connection with our indemnification obligations with respect to the selling shareholders, we will bear only the costs, expenses and fees in connection with the registration of the Ordinary Shares. We will not be paying any underwriting commissions or discounts in offerings under this prospectus. For more information, see “Plan of Distribution.”

Our Ordinary Shares are traded on the Nasdaq Capital Market under the symbol “LFWD.” The last reported sales price of our Ordinary Shares on the Nasdaq Capital Market on February 12, 2025 was $1.97 per Ordinary Share.

INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” IN THIS PROSPECTUS.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of these securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2025

TABLE OF CONTENTS

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or any amendment. We have not, and the selling shareholders have not, authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus. We and the selling shareholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page, regardless of the time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: We have not done anything that would permit offerings under this prospectus, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside of the United States.

Unless the context clearly indicates otherwise, references in this prospectus to “we,” “our,” “ours,” “us,” “the Company” and “Lifeward” refer to Lifeward Ltd. and its subsidiaries.

INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

Risk Factor Summary

The following is a summary of the principal risks that could adversely affect our business, operations, and financial results. A more thorough discussion of these and other risks are listed under the section entitled “Risk Factors.”

•	our expectations regarding future growth, including our ability to increase sales in our existing geographic markets and expand to new markets;.

•	our ability to maintain and grow our reputation and the market acceptance of our products

•	our ability to achieve reimbursement from third-party payors or advance Centers for Medicare & Medicaid Services (“CMS”) coverage for our products;

•
our ability to regain and maintain compliance with the continued requirements of The Nasdaq Capital Market and the risk that our ordinary shares will be delisted if we fail to regain and maintain compliance with such requirements;.

•	our ability to successfully integrate the operations of AlterG, Inc. into our organization, and realize the anticipated benefits therefrom;

•	our ability to have sufficient funds to meet certain future capital requirements, which could impair our efforts to develop and commercialize existing and new products;.

•	our ability to leverage our sales, marketing and training infrastructure;.

•	our ability to grow our business through acquisitions of businesses, products or technologies, and the failure to manage acquisitions, or the failure to integrate them with our existing business;.

•	our expectations as to our clinical research program and clinical results;.

•	our ability to obtain certain components of our products from third-party suppliers and our continued access to our product manufacturers;

•	our ability to improve our products and develop new products;

•
our compliance with medical device reporting regulations to report adverse events involving our products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on our ability to market and sell our products

•	our ability to gain and maintain regulatory approvals and to comply with any post-marketing requests;

•	the risk of a cybersecurity attack or incident relating to our information technology systems significantly disrupting our business operations;

•	our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

•	the impact of substantial sales of our shares by certain shareholders on the market price of our ordinary shares;

•	our ability to use effectively the proceeds of our offerings of securities;

•	the impact of the market price of our ordinary shares on the determination of whether we are a passive foreign investment company; and

•
market and other conditions, including the extent to which inflation or global instability may disrupt our business operations or our financial condition or the financial condition of our customers and suppliers, including the outbreak of war between Israel and Hamas and the ongoing tension between China and Taiwan.

PROSPECTUS SUMMARY

Overview

We are a medical device company that designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. Our initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury, or SCI Products. These devices are robotic exoskeletons that are designed for individuals with paraplegia that use our patented tilt-sensor technology and an onboard computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury (“SCI”) the ability to stand and walk again during everyday activities at home or in the community. In March 2023, we received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) for the ReWalk Personal Exoskeleton with stair and curb functionality which adds usage on stairs and curbs to the indication for use for the device in the U.S. The clearance permits U.S. customers to participate in more walking activities in real-world environments in their daily lives where stairs or curbs may have previously limited them when using the exoskeleton for its intended, FDA indicated uses. This feature has been available in Europe since initial CE Clearance, and real-world data from a cohort of 47 European users throughout a period of over seven years and consisting of over 18,000 stair steps was collected to demonstrate the safety and efficacy of this feature and support the FDA submission. In June 2024, we submitted a 510(k) premarket notification for ReWalk 7 Personal Exoskeleton device, a next-generation ReWalk model, and such 510(k) is pending FDA review.

We have sought to expand our product offerings beyond the SCI Products through internal development and distribution agreements, and acquisitions. We have developed our ReStore Exo-Suit device (the “ReStore”), which we began commercializing in June 2019. The ReStore is a powered, lightweight soft exo-suit intended for use during the rehabilitation of individuals with lower limb disabilities due to stroke. During the second quarter of 2020, we also became the exclusive distributor of the MYOLYN MyoCycle FES Pro cycles to U.S. rehabilitation clinics and for the MyoCycle Home cycles available to US veterans through the Veterans Health Administration (“VHA”) hospitals.

On August 11, 2023, we made our first acquisition to supplement our internal growth when we acquired AlterG Inc. (“AlterG”), a leading provider of anti-gravity system for use in physical and neurological rehabilitation. We paid a cash purchase price of approximately $19 million at closing and additional cash earnouts (initially estimated to be approximately $4 million in the aggregate) may be paid based upon a percentage of AlterG’s year-over-year revenue growth over the two years following the closing. The AlterG anti-gravity systems use patented, National Aeronautics and Space Administration-derived Differential Air Pressure (“DAP”) technology to reduce the effects of gravity and allow people to rehabilitate with finely calibrated support and reduced pain. AlterG anti-gravity systems are utilized in over 4,000 facilities globally in more than 40 countries. We will continue to evaluate other products for distribution or acquisition that can broaden our product offerings further to help individuals with neurological injury and disability.

We are in the research stage of ReBoot, a personal soft exo-suit for home and community use by individuals post-stroke, and we are currently evaluating the reimbursement landscape and the potential clinical impact of this device. This product would be a complementary product to ReStore as it provides active assistance to the ankle during plantar flexion and dorsiflexion for gait and mobility improvement in the home environment, and it received Breakthrough Device Designation from the FDA in November 2021. Further investment in the development path of the ReBoot has been temporarily paused in 2023 pending further determination about the clinical and commercial opportunity of this device.

Our principal markets are primarily in the United States and Europe with some lesser sales to Asia, the Middle East and South America. We sell our products primarily directly in the United States, through a combination (depending on the product line) of direct sales and distributors in Germany, Canada, and Australia, and primarily through distributors in other markets. In our direct markets, we have established relationships with clinics and rehabilitation centers, professional and college sports teams, and individuals and organizations in the spinal cord injury community, and in markets where we do not sell direct to customers, our distributors maintain these relationships. We have offices in Marlborough, Massachusetts, Yokneam, Israel, Berlin, Germany, and Fremont, California from where we operate our business.

Corporate Information

We were incorporated in 2001 under the laws of the State of Israel. Our principal executive offices are located at 200 Donald Lynch Blvd., Marlborough, MA, and our telephone number is (508) 251-1154. Our website address is https://golifeward.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. We have included our website address in this prospectus solely for informational purposes. We have irrevocably appointed Lifeward, Inc. (formerly ReWalk Robotics, Inc.) as our agent to receive service of process in any action against us in any United States federal or state court. The address of Lifeward, Inc. is 200 Donald Lynch Blvd., Marlborough, Massachusetts 01752.

Lifeward®, ReWalk®, ReStore® and Alter G® are our registered trademarks in Israel and in the United States and Restore™ is our registered trademark in Europe and the United States. Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

Outstanding Shares and Warrants Issued in the January 2025 Private Placement

The shares offered in this prospectus relate to the resale by selling shareholders of an aggregate of 1,927,274 Ordinary Shares issuable upon the exercise of January 2025 Warrants, which were issued in the January 2025 Private Placement, pursuant to a securities purchase agreement between us and the investors party thereto, dated January 7, 2025 (the “January 2025 Purchase Agreement”). The outstanding warrants include:

•
warrants to purchase up to 1,818,183 Ordinary Shares at an exercise price of $2.75 (the “January 2025 Institutional Warrants”), which were issued to institutional investors in the January 2025 Private Placement pursuant to the January 2025 Purchase Agreement and may be exercised until January 10, 2028, subject to the terms thereof; and

•
warrants to purchase up to 109,091 Ordinary Shares at an exercise price of $3.4375 per share (the “January 2025 HCW Warrants”), which were issued to designees of H.C. Wainwright & Co., LLC (“H.C. Wainwright”), the placement agent of the January 2025 Private Placement, as compensation for its services, and may be exercised until January 10, 2028, subject to the terms thereof.

We refer to the January 2025 Institutional Warrants and the January 2025 HCW Warrants in this prospectus collectively as the January 2025 Warrants. All of the January 2025 Warrants were issued pursuant to the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D thereunder. We are filing the registration statement on Form S-1 to enable the holders of the January 2025 Warrants to resell, free of restrictions on resale, the underlying Ordinary Shares that are issued upon exercise of such warrants for cash.

The Offering

Securities offered by the selling shareholders	1,927,274 Ordinary Shares issuable upon exercise of the outstanding January 2025 Warrants.
Ordinary Shares outstanding before this offering	10,626,799 Ordinary Shares, based on the number of shares outstanding as of January 8, 2025.
Ordinary Shares to be outstanding after this offering	12,554,073 shares (assuming the exercise of all the outstanding January 2025 Warrants and the resale of all underlying Ordinary Shares by the selling shareholders in offerings under this prospectus).
Use of proceeds
We will not receive any proceeds from the sale of Ordinary Shares by the selling shareholders. We will, however, receive the proceeds of any Warrants exercised for cash in the future. Such net proceeds will be up to approximately $5.4 million, based on the January 2025 Warrants’ exercise prices. See “Use of Proceeds” in this prospectus.

Dividend policy	We have never declared or paid any cash dividends on our Ordinary Shares. We do not anticipate paying any cash dividends in the foreseeable future.
Risk factors
You should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” together with all of the other information included in this prospectus, before deciding to purchase our Ordinary Shares.

Ordinary Shares Outstanding and Other Outstanding Warrants

The total number of Ordinary Shares we disclose as outstanding before this offering excludes all 1,927,274 Ordinary Shares underlying the January 2025 Warrants, and the total number of shares we disclose as outstanding after this offering assumes that the selling shareholders will exercise all such January 2025 Warrants prior to reselling the Ordinary Shares issued upon such exercises. Additionally, unless otherwise stated in this prospectus, the total number of Ordinary Shares outstanding both before and after this offering is based on 10,626,799 shares outstanding as of January 8, 2025 and excludes:

•
331,816 Ordinary Shares reserved for issuance under our equity incentive plans, of which there were outstanding options to purchase 4,573 Ordinary Shares at a weighted average exercise price of $187.94 per share and 327,243 Ordinary Shares underlying unvested RSUs;

•
953 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $52.50 per share, which were granted on December 31, 2015 and December 28, 2016 to Kreos Capital V (Expert Fund) Limited, and are currently exercisable (in whole or in part) until the earlier of (i) December 30, 2025 or (ii) an “M&A Transaction,” as defined in the warrant;

•
4,054 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $8.75 per share, which were issued to certain institutional investors in the private placement on February 10, 2020 and may be exercised until February 5, 2025, subject to the terms thereof;

•
15,120 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $10.94 per share, which were issued to the representative of the placement agent in the private placement on February 10, 2020 and may be exercised until February 5, 2025, subject to the terms thereof (the “February 2020 HCW Warrants”);

•
64,099 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $12.32 per share, which were issued to certain institutional investors in the private placement on July 6, 2020, and may be exercised until July 2, 2025, subject to the terms thereof (the “July 2020 Institutional Warrants”);

•
42,326 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of 15.95 per share, which were issued to the representative of the placement agent in the private placement on July 6, 2020 and may be exercised until July 2, 2025, subject to the terms thereof (the “July 2020 HCW Warrants”);

•
83,821 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of 9.38 per share, which were issued to certain institutional investors in the private placement on December 8, 2020 and may be exercised until June 8, 2026, subject to the terms thereof (the “December 2020 Institutional Warrants”);

•
15,543 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of 12.55 per share, which were issued to the representative of the placement agent in the private placement on December 8, 2020 and may be exercised until June 8, 2026, subject to the terms thereof (the “December 2020 HCW Warrants”);

•
780,095 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of 25.20 per share, which were issued to certain institutional investors in the private placement on February 26, 2021 and may be exercised until August 26, 2026, subject to the terms thereof (the “February 2021 Institutional Warrants”);

•
93,612 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of 32.05 per share, which were issued to the representative of the placement agent in the private placement on February 26, 2021 and may be exercised until August 26, 2026, subject to the terms thereof (the “February 2021 HCW Warrants”);

•
1,143,821 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of 14.00 per share, which were issued to certain institutional investors in the private placement on September 27, 2021 and may be exercised until March 29, 2027, subject to the terms thereof (the “September 2021 Institutional Warrants”); and

•
137,257 Ordinary Shares issuable upon the exercise of warrants to purchase Ordinary Shares at an exercise price of 17.81 per share, which were issued to the representative of the placement agent in the private placement on September 27, 2021 and may be exercised until September 27, 2026, subject to the terms thereof (the “September 2021 HCW Warrants”).

RISK FACTORS

An investment in our securities involves risks. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. If any of these risks occur, the value of our Ordinary Shares and our other securities may decline. The risks described below are not the only ones we face, but those that we consider to be material. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial could adversely affect our business, financial condition or results of operations, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

Risks Related to Our Business and Our Industry

We may fail to realize the benefits expected from our acquisition of AlterG, which could adversely affect the price of our ordinary shares.

On August 11, 2023, we completed the acquisition of AlterG which became an indirect and wholly-owned subsidiary of the Company.

The anticipated benefits from our acquisition of AlterG are based on projections and assumptions about the combined businesses of ReWalk and AlterG, which may not materialize as expected or which may prove to be inaccurate. The value of our ordinary shares could be adversely affected if we are unable to realize the anticipated benefits from the acquisition on a timely basis or at all. Achieving the benefits of the acquisition will depend, in part, on our ability to integrate the business, operations and products of AlterG successfully and efficiently with our business. The process of integrating the operations of ReWalk and AlterG could encounter unexpected costs and delays, which include: the loss of key personnel; the loss of key customers; the loss of key suppliers; inability to properly identify, acquire or obtained required regulatory approvals; and unanticipated issues in integrating sales, marketing and administrative functions. In addition, the acquired AlterG business, products and technologies may not achieve anticipated revenues and income growth.

Further, the integration of AlterG may involve a number of additional risks, including diversion of management’s attention away from the rest of the business, which could adversely affect our results of operations. In addition, our failure to identify or accurately assess the magnitude of certain liabilities we assumed in the acquisition could result in unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on our business, operating results or financial condition. If we do not realize the expected benefits or synergies of the acquisition, such as revenue gains or cost reductions, there could be a material adverse effect on our business, results of operations, and financial condition.

Global, regional, and local economic weakness and uncertainty could adversely affect our demand for our products and services and our business and financial performance.

Our business and financial performance depends on worldwide economic conditions and the demand for our products and services in the markets in which we compete. Ongoing economic weakness, including an economic slowdown or recession, uncertainty in markets throughout the world and other adverse economic conditions, including inflation, changes in monetary policy and interest rate fluctuations, have resulted, and may result in the future, in decreased demand for our products and services and increased expenses and difficulty in managing inventory levels and accurately forecasting revenue, gross margin, cash flows and expenses. Ongoing U.S. federal government spending limits may continue to reduce demand for our products and services from organizations that receive funding from the U.S. government and could negatively affect macroeconomic conditions in the United States, which could further reduce demand for our products and services.

Prolonged or more severe economic weakness and uncertainty could also cause our expenses to vary materially from our expectations. Any financial turmoil affecting the banking system and financial markets or any significant financial services institution failures could negatively impact our treasury operations, as the financial condition of such parties may deteriorate rapidly and without notice. Poor financial performance of asset markets and the adverse effects of fluctuating currency exchange rates could lead to higher pension and post-retirement benefit expenses. Interest and other expenses could vary materially from expectations depending on changes in interest rates, borrowing costs, currency exchange rates, costs of hedging activities and the fair value of derivative instruments. Economic downturns also may lead to future restructuring actions and associated expenses.

We may not have sufficient funds to meet certain future operating needs or capital requirements, which could impair our efforts to develop and commercialize existing and new products, and as a result, we may in the future consider one or more capital-raising transactions, including future equity or debt financings, strategic transactions, or borrowings which may also further dilute our shareholders or place us under restrictive covenants limiting our ability to operate freely.

We intend to finance our business by close management of our operating expenses until we reach profitable operation using existing cash on hand, issuances of equity and/or debt securities, and other future public or private issuances of securities, cash exercised of outstanding warrants, or through a combination of the foregoing, though we may also consider additional capital raising alternatives, such as entering into a credit facility, if the foregoing alternatives are not available to us or unavailable on reasonable terms. Although we had a cash and cash equivalents of $10.7 million as of September 30, 2024 , and raised approximately $5.0 in January 2025 through a registered direct offering of our ordinary shares, if we are incorrect in our assumptions, we may need to raise additional capital sooner than expected or on less favorable terms than what might otherwise be available. Raising additional capital through one or more of these alternatives may further dilute our shareholders or place us under restrictive covenants limiting our ability to operate freely.

Raising additional capital in the public markets could also entail certain downsides. Although we are currently eligible to use our Form S-3, we are limited to selling no more than one-third of our unaffiliated market capitalization, or public float, on Form S-3 in a 12-month period unless our public float rises above $75 million. Additionally, due to these limitations on our use of Form S-3, we may be required to seek other methods for access to capital, such as a registration statement on Form S-1. The preparation of a registration statement on Form S-1 is, and has in the past, been more time-consuming and costly than using Form S-3. We may also conduct fundraising transactions in the form of private placements, potentially with registration rights or priced at a discount to the market value of our ordinary shares, which could require shareholder approval under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), or other equity raise transactions such as equity lines of credit. In addition to entailing increased capital costs, any such transactions have historically resulted in and could result in substantial dilution of our shareholders’ interests and may also transfer control to a new investor or diminish the value of an investment in our ordinary shares.

We may also need to pursue strategic transactions, such as joint ventures, in-licensing transactions, or the sale of our business, or all, or substantially all, of our assets if our financial stability is uncertain, and we are unable to raise additional capital effectively. These strategic transactions have in the past and could in the future require significant management attention, disrupt our business, adversely affect our financial results, be unsuccessful or fail to achieve the desired results.

Overall, if we cannot raise the required funds, or cannot raise them on terms acceptable to us or investors, we may be forced to curtail substantially our current operations or cease operations altogether.

We face economic and political risks associated with doing business in Taiwan, particularly due to the geopolitical tension between Taiwan and China, and in Russia that could negatively affect our business and hence the value of your investment.

 Currently, we rely on third party suppliers in Taiwan for a portion of the components we use in our AlterG products. Accordingly, our business, financial condition and results of operations and the market price of our securities may be affected by changes in governmental policies, taxation, growth rate, inflation rate or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan. In particular, the unique political status of Taiwan and its internal political movement cause sustained tension between China and Taiwan. Past developments related to the interactions between China and Taiwan, especially in relation to trade activities such as bans on exports of goods from time to time, have on occasions depressed the transactions and business operations of certain Taiwanese companies and overall economic environment. We cannot predict whether there will be escalation of the tensions between China and Taiwan, which would lead to new bans or tariffs on exports or even conflict. Any conflict which threatens the military, political or economic stability in Taiwan could have a material adverse effect on our current or future business and financial conditions and results of operations.

In addition, we also sell our AlterG products in Russia. The current invasion of Ukraine by Russia has escalated tensions among the United States, the North Atlantic Treaty Organization (“NATO”) and Russia. The United States and other NATO member states, as well as non-member states, have announced new sanctions against Russia and certain Russian banks, enterprises and individuals. AlterG prior to the acquisition and Lifeward subsequent to the acquisition has remained in compliance with these sanctions by obtaining export licenses for each shipment to our distributor that serves Russia. These and any future additional sanctions and any resulting conflict between Russia, the United States and NATO countries could have an adverse impact on our current operations.

Further, such invasion, ongoing military conflict, resulting sanctions and related countermeasures by NATO states, the United States and other countries are likely to lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance.

If we fail to meet the requirements for continued listing on the Nasdaq Capital Market, our ordinary shares could be delisted from trading, which would decrease the liquidity of our ordinary shares and our ability to raise additional capital.

In the past, we have received deficiency letters from Nasdaq as a consequence of our failure to satisfy Nasdaq’s continued listing requirements. Although we have been able to regain compliance with the listing requirements within the manner and time periods prescribed by Nasdaq in the past, there can be no assurance that we will be able to maintain compliance with the Nasdaq continued listing requirements in the future or regain compliance with respect to any future deficiencies. If we fail to maintain compliance with the applicable continued listing requirements in the future and Nasdaq determines to delist our ordinary shares, the delisting could adversely affect the market price and liquidity of our ordinary shares, reduce our ability to raise additional capital and result in operational challenges and damage to investor relations and market reputation.

Any delisting determination could seriously decrease or eliminate the value of an investment in our ordinary shares and other securities linked to our ordinary shares. While an alternative listing on an over-the-counter exchange could maintain some degree of a market in our ordinary shares, we could face substantial material adverse consequences, including, but not limited to, the following: limited availability for market quotations for our ordinary shares; reduced liquidity with respect to our ordinary shares; a determination that our ordinary shares are “penny stock” under SEC rules, subjecting brokers trading our ordinary shares to more stringent rules on disclosure and the class of investors to which the broker may sell the ordinary shares; limited news and analyst coverage, in part due to the “penny stock” rules; decreased ability to issue additional securities or obtain additional financing in the future; and potential breaches under or terminations of our agreements with current or prospective large shareholders, strategic investors and banks. The perception among investors that we are at heightened risk of delisting could also negatively affect the market price of our securities and trading volume of our ordinary shares.

Our future growth and operating results will depend on our ability to develop, receive regulatory clearance for and commercialize new products and penetrate new product and geographic markets.

We are currently engaged in research and development efforts to address the needs of patients with mobility impairments besides paraplegia, such as stroke, and, in the future, we may engage in efforts to address these needs in patients with other conditions such as multiple sclerosis, cerebral palsy, Parkinson’s disease and elderly assistance. In 2019, we commercialized our first product for stroke patients, the ReStore Exo-Suit. While our Collaboration Agreement with Harvard for the design, research and develop lightweight exoskeleton system technologies for lower limb disabilities intended to treat stroke, multiple sclerosis, mobility limitations for the elderly and other medical applications successfully concluded on March 31, 2022, Harvard has licensed to us certain of its intellectual property relating to lightweight exoskeleton system technologies for lower limb disabilities. We are obligated to use commercially reasonable efforts to develop products under the license in accordance with an agreed-upon development plan and to introduce and market such products commercially.

We expect that a portion of our revenue will be derived, in the next few years, from the ReStore soft exo-suit product, other new products utilizing DAP, and, in later years, if we choose to advance the current designs, from other potential new products, such as ReBoot, a home use device for stroke patients, new products aimed at addressing other medical indications which affect the ability to walk, including multiple sclerosis, cerebral palsy, Parkinson’s disease and elderly assistance. As such, our future results will depend on our ability to successfully develop and commercialize such new products and to penetrate our targeted markets with our existing ReStore product in larger scale than we have done to date. We cannot ensure that we will be able to introduce new products, products currently under development or products contemplated for future development for additional indications in a timely manner, or at all, as it depends on our available resources to fund such projects, as well as our ability to conduct clinical trials and testing. While we received governmental clearance to market our ReStore product on the anticipated timetable in 2019, obtaining clearance for any other products we may develop could be an extensive, costly, and time-consuming process, which could delay any planned commercialization timelines.

Harvard may terminate its License Agreement with us if we fail to maintain the requisite insurance or become insolvent. Any such termination of this aspect of the collaboration with Harvard could impair our research and development efforts into lightweight soft suit exoskeleton system technologies for lower limb disabilities such as the ReBoot device which is intended to be used at home by people who suffered a stroke. In addition, we may not be able to clinically demonstrate the medical benefits of our products for new indications. We have limited clinical data demonstrating the benefits of our products and we might not be able to support the economic benefits our products have for our potential customers. We may also be unable to gain necessary regulatory clearances or approvals to enable us to market new products for additional indications or the regulatory process may be more costly and time-consuming than expected, which could adversely impact us given our cash position and ongoing capital requirements.

Even if we are successful in the design and development of new products, our growth and results of operations will depend on our ability to penetrate new markets and gain acceptance and reimbursement coverage in non-SCI markets such as the stroke rehabilitation market, and, in the longer term, the home use device market for stroke-caused lower limb disability, multiple sclerosis, elderly assistance and cerebral palsy patients. We may not be able to gain such market acceptance and coverage for these indications in a timely manner, or at all.

While our new products currently under development will share some aspects of the core technology platform of our current products, their design features and components may differ from our current products. Accordingly, these products will also be subject to the risks described in the risk factor immediately below entitled “We rely on sales of our ReWalk Personal Exoskeletons, ReStore Exo-Suits, and AlterG Anti-Gravity systems and related service contracts and extended warranties for our revenue. We may not be able to achieve or maintain market acceptance of our ReWalk, ReStore, or AlterG Anti-Gravity products, or to generate sufficient revenue from these current and future products to sustain our operations.” To the extent we are unable to successfully develop and commercialize products beyond our existing commercial product portfolio, we will not meet our operating and financial objectives.

We rely on sales of our ReWalk Personal Exoskeletons, ReStore Exo-Suits, and AlterG Anti-Gravity systems and related service contracts and extended warranties for our revenue. We may not be able to achieve or maintain market acceptance of our ReWalk, ReStore, or AlterG Anti-Gravity products or to generate sufficient revenue from these current and future products to sustain our operations.

We currently rely, and expect in the future to rely, on sales of our ReWalk Personal Exoskeleton, ReStore Exo-Suit, and AlterG Anti-Gravity systems, and related service contracts and extended warranties for our revenue. We began marketing the ReStore lightweight soft exo-suit in 2019 in the United States and the E.U. (following the receipt of FDA and CE mark clearance) to support mobility for individuals suffering from other lower limb disabilities. Several factors could negatively affect our ability to achieve and maintain market acceptance of our ReWalk, AlterG, or ReStore systems, which could in turn materially impair our business, financial condition, and operating results, as follows:

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ReWalk. We have sold a limited number of ReWalk systems, and market acceptance and adoption depend on educating people with limited upright mobility and health care providers as to the distinct features, ease-of-use, positive lifestyle impact, and other benefits of ReWalk compared to alternative technologies. ReWalk may not be perceived to have sufficient potential benefits compared with these alternatives. Users may also choose other alternatives due to disadvantages of ReWalk, including the time it takes for a user to put on the device, the slower pace of ReWalk compared to a wheelchair, the weight of ReWalk when carried, which makes it more burdensome for a companion to transport than a wheelchair, the required training, and the requirement that users be accompanied by a trained companion. Also, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend ReWalk until there is sufficient support for the device to convince them to alter the treatment methods they typically recommend, such as expanded reimbursement coverage by payors, and/or recommendations by prominent healthcare providers or other key opinion leaders in the spinal cord injury community that ReWalk is effective in providing identifiable immediate and long-term health benefits.

In the United States, many private third-party payors use coverage decisions and payment amounts determined by CMS as guidelines in setting their coverage and reimbursement policies. In July 2020, CMS issued a Healthcare Common Procedure Coding System Level II Code for ReWalk Personal Exoskeleton. These codes are used to identify medical products and supplies and to facilitate insurance claim submissions and processing for these items. On November 1, 2023, CMS issued Calendar Year 2024 Home Health Prospective Payment System Rule CMS-1780, which explicitly included exoskeletons within a Medicare brace benefit category. The rule went into effect on January 1, 2024. On April 11, 2024, CMS revised its April 2024 Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (“DMEPOS”) Fee Schedule to include a final lump-sum Medicare purchase fee schedule amount for personal exoskeletons (HCPCS code K1007) with an established rate of $91,032. However, even with a positive coverage and reimbursement response from CMS regarding a product of ours, future action by CMS or other government agencies may diminish possible payments to clinicians, outpatient centers and/or hospitals that provide training to the patients so that they can operate the ReWalk Personal Exoskeletons satisfactorily before they take them home, which would discourage access to training sites to prospective users of ReWalk Personal Exoskeletons. Additionally, any decision by CMS regarding reimbursement could influence other payors, including private insurers. If CMS declines to provide for reimbursements of our products, or if its reimbursement price is lower than that of other payors, our products may not be reimbursed at a cost-effective level or at all. Those private third-party payors that do not follow the Medicare guidelines may adopt different coverage and reimbursement policies for purchase of our products or their use in a hospital or rehabilitative setting. In addition, we expect that the purchase of ReWalk Rehabilitation Exoskeleton systems and the ReStore system, as it is currently being sold for use in rehabilitative settings, will require the approval of senior management at hospitals or rehabilitation facilities, inclusion in the hospitals’ or rehabilitation facilities’ budget process for capital expenditures, and in the case of ReWalk Personal Exoskeleton, fundraising, and financial planning or assistance.

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ReStore. The ReStore system is designed to provide advantages to stroke rehabilitation clinics and therapists as compared to other traditional therapies and devices by minimizing setup time, improving patients’ clinical results during therapy, supplying real-time analytics to optimize session productivity, and generating ongoing data reports to assist with tracking patient progress Since the ReStore device is currently only indicated for use in the rehabilitative clinical setting, its market reception will depend heavily on our ability to demonstrate to clinics and therapists the systemic and economic benefits of using the ReStore device, its clinical advantage when compared to other devices or manual therapy, the functionality of the device for a significant portion of the patients that they treat and the overall advantages that the device provides to their patients compared to other technologies. Because the ReStore system is only indicated for use in a clinical setting and we received FDA approval and CE clearance in 2019, close in time to the start of the COVID-19 pandemic, the overall sales of the system have been lower than originally anticipated, as many healthcare providers and rehabilitation centers have shifted focus from the clinical setting to at-home therapies and are generally less open for introduction of new technologies such as the ReStore.

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AlterG. The AlterG Anti-Gravity system has broad clinical utility for treating a wide variety of lower extremity conditions where partial displacement of a patient’s weight can enable exercise which facilitates healing and recovery of improved function. The potential of the AlterG Anti-Gravity systems to achieve greater penetration of the addressable market of rehabilitation hospitals, clinics, and sports medicine practices will depend upon the continued expansion of conditions for which clinicians utilize the AlterG and the ability for greater numbers of these facilities to afford the initial capital outlay for these devices. We are developing and hope to introduce in 2024 a new, lower-cost AlterG system, which we believe will make it more affordable for smaller, independent rehabilitation clinics. However, there can be no assurance that the introduction of this product can expand the size of the addressable market or will not reduce the sales of the existing, higher-priced models.

As a general matter, achieving and maintaining market acceptance of our current or future products could be negatively impacted by many other factors, including, but not limited to the following: contribution to death or serious injury or malfunction, results of clinical studies relating to our or similar products; claims that our products, or any of their components, infringe on patent or other intellectual property rights of third parties; our ability to support financially and leverage our sales, marketing and training infrastructure, as well as our level of research and development efforts; our ability to enhance and broaden our research and development efforts and product offerings in response to the evolving demands of people with paraplegia and lower limb disability and healthcare providers; our estimates regarding our current or future addressable market; perceived risks associated with the use of our products or similar products or technologies; the introduction of new competitive products or greater acceptance of competitive products; adverse regulatory or legal actions relating to our products or similar products or technologies; and problems arising from the outsourcing of our manufacturing capabilities, or our existing manufacturing and supply relationships. Any or all of these factors could materially and negatively impact our business, financial condition and operating results.

The market for medical exoskeletons, including soft suit devices, remains relatively new and unproven, and important assumptions about the potential market for our current and future products may be inaccurate.

The market for medical exoskeletons, including lightweight exo-suit devices, remains relatively new and unproven. Accordingly, it is difficult to predict the future size and rate of growth of the market. We cannot be certain whether the market will continue to develop or if medical exoskeletons will achieve and sustain a level of market acceptance and demand sufficient for us to continue to generate revenue and achieve profitability.

We obtained FDA clearance for our ReWalk Personal Exoskeleton device in June 2014. This clearance permits us to market the device for use by individuals with spinal cord injury at levels T7 to L5 and for use by individuals in rehabilitation institutions with spinal cord injury at levels T4 to T6. We obtained FDA clearance for our ReStore system in June 2019. This clearance permits us to market the device to be used to assist ambulatory functions in rehabilitation institutions under supervision of a trained therapist for people with hemiplegia or hemiparesis due to stroke who can ambulate at least 1.5 meters (5 feet) with no more than minimal to moderate levels of assistance.

Future products for those with paraplegia or other mobility impairments or spinal cord injuries may have the same or other restrictions.

Our business strategy is based, in part, on our estimates of the number of individuals with physical limitations and disability and considers the occurrence of spinal cord injuries, strokes, lower-extremity orthopedic injury or surgery, neurological disease, and obesity in our target markets, and the percentage of those groups that would be able to use our current and future products. Limited sources exist to obtain reliable market data with respect to the number of mobility-impaired individuals and the incurrence of spinal cord injuries and strokes in our target markets. In addition, there are no third-party reports or studies regarding what percentage of those with limited mobility and/or spinal cord injuries would be able to use exoskeletons, in general, or our current or planned future products, in particular. Our assumptions may be inaccurate and may change.

The NSCISC estimates according to its 2023 SCI Data Sheet that there are 302,000 people in the United States living with SCI, with an annual incidence of approximately 18,000 new cases per year. Based on information from the 2022 annual report published by the NSCISC, 40% of the total U.S. population of SCI patients suffered injuries between levels T4 and L5. Four published ReWalk trials with respect to such eligible SCI patients had an aggregate screening acceptance rate of 50% considering all current FDA limitations, resulting in an estimated 20% of the total population of SCI patients being qualified candidates for current ReWalk products under its medical labeling criteria. There may be other permanent or short-term factors that affect the market size such as the ability to participate in the training program, the ability to use the device in the user’s current home environment as well as available companion support. With regards to our ReStore product for stroke rehabilitation, as the indication of use is currently in rehabilitation clinics our target market is based on the number of current and future clinics who treat stroke patients. Although there are thousands of inpatient, outpatient and rehabilitation clinics providing therapy in the U.S. for example, we currently see that only a limited portion of the clinics have decided to include ReStore in their stroke rehab program. For more information on our expectations regarding these plans, see “—Our future growth and operating results will depend on our ability to develop, receive regulatory clearance for and commercialize new products and penetrate new product and geographic markets” below.

We cannot assure you that our estimate regarding our current products is accurate or that our estimate regarding future products will remain the same. FDA or CE mark clearance for such products, if received at all, may contain different limitations from the ones the FDA or EU has placed on the devices we currently market for paraplegia. If our estimates of our current or future addressable market are incorrect, our business may not develop as we expect, and the price of our securities may suffer.

We may fail to secure or maintain adequate insurance coverage or reimbursement for our products by third-party payors, which risk may be heightened if insurers find the products to be investigational or experimental or if new government regulations change existing reimbursement policies. Additionally, such coverage or reimbursement, even if maintained, may not produce revenue that are high enough to allow us to sell our products profitably.

We expect that in the future a significant source of payment for ReWalk systems will be private insurance plans and managed care programs, government programs such as the VHA, CMS, workers’ compensation plans, and other third-party payors.

In December 2015, the VHA issued a national reimbursement policy for the ReWalk system, which entails the evaluation, training and procurement of ReWalk Personal Exoskeleton systems for all qualifying veterans across the United States. Additionally, in September 2017, German insurer Barmer signed a confirmation and letter of agreement regarding the provision of ReWalk systems for all qualifying beneficiaries and the German national social accident insurance provider DGUV indicated that its member payors will approve the supply of exoskeleton systems for qualifying beneficiaries on a case-by-case basis. However, no broad uniform policy of coverage and reimbursement for electronic exoskeleton medical technology exists among third-party payors in the United States, although reimbursement may be achieved on a case-by-case basis. To date, payments for our products, which are largely for our ReWalk systems, have been made primarily through case-by-case determinations by third-party payors (including several private insurers in the United States), by self-payors and, to a lesser extent, through the use of funds from insurance and/or accident settlements.

Generally, private insurance companies in the United States do not cover or provide reimbursement for any medical exoskeleton products for personal use, including ReWalk Personal Exoskeleton, and may ultimately provide no coverage at all. Additionally, there is limited clinical data related to the ReWalk and ReStore systems, and third-party payors may consider use of them to be experimental and therefore refuse to cover any or all of them. Additionally, the majority of independent medical review decisions to date made following the denial of ReWalk coverage have determined that ReWalk is experimental and/or investigational, citing a lack of clinical data.

As described above, in the United States, many private third-party payors use coverage decisions and payment amounts determined by CMS as guidelines in setting their coverage and reimbursement policies. On November 1, 2023, CMS issued Calendar Year 2024 Home Health Prospective Payment System Rule CMS-1780, which explicitly included exoskeletons within a Medicare brace benefit category, effective January 1, 2024. On April 11, 2024, CMS revised its April 2024 DMEPOS Fee Schedule to include a final lump-sum Medicare purchase fee schedule amount for personal exoskeletons (HCPCS code K1007) with an established rate of $91,032.  The final payment determination was made by CMS by applying a “gap filling” process, which was used in light of CMS determining that the code describing the technology has no fee schedule pricing history and that lower extremity exoskeletons incorporate “revolutionary features” that cannot be described by or considered comparable to any other existing code or combination of codes. As part of gap-filling, CMS utilizes verifiable supplier or commercial pricing information and adjusts this pricing information according to a deflation and update factor methodology. In applying this formula to the K1007 code describing the ReWalk Personal Exoskeleton, CMS says that it calculated this final payment amount by averaging pricing information for exoskeleton devices from Lifeward and other manufacturers.

However, even with a positive coverage and reimbursement response from CMS regarding a product of ours, future action by CMS or other government agencies may diminish possible payments to physicians, outpatient centers and/or hospitals that purchase our products for use by their patients and possible payments to individuals who purchase the ReWalk Personal Exoskeleton for their own use. Additionally, a decision by CMS to provide reimbursement could influence other payors, including private insurers. If CMS declines to provide for reimbursements of our products or if its reimbursement price is lower than that of other payors, our products may not be reimbursed at a cost-effective level or at all. Those private third-party payors that do not follow the Medicare guidelines may adopt different coverage and reimbursement policies for purchase of our products or their use in a hospital or rehabilitative setting. In addition, we expect that the purchase of ReWalk Rehabilitation Exoskeleton systems and the ReStore system, as it is currently being sold for use in rehabilitative settings, will require the approval of senior management at hospitals or rehabilitation facilities, inclusion in the hospitals’ or rehabilitation facilities’ budget process for capital expenditures, and in the case of ReWalk Personal Exoskeleton, fundraising, and financial planning or assistance.

Third-party payors are developing increasingly sophisticated methods of controlling healthcare costs. These cost control methods include prospective payment systems, capitated rates, benefit redesigns and an exploration of other cost-effective methods of delivering healthcare. These cost control methods potentially limit the amount that healthcare providers may be willing to pay for electronic exoskeleton medical technology if they provide coverage at all. We may be unable to sell our products on a profitable basis if third-party payors deny coverage or provide insufficient levels of reimbursement.

Future legislation could result in modifications to the existing public and private health care insurance systems that would have a material adverse effect on the reimbursement policies discussed above. If enacted and implemented, any measures to restrict health care spending could result in decreased revenue from our products and decrease potential returns from our research and development initiatives.

Defects in our products or the software that drives them could adversely affect the results of our operations.

The design, manufacture and marketing of our products involve certain inherent risks. Manufacturing or design defects, unanticipated use of ReWalk, ReStore, or AlterG, or inadequate disclosure of risks relating to the use of our products can lead to injury or other adverse events. In addition, because the manufacturing of some of our products is outsourced to Sanmina, the original equipment manufacturer of such products, we may not be aware of manufacturing defects that could occur. Such adverse events could lead to recalls or safety alerts relating to those products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of our products from the market. A recall could result in significant costs. To the extent any manufacturing defect occurs, our agreement with Sanmina contains a limitation on Sanmina’s liability, and therefore we could be required to incur the majority of related costs. Product defects or recalls could also result in our inability to profitably grow our business due to parts shortages, increased field service demand, and inventory shortages, and the resulting negative publicity, customer dissatisfaction, damage to our reputation or, in some circumstances, delays in new product clearances or approvals.

When an exoskeleton is used by a paralyzed individual to walk, the individual relies completely on the exoskeleton to hold him or her upright. Between 2013 and 2021, we submitted medical device reports (“MDRs”) to the FDA (and equivalent authorities outside of the United States) relating to reports of falls and fractures of individuals using the ReWalk Personal Exoskeleton system. We conducted a voluntary correction related to certain use instructions in the device’s labeling, which the FDA classified as a Class II recall. The recall was closed in November 2019, and the FDA cleared our 510(k) containing revised instructions for use in May 2020. Since that time, we have submitted no further MDRs.

In addition, our products incorporate sophisticated computer software and hardware. Complex software frequently contains errors, especially when first introduced. Our software may experience errors or performance problems in the future. If any part of our product’s hardware or software were to fail, the user could experience death or serious injury. For example, in 2021 ReWalk submitted medical device reports to the FDA and medical device vigilance reports to the European regulatory authorities and initiated a correction in response to two complaints regarding battery thermal runaway events. The correction that includes clarification of previous instructions and additional information on battery operation and storage is closed in Europe and in the United States. ReWalk has separately initiated a design project to improve power management and battery operation during charge and discharge, and this project remains in process. Additionally, users may not use or maintain our products in accordance with safety, storage, and training protocols, which could enhance the risk of death or injury. Any such occurrence could cause delay in market acceptance of our products, damage to our reputation, the need for additional regulatory filings, product recalls, increased service and warranty costs, product liability claims, and loss of revenue relating to hardware or software defects.

The medical device industry has historically been subject to extensive litigation over product liability claims. We have been and anticipate that as part of our ordinary course of business we may be subject to product liability claims alleging defects in the design, manufacture, or labeling of any of our products which has resulted in an injury or death. A product liability claim, regardless of its merit or eventual outcome, could result in significant legal defense costs and high punitive damage payments. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations, and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or adequate amounts. Any alleged defect that has resulted in an adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer letters, or in an FDA enforcement action, such as a mandatory recall, notification to healthcare professionals and users, warning letter, seizure, injunction or import alert. In addition, failure to report such adverse events to appropriate government authorities on a timely basis, or at all, could result in enforcement action against us. Any action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require financial resources and distract management, and may harm our reputation and financial results.

If we are unable to leverage our sales, marketing, and training infrastructure we may fail to increase our sales.

A key element of our long-term business strategy is the continued leveraging of our sales, marketing, training, and reimbursement infrastructure, through the training, retention, and motivation of skilled sales and marketing representatives and reimbursement personnel with industry experience and knowledge. Our ability to derive revenue from sales of our products depends largely on our ability to market the products and obtain reimbursements for them. In order to continue growing our business efficiently, we must therefore coordinate the development of our sales, marketing, training and reimbursement infrastructure with the timing of regulatory approvals, decisions regarding reimbursements, limited resources consideration and other factors in various geographies. Managing and maintaining our sales and marketing infrastructure is expensive and time consuming, and an inability to leverage such an organization effectively, or in coordination with regulatory or other developments, could inhibit potential sales and the penetration and adoption of our products into both existing and new markets. However, certain decisions we make regarding staffing in these areas in our efforts to maintain an adequate spending level could have unintended negative effects on our revenue, such as by weakening our sales infrastructure, impairing our reimbursement efforts and/or harming the quality of our customer service.

Additionally, we expect to face significant challenges as we manage and continue to improve our sales and marketing infrastructure and work to retain the individuals who make up those networks. Newly hired sales representatives require training and take time to achieve full productivity. If we fail to train new hires adequately, or if we experience high turnover in our sales force in the future, we cannot be certain that new hires will become as productive as may be necessary to maintain or increase our sales. Likewise, following our acquisition of AlterG in August 2023 and in connection with integrating AlterG with ReWalk, each set of sales representatives had to learn how to sell new products and services In addition, if we are not able to retain existing and recruit new trainers to our clinical staff, we may not be able to successfully train customers on the use of ReWalk, ReStore, or AlterG systems which could inhibit new sales and harm our reputation. If we are unable to expand our sales, marketing, and training capabilities, we may not be able to effectively commercialize our products, or enhance the strength of our brand, which could have a material adverse effect on our operating results.

The potential health benefits of our ReWalk products have not been substantiated by long-term clinical data, which could limit sales of such products.

Although published research and users of our ReWalk products have reported the potential secondary health benefits of our ReWalk products such as a reduction in pain and spasticity, improved bowel and urinary tract functions and emotional and psychosocial benefits, among others, currently there is no large scale, randomized clinical trial establishing the secondary health benefits of ReWalk products due to the relatively small size of the applicable user population. There is also a lack of randomized clinical data for such health benefits of the ReStore-specifically its long-term benefits following the usage of the product within the clinic as the trials conducted to date using this product are limited.

As a result, potential customers and healthcare providers may be slower to adopt or recommend ReWalk products or ReStore and third-party payors may not be willing to provide coverage or reimbursement for our products. In addition, future studies or clinical experience may indicate that treatment with our current or future products is not superior to treatment with alternative products or therapies. Such results could slow the adoption of our products and significantly reduce our sales.

We depend on third-party suppliers to manufacture our ReWalk and Lifeward products, respectively, and we rely on a limited number of third-party suppliers for certain components of our products.

We have contracted with Sanmina and Cirtronics, each a well-established contract manufacturer with expertise in the medical device industry, for the manufacture of all our ReWalk and ReStore systems and our AlterG products, respectively, and the sourcing of all of our components and raw materials for those products. We may terminate our relationship with each of Sanmina and Cirtronics at any time upon written notice. In addition, either we, on the one hand, or Sanmina or Cirtronics, on the other hand, may terminate the respective relationship in the event of a material breach, subject to a 30-day cure period. For our business strategy to be successful, each of Sanmina and Cirtronics must be able to manufacture our products in sufficient quantities, in compliance with regulatory requirements and quality control standards, in accordance with agreed upon specifications, at acceptable costs and quality levels, and on a timely basis. Increases in our product sales, whether forecasted or unanticipated, could strain the ability of Sanmina or Cirtronics to manufacture an increasingly large supply of our current or future products in a manner that meets these various requirements. In addition, although we are not restricted from engaging an alternative manufacturer, and potentially have the capabilities to manufacture our products in-house, the process of moving our manufacturing activities would be time consuming and costly, and may limit our ability to meet our sales commitments, which could harm our reputation and could have a material adverse effect on our business. Moreover, the failure of either of Sanmina or Cirtronics to comply with applicable regulatory requirements could expose us to regulatory action including warning letters, product recalls, termination of distribution, product seizures or civil penalties.

We also rely on third-party suppliers, many of which contract directly with Sanmina and Cirtronics, to supply certain components of our products, and in some cases, we purchase these components ourselves. None of Lifeward, Sanmina or Cirtronics has long-term supply agreements with most of the suppliers and, in many cases, make purchases on a purchase order basis and our ability to secure adequate quantities of such products may be limited. Suppliers may encounter problems that limit their ability to manufacture components for our products, including financial difficulties or damage to their manufacturing equipment or facilities. If Lifeward, Sanmina or Cirtronics fails to obtain sufficient quantities of high-quality components to meet demand on a timely basis, we could lose customer orders, our reputation may be harmed, and our business could suffer.

Our results of operations and liquidity could be adversely impacted by supply chain disruptions and operational challenges faced by our manufacturer or suppliers. Each of Sanmina and Cirtronics generally uses a small number of suppliers for the ReWalk and ReStore products and the AlterG products, respectively. Depending on a limited number of suppliers exposes us to risks, including limited control over pricing, availability, quality, and delivery schedules. Such risks were heightened in light of the interruptions in supply chains and distribution networks related to the COVID-19 pandemic. For example, as a result of the COVID-19 pandemic, several components, mainly electronic parts, experienced price increases. If any one or more of our suppliers ceases to provide sufficient quantities of components in a timely manner or on acceptable terms, we or Sanmina would have to seek alternative sources of supply or accept price increase as we saw during the pandemic. It may be difficult to engage additional or replacement suppliers in a timely manner. Failure of these suppliers to deliver products at the level our business requires would limit our ability to meet our sales commitments, which could harm our reputation and could have a material adverse effect on our business. We or Sanmina also may have difficulty obtaining similar components from other acceptable suppliers, which could require Sanmina or us to cease using the components, seek alternative components or technologies and we could be forced to modify our products to incorporate alternative components or technologies, which could result in a requirement to seek additional regulatory clearances or approvals. Any disruption of this nature or increased expenses could harm our commercialization efforts and adversely affect our operating results.

Sanmina’s manufacturing and assembly of our ReWalk and Restore products pursuant to our specifications is conducted at a single facility in Ma’alot, Israel. Accordingly, we are highly dependent on the uninterrupted and efficient operation of this facility. If operations at this facility were to be disrupted as a result of acts of war or terrorism, equipment failures, earthquakes and other natural disasters, fires, accidents, work stoppages, power outages, or other reasons such as a local shutdown as we experienced during the COVID-19 pandemic, our business, financial condition and results of operations could be materially adversely affected. In particular, this facility is located in the north of Israel within range of rockets that have from time to time been fired into the country during armed conflicts with Hezbollah and other armed groups in Lebanon, Syria or other countries in the region. For more information, see the risk factor below entitled “Risks Related to Our Incorporation and Location in Israel - Conditions in Israel, including Israel’s war against Hamas and other terrorist organizations in the Gaza Strip and a potential escalation of the conflict on Israel’s northern border, may materially and adversely affect our business and results of operations.” Although our manufacturing and assembly operations could be transferred elsewhere, either in-house or to an alternative Sanmina facility, the process of relocating these operations would cause delays in production. Lost sales or increased costs that we may experience during the disruption, or a forced relocation, of operations may not be recoverable under our insurance policies, and longer-term business disruptions could result in a loss of customers. If this were to occur, our business, financial condition and operations could be materially negatively impacted. Additionally, our reliance on Sanmina as a contract manufacturer or any other contract manufacturer makes us vulnerable to possible capacity constraints and reduced control over component availability, delivery schedules, manufacturing yields and costs.

We operate in a competitive industry that is subject to rapid technological change, and we expect competition to increase.

There are several other companies developing technology and devices that compete with our products. Our principal competitors in the medical exoskeleton market consist of Ekso Bionics, Rex Bionics, Cyberdyne, FREE Bionics, Wandercraft, and others. These companies have products currently available for institutional use and in some cases personal use. We expect some of such products to become available for personal use in the next few years, especially as we continue to expand coverage by different payors and geographies. In addition, we compete with alternative devices and alternative therapies, including treadmill-based gait therapies, such as those offered by DIH (formerly known as Hocoma), Boost, Aretech, BTL, Reha Technology, and Bioness, which is a unit of Bioventus. Our competitor base may change or expand as we continue to develop and commercialize our soft suit exoskeleton product in the future. These or other medical device or robotics companies, academic and research institutions, or others, may develop new technologies or therapies that provide a superior walking and usage experience, are more effective in treating the secondary medical conditions that we target or are less expensive than ReWalk, ReStore, AlterG, or future products. Our technologies and products could be rendered obsolete by such developments. We may also compete with other treatments and technologies that address the secondary medical conditions that our products seek to mitigate.

Our competitors may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing, and other resources than we do or may be more successful in attracting potential customers, employees, and strategic partners. In addition, potential customers, such as hospitals and rehabilitation centers, could have long-standing or contractual relationships with competitors or other medical device companies. Potential customers may be reluctant to adopt ReWalk, ReStore, or AlterG, particularly if it competes with or has the potential to compete with or diminish the need/utilization of products or treatments supported through these existing relationships. If we are not able to compete effectively, our business and results of operations will be negatively impacted.

In addition, because we operate in a new market, the actions of our competitors could adversely affect our business. Adverse events such as product defects or legal claims with respect to competing or similar products could cause reputational harm to the exoskeleton market on the whole. Further, adverse regulatory findings or reimbursement-related decisions with respect to other exoskeleton products could negatively impact the entire market and, accordingly, our business.

We utilize independent distributors for the ReWalk and ReStore products who are free to market other products that compete with ours.

While we expect that the percentage of our sales generated from independent distributors will decrease over time as we continue to focus our resources on achieving reimbursement within our direct markets in the United States and Europe, we believe that independent distributors of the ReWalk or ReStore products will continue to be an important distribution channel for us in the future. None of our independent distributors has been required to sell our products exclusively. Our agreements with these distributors generally have one-year initial terms and automatic renewals for an additional year. If any of our key independent distributors of the ReWalk or ReStore products were to cease to distribute our products, our sales could be adversely affected. In such a situation, we may need to seek alternative independent distributors or increase our reliance on our other independent distributors or our direct sales representatives, which may not prevent our sales from being adversely affected. Additionally, to the extent that we enter into additional arrangements with independent distributors to perform sales, marketing, or distribution services, the terms of the arrangements could cause our product margins to be lower than if we directly marketed and sold our products.

We may receive a significant number of warranty claims or our ReWalk, ReStore, or AlterG systems may require significant amounts of service after sale.

Sales of ReWalk generally include a five-year warranty for parts and services, other than for normal wear and tear. Some of our active devices were delivered prior to 2019 with a two-year warranty so we provide these customers with the option to purchase an extended warranty for up to an additional three years. Our ReStore product offering includes a two-year warranty for parts and services. The AlterG Anti-Gravity systems are sold with a one-year factory warranty covering parts and services. If product returns or warranty claims are significant or exceed our expectations, we could incur unanticipated expenditures for parts and services, which could have a material adverse effect on our operating results.

We may not be able to enhance our exoskeleton product offerings through our research and development efforts.

In order to increase our sales and our market share in the exoskeleton market, we are working to enhance and broaden our research and development efforts and product offerings in response to the evolving demands of people with paraplegia, paralysis, other medical conditions and healthcare providers, as well as competitive technologies. We are also currently involved in ongoing research and development efforts directed to the needs of patients with other mobility impairments, such as stroke, and began commercializing our ReStore product for stroke patients in 2019. Depending on our future resources and business focus, we plan to address these needs in patients with other conditions or devices for stroke patients to be used at home, improving our current products, or developing products to address additional medical conditions such as multiple sclerosis, Parkinson’s disease or cerebral palsy and support elderly assistance. We may decide to invest our business development resources in partnerships, licensing agreements, business acquisition and other ways that will provide us new product offerings without significant research and development activities. We may not be successful in developing, obtaining regulatory approval for, or marketing our currently proposed products, or our approved products for additional indications, products proposed to be created in the future or products that will be available for us through business acquisitions. In addition, notwithstanding our market research efforts, our future products may not be accepted by consumers, their caregivers, healthcare providers or third-party payors who reimburse consumers for our products. The success of any proposed product offerings will depend on numerous factors, including our ability to:

•
identify the product features that people with paraplegia or paralysis, their caregivers, and healthcare providers are seeking in a medical device that restores upright mobility and successfully incorporate those features into our products;

•
identify the product features that people with stroke, multiple sclerosis or other similar indications require while the products are used at home as well as what items are valuable to the clinics that provide them rehabilitation;

•	develop and introduce proposed products in sufficient quantities and in a timely manner;

•	adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third-parties;

•	demonstrate the safety, efficacy, and health benefits of proposed products; and

•	obtain the necessary regulatory clearances and approvals for proposed products.

If we fail to generate demand by developing products that incorporate features desired by consumers, their caregivers or healthcare providers, or if we do not obtain regulatory clearance or approval for proposed products in time to meet market demand, we may fail to generate sales sufficient to achieve or maintain profitability. We have in the past experienced, and we may in the future experience, delays in various phases of product development, including during research and development, manufacturing, limited release testing, marketing, and customer education efforts. Such delays could cause customers to delay or forgo purchases of our products, or to purchase our competitors’ products. Even if we are able to successfully develop proposed products when anticipated, these products may not produce sales in excess of the costs of development, and they may be quickly rendered obsolete by changing consumer preferences or the introduction by our competitors of products embodying new technologies or features.

We may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, business acquisitions or partnerships with third parties that may not result in the development of commercially viable products or the generation of significant future revenue.

In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, business acquisitions, partnerships or other arrangements to develop our products and to pursue new geographic or product markets. Proposing, negotiating, and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenue and could be terminated prior to developing any products. For example, we have entered into agreements with MediTouch and MYOLYN for the distribution of their products in the U.S. After several years of commercial collaboration, we determined that the agreement with MediTouch would not yield commercially acceptable results for us and we terminated the agreement as of January 31, 2023. Similarly, the distribution arrangement with MYOLYN or other new future arrangements may not be as productive or successful as we hope.

On May 16, 2016, we entered into the Collaboration Agreement and License Agreement with Harvard. Pursuant to the Collaboration Agreement, we have agreed to collaborate with Harvard for the research, design, development, and commercialization of lightweight exoskeleton system technologies for lower limb disabilities, aimed to treat stroke, multiple sclerosis, mobility limitations for the elderly and other medical applications. The Collaboration Agreement concluded on March 31, 2022. The License Agreement will continue in full force and effect until the expiration of the last-to-expire valid claim of the licensed patents.

Additionally, as we pursue these arrangements and choose to pursue other collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships in the future, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement. This could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators. Our collaborators or any future collaborators may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. Disputes between us and our collaborators or any future collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements. Our collaborators or any future collaborators may allege that we have breached our agreement with them, and accordingly seek to terminate such agreement, which could adversely affect our competitive business position and harm our business prospects.

We may seek to grow our business through acquisitions of businesses, products or technologies, and the failure to manage acquisitions, or the failure to integrate them with our existing business, could have a material adverse effect on our business, financial condition, and operating results.

From time to time, we may consider opportunities to acquire or license other products or technologies that may enhance our product platform or technology, expand the breadth of our markets or customer base, or advance our business strategies. For example, on August 11, 2023, we completed the acquisition of AlterG, and AlterG became an indirect and wholly-owned subsidiary of the Company. Potential acquisitions involve numerous risks, including:

●	problems assimilating the acquired products or technologies;

●	issues maintaining uniform standards, procedures, controls and policies;

●	problems integrating employees from an acquired organization into our company and integrating each company’s accounting, management information, human resources and other administrative systems;

●	unanticipated costs associated with acquisitions;

●	diversion of management’s attention from our existing business operations;

●	potential incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill;

●	risks associated with entering new markets in which we have limited or no experience; and

●	increased legal and accounting costs relating to the acquisitions or compliance with regulatory matters.

We have no current commitments with respect to any acquisition or licensing. We do not know if we will be able to identify such acquisitions or licensing we deem suitable, whether we will be able to successfully complete any such transactions on favorable terms, or at all, or whether we will be able to successfully integrate any acquired products or technologies. Our potential inability to integrate any acquired products or technologies effectively may adversely affect our business, operating results, and financial condition. For more information, see the risk factor above entitled “Risks Related to Our Business and Our Industry – We may fail to realize the benefits expected from our acquisition of AlterG, which could adversely affect the price of our ordinary shares.”

Risks Related to Government Regulation

Although the FDA granted Breakthrough Device Designation status to our ReBoot device, this designation does not guarantee regulatory clearance, or a speedier clearance timeline.

In November 2021, the FDA granted Breakthrough Device Designation status to ReBoot, a personal soft exo-suit for home and community use by individuals post-stroke. In May 2021, the FDA granted Breakthrough Device Designation status to the ReWalk with stair functionality.

However, achieving Breakthrough Device Designation status does not guarantee regulatory clearance or approval or a speedier clearance or approval timeline. We have not yet submitted a premarket submission to the FDA or any foreign regulatory agency for clearance or other marketing authorization of ReBoot.

U.S. healthcare reform measures and other potential legislative initiatives could adversely affect our business.

Recent political changes in the United States could result in significant changes in, and uncertainty with respect to, legislation, regulation, global trade, and government policy that could substantially impact our business and the medical device industry generally. Certain proposals, if enacted into law, could impose limitations on the prices we will be able to charge for our ReWalk system or any products we may develop and offer in the future, or the amounts of reimbursement available for such products from governmental agencies or third-party payors. Additionally, any reduction in reimbursement from Medicare or other government-funded federal programs, including the VHA, or state healthcare programs could lead to a similar reduction in payments from private commercial payors. The FDA’s policies may also change, and additional government regulations may be issued that could prevent, limit, or delay regulatory approval of our future products, or impose more stringent product labeling and post-marketing testing and other requirements.

We expect that changes or additions to the ACA or the Medicare and Medicaid programs, changes allowing the federal government to directly negotiate drug prices and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry.

Other legislative changes have been proposed and adopted since passage of the ACA. The Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve its targeted deficit reduction of an amount greater than $1.2 trillion for the fiscal years 2012 through 2021, triggering the legislation’s automatic reductions to several government programs. These reductions included aggregate reductions to Medicare payments to healthcare providers of up to 2% per fiscal year. This 2% reduction was temporarily suspended during the pandemic, but has since been reinstated and, unless Congress and/or the Administration take additional action, will begin to increase gradually starting in April 2030, reaching 4% in April 2031, until sequestration ends in October 2031. On January 2, 2013, the American Taxpayer Relief Act was signed into law, which, among other things, reduced Medicare payments to several types of providers, including hospitals, imaging centers, and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The 2022 Inflation Reduction Act, among other things, directs CMS to engage in price-capped negotiation for certain drugs and biologics that CMS reimburses under Medicare Part B and Part D, penalizes drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation, and redesigns the Part D drug benefit, effective in 2025.

The implementation of cost containment measures or other healthcare reforms may thus prevent us from being able to generate revenue, attain profitability or further commercialize our existing or future products. We are currently unable to predict what additional legislation or regulation, if any, relating to the health care industry may be enacted in the future or what effect recently enacted federal legislation or any such additional legislation or regulation would have on our business. The pendency or approval of such proposals or reforms could result in a decrease in our stock price or limit our ability to raise capital or to enter into collaboration agreements for the further development and commercialization of our programs and products.

Our devices are subject to the FDA’s regulations pertaining to marketing and promotional communications, among others. Failure to comply with such regulations may give rise to a number of potential FDA enforcement actions, any of which could have a material adverse effect on our business.

Our sales and marketing efforts, as well as promotions, are subject to various laws and regulations. Medical device promotions must be consistent with and not contrary to labeling and the indication for use, be truthful and not false or misleading, and be adequately substantiated. In addition to the requirements applicable to 510(k)-cleared products, we may also be subject to enforcement action in connection with any promotion of an investigational new device. A sponsor or investigator, or any person acting on behalf of a sponsor or investigator, may not represent in a promotional context that an investigational new device is safe or effective for the purposes for which it is under investigation or otherwise promote the device.

Our marketing and promotional materials are subject to FDA scrutiny to ensure that the device is being marketed in compliance with these requirements. If the FDA investigates our marketing and promotional materials and finds that any of our current or future commercial products were being marketed for unapproved or uncleared uses or in a false or misleading manner, we could be subject to FDA enforcement and/or false advertising consumer lawsuits, each of which could have a material adverse effect on our business.

We are subject to extensive governmental regulations relating to the manufacturing, labeling, and marketing of our products, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market.

Our medical products and manufacturing operations are subject to regulation by the FDA, the European Union, and other governmental authorities both inside and outside of the United States. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, storage, installation, servicing, advertising, promoting, marketing, distribution, import, export and market surveillance of our products.

Our products are regulated as medical devices in the United States under the FFDCA as implemented and enforced by the FDA. Under the FFDCA, medical devices are classified into one of three classes (Class I, Class II or Class III) depending on the degree of risk associated with the medical device, what is known about the type of device, and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA review required prior to marketing the device.

In June 2014, the FDA granted our request for “de novo” classification, which provides a route to market for medical devices that are low to moderate risk, but are not substantially equivalent to a predicate device, and classified ReWalk as Class II powered exoskeleton device subject to certain special controls. In March 2023 the FDA granted 510(k) clearance for the ReWalk Personal Exoskeleton with stair and curb functionality, which adds usage on stairs and curbs to the indication for use for the device in the U.S. The ReWalk is intended to enable individuals with spinal cord injuries to perform ambulatory functions under supervision of a specially trained companion, and inside rehabilitation institutions. The special controls established in the de novo order for all powered exoskeletons include the following: clinical testing to demonstrate safe and effective use considering the level of supervision necessary and the use environment; non-clinical safety and performance testing, including durability testing to demonstrate that the device performs as intended under anticipated conditions of use; a training program; and labeling related to device use and user training. In order for us to market ReWalk, we must comply with both general controls, including controls related to quality, facility registration, reporting of adverse events and labeling, and the special controls established for the device. Failure to comply with these requirements could lead to an FDA enforcement action, which would have a material adverse effect on our business.

In June 2019, the FDA issued a 510(k) clearance for our ReStore device. ReStore is intended to be used to assist ambulatory functions in rehabilitation institutions under the supervision of a trained therapist for people with hemiplegia or hemiparesis due to stroke who have a specified amount of ambulatory function. In order for us to market ReStore and ReWalk, we must comply with both general controls, including controls related to quality, facility registration, reporting of adverse events and labeling, and the special controls established for powered exoskeleton devices as described above. Failure to comply with these requirements could lead to an FDA enforcement action, which would have a material adverse effect on our business.

In the E.U. we are subject to regulations and standards regulating the design, manufacture, clinical trials, labeling and adverse event (i.e., vigilance) reporting for medical devices. The Medical Devices Regulation (EU) 2017/745 (MDR) became fully applicable on May 26, 2021, repealing and replacing the pre-existing E.U. Medical Devices Directive 93/42/EEC. Devices that comply with the requirements of the MDR, subject to certain transitional provisions that allow continued compliance of certain products to the Directive, are entitled to bear the CE mark, indicating that the device conforms to the essential requirements of the MDR and, accordingly, can be commercially distributed throughout the European Economic Area (i.e., the E.U. Member States plus Norway, Iceland, and Lichtenstein). We comply with the E.U. requirements and have received the CE mark for all of our ReWalk systems including the ReStore device which are distributed in the E.U. As compared with the Directive, the MDR includes additional premarket and post-market requirements, as well as potential product reclassifications and more stringent commercialization requirements that could adversely affect our CE mark. Failure to comply with these new requirements could lead to substantial penalties, including fines, revocation or suspension of CE mark and criminal sanctions.

Following the introduction of a product, the governmental agencies will periodically inspect our manufacturing processes and quality controls, and we are under a continuing obligation to ensure that all applicable regulatory requirements continue to be met. The process of complying with the applicable good manufacturing practices, adverse event reporting and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing, or sale of our devices. In addition, if we fail to comply with applicable regulatory requirements, it could result in fines, closure of manufacturing sites, seizures or recalls of products and damage to our reputation, as well as enforcement actions against us. For example, the FDA could request that we recall our ReWalk Personal Exoskeleton or ReStore device in case of product defects or require us to conduct post-market surveillance studies. If we fail to recall the device and/or conduct requested post-market surveillance studies to FDA’s satisfaction, we could be subject to FDA enforcement action.

In addition, governmental agencies may impose new requirements regarding registration or labeling that may require us to modify or re-register our products or otherwise impact our ability to market our products in those countries, such as the May 2021 Medical Device Regulation changes in the European Union. The process of complying with these governmental regulations can be costly and time consuming, and could delay or prevent the production, manufacturing, or sale of our products.

If we or our third-party manufacturers fail to comply with the FDA’s Quality System Regulation, or QSR, our manufacturing operations could be interrupted.

We and our manufacturer, Sanmina, are required to comply with the FDA’s QSR which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage, and shipping of our products. We, Sanmina, and our suppliers are also subject to the regulations of foreign jurisdictions regarding the manufacturing process if we or our distributors market our products abroad. We continue to monitor our quality management to maintain our overall level of compliance. Our facilities are subject to periodic and unannounced inspection by U.S. and foreign regulatory agencies to audit compliance with the QSR and comparable foreign regulations. If our facilities or those of Sanmina of or our suppliers are found to be in violation of applicable laws and regulations, or if we, Sanmina, or our suppliers fail to take satisfactory corrective action in response to an adverse inspection, the regulatory authority could take enforcement action, including any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notifications or repair, replacement, or refunds;

●	operating restrictions or partial suspension or total shutdown of production;

●	recalls, withdrawals, or administrative detention or seizure of our products;

●	denials or delays of approvals for pre-market approval applications relating to new products or modified products;

●	withdrawals of a PMA approvals;

●	refusal to provide Certificates for Foreign Government;

●	refusal to grant export approval for our products; or

●	pursuit of criminal prosecution.

Any of these sanctions could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands and could have a material adverse effect on our reputation, business, results of operations, and financial condition. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.

We are subject to various laws and regulations, including “fraud and abuse” laws and anti-bribery laws, which, if violated, could subject us to substantial penalties.

Medical device companies such as ours have faced lawsuits and investigations pertaining to alleged violations of numerous statutes and regulations, including anti-corruption laws and health care “fraud and abuse” laws, such as the federal False Claims Act, the federal Anti-Kickback Statute, and the U.S. Foreign Corrupt Practices Act, or the FCPA.

U.S. federal and state laws, including the federal Sunshine Act, and the implementation of Open Payments regulations under the Sunshine Act, require medical device companies to disclose certain payments or other transfers of value made to certain healthcare providers or funds spent on marketing and promotion of medical device products. Further, some state laws require medical device companies to report information related to payments to physicians and other health care providers or marketing expenditures. They also impose additional administrative and compliance burdens on us. In particular, these laws influence, among other things, how we structure our sales offerings and other interactions with health care providers, including discount practices, customer support, education and training programs and physician consulting and other service arrangements, including those with marketers and sales agents. We may face significant costs in attempting to comply with these laws and regulations. If we are found to be in violation of any of these requirements or any actions or investigations are instituted against us, those actions could be costly to defend and could have a significant impact on our business, including the imposition of significant criminal and civil fines and penalties, exclusion from federal healthcare programs or other sanctions, and damage to our reputation or business.

The FCPA applies to companies, including ours, with a class of securities registered under the Exchange Act. The FCPA and other anti-bribery laws to which various aspects of our operations may be subject generally prohibit companies and their employees, agents, and other intermediaries from authorizing, promising, offering, providing, or making, directly or indirectly, improper payments or anything else of value to government officials for the purpose of obtaining or retaining business. The FCPA also requires covered companies such as ours to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. In various jurisdictions, our operations require that we and third parties acting on our behalf routinely interact with government officials, including medical personnel who may be considered government officials for purposes of these laws because they are employees of state-owned or controlled facilities. Other anti-bribery laws to which various aspects of our operations may be subject, including the United Kingdom Bribery Act, also prohibit improper payments to private parties and prohibit receipt of improper payments. Our policies prohibit our employees from making or receiving corrupt payments, including, among other things, to require compliance by third parties engaged to act on our behalf. Our policies mandate compliance with these anti-bribery laws; however, recent years have seen an increase in the global enforcement of anti-corruption laws and our international operations could increase the risk of such violations. As a result, the existence and implementation of a robust anti-corruption program cannot eliminate all risk that unauthorized improper acts have been or will be committed by our employees or agents. Violations of these anti-corruption laws, or allegations of such violations, could result in civil or criminal sanctions or other adverse consequences, including disruption of our business and harming our financial condition, results of operations, cash flows and reputation.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal, state and foreign laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services, or HHS, promulgated patient privacy rules under HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. Additionally, the E.U. General Data Protection Regulation (the “GDPR”), imposes more stringent data protection requirements and provides for penalties for noncompliance. Thus, with respect to our operations in Europe, the GDPR may increase our responsibility and liability in relation to personal data that we process and we may be required to put in place additional mechanisms ensuring compliance with the GDPR. This may be onerous and adversely affect our business, financial condition, results of operations and prospects. Additionally, if we or any of our service providers are found to be in violation of the promulgated patient privacy rules under HIPAA or the GDPR, we could be subject to civil or criminal penalties, which could be substantial and could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and operating results.

In addition, a number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of sensitive personal information, such as social security numbers, financial information and other personal information. For example, several U.S. territories and all 50 states now have data breach laws that require timely notification to individual victims, and at times regulators, if a company has experienced the unauthorized access or acquisition of sensitive personal data. Other state laws include the California Consumer Privacy Act (“CCPA”) which, among other things, contains new obligations for businesses that collect personal information about California residents and affords those individuals new rights relating to their personal information that may affect our ability to use personal information or share it with our business partners. Meanwhile, other states have enacted or are considering enacting privacy laws like the CCPA. Furthermore, it is anticipated that the California Privacy Rights Act of 2020, which became effective January 1, 2023, expands the CCPA’s requirements, including applying to personal information of business representatives and employees and establishing a new regulatory agency to implement and enforce the law. We will continue to monitor and assess the impact of state law developments, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change and may require substantial costs to monitor and implement compliance with any additional requirements. Failure to comply with U.S. or international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business.

Compliance with various regulations, including those related to our status as a U.S. public company and the manufacturing, labeling, and marketing of our products, may result in heightened general and administrative expenses and costs, divert management’s attention from revenue-generating activities and pose challenges for our management team, which has limited time, personnel and finances to devote to regulatory compliance.

As a U.S. public company, we are subject to various regulatory and reporting requirements, including those imposed by the SEC, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the listing requirements of The Nasdaq Capital Market and other applicable securities rules and regulations. Additionally, our medical products and manufacturing operations are regulated by the FDA, the European Union and other governmental authorities both inside and outside of the United States. Compliance with the rules and regulations applicable to us as a publicly traded company in the United States and medical device manufacturer has greatly increased, and may continue to increase, our legal, general and administrative and financial compliance costs and has made, and may continue to make, some activities more difficult, time-consuming or costly. Additionally, these regulatory requirements have diverted, and may continue to divert, management’s attention from revenue-generating activities and may increase demands on management’s already-limited resources.

Our management team consists of few employees, as the majority of our employees are engaged in sales and marketing and research and development activities. In light of such constraints on its time, personnel and finances, our management may not be able to implement programs and policies in an effective and timely manner to respond adequately to the heightened legal, regulatory and reporting requirements applicable to us. In the past, for example, we have not always been able to respond on a timely basis to requests from regulators, although we have not to date experienced any long-term material adverse consequences as a result. Similar deficiencies, weaknesses, or lack of compliance with public company, medical device and other regulations could harm our reputation in the capital markets or for quality and safety, negatively affect our ability to maintain our public company status and to develop, commercialize or continue selling our products on a timely and effective basis, and cause us to incur sanctions, including fines, injunctions, and penalties.

In addition, complying with public disclosure rules makes our business more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

We are also subject to the requirement of Section 1502 of the Dodd-Frank Act and SEC rules related thereto to conduct due diligence and disclose and report on whether certain minerals and metals, known as “conflict minerals,” are contained in our products and whether they originate from the Democratic Republic of Congo and certain adjoining countries. Each year our management team devotes significant time to conduct the required due diligence, and we may face reputational challenges if we determine that certain of our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins of all conflict minerals used in our products through the procedures we implement.

Risks Related to Our Intellectual Property and Information Technology

We depend on computer and telecommunications systems we do not own or control and failures in our systems or a cybersecurity attack or incident relating to our IT systems or technology could significantly disrupt our business operations or result in sensitive customer information being compromised which would negatively materially affect our reputation and/or results of operations.

We have entered into agreements with third parties for hardware, software, telecommunications, and other information technology services in connection with the operation of our business. It is possible we or a third party that we rely on could incur interruptions from a loss of communications, hardware or software failures, a cybersecurity attack or an incident relating to our IT systems or technology, ransomware, phishing attacks, computer viruses or malware. We believe that we have positive relations with our vendors and maintain adequate anti-virus and malware software and controls; however, any interruptions to our arrangements with third parties, to our computing and communications infrastructure, or to our information systems or any of those operated by a third party that we rely on could significantly disrupt our business operations.

In the current environment, there are numerous and evolving risks to cybersecurity and privacy, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance and human or technological error. High-profile cybersecurity incidents at other companies and in government agencies have increased in recent years, and security industry experts and government officials have warned about the risks of hackers and cyberattacks targeting businesses such as ours. Computer hackers and others routinely attempt to breach the security of technology products, services, and systems, and to fraudulently induce employees, customers, or others to disclosure information or unwittingly provide access to systems or data. A cyberattack of our systems or networks that impairs our information technology systems could disrupt our business operations and result in loss of service to customers, including technical support for our ReWalk devices. While we have certain cybersecurity safeguards in place designed to protect and preserve the integrity of our information technology systems, we have experienced and expect to continue to experience actual or attempted cyberattacks of our IT systems or networks. However, none of these actual or attempted cyberattacks has had a material effect on our operations, business strategy, or financial condition.

Additionally, we have access to sensitive customer information in the ordinary course of business. If a significant cybersecurity incident occurred, our reputation may be adversely affected, customer confidence may be diminished, or we may be subject to legal claims, any of which may contribute to the loss of customers and have a material adverse effect on us. If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products.

Our success depends in part on our ability to obtain and maintain protection for the intellectual property relating to or incorporated into our products. We seek to protect our intellectual property through a combination of patents, trademarks, confidentiality, and assignment agreements with our employees and certain of our contractors, and confidentiality agreements with certain of our consultants, scientific advisors, and other vendors and contractors. In addition, we rely on trade secret law to protect our proprietary software and product candidates/products in development.

Our patent position with respect to our exoskeleton and anti-gravity systems can be highly uncertain and involves many new and evolving complex legal, factual, and technical issues. Patent laws and interpretations of those laws are subject to change and any such changes may diminish the value of our patents or narrow the scope of our right to exclude others. In addition, we may fail to apply for or be unable to obtain patents necessary to protect our technology or products from competition or fail to enforce our patents due to lack of information about the exact use of technology or processes by third parties. Also, we cannot be sure that any patents will be granted in a timely manner or at all with respect to any of our patent pending applications or that any patents that are granted will be adequate to exclude others for any significant period of time or at all. Given the foregoing and in order to continue reducing operational expenses in the future, we may invest fewer resources in filing and prosecuting new patents and on maintaining and enforcing various patents, especially in regions where we currently do not focus our market growth strategy.

Litigation to establish or challenge the validity of patents, or to defend against or assert against others infringement, unauthorized use, enforceability, or invalidity, can be lengthy and expensive and may result in our patents being invalidated or interpreted narrowly and restricting our ability to be granted new patents related to our pending patent applications. Even if we prevail, litigation may be time consuming, force us to incur significant costs, and could divert management’s attention from managing our business while any damages or other remedies awarded to us may not be valuable. In addition, U.S. patents and patent applications may be subject to interference proceedings, and U.S. patents may be subject to re-examination and review proceedings in the U.S. Patent and Trademark Office. Foreign patents may also be subject to opposition or comparable proceedings in the corresponding foreign patent offices. Any of these proceedings may be expensive and could result in the loss of a patent or denial of a patent application, or the loss or reduction in the scope of one or more of the claims of a patent or patent application.

In addition, we seek to protect our trade secrets, know-how, and confidential information that is not patentable by entering into confidentiality and assignment agreements with our employees and certain of our contractors and confidentiality agreements with certain of our consultants, scientific advisors, and other vendors and contractors. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or otherwise fail to prevent disclosure, third-party infringement, or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Enforcing a claim that a third party illegally obtained or is using our trade secrets without authorization may be expensive and time consuming, and the outcome is unpredictable. Some of our employees or consultants may own certain technology which they license to us for a set term. If these technologies are material to our business after the term of the license, our inability to use them could adversely affect our business and profitability.

We also have taken precautions to initiate reasonable safeguards to protect our information technology systems. However, these measures may not be adequate to safeguard our proprietary information, which could lead to the loss or impairment thereof or to expensive litigation to defend our rights against competitors who may be better funded and have superior resources. In addition, unauthorized parties may attempt to copy or reverse engineer certain aspects of our products that we consider proprietary, or our proprietary information may otherwise become known or may be independently developed by our competitors or other third parties. If other parties are able to use our proprietary technology or information, our ability to compete in the market could be harmed. Further, unauthorized use of our intellectual property may have occurred, or may occur in the future, without our knowledge.

If we are unable to obtain or maintain adequate protection for intellectual property, or if any protection is reduced or eliminated, competitors may be able to use our technologies, resulting in harm to our competitive position.

Our patents and proprietary technology and processes may not provide us with a competitive advantage.

Robotics, exoskeletons, and anti-gravity system technologies have been developing rapidly in recent years. We are aware of several other companies developing competing exoskeleton devices for individuals with limited mobility and we expect the level of competition and the pace of development in our industry to increase. Likewise, we are aware of several companies with commercial anti-gravity or treadmill-based gait therapy systems. While we believe our tilt-sensor technology provides a more natural and superior method of exoskeleton activation, which creates a better user experience, as well as that our licensed technology used in our ReStore device is unique and provides better results when compared to other products, a variety of other activation and control methods exist for exoskeletons, several of which are being developed by our competitors, or may be developed in the future. Additionally, while our DAP technology provides what we believe is a superior method for partial weight displacement with strong market acceptance, there may be competitors developing innovative alternative gait therapies that could be introduced in the future. As a result, our patent portfolio and proprietary technology and processes may not provide us with a significant advantage over our competitors, and competitors may be able to design and sell alternative products that are equal to or superior to our products without infringing on our patents. In addition, as our current patents begin to expire, we may lose a competitive advantage over our competitors as we will no longer be able to keep our competitors from practicing the technology covered by the claim of the expired patents. We may also be unable to adequately develop new technologies and obtain future patent protection to preserve a competitive advantage. If we are unable to maintain a competitive advantage, our business and results of operations may be materially adversely affected.

Even in instances where others are found to infringe on our patents, many countries have laws under which a patent owner may be compelled to grant licenses for the use of the patented technology to other parties. In addition, many countries limit the enforceability of patents against other parties, including government agencies or government contractors. In these countries, a patent owner may have limited remedies, which could diminish the value of a patent in those countries. Further, the laws of some countries do not protect intellectual property rights to the same extent as the laws of the United States, particularly in the field of medical products, and effective enforcement in those countries may not be available. The ability of others to market comparable products could adversely affect our business.

We are not able to protect our intellectual property rights in all countries.

Filing, prosecuting, maintaining, and defending patents on each of our products in all countries throughout the world would be prohibitively expensive, and thus our intellectual property rights outside the United States and Europe are limited. In addition, the laws of some foreign countries, especially developing countries, such as China, do not protect intellectual property rights to the same extent as federal and state laws in the United States. Also, it may not be possible to effectively enforce intellectual property rights in some countries at all or to the same extent as in the United States and other countries. Consequently, we are unable to prevent third parties from using our inventions in all countries, or from selling or importing products made using our inventions in the jurisdictions in which we do not have (or are unable to effectively enforce) patent protection. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop, market or otherwise commercialize their own products, and we may be unable to prevent those competitors from importing those infringing products into territories where we have patent protection, but enforcement may not be as strong as in the United States. These products may compete with our products and our patents and other intellectual property rights may not be effective or sufficient to prevent them from competing in those jurisdictions. Moreover, strategic partners, competitors, or others in the chain of commerce may raise legal challenges against our intellectual property rights or may infringe upon our intellectual property rights, including through means that may be difficult to prevent or detect.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. Proceedings to enforce our patent rights in the United States or foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing, and could provoke third parties to assert patent infringement or other claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights in the United States and around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license from third parties.

We may be subject to patent infringement claims, which could result in substantial costs and liability and prevent us from commercializing our current and future products.

The medical device industry is characterized by competing intellectual property and a substantial amount of litigation over patent rights. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in competing technologies, have been issued patents and filed patent applications with respect to their products and processes and may apply for other patents in the future. The large number of patents, the rapid rate of new patent issuances, and the complexities of the technology involved increase the risk of patent litigation.

Determining whether a product infringes a patent involves complex legal and factual issues and the outcome of patent litigation is often uncertain. Even though we have conducted research of issued patents, no assurance can be given that patents containing claims covering our products, technology or methods do not exist, have not been filed or could not be filed or issued. In addition, because patent applications can take years to issue and because publication schedules for pending applications vary by jurisdiction, there may be applications now pending of which we are unaware, and which may result in issued patents that our current or future products infringe. Also, because the claims of published patent applications can change between publication and patent grant, published applications that initially do not appear to be problematic may issue with claims that potentially cover our products, technology, or methods.

Infringement actions and other intellectual property claims brought against us, whether with or without merit, may cause us to incur substantial costs and could place a significant strain on our financial resources, divert the attention of management, and harm our reputation. We cannot be certain that we will successfully defend against any allegations of infringement. If we are found to infringe another party’s patents, we could be required to pay damages. We could also be prevented from selling our infringing products, unless we can obtain a license to use the technology covered by such patents or can redesign our products so that they do not infringe. A license may be available on commercially reasonable terms or none at all, and we may not be able to redesign our products to avoid infringement. Further, any modification to our products could require us to conduct clinical trials and revise our filings with the FDA and other regulatory bodies, which would be time consuming and expensive. In these circumstances, we may not be able to sell our products at competitive prices or at all, and our business and operating results could be harmed.

We rely on trademark protection to distinguish our products from the products of our competitors.

We rely on trademark protection to distinguish our products from the products of our competitors. We have registered the trademark “ReWalk” in Israel and in the United States. The trademark “ReStore” is registered in Europe, the United States and the United Kingdom. The trademark “Alter G” is registered in the United States, Europe, Israel, and the United Kingdom. We have also recently sought trademark registration of “Lifeward” in the United States, Europe, and Israel. In jurisdictions where we have not registered our trademark and are using it, and as permitted by applicable local law, we rely on common law trademark protection. Third parties may oppose our trademark applications, or otherwise challenge our use of the trademarks, and may be able to use our trademarks in jurisdictions where they are not registered or otherwise protected by law. If our trademarks are successfully challenged or if a third party is using confusingly similar or identical trademarks in particular jurisdictions before we do, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote additional resources to marketing new brands. If others are able to use our trademarks, our ability to distinguish our products may be impaired, which could adversely affect our business. Further, we cannot assure you that competitors will not infringe upon our trademarks, or that we will have adequate resources to enforce our trademarks.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at other medical device companies, including our competitors or potential competitors, and we may hire employees in the future that are so employed. We could in the future be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. If we fail in defending against such claims, a court could order us to pay substantial damages and prohibit us from using technologies or features that are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. If any of these technologies or features that are important to our products, this could prevent us from selling those products and could have a material adverse effect on our business. Even if we are successful in defending against these claims, such litigation could result in substantial costs and divert the attention of management.

Risks Related to Ownership of Our Ordinary Shares

Sales of a substantial number of ordinary shares by us or our large shareholders, certain of whom may have registration rights, or dilutive exercises of a substantial number of warrants by our warrant-holders could adversely affect the value of our ordinary shares.

Sales by us or our shareholders of a substantial number of ordinary shares in the public market, or the perception that these sales might occur, could cause the value of our ordinary shares to decline or could impair our ability to raise capital through a future sale of our equity securities. Additionally, dilutive exercises of a substantial number of warrants by our warrant-holders, or the perception that such exercises may occur, could put downward price on the market price of our ordinary shares.

As of February 7, 2025, 4,307,975 ordinary shares were issuable pursuant to the exercise of warrants, with exercise prices ranging from $2.75 to $52.50 per warrant, issued in private and registered offerings of ordinary shares and warrants in February 2020, July 2020, December 2020, February 2021,  September 2021 and January 2025. We have registered, or are currently registering pursuant to this registration statement, with the SEC all of these warrants and/or the resale of the shares issuable upon their exercise. There were also 953 ordinary shares issuable pursuant to the exercise of warrants granted to Kreos Capital V (Expert Fund) Limited (“Kreos”), in connection with the loan agreement we signed with Kreos on December 30, 2015 (the “Loan Agreement”) in January and December 2016, with an exercise price that is set to $52.50 per warrant.

All shares sold pursuant to an offering covered by a registration statement would be freely transferable. With respect to the outstanding warrants, there may be certain restrictions on the holders to sell the underlying ordinary shares to the extent they are restricted securities, held by “affiliates” or would exceed certain ownership thresholds. Certain of our largest shareholders, may also have limitations under Rule 144 under the Securities Act on the resale of certain ordinary shares they hold unless they are registered for resale under the Securities Act. Despite these limitations and the liquidity that we may gain from cash exercises of outstanding warrants, if we, our existing shareholders, or their affiliates sell a substantial number of the above-mentioned ordinary shares in the public market, the market price of our ordinary shares could decrease significantly. Shareholders may also incur substantial dilution if holders of our warrants exercise their warrants to purchase ordinary shares, which could lower the market price of our ordinary shares. Any such decrease could impair the value of your investment in us.

Future grants of ordinary shares under our equity incentive plans to our employees, non-employee directors and consultants, or sales by these individuals in the public market, could result in substantial dilution, thus decreasing the value of your investment in our ordinary shares, and certain grants may also require shareholder approval. In addition, stockholders will experience dilution upon the exercise of outstanding warrants.

We have historically used, and continue to use, our ordinary shares as a means of both rewarding our employees, non-employee directors, and consultants and aligning their interests with those of our shareholders. As of August 19, 2024, we could not grant any awards under our 2014 Incentive Compensation Plan, as amended. As of September 30, 2024, 336,442 ordinary shares were subject to outstanding awards (consisting of outstanding options to purchase 4,723 ordinary shares and 331,719 ordinary shares underlying unvested RSUs).

Additionally, to the extent registered on a Form S-8, ordinary shares granted or issued under our equity incentive plans will, subject to vesting provisions, lock-up restrictions, and Rule 144 volume limitations applicable to our “affiliates,” be available for sale in the open market immediately upon registration. Further, as of February 7, 2025 , there were 4,307,975 ordinary shares underlying issued and outstanding warrants, which if exercised for ordinary shares, could decrease the net tangible book value of our ordinary shares and cause dilution to our existing shareholders. Sales of a substantial number of the above-mentioned ordinary shares in the public market could result in a significant decrease in the market price of our ordinary shares and have a material adverse effect on an investment in our ordinary shares.

If we do not meet the expectations of equity research analysts, if any, if the sole remaining equity analyst following our business does not continue to publish research or reports about our business, or if the analyst issues unfavorable commentary or downgrade our ordinary shares, the price of our ordinary shares could decline. Additionally, we may fail to meet publicly announced financial guidance or other expectations about our business, which would cause our ordinary shares to decline in value.

There is currently one equity analyst publishing research reports about our business, and we are currently seeking to attract additional coverage. If our results of operations are below the estimates or expectations of our sole analyst or consensus assuming we have some analysts and investors, our share price could decline. Moreover, the price of our ordinary shares could decline if one or more securities analysts downgrade our ordinary shares or if analysts issue other unfavorable commentary or stop publishing research or reports about us or our business (as has occurred over time, with a decrease in the number of analysts following us from five in 2014 to one in 2022). Given that there is only one analyst that currently covers our business, we face an increased risk that such analyst’s evaluation of our business, if less than positive, will cause a larger decline in our stock price than would otherwise be the case if we had multiple analysts covering our business.

From time to time, we have also faced difficulty accurately projecting our earnings and have missed certain of our publicly announced guidance. If our financial results for a particular period do not meet our guidance or if we reduce our guidance for future periods, the market price of our ordinary shares may decline.

We are a “smaller reporting company” and the reduced reporting requirements applicable to such companies may make our ordinary shares less attractive to investors.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, which allows us to take advantage of certain scaled disclosure requirements available specifically to smaller reporting companies. For example, we may continue to use reduced compensation disclosure obligations, and, provided we are also a “non-accelerated filer,” we will not be obligated to follow the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will remain a smaller reporting company until the last day of the fiscal year in which we have at least $100 million in revenue and at least $700 million in aggregate market value of ordinary shares held by non-affiliated persons and entities (known as “public float”), or, alternatively, if our revenue exceed $100 million, until the last day of the fiscal year in which our public float was at least $250.0 million (in each case, with respect to public float, as measured as of the last business day of the second quarter of such fiscal year).  For the year ended December 31, 2023, we recorded revenue of approximately $13.9 million.

We cannot predict or otherwise determine if investors will find our securities less attractive as a result of our reliance on exemptions as a smaller reporting company and/or “non-accelerated filer.” If some investors find our securities less attractive as a result, there may be a less active trading market for our ordinary shares and the price of our ordinary shares may be more volatile.

We are subject to ongoing costs and risks associated with determining whether our existing internal controls over financial reporting systems are compliant with Section 404 of the Sarbanes-Oxley Act, and if we fail to achieve and maintain adequate internal controls it could have a material adverse effect on our stated results of operations and harm our reputation.

We are required to comply with the internal control, evaluation, and certification requirements of Section 404 of the Sarbanes-Oxley Act and the Public Company Accounting Oversight Board, which requires us to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. Once we no longer qualify as a “smaller reporting company” and “non-accelerated filer,” our independent registered public accounting firm will need to attest to the effectiveness of our internal control over financial reporting under Section 404. When our independent registered public accounting firm is required to undertake an assessment of our internal control over financial reporting, the cost of our compliance with Section 404 will correspondingly increase. Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

The process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404 and whether there are any material weaknesses or significant deficiencies in our existing internal controls requires the investment of substantial time and resources, including by our Chief Financial Officer and other members of our senior management. This determination and any remedial actions required could divert internal resources and take a significant amount of time and effort to complete and could result in us incurring additional costs that we did not anticipate, including the hiring of outside consultants. We could experience higher than anticipated operating expenses and higher independent auditor fees during and after the implementation of these changes.

Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement any of the required changes to our internal control over financial reporting effectively or efficiently or are required to do so earlier than anticipated, it could adversely affect our operations, financial reporting and/or results of operations and could result in an adverse opinion on internal controls from our management and our independent auditors. Further, if our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned, and our share price may suffer.

U.S. holders of our ordinary shares may suffer adverse U.S. tax consequences if we are characterized as a passive foreign investment company, or a PFIC, under Section 1297(a) of the Code.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the average quarterly value of our assets (which may be determined in part by the market value of our ordinary shares, which is subject to change) are held for the production of, or produce passive income, we would be characterized as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Passive income for this purpose generally includes, among other things, certain dividends, interest, royalties, rents, and gains from commodities and securities transactions and from the sale or exchange of property that gives rise to passive income. Passive income also includes amounts derived by reason of the temporary investment of funds, including those raised in an offering. In determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

The determination of whether we are a PFIC will depend on the nature and composition of our income and the nature, composition, and value of our assets from time to time. The 50% passive asset test described above is generally based on the fair market value of each asset, with the value of goodwill and going concern value determined in large part by reference to the market value of our ordinary shares, which may be volatile. If we are characterized as a “controlled foreign corporation,” or a “CFC”, under Section 957(a) of the Code and not considered publicly traded throughout the relevant taxable year, however, the passive asset test may be applied based on the adjusted tax bases of our assets instead of the fair market value of each asset (as described above). However, if we are treated as publicly traded for at least 20 trading days during the relevant taxable year, our assets would generally be required to be measured at their fair market value, even if we are a CFC.

Based on our gross income and assets, the market price of our ordinary shares, and the nature of our business, we believe that we were not a PFIC for the taxable year ended December 31, 2023. However, this determination is subject to uncertainty. In addition, there is a significant risk that we may be a PFIC for future taxable years, unless the market price of our ordinary shares increases, or we reduce the amount of cash and other passive assets we hold relative to the amount of non-passive assets we hold. Accordingly, no assurances can be made regarding our PFIC status in one or more subsequent years, and our U.S. counsel  expresses no opinion with respect to our PFIC status in the taxable years ended December 31, 2023, and 2024, and also expresses no opinion with respect to our predictions or past determinations regarding our PFIC status in the past or in the future.

If we are characterized as a PFIC, U.S. holders of our ordinary shares may suffer adverse tax consequences, including having gains realized on the sale of our ordinary shares treated as ordinary income, rather than capital gain, the loss of the preferential tax rate applicable to dividends received on our ordinary shares by individuals who are U.S. holders and having interest charges apply to distributions by us and to the proceeds of sales of our ordinary shares. In addition, special information reporting may be required. Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment (such as mark-to-market treatment or being able to make a qualified electing fund election). However, we do not intend to provide the information necessary for U.S. Holders to make qualified electing fund elections if we are classified as a PFIC.

Additionally, if we are characterized as a PFIC, for any taxable year during which a U.S. holder holds ordinary shares, we generally will continue to be treated as a PFIC with respect to such U.S. holder for all succeeding years during which such U.S. holder holds ordinary shares unless we cease to be a PFIC and such U.S. holder makes a “deemed sale” election with respect to such ordinary shares. If such election is made, such U.S. holder will be deemed to have sold such ordinary shares held by such U.S. holder at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be treated as described above.

Each U.S. holder of our ordinary shares is strongly urged to consult his, her or its tax advisor regarding the application of these rules and the availability of any potential elections.

The price of our ordinary shares may be volatile, and you may lose all or part of your investment.

Our ordinary shares were first publicly offered in our initial public offering in September 2014, at a price of $300.00. The market price of our ordinary shares has been in the past, and could continue to be, highly volatile and may fluctuate substantially as a result of many factors. Moreover, while there is no established public trading market for the warrants offered in our follow-on public offerings, and we do not expect one to develop, our ordinary shares will be issuable pursuant to exercise of these warrants. Because the warrants are exercisable into our ordinary shares, volatility, or a reduction in the market price of our ordinary shares could have an adverse effect on the trading price of the warrants. Factors which may cause fluctuations in the price of our ordinary shares include, but are not limited to:

●	actual or anticipated fluctuations in our growth rate or results of operations or those of our competitors;

●	customer acceptance of our products;

●	announcements by us or our competitors of new products or services, commercial relationships, acquisitions, or expansion plans;

●	announcements by us or our competitors of other material developments;

●	our involvement in litigation;

●	changes in government regulation applicable to us and our products;

●
sales, or the anticipation of sales, of our ordinary shares, warrants and debt securities by us, or sales of our ordinary shares by our insiders or other shareholders, including upon expiration of contractual lock-up agreements;

●	developments with respect to intellectual property rights;

●	competition from existing or new technologies and products;

●	changes in key personnel;

●	the trading volume of our ordinary shares;

●	changes in the estimation of the future size and growth rate of our markets;

●	changes in our quarterly or annual forecasts with respect to operating results and financial conditions;

●	general economic and market conditions and;

●	announcements regarding business acquisitions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our ordinary shares, regardless of our operating performance. Technical factors in the public trading market for our ordinary shares may produce price movements that may or may not comport with macro, industry or Company-specific fundamentals, including, without limitation, the sentiment of retail investors (including as may be expressed on financial trading and other social media sites), the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our ordinary shares and any related hedging or other technical trading factors. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company, as was the case for ReWalk in a securities class action dismissed in full in November 2020. If we become involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.

Risks Related to Our Incorporation and Location in Israel

Conditions in Israel, including Israel’s wars against Hamas and other terrorist organizations in the Gaza Strip and against Hezbollah on Israel’s northern border, may materially and adversely affect our business and results of operations.

In early October 2023, Hamas terrorists based in the Gaza Strip attacked cities and villages inside Israel, murdering approximately 1,400 Israelis, wounding thousands, and abducting more than 200. The attack was accompanied by numerous rocket attacks on central and southern Israel. These rocket attacks continue through the date of this registration statement. Israel called up substantial numbers of reservists and responded with extensive aerial attacks and a broad ground attack on terrorist targets in Gaza.

Following the attack by Hamas on Israel’s southern border, Hezbollah in Lebanon has also launched missile, rocket, and shooting attacks against Israeli military sites, troops, and civilian areas in northern Israel. In response to these attacks, the Israeli army has carried out a number of targeted strikes on Hezbollah in southern Lebanon and targets in Syria. It is possible that other terrorist organizations, including those located in the West Bank, as well as other countries hostile to Israel, such as Iran, will join the hostilities. Terrorist groups have also attacked U.S. military targets in the Middle East. These clashes have recently intensified and may escalate into a greater regional conflict.

Although we continue to monitor the situation closely, to date our operations in Israel - consisting primarily of the operations, quality, and R&D functions of the legacy ReWalk business and some finance functions - have continued without material interruption. In 2023, sales to customers in Israel accounted for less than 2% of our total revenues, and as of the date of this filing, approximately 80% of our employees are located outside of Israel. With the acquisition of AlterG in August 2023 and the anticipated shift in our sources of revenue in connection therewith, our Israel operations have become a less significant portion of our consolidated ReWalk operations. Our Israeli facilities are based in northern Israel, in an area that to date has seen minor disruptions from rocket attacks. Although to date none of our Israeli employees have been mobilized for emergency military service, we cannot predict whether there will be further mobilization of reservists and any further mobilization could further impact our employees, including employees who serve in critical roles in our company, which could adversely affect our ability to operate and our results of operations.

Sanmina, a well-established contract manufacturer with expertise in the medical device industry, manufactures all of our legacy ReWalk products at its facility in northern Israel. There has been no disruption to date to Sanmina’s business. If this facility were to be damaged or destroyed, or if Sanmina were otherwise unable to operate this facility, this could affect the supply of our legacy ReWalk products, and our business and our operating results would be negatively affected.

This is a rapidly changing situation, and we cannot predict how events will develop over the coming weeks and months. There can be no assurance that a significant expansion or worsening of the war will not have a material adverse effect on our ongoing development efforts, our business and our operating results.

Our technology development and quality headquarters and the manufacturing facility for our  products are located in Israel and, therefore, our results may be adversely affected by economic restrictions imposed on, and political and military instability in, Israel.

Our technology development and quality headquarters, which houses substantially all of our research and development and our core research and development team, including engineers, machinists, and quality and regulatory personnel, as well as the facility of our contract manufacturer, Sanmina, are located in Israel. Many of our employees, directors and officers are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, Hamas, Hezbollah (an Islamist militant and political group in Lebanon)and other armed groups. Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could materially and adversely affect our business, financial condition and results of operations and could make it more difficult for us to raise capital. In particular, an interruption of operations at the Tel Aviv airport related to the regional conflicts  or otherwise could prevent or delay shipments of our components or products. Although we maintain inventory in the United States and Germany, an extended interruption could materially and adversely affect our business, financial condition, and results of operations.

Recent political uprisings, social unrest, and violence in various countries in the Middle East and North Africa, including Israel’s neighbors Lebanon, Egypt and Syria are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries and has raised concerns regarding security in the region and the potential for armed conflict. Our commercial insurance covers some, but not all, losses that may occur as a result of an event associated with the security situation in the Middle East. Any losses or damages incurred by us could have a material adverse effect on our business. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among parties hostile to Israel in areas that neighbor Israel, such as the Syrian government, Hamas in Gaza and Hezbollah in Lebanon. Any armed conflicts, terrorist activities or political instability in the region could materially and adversely affect our business, financial condition, and results of operations.

Our operations and the operations of our contract manufacturer, Sanmina, may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 45 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to terrorist activity, there have been periods of significant call-ups of military reservists. Some of our executive officers and employees, as well as those of Sanmina, the manufacturer of all of our products, are required to perform annual military reserve duty in Israel and may be called to active duty at any time under emergency circumstances. As described in the risk factor above entitled “Conditions in Israel, including Israel’s war against Hamas and other terrorist organizations in the Gaza Strip and the conflicts on Israel’s northern borders with Lebanon and Syria, may materially and adversely affect our business and results of operations,” in response to the attacks by Hamas and Hezbollah on Israel, Israel has called up substantial numbers of reservists. Although to date these call-ups have not had a material impact on our operations or on Sanmina’s ability to manufacture our products, we cannot predict whether there will be further mobilization of reservists and our operations and the operations of Sanmina could be disrupted by such call-ups.

Our sales may be adversely affected by boycotts of Israel.

Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies whether as a result of hostilities in the region or otherwise. In addition, there have been increased efforts by activists to cause companies and consumers to boycott Israeli goods based on Israeli government policies. Such actions, particularly if they become more widespread, may adversely impact our ability to sell our products.

The tax benefits that are available to us require us to continue to meet various conditions and may be terminated or reduced in the future, which could increase our costs and taxes.

Some of our operations in Israel, referred to as “Beneficiary Enterprises,” carry certain tax benefits under the Israeli Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law. Substantially all of our future income before taxes can be attributed to these programs. If we do not meet the requirements for maintaining these benefits or if our assumptions regarding the key elements affecting our tax rates are rejected by the tax authorities, they may be reduced or cancelled, and the relevant operations would be subject to Israeli corporate tax at the standard rate. In addition to being subject to the standard corporate tax rate, we could be required to refund any tax benefits that we may receive in the future, plus interest and penalties thereon. Even if we continue to meet the relevant requirements, the tax benefits that our current “Beneficiary Enterprises” receive may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes that we pay would likely increase, as all of our Israeli operations would consequently be subject to corporate tax at the standard rate, which could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, by way of acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefit programs.

We have received Israeli government grants for certain of our research and development activities and we may receive additional grants in the future. The terms of those grants restrict our ability to manufacture products or transfer technologies outside of Israel, and we may be required to pay penalties in such cases or upon the sale of our company.

From our inception through September 30, 2024, we received a total of approximately $2.8 million from the IIA. We may in the future apply to receive additional grants from the IIA to support our research and development activities. With respect to some grants that were royalty-bearing grants, we are committed to paying royalties at a rate of 3.0% on sales proceeds up to the total amount of grants received, linked to the dollar, and bearing interest at an annual rate of LIBOR applicable to dollar deposits. Even after payment in full of these amounts, we will still be required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 1984, or the R&D Law, and related regulations, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the R&D Law restrict the transfer outside of Israel of such know-how, and of the manufacturing or manufacturing rights of such products, technologies, or know-how, without the prior approval of the IIA. Therefore, if aspects of our technologies are deemed to have been developed with IIA funding, the discretionary approval of an IIA committee would be required for any transfer to third parties outside of Israel of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel or may not grant such approvals at all.

Furthermore, the consideration available to our shareholders in a future transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

In addition to the above, any non-Israeli citizen, resident or entity that, among other things, (i) becomes a holder of 5% or more of our share capital or voting rights, (ii) is entitled to appoint one or more of our directors or our chief executive officer or (iii) serves as one of our directors or as our chief executive officer (including holders of 25% or more of the voting power, equity or the right to nominate directors in such direct holder, if applicable) is required to notify the IIA and undertake to comply with the rules and regulations applicable to the grant programs of the IIA, including the restrictions on transfer described above. Such notification will be required in connection with the investment being made by an investor which may discourage or limit investments from foreign investors in our company.

We may become subject to claims for remuneration or royalties for assigned service invention rights by our employees, which could result in litigation and adversely affect our business.

A significant portion of our intellectual property has been developed by our employees in the course of their employment for us. Under the Israeli Patent Law, 5727-1967 (the “Patent Law”) and recent decisions by the Israeli Supreme Court and the Israeli Compensation and Royalties Committee, a body constituted under the Patent Law, employees may be entitled to remuneration for intellectual property that they develop for us unless they explicitly waive any such rights. Although we enter into agreements with our employees pursuant to which they agree that any inventions created in the scope of their employment or engagement are owned exclusively by us, we may face claims demanding remuneration. As a consequence of such claims, we could be required to pay additional remuneration or royalties to our current and former employees, or be forced to litigate such claims, which could negatively affect our business.

Provisions of Israeli law and our Articles of Association may delay, prevent, or otherwise impede a merger with, or an acquisition of, us, even when the terms of such a transaction are favorable to us and our shareholders.

Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a tender offer for all of a company’s issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless at least 98% of the company’s outstanding shares are tendered. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer (unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek appraisal rights), may, at any time within six months following the completion of the tender offer, petition an Israeli court to alter the consideration for the acquisition. Israeli law also requires a “special tender offer” in certain cases where a shareholder crosses the 25% or 45% holding threshold, and it imposes procedural and special voting requirements for the approval of a merger in certain cases.

Our Articles of Association provide that our directors (other than external directors, a requirement of Israeli corporate law from which we have opted out in accordance with an exemption for which we are currently eligible) are elected on a staggered basis, such that a potential acquirer cannot readily replace our entire board of directors at a single annual general shareholder meeting. This could prevent a potential acquirer from receiving board approval for an acquisition proposal that our board of directors opposes.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers involving an exchange of shares, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred. These and other similar provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

It may be difficult to enforce a judgment of a U.S. court against us, our officers, and directors, to assert U.S. securities laws claims in Israel or to serve process on our officers and directors.

We are incorporated in Israel. Although the majority of our directors and executive officers reside within the United States and most of the assets of these persons are also likely located within the United States, some of our directors and executive officers reside and may have the majority of their assets outside the United States. Additionally, most of our assets are located outside of the United States. Therefore, a judgment obtained against us, or those of our directors and executive officers residing outside of the United States, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process in the United States on those directors and executive officers residing outside of the United States or to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may be able to collect only limited, or may be unable to collect any, damages awarded by either a U.S. or foreign court.

In April 2021, we amended our articles of association such that, unless we consent in writing to the selection of an alternative forum, (i) the federal courts of the United States will be the exclusive forum for the resolution of any claim arising under the Securities Act, and (ii) the Tel-Aviv District Court will be the exclusive forum for (a) a derivative action or derivative proceeding that is filed in the name of the Company; (b) any action grounded in a breach of fiduciary duty of a director, officeholder or other employee towards us or our shareholders; or (c) any action the cause of which results from any provision of the Companies Law or the Israel Securities Law, 5728-1968. We have retained the ability to consent to an alternative forum in circumstances if we determine shareholder interests are best served by permitting a particular dispute to proceed in a forum other than the federal district courts or State of Israel, as applicable. However, there is uncertainty as to whether a court would enforce these provisions.

Your rights and responsibilities as a shareholder will be governed by Israeli law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.

The rights and responsibilities of the holders of our ordinary shares are governed by our Articles of Association and by Israeli law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S.-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders, and to refrain from abusing its power in the company, including, among other things, in voting at a general meeting of shareholders on matters such as amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and acquisitions and related party transactions requiring shareholder approval. In addition, a shareholder who is aware that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. There is limited case law available to assist us in understanding the nature of this duty or the implications of these provisions. These provisions may be interpreted to impose additional obligations and liabilities on holders of our ordinary shares that are not typically imposed on shareholders of U.S. corporations.

Our business could be negatively affected as a result of actions of activist shareholders, which could be disruptive and costly and may impact the trading value of our securities.

We value constructive input from investors and regularly engage in dialogue with our shareholders regarding strategy and performance. While our Board of Directors and management team welcome their views and opinions with the goal of enhancing value for all shareholders, we may be subject to actions or proposals from activist shareholders that may not align with our business strategies or the best interests of all of our shareholders.

For example, in connection with our 2024 Annual Meeting of Shareholders to be held on September 4, 2024 (the “Annual Meeting”), we received an email from counsel to Creative Value Capital Limited Partnership, which claims to be a beneficial shareholder of our company (the “Shareholder”), demanding that we add to the agenda of the Annual Meeting the election of two candidates proposed by the Shareholder for our Board of Directors (the “Purported Agenda Supplement Notice”). We determined that the Purported Agenda Supplement Notice was invalid, as the Shareholder failed to demonstrate that it owns at least 5% of our outstanding voting power, as required by the applicable regulations in order to nominate a candidate for director and accordingly, we rejected such Purported Agenda Supplement Notice on those grounds as well as others. As a result, the Shareholder filed a legal action in the Nazareth District Court (the “Court”) seeking a judgment ordering us to add to the agenda of the Annual Meeting a proposal relating to the election of the Shareholder’s two candidates for our Board of Directors. The case remains pending, and the Court has scheduled a hearing for this matter on August 26, 2024.

Responding to these types of actions by activist shareholders is costly and time-consuming, and may disrupt our operations and divert the attention of management and our employees. Such activities could interfere with our ability to execute our strategic plan. In addition, a proxy contest for the election of directors at our annual meeting would require us to incur significant legal fees and proxy solicitation expenses and require significant time and attention by management and our Board of Directors. The perceived uncertainties as to our future direction also could affect the market price and volatility of our securities.

General Risks

Exchange rate fluctuations between the U.S. dollar, the euro and the NIS may negatively affect our earnings.

The U.S. dollar is our functional and reporting currency. However, we pay a significant portion of our expenses in NIS and in euro, and we expect this to continue. As a result, we are exposed to exchange rate risks that may materially and adversely affect our financial results. Accordingly, any appreciation of the NIS or euro relative to the U.S. dollar would adversely impact our net loss or net income, if any. For example, if the NIS appreciates against the U.S. dollar or if the value of the NIS declines against the U.S. dollar at a time when the rate of inflation in the cost of Israeli goods and services exceeds the rate of decline in the relative value of the NIS, then the U.S. dollar cost of our operations in Israel would increase and our results of operations could be materially and adversely affected.

Our operations also could be adversely affected if we are unable to effectively hedge against currency fluctuations in the future.

We cannot predict any future trends in the rate of inflation in Israel or the rate of devaluation (if any) of the NIS against the U.S. dollar. For example, while the NIS devalued against the U.S. dollar at a rate of approximately 0.6%, 3.1% and 4% during the fiscal year 2024, 2023 and 2022, respectively. The Israeli annual rate of inflation amounted to  3.2%, 2.96% and 5.3% for the years ended December 31,  2024, 2023 and 2022, respectively.

We have in the past engaged in limited hedging activities, and we may enter into other hedging arrangements with financial institutions from time to time. Any hedging strategies that we may implement in the future to mitigate currency risks, such as forward contracts, options and foreign exchange swaps related to transaction exposures may not eliminate our exposure to foreign exchange fluctuations.

We are subject to certain regulatory regimes that may affect the way that we conduct business internationally, and our failure to comply with applicable laws and regulations could materially adversely affect our reputation and result in penalties and increased costs.

We are subject to a complex system of laws and regulations related to international trade, including economic sanctions and export control laws and regulations. We also depend on our distributors and agents for compliance and adherence to local laws and regulations in the markets in which they operate. Significant political or regulatory developments in the jurisdictions in which we sell our products, such as those stemming from the presidential administration in the United States or the U.K.’s exit from the E.U., are difficult to predict and may have a material adverse effect on us. For example, in the United States, the prior Trump administration imposed tariffs on imports from China, Mexico, Canada, and other countries, and expressed support for greater restrictions on free trade and increase tariffs on goods imported into the United States. Changes in U.S. political, regulatory, and economic conditions or in its policies governing international trade and foreign manufacturing and investment in the United States could adversely affect our sales in the United States.

We are also subject to the FCPA and may be subject to similar worldwide anti-bribery laws that generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or retaining business.  Despite our compliance and training programs, we cannot be certain that our procedures will be sufficient to ensure consistent compliance with all applicable international trade and anti-corruption laws, or that our employees or channel partners will strictly follow all policies and requirements to which we subject them. Any alleged or actual violations of these laws may subject us to government scrutiny, investigation, debarment, and civil and criminal penalties, which may have an adverse effect on our results of operations, financial condition and reputation.

Our business may be materially affected by changes to fiscal and tax policies. Potentially negative or unexpected tax consequences of these policies, or the uncertainty surrounding their potential effects, could adversely affect our results of operations and share price.

The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service (the “IRS”) and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our ordinary shares. In recent years, many such changes have been made, and changes are likely to continue to occur in the future. It cannot be predicted whether, when, in what form or with what effective dates tax laws, regulations and rulings may be enacted, promulgated or issued, which could result in an increase in our or our shareholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law.

In addition, foreign governments may enact tax laws in response to the changes in the rules dealing with U.S. federal, state and local income taxation or otherwise that could result in further changes to global taxation and materially affect our financial position and results of operations. The uncertainty surrounding the effect of the reforms on our financial results and business could also weaken confidence among investors.

Certain U.S. holders of our ordinary shares may suffer adverse U.S. tax consequences if we are characterized as a controlled foreign corporation, or a CFC, under Section 957 of the Code.

Each “Ten Percent Shareholder” (as defined below) in a non-U.S. corporation that is classified as a “controlled foreign corporation,” or a CFC, for U.S. federal income tax purposes generally is required to include in income for U.S. federal tax purposes such Ten Percent Shareholder’s pro rata share of the CFC’s “Subpart F income,” global intangible low-taxed income, and investment of earnings in U.S. property, even if the CFC has made no distributions to its shareholders. Subpart F income generally includes dividends, interest, rents and royalties, gains from the sale of securities and income from certain transactions with related parties.  In addition, a Ten Percent Shareholder that realizes gain from the sale or exchange of shares in a CFC may be required to classify a portion of such gain as dividend income rather than capital gain. A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a United States person (as defined by the Code), who owns or is considered to own 10% or more of (1) the total combined voting power of all classes of stock entitled to vote or (2) the value of all classes of stock of such corporation. The determination of CFC status is complex and includes attribution rules, the application of which is not entirely certain.

During our 2023 taxable year, we believe that we had one shareholder that was a Ten Percent Shareholder for U.S. federal income tax purposes. However, our CFC status for the taxable year ending on December 31, 2023, and our current taxable year is unknown,  and we may be a CFC for the taxable year ending on December 31, 2024, our current taxable year or a following year. In addition, recent changes to the attribution rules relation to the determination of CFC status may make it difficult to determine our CFC status for any taxable year or the CFC status of any of our subsidiaries. U.S. holders should consult their own tax advisors with respect to the potential adverse U.S. tax consequences of becoming a Ten Percent Shareholder in a CFC. If we are classified as both a CFC and a passive foreign investment company, or PFIC, we generally will not be treated as a PFIC with respect to those U.S. holders that meet the definition of a Ten Percent Shareholder during the period in which we are a CFC.

If there are significant disruptions in our information technology systems, our business, financial condition, and operating results could be adversely affected.

The efficient operation of our business depends on our information technology systems. We rely on our information technology systems to effectively manage sales and marketing data, accounting and financial functions, inventory management, product development tasks, research and development data, customer service and technical support functions. Our information technology systems are vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, attacks by computer viruses or hackers, power losses, and computer system or data network failures. In addition, our data management application is hosted by a third-party service provider whose security and information technology systems are subject to similar risks, and our products’ systems contain software which could be subject to computer virus or hacker attacks or other failures.

The failure of our or our service providers’ information technology systems or our products’ software to perform as we anticipate or our failure to effectively implement new information technology systems could disrupt our entire operation or adversely affect our software products and could result in decreased sales, increased overhead costs, and product shortages, all of which could have a material adverse effect on our reputation, business, financial condition, and operating results.

If we fail to properly manage our anticipated growth, our business could suffer.

Our growth and product expansion has placed, and we expect that it will continue to place, a significant strain on our management team and on our financial resources. Failure to manage our growth effectively could cause us to misallocate management or financial resources, and result in losses or weaknesses in our infrastructure, which could materially adversely affect our business. Additionally, our anticipated growth will increase the demands placed on our suppliers, resulting in an increased need for us to manage our suppliers and monitor for quality assurance. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our business objectives.

We are highly dependent on the knowledge and skills of our senior management, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive medical devices industry depends upon our ability to attract and retain highly qualified managerial, scientific, sales and medical personnel. We are highly dependent on our senior management team and have benefited substantially from the leadership and performance of our senior management. For example, we depend on our Chief Executive Officer’s experience successfully scaling an early-stage medical device company, as well as the experience of other members of management. The loss of the services of any of our executive officers and other key employees, and our inability to find suitable replacements could result in delays in product development and harm our business. Competition for senior management in our industry is intense and we cannot guarantee that we will be able to retain our personnel. Additionally, we do not carry key man insurance on any of our current executive officers. The loss of the services of certain members of our senior management could prevent or delay the implementation and completion of our strategic objectives or divert management’s attention to seeking qualified replacements.

Shutdowns of the U.S. federal government could materially impair our business and financial condition.

Development of our product candidates and/or regulatory approval may be delayed for reasons beyond our control. For example, in 2018 and 2019 the U.S. government shut down several times and certain regulatory agencies, such as the FDA and the SEC, had to furlough critical FDA, SEC, and other government employees and stop critical activities. If a prolonged government shutdown or budget sequestration occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, in our operations as a public company, future government shutdowns could impact our ability to access the public markets, such as through the declaration of effectiveness of registration statements and obtain necessary capital in order to properly capitalize and continue our operations.

Risks Related to this Offering

The number of Ordinary Shares being registered for sale is significant in relation to the number of outstanding Ordinary Shares.

We have filed a registration statement of which this prospectus is a part to register the Ordinary Shares offered hereunder for sale into the public market by the selling shareholders. Upon effectiveness of the registration statement, 1,927,274 Ordinary Shares registered hereunder may be resold in the public market immediately without restriction. These Ordinary Shares represent a large number of our Ordinary Shares, and if sold in the market all at once or at about the same time, could depress the market price of our Ordinary Shares during the period the registration statement remains effective and could also affect our ability to raise equity capital.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding Lifeward’s future performance and other statements that are not statements of historical fact and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “should,” “would,” “seek” and similar terms or phrases.

These forward-looking statements are based on our management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict, and many of which are outside of our control. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include:

•	our expectations regarding future growth, including our ability to increase sales in our existing geographic markets and expand to new markets;

•	our ability to maintain and grow our reputation and the market acceptance of our products;

•
our ability to achieve reimbursement from third-party payors or advance Centers for Medicare & Medicaid Services (“CMS”) coverage for our products, including our ability to successfully submit and gain approval of cases for Medicare coverage through Medicare Administrative Contractors (“MACs”);

•	our ability to continue to successfully integrate the operations of AlterG, Inc. into our organization, and realize the anticipated benefits therefrom;

•	our ability to have sufficient funds to meet certain future capital requirements, which could impair our efforts to develop and commercialize existing and new products;

•
our ability to be successful in achieving expected operating efficiencies and sustaining or improving operating expense reductions, and our ability to handle any business disruptions that may occur in connection with streamlining operations;

•	our ability to navigate any difficulties associated with moving production of our AlterG Anti-Gravity Systems to a contract manufacturer;

•
our ability to leverage our sales, marketing and training infrastructure; our ability to grow our business through acquisitions of businesses, products or technologies; and the failure to manage acquisitions, or the failure to integrate them with our existing business;

•	our ability to raise sufficient funds to implement our marketing strategy to successfully expand sales of our products to existing and new customers;

•
our expectations as to our clinical research program and clinical results; our ability to obtain certain components of our products from third-party suppliers and our continued access to our product manufacturers;

•
our ability to improve our products and develop new products; our compliance with medical device reporting regulations to report adverse events involving our products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on our ability to market and sell our products;

•	our ability to gain and maintain regulatory approvals and to comply with any post-marketing requests;

•	the risk of a cybersecurity attack or incident relating to our information technology systems significantly disrupting our business operations;

•	our ability to maintain adequate protection of our intellectual property and to avoid violation of the intellectual property rights of others;

•	the impact of substantial sales of our shares by certain shareholders on the market price of our Ordinary Shares;

•	our ability to use effectively the proceeds of our offerings of securities, if any;

•	our ability to manage challenges and expenses associated with activist shareholder activities, including litigation;

•	the impact of the market price of our Ordinary Shares on the determination of whether we are a passive foreign investment company; and

•
market and other conditions, including the extent to which inflation or global instability may disrupt our business operations or our financial condition or the financial condition of our customers and suppliers, including the ongoing war in the Middle East and the increasing tensions between China and Taiwan; our anticipated use of proceeds from this offering.

You should not put undue reliance on any forward-looking statements. Any forward-looking statement made in this prospectus speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ from the statements contained herein or therein may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Ordinary Shares by the selling shareholders. We will, however, receive the proceeds of any Warrants exercised for cash in the future. Such net proceeds will be up to approximately $5.4 million, based on the January 2025 Warrants’ exercise prices.

We intend to use the net proceeds for continuing commercial efforts, working capital and general corporate purposes. We do not currently have any agreement or understanding with respect to an acquisition in which we plan to invest some or all of the proceeds of the offering. Additionally, we do not currently have more specific plans or commitments with respect to the net proceeds and, accordingly, are unable to quantify the allocation of such proceeds among the various potential uses. We will have broad discretion in the way that we use the net proceeds.

We will not be paying any underwriting discounts or commissions in offerings under this prospectus. The selling shareholders will bear discounts or commissions, if any, attributable to their sale or disposition of the Ordinary Shares. Other than in connection with our indemnification obligations with respect to the selling shareholders, we will bear all costs, expenses and fees in connection with the registration of the shares (which do not include the fees and expenses of any selling shareholder counsel).

MARKET FOR ORDINARY SHARES

Our ordinary shares began trading publicly on The Nasdaq Global Market on September 12, 2014 under the symbol “RWLK” and were transferred for listing on The Nasdaq Capital Market effective May 25, 2017. In January 2024, the symbol for our ordinary shares was changed to “LFWD”.

As of February 7, 2025, we had approximately 39,973 shareholders of record, and the closing price of our ordinary shares as reported on The Nasdaq Capital Market was $1.40.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

Overview

We are a medical device company that designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. Our initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury (“SCI Products”). These devices are robotic exoskeletons that are designed for individuals with paraplegia that use our patented tilt-sensor technology and an onboard computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury (“SCI”) the ability to stand and walk again during everyday activities at home or in the community. In March 2023, we received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) for the ReWalk Personal Exoskeleton with stair and curb functionality which adds usage on stairs and curbs to the indication for use for the device in the U.S. The clearance permits U.S. customers to participate in more walking activities in real-world environments in their daily lives where stairs or curbs may have previously limited them when using the exoskeleton for its intended, FDA indicated uses. This feature has been available in Europe since initial CE Clearance, and real-world data from a cohort of 47 European users throughout a period of over seven years and consisting of over 18,000 stair steps was collected to demonstrate the safety and efficacy of this feature and support the FDA submission. In June 2024, we submitted a 510(k) premarket notification for ReWalk 7 Personal Exoskeleton device, a next-generation ReWalk model, and such 510(k) is pending FDA review.

We have sought to expand our product offerings beyond the SCI Products through internal development and distribution agreements. We have developed our ReStore Exo-Suit device (the “ReStore”), which we began commercializing in June 2019. The ReStore is a powered, lightweight soft exo-suit intended for use during the rehabilitation of individuals with lower limb disabilities due to stroke. During the second quarter of 2020, we finalized and moved to implement two separate agreements to distribute additional product lines in the United States. We are the exclusive distributor of the MYOLYN MyoCycle FES Pro cycles to U.S. rehabilitation clinics and for the MyoCycle Home cycles available to US veterans through the Veterans Health Administration (“VHA”) hospitals.

On August 11, 2023, we made our first acquisition to supplement our internal growth when we acquired AlterG, a leading provider of anti-gravity system for use in physical and neurological rehabilitation. We paid a cash purchase price of approximately $19 million at closing and additional cash earnouts (initially estimated to be approximately $4 million in the aggregate) may be paid based upon a percentage of AlterG’s year-over-year revenue growth over the two years following the closing. The AlterG anti-gravity systems use patented, National Aeronautics and Space Administration-derived Differential Air Pressure (“DAP”) technology to reduce the effects of gravity and allow people to rehabilitate with finely calibrated support and reduced pain. AlterG anti-gravity systems are utilized in over 4,000 facilities globally in more than 40 countries. We will continue to evaluate other products for distribution or acquisition that can broaden our product offerings further to help individuals with neurological injury and disability.

We are in the research stage of ReBoot, a personal soft exo-suit for home and community use by individuals post-stroke, and we are currently evaluating the reimbursement landscape and the potential clinical impact of this device. This product would be a complementary product to ReStore as it provides active assistance to the ankle during plantar flexion and dorsiflexion for gait and mobility improvement in the home environment, and it received Breakthrough Device Designation from the FDA in November 2021. Further investment in the development path of the ReBoot has been temporarily paused in 2023 pending further determination about the clinical and commercial opportunity of this device.

Our principal markets are primarily in the United States and Europe with some lesser sales to Asia, the Middle East and South America. We sell our products primarily directly in the United States, through a combination (depending on the product line) of direct sales and distributors in Germany, Canada, and Australia, and primarily through distributors in other markets. In our direct markets, we have established relationships with clinics and rehabilitation centers, professional and college sports teams, and individuals and organizations in the spinal cord injury community, and in markets where we do not sell direct to customers, our distributors maintain these relationships. We have offices in Marlborough, Massachusetts, Yokneam, Israel, Berlin, Germany, and Fremont, California from where we operate our business.

We have in the past generated and expect to generate in the future revenue from a combination of clinics and rehabilitation centers, commercial distributors, third-party payors (including private commercial and government payors), professional and college sports teams, and self-pay individuals. While a broad uniform policy of coverage and reimbursement by third-party commercial payors currently does not exist in the United States for exoskeleton technologies such as the ReWalk Personal Exoskeleton, we are pursuing various paths for coverage and reimbursement and support fundraising efforts by institutions and clinics, such as the VHA policy that was issued in December 2015 for the evaluation, training, and procurement of ReWalk Personal Exoskeleton systems for all qualifying veterans suffering from SCI across the United States.

We have also been pursuing updates with the Centers for Medicare and Medicaid Services (“CMS”), to clarify the Medicare coverage category (i.e., benefit category) applicable for personal exoskeletons. In 2022, the National Spinal Cord Injury Statistical Center (“NSCISC”) reported that Medicare and Medicaid are the primary payors for approximately 57% of the SCI population which are at least five years post their injury date, with Medicare representing a majority of this percentage. In July 2020, following a successful submission and hearing process, a Healthcare Common Procedure Coding System (“HCPCS”) code K1007 was issued (effective October 1, 2020) for lower-limb exoskeletons, including the ReWalk Personal Exoskeleton, which may be used for purposes of claim submission to Medicare, Medicaid, and other payors.

On November 1, 2023, CMS released the Calendar Year 2024 Home Health Prospective Payment System Final Rule, CMS-1780-F (“Final Rule”), which was adopted through the notice and comment rulemaking process. The Final Rule, which went into effect on January 1, 2024, includes a policy confirming that personal exoskeletons will be included in the Medicare brace benefit category. Medicare personal exoskeleton claims with dates of service on or after January 1, 2024 that are billed using HCPCS code K1007 will be assigned to the brace benefit category. CMS reimburses items classified under the brace benefit category using a lump sum payment methodology.

On April 11, 2024, CMS revised its April 2024 Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (“DMEPOS”) Fee Schedule to include a final lump-sum Medicare purchase fee schedule amount for personal exoskeletons (HCPCS code K1007) with an established rate of $91,032. The final payment determination was made by CMS by applying a “gap filling” process, which was used in light of CMS determining that the code describing the technology has no fee schedule pricing history and that lower extremity exoskeletons incorporate “revolutionary features” that cannot be described by or considered comparable to any other existing code or combination of codes. As part of gap-filling, CMS utilizes verifiable supplier or commercial pricing information and adjusts this pricing information according to a deflation and update factor methodology. In applying this formula to the K1007 code describing the ReWalk Personal Exoskeleton, CMS says that it calculated this final payment amount by averaging pricing information for exoskeleton devices from Lifeward and other manufacturers.

In Germany, we continue to make progress toward achieving coverage from the various government, private and worker’s compensation payors for our SCI Products. In September 2017, each of German insurer BARMER GEK (“BARMER”) and national social accident insurance provider Deutsche Gesetzliche Unfallversicherung (“DGUV”), indicated that they will provide coverage to users who meet certain inclusion and exclusion criteria. In February 2018, the head office of German Statutory Health Insurance (“SHI”) Spitzenverband (“GKV”) confirmed their decision to list the ReWalk Personal Exoskeleton system in the German Medical Device Directory. This decision means that ReWalk is listed among all medical devices for compensation, which SHI providers can procure for any approved beneficiary on a case-by-case basis. During the year 2020 and 2021, we announced several new agreements with German SHIs, including TK and DAK Gesundheit, as well as the first German Private Health Insurer (“PHI”), which outline the process of obtaining our devices for eligible insured patients. We are also currently working with several additional SHIs on securing a formal operating contract that will establish the process of obtaining a ReWalk Personal Exoskeleton for their beneficiaries within their system. Additionally, to date, several private insurers in the United States and Europe are providing reimbursement for ReWalk in certain cases.

Third Quarter 2024 Business Highlights

•
Lifeward initiated actions to further streamline its U.S. operations including closing two U.S. facilities to complete the integration of AlterG. The actions are expected to save the Company approximately $3 million in operating expenses and improve gross margins by approximately two percentage points when the full impact is achieved.

•
Lifeward began selling the AlterG family of products through its German sales organization which the Company expects will result in revenue growth from a more focused sales effort and higher margins with little incremental investment by utilizing its existing sales and support infrastructure in Germany.

•
Lifeward executed a successful launch of the AlterG NEO which was engineered with a new design to allow a lower price point to make the technology more accessible to a broader range of customers. Since the introduction of the NEO at the end of June, Lifeward has generated orders for approximately 40 units as the NEO is quickly becoming a growth driver for the AlterG product line.

•	Lifeward completed its near-term plans to refresh its Board of Directors with the addition of Robert J. Marshall Jr. as a new director and chairman of the Audit Committee.

Results of Operations for the Three and Nine Months Ended September 30, 2024 and September 30, 2023

Our operating results for the three and nine months ended September 30, 2024, as compared to the same period in 2023, are presented below. The results set forth below are not necessarily indicative of the results to be expected in future periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	6,128	4,403	$18,118	$6,970
Cost of revenues	3,908	3,540	11,746	4,960

Gross profit	2,220	863	6,372	2,010

Operating expenses:
Research and development, net	998	1,262	3,494	2,830
Sales and marketing	4,156	4,088	13,573	9,076
General and administrative	240	3,455	3,424	7,579

Total operating expenses	5,394	8,805	20,491	19,485

Operating loss	(3,174)	(7,942)	(14,119)	(17,475)
Financial income, net	119	411	495	1,047

Loss before income taxes	(3,055)	(7,531)	(13,624)	(16,428)
Taxes on income	29	-	40	66

Net loss	$(3,084)	$(7,531)	$(13,664)	$(16,494)

Net loss per ordinary share, basic and diluted	$(0.35)	$(0.88)	$(1.58)	$(1.94)

Weighted average number of shares used in computing net loss per ordinary share, basic and diluted (1)	8,756,882	8,542,630	8,652,085	8,501,397

Three and Nine Months Ended September 30, 2024 Compared to Three and Nine Months Ended September 30, 2023

Revenue

Our revenue for the three and nine months ended September 30, 2024 and 2023 was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$6,128	$4,403	$18,118	$6,970

Revenues are derived from the sale of SCI Products, AlterG anti-gravity systems, ReStore systems, and units of the Distributed Product. We also generate revenue from the sale of extended warranties and the provision of repair services for the products that we sell.

Revenues increased by $1.7 million, or 39%, for the three months ended September 30, 2024, compared to the three months ended September 30, 2023, primarily driven by an increase in ReWalk system sold from the expansion of access through Medicare coverage, stronger sales performance in Germany and an increase in AlterG sales compared to the three months ended September 30, 2023, which had a partial quarter contribution following the closing of the acquisition in August 2023.

Revenues increased by $11.1 million for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023, primarily driven by an increase in ReWalk system sold from the expansion of access through Medicare coverage, stronger sales performance in Germany and due to the revenue contribution of AlterG following the closing of the acquisition in August 2023.

In the future, we expect our growth to be driven by sales of our ReWalk Personal device through expansion of coverage and reimbursement by commercial and government third-party payors, as well as sales of AlterG anti-gravity systems and units of the Distributed Product.

Gross Profit

Our gross profit for the three and nine months ended September 30, 2024 and 2023 was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Gross profit	$2,220	$863	$6,372	$2,010

Gross profit was 36.2% of revenue for the three months ended September 30, 2024, compared to 19.6% for the three months ended September 30, 2023. Gross profit included amortization of intangible assets and the step-up value of inventory related to the acquisition of AlterG of $0.4 million and $1.1 million for the three months ended September 30, 2024 and 2023, respectively. Excluding the impact of the acquisition related charges, gross profit as a percentage of revenue was 42.5% for the three months ended September 30, 2024, down 2.6 percentage points from the three months ended September 30, 2023. This decrease was a result of an unfavorable absorption of production and overhead costs from lower production volume.

Gross profit was 35.2% of revenue for the nine months ended September 30, 2024, compared to 28.8% for the nine months ended September 30, 2023. Gross profit included amortization of intangible assets and the step-up value of inventory related to the acquisition of AlterG of $1.2 million and $1.1 million for the nine months ended September 30, 2024 and 2023, respectively. Excluding the impact of the acquisition related charges, gross profit as a percentage of revenue was 41.7% for the nine months ended September 30, 2024, down 3.2 percentage points from the nine months ended September 30, 2023. This decline was a result of a low volume of AlterG product sales in the first quarter, which resulted in adverse absorption of production and overhead costs, partially offset by volume leverage from a higher volume of ReWalk product sales.

We expect gross profit and gross profit as a percentage of revenue will increase in the future as we increase our revenue volumes and realize operating efficiencies associated with greater scale which will reduce the cost of revenue as a percentage of revenue. Additionally, we expect gross profit as a percentage of revenue to increase as a result of the closure of our Fremont manufacturing facility at the end of 2024 and the move of production to a contract manufacturer. Improvements may be partially offset by increased material costs, shipping costs, and costs of service.

Research and Development Expenses, net

Our research and development expenses, net, for the three and nine months ended September 30, 2024 and 2023 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Research and development, net	$998	$1,262	$3,494	$2,830

Research and development expenses were $0.9 million for the three months ended September 30, 2024, a decrease of $0.3 million, or 20.1%, compared to the three months ended September 30, 2023. The decrease is primarily attributable to the completion of the development program for the ReWalk 7.

Research and development expenses were $3.5 million for the nine months ended September 30, 2024, an increase of $0.7 million or 23.5%, compared to the nine months ended September 30, 2023. This increase is primarily due to the acquisition of AlterG, which contributed partially following the acquisition's close in August 2023, and included investments in new product development projects. This was partially offset by lower subcontracting and consulting expenses following the completion of the ReWalk 7 development program.

We intend to focus our research and development resources primarily on supporting our current products, advancing the ongoing product development activities for our AlterG Anti-Gravity systems, and preparing for the next stages following our recent FDA 510(k) submission for clearance of the ReWalk 7 next-generation exoskeleton model.

Sales and Marketing Expenses

Our sales and marketing expenses for the three and nine months ended September 30, 2024 and 2023 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Sales and marketing	$4,156	$4,088	$13,573	$9,076

Sales and marketing expenses were $4.2 million for the three months ended September 30, 2024, an increase of $0.1 million, or 2%, compared to the three months ended September 30, 2023. These expenses included amortization of intangible assets from the AlterG acquisition, amounting to $0.4 million in the third quarter of 2024 and $0.2 million in the third quarter of 2023. The remaining decrease of $0.1 million is due to a reduction in consulting expenses related to the CMS reimbursement process, partially offset by a limited consolidation of AlterG following the acquisition in August 2023.

Sales and marketing expenses totaled $13.6 million for the nine months ended September 30, 2024, reflecting an increase of $4.5 million, or 49.5%, compared to the same period in 2023. These expenses included amortization of intangible assets related to the AlterG acquisition, amounting to $1.2 million for the nine months ended September 30, 2024, compared to $0.2 million in the same period in 2023. The remaining $3.6 million increase is mainly due to higher personnel-related expenses from increased headcount following the AlterG acquisition and additional spending on promotional activities.

Our sales and marketing efforts are expected to focus on driving growth in our commercial product portfolio, expanding the reimbursement coverage by commercial payors of our ReWalk Personal Exoskeleton device, and expanding the commercial and clinical capabilities of the Lifeward organization.

General and Administrative Expenses

Our general and administrative expenses for the three and nine months ended September 30, 2024 and 2023 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
General and administrative	$240	$3,455	$3,424	$7,579

General and administrative expenses were $0.3 million for the three months ended September 30, 2024, a decrease of $3.2 million, or 93%, compared to the same period in 2023. These expenses for the three months ended September 30, 2024, included $0.1 million in amortization of intangible assets related to the AlterG acquisition and $2.0 million in income from an adjustment to remeasure the earnout liability from the AlterG acquisition. The remaining $1.2 million decrease was primarily due to a reduction of $1.3 million in M&A-related expenses, partially offset by higher personnel-related costs.

General and administrative expenses were $3.4 million for the nine months ended September 30, 2024, a decrease of $4.2 million, or 54.8%, compared to the same period in 2023. These expenses for the nine months ended September 30, 2024, included $0.2 million in amortization of intangible assets from the AlterG acquisition, $2.5 million in other income from the remeasurement of the earnout liability related to the AlterG acquisition, and an additional $0.5 million in other income from post-closing statement adjustments associated with the acquisition. The remaining $1.4 million decrease is primarily due to a reduction of $2.3 million in M&A-related expenses, partially offset by the full nine-month contribution of AlterG expenses and higher professional services costs.

Financial Income, Net

Our financial income, net, for the three and nine months ended September 30, 2024 and 2023 were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Financial income, net	$119	$411	$495	$1,047

Financial income, net, decreased by $0.3 million, or 71%, for the three months ended September 30, 2024, compared to the three months ended September 30, 2023. This decrease was primarily due to yield on a lower cash balance resulting from the funding of the growth of Lifeward over the past year.

Financial income, net, decreased by $0.6 million, or 52.7%, for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023. This decrease was primarily due to yield on a lower cash balance resulting from the acquisition of AlterG and funding of the growth of Lifeward over the past year.

Income Taxes

Our income tax for the three and nine months ended September 30, 2024 and 2023 was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Taxes on income	$29	$-	$40	$66

Income taxes increased by $29 thousand, for the three months ended September 30, 2024, compared to the three months ended September 30, 2023, mainly due to deferred taxes and timing differences in our subsidiaries.

Income taxes decreased by $26 thousand, or 39.4%, for the nine months ended September 30, 2024, compared to the nine months ended September 30, 2023, mainly due to the utilization of net operation losses forward arising from the acquisition of AlterG.

Critical Accounting Policies and Estimates

Our condensed consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of our condensed financial statements requires us to make estimates, judgments and assumptions that can affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates, judgments, and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known. Besides the estimates identified above that are considered critical, we make many other accounting estimates in preparing our condensed financial statements and related disclosures. See Note 2 to our audited consolidated financial statements included in our 2023 Form 10-K for a description of the significant accounting policies that we used to prepare our consolidated financial statements.

There have been no material changes to our critical accounting policies or our critical judgments from the information provided in “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies” of our 2023 Form 10-K, except for the updates provided in Note 3 of our unaudited condensed consolidated financial statements set forth in “Part I, Item 1. Financial Statements” of our 2024 quarterly report on Form 10-Q.

Liquidity and Capital Resources

Sources of Liquidity and Outlook

Since inception, we have funded our operations primarily through the sale of certain of our equity securities and convertible notes to investors in private placements, the sale of our ordinary shares in public offerings and the incurrence of bank debt.

During the nine months ended September 30, 2024, we incurred a consolidated net loss of $13.7 million and have an accumulated deficit in the total amount of $249.5 million. Our cash and cash equivalents as of September 30, 2024, totaled $10.7 million and our negative operating cash flow for the nine months ended September 30, 2024, was $17.7 million. We believe that we have sufficient funds to support our operations for more than 12 months following the issuance date of our condensed consolidated unaudited financial statements for the nine months ended September 30, 2024.

In November 2024, we began streamlining our U.S. operations, including closing two U.S. facilities to complete the integration following the acquisition of AlterG. As a result of the organizational changes, we reduced our total headcount by greater than 35% since the closing of the AlterG acquisition. Key functions located at the affected facilities have been integrated into the operations of the Marlborough, Massachusetts facility, and manufacturing of the AlterG Anti-Gravity Systems will be assumed by Cirtronics Corporation, a nationally recognized contract manufacturer specializing in the manufacture of precision medical devices and instrumentation. We estimate that such consolidation will save the Company approximately $3 million in operating expenses and improve gross margins when the full impact is achieved, which we expect to contribute to our goal of reducing costs and achieving profitability.

We expect to incur future net losses and our transition to profitability is dependent upon, among other things, the successful development and commercialization of our products and product candidates, the establishment of contracts for the distribution of new product lines, or the acquisition of additional product lines, any of which, or in combination, would contribute to the achievement of a level of revenues adequate to support our cost structure. If the Company does not achieve a level of revenues adequate to support its cost structure, it will implement cost reduction measures. These plans may include restructuring efforts and additional cost reductions if needed. Until we achieve profitability or generate positive cash flows, we will continue to need to raise additional cash from time to time.

We intend to fund future operations through cash on hand, additional private and/or public offerings of debt or equity securities, cash exercises of outstanding warrants or a combination of the foregoing. In addition, we may seek additional capital through arrangements with strategic partners or from other sources and we will continue to address our cost structure. Notwithstanding, there can be no assurance that we will be able to raise additional funds or achieve or sustain profitability or positive cash flows from operations.

Our anticipated primary uses of cash are (i) sales, marketing and reimbursement expenses related to market development activities for our ReWalk Personal device and AlterG anti-gravity system, broadening third-party payor and CMS coverage for our ReWalk Personal device and commercializing our new product lines added through distribution agreements; (ii) development of future generation designs for our spinal cord injury device, new AlterG products utilizing DAP technology, and our lightweight exo-suit technology for potential home personal health utilization for multiple indications; (iii) routine product updates; (iv) potential acquisitions of businesses, such as our recent acquisition of AlterG,; and (v) general corporate purposes, including working capital needs. Our future cash requirements will depend on many factors, including our rate of revenue growth, the expansion of our sales and marketing activities, the timing and extent of our spending on research and development efforts, the attractiveness of potential acquisition candidates, and international expansion. If our current estimates of revenue, expenses or capital or liquidity requirements change or are inaccurate, we may seek to sell additional equity or debt securities or arrange for bank debt financing. There can be no assurance that we will be able to raise such funds at all or on acceptable terms.

Equity Raises

Use of Form S-3

Beginning with the filing of our Form 10-K on February 17, 2017, we were subject to limitations under the applicable rules of Form S-3, which constrained our ability to secure capital with respect to public offerings pursuant to our effective Form S-3. These rules limit the size of primary securities offerings conducted by issuers with a public float of less than $75 million to no more than one-third of their public float in any 12-month period. At the time of filing our 2023 Form 10-K, on February 27, 2024, we were subject to these limitations because our public float did not reach at least $75 million in the 60 days preceding the filing of our 2023 Form 10-K. We will continue to be subject to these limitations until the earlier of such time as our public float reaches at least $75 million or when we file our next annual report for the year ended December 31, 2024, at which time we will be required to re-test our status under these rules. If our public float is below $75 million as of the filing of our next annual report on Form 10-K, or at the time we file a new Form S-3, we will continue to be subject to these limitations, until the date that our public float again reaches $75 million. These limitations do not apply to secondary offerings for the resale of our ordinary shares or other securities by selling shareholders or to the issuance of ordinary shares upon conversion by holders of convertible securities, such as warrants. We have registered up to $100 million of ordinary shares warrants and/or debt securities and certain other outstanding securities with registration rights on our registration statement on Form S-3, which was declared effective by the SEC in May 2022.

Share Repurchase Program

On June 2, 2022, our board of directors approved a share repurchase program to repurchase up to $8.0 million of our ordinary shares. On July 21, 2022, we received approval from an Israeli court for the share repurchase program. The program was scheduled to expire on the earlier of January 20, 2023, or reaching $8.0 million of repurchases. On December 22, 2022, our board of directors approved an extension of the repurchase program, with such extension to be in the aggregate amount of up to $5.8 million. The extension was approved by an Israeli court on February 9, 2023, and it expired on August 9, 2023.

As of September 30, 2024, pursuant to the share repurchase program, we had repurchased a total of 574,658 of our outstanding ordinary shares at a total cost of $3.5 million.

Cash Flows for the Nine Months Ended September 30, 2024 and 2023 (in thousands):

	Nine Months Ended September 30,
	2024	2023
Net cash used in operating activities	$(17,749)	$(16,183)
Net cash used in investing activities	-	(18,070)
Net cash used in financing activities	-	(992)
Effect of Exchange rate changes on Cash, Cash Equivalents and Restricted Cash	(29)	(24)
Net cash flow	$(17,778)	$(35,269)

Net Cash used in Operating Activities

Net cash used in operating activities increased by $1.6 million, or 9.7%, for the nine months ended September 30, 2024 primarily due to increase in trade receivables from the timing of Medicare payments for initial claims to be paid and increased inventory purchases for the establishment of safety stock of ReWalk systems as a result of the continuing conflict in Israel and in preparation for the future new product introduction of the ReWalk 7.

Net Cash used in Operating Activities

Net cash used in investing activities decreased by $18.1 million, primarily due to the acquisition of AlterG that took place in 2023.

Net Cash used in Financing Activities

Net cash used in financing activities decreased by $1 million, or 100%, for the nine months ended September 30, 2024. The decrease is due to the repurchase of our ordinary shares under our repurchase program, which expired on August 9, 2023.

Obligations and Contractual Commitments

Set forth below is a summary of our contractual obligations as of September 30, 2024.

	Payments due by period (in dollars, in thousands)
Contractual obligations	Total	Less than 1 year	1-3 years

Purchase obligations (1)	$5,929	$5,929	$-
Collaboration Agreement and License Agreement obligations (2)	35	35	-
Operating lease obligations (3)	1,024	974	50
Earnout liability (4)	792	-	792
Total	$7,780	$6,938	$842

(1)
We depend on one contract manufacturer, Sanmina Corporation, for both the SCI products and the ReStore Products. We place our manufacturing orders with Sanmina pursuant to purchase orders or by providing forecasts for future requirements. The AlterG Anti-Gravity systems were produced in Fremont, California by us and following the closure of our Fremont manufacturing facility at the end of 2024, we have moved production to Cirtronics Corporation, a contract manufacturer. Purchase orders are executed with suppliers based on our sales forecast.

(2)
Under the Collaboration Agreement, we were required to pay in quarterly installments the funding of our joint research collaboration with Harvard, subject to a minimum funding commitment under applicable circumstances. Our License Agreement with Harvard consists of patent reimbursement expenses payments and a license upfront fee payment. There are also several milestone payments contingent upon the achievement of certain product development and commercialization milestones and royalty payments on net sales from certain patents licensed to Harvard. All product development milestones contemplated by the License Agreement have been met as of September 30, 2024; however, there are still outstanding commercialization milestones under the License Agreement that depend on us reaching certain sales amounts, some or all of which may not occur. Our Collaboration Agreement with Harvard was concluded on March 31, 2022.

(3)	Our operating leases consist of leases for our facilities in the United States and Israel and motor vehicles.
(4)	Earnout payments based on AlterG’s revenue growth during the trailing twelve-month periods a year following closing of the transaction.

We calculated the payments due under our operating lease obligation for our Israeli office that are to be paid in NIS at a rate of exchange of NIS 3.71: $1.00, and the payments due under our operating lease obligation for our German subsidiary that are to be paid in euros at a rate of exchange of €1.00: $1.12, both of which were the applicable exchange rates as of September 30, 2024.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements or guarantees of third-party obligations as of September 30, 2024.

BUSINESS

Overview

We are a medical device company that designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. Our initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury (“SCI Products”). These devices are robotic exoskeletons that are designed for individuals with paraplegia that use our patented tilt-sensor technology and an onboard computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury (“SCI”) the ability to stand and walk again during everyday activities at home or in the community. In March 2023, we received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) for the ReWalk Personal Exoskeleton with stair and curb functionality which adds usage on stairs and curbs to the indication for use for the device in the U.S. The clearance permits U.S. customers to participate in more walking activities in real-world environments in their daily lives where stairs or curbs may have previously limited them when using the exoskeleton for its intended, FDA indicated uses. This feature has been available in Europe since initial CE Clearance, and real-world data from a cohort of 47 European users throughout a period of over seven years and consisting of over 18,000 stair steps was collected to demonstrate the safety and efficacy of this feature and support the FDA submission. In June 2024, we submitted a 510(k) premarket notification for ReWalk 7 Personal Exoskeleton device, a next-generation ReWalk model, and such 510(k) is pending FDA review.

We have sought to expand our product offerings beyond the SCI Products through internal development and distribution agreements. We have developed our ReStore Exo-Suit device (the “ReStore”), which we began commercializing in June 2019. The ReStore is a powered, lightweight soft exo-suit intended for use during the rehabilitation of individuals with lower limb disabilities due to stroke. During the second quarter of 2020, we finalized and moved to implement two separate agreements to distribute additional product lines in the United States. We are the exclusive distributor of the MYOLYN MyoCycle FES Pro cycles to U.S. rehabilitation clinics and for the MyoCycle Home cycles available to US veterans through the Veterans Health Administration (“VHA”) hospitals.

On August 11, 2023, we made our first acquisition to supplement our internal growth when we acquired AlterG, a leading provider of anti-gravity system for use in physical and neurological rehabilitation. We paid a cash purchase price of approximately $19 million at closing and additional cash earnouts (initially estimated to be approximately $4 million in the aggregate) may be paid based upon a percentage of AlterG’s year-over-year revenue growth over the two years following the closing. The AlterG anti-gravity systems use patented, National Aeronautics and Space Administration-derived Differential Air Pressure (“DAP”) technology to reduce the effects of gravity and allow people to rehabilitate with finely calibrated support and reduced pain. AlterG anti-gravity systems are utilized in over 4,000 facilities globally in more than 40 countries. We will continue to evaluate other products for distribution or acquisition that can broaden our product offerings further to help individuals with neurological injury and disability.

We are in the research stage of ReBoot, a personal soft exo-suit for home and community use by individuals post-stroke, and we are currently evaluating the reimbursement landscape and the potential clinical impact of this device. This product would be a complementary product to ReStore as it provides active assistance to the ankle during plantar flexion and dorsiflexion for gait and mobility improvement in the home environment, and it received Breakthrough Device Designation from the FDA in November 2021. Further investment in the development path of the ReBoot has been temporarily paused in 2023 pending further determination about the clinical and commercial opportunity of this device.

Our principal markets are primarily in the United States and Europe with some lesser sales to Asia, the Middle East and South America. We sell our products primarily directly in the United States, through a combination (depending on the product line) of direct sales and distributors in Germany, Canada, and Australia, and primarily through distributors in other markets. In our direct markets, we have established relationships with clinics and rehabilitation centers, professional and college sports teams, and individuals and organizations in the spinal cord injury community, and in markets where we do not sell direct to customers, our distributors maintain these relationships. We have offices in Marlborough, Massachusetts, Yokneam, Israel, Berlin, Germany, and Fremont, California from where we operate our business.

We have in the past generated and expect to generate in the future revenue from a combination of clinics and rehabilitation centers, commercial distributors, third-party payors (including private commercial and government payors), professional and college sports teams, and self-pay individuals. While a broad uniform policy of coverage and reimbursement by third-party commercial payors currently does not exist in the United States for exoskeleton technologies such as the ReWalk Personal Exoskeleton, we are pursuing various paths for coverage and reimbursement and support fundraising efforts by institutions and clinics, such as the VHA policy that was issued in December 2015 for the evaluation, training, and procurement of ReWalk Personal Exoskeleton systems for all qualifying veterans suffering from SCI across the United States.

We have also been pursuing updates with the Centers for Medicare and Medicaid Services (“CMS”), to clarify the Medicare coverage category (i.e., benefit category) applicable for personal exoskeletons. In 2022, the National Spinal Cord Injury Statistical Center (“NSCISC”) reported that Medicare and Medicaid are the primary payors for approximately 57% of the SCI population which are at least five years post their injury date, with Medicare representing a majority of this percentage. In July 2020, following a successful submission and hearing process, a Healthcare Common Procedure Coding System (“HCPCS”) code K1007 was issued (effective October 1, 2020) for lower-limb exoskeletons, including the ReWalk Personal Exoskeleton, which may be used for purposes of claim submission to Medicare, Medicaid, and other payors.

On November 1, 2023, CMS released the Calendar Year 2024 Home Health Prospective Payment System Final Rule, CMS-1780-F (“Final Rule”), which was adopted through the notice and comment rulemaking process. The Final Rule, which went into effect on January 1, 2024, includes a policy confirming that personal exoskeletons will be included in the Medicare brace benefit category. Medicare personal exoskeleton claims with dates of service on or after January 1, 2024 that are billed using HCPCS code K1007 will be assigned to the brace benefit category. CMS reimburses items classified under the brace benefit category using a lump sum payment methodology.

On April 11, 2024, CMS revised its April 2024 Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (“DMEPOS”) Fee Schedule to include a final lump-sum Medicare purchase fee schedule amount for personal exoskeletons (HCPCS code K1007) with an established rate of $91,032. The final payment determination was made by CMS by applying a “gap filling” process, which was used in light of CMS determining that the code describing the technology has no fee schedule pricing history and that lower extremity exoskeletons incorporate “revolutionary features” that cannot be described by or considered comparable to any other existing code or combination of codes. As part of gap-filling, CMS utilizes verifiable supplier or commercial pricing information and adjusts this pricing information according to a deflation and update factor methodology. In applying this formula to the K1007 code describing the ReWalk Personal Exoskeleton, CMS says that it calculated this final payment amount by averaging pricing information for exoskeleton devices from Lifeward and other manufacturers.

In Germany, we continue to make progress toward achieving coverage from the various government, private and worker’s compensation payors for our SCI Products. In September 2017, each of German insurer BARMER GEK (“BARMER”) and national social accident insurance provider Deutsche Gesetzliche Unfallversicherung (“DGUV”), indicated that they will provide coverage to users who meet certain inclusion and exclusion criteria. In February 2018, the head office of German Statutory Health Insurance (“SHI”) Spitzenverband (“GKV”) confirmed their decision to list the ReWalk Personal Exoskeleton system in the German Medical Device Directory. This decision means that ReWalk is listed among all medical devices for compensation, which SHI providers can procure for any approved beneficiary on a case-by-case basis. During the year 2020 and 2021, we announced several new agreements with German SHIs, including TK and DAK Gesundheit, as well as the first German Private Health Insurer (“PHI”), which outline the process of obtaining our devices for eligible insured patients. We are also currently working with several additional SHIs on securing a formal operating contract that will establish the process of obtaining a ReWalk Personal Exoskeleton for their beneficiaries within their system. Additionally, to date, several private insurers in the United States and Europe are providing reimbursement for ReWalk in certain cases.

Walk Personal Exoskeleton and ReWalk Rehabilitation Exoskeleton

Development of our SCI Products took over a decade and was spurred by the experiences of our founder, Dr. Amit Goffer, who became a quadriplegic due to an accident. Current ReWalk designs are intended for people with paraplegia, an SCI resulting in complete or incomplete paralysis of the legs, who have the use of their upper bodies and arms. We currently offer two products in this category: the ReWalk Personal Exoskeleton and the ReWalk Rehabilitation Exoskeleton. The ReWalk Rehabilitation Exoskeleton is substantially similar to the ReWalk Personal Exoskeleton system except that it is sold with multiple sizes of our adjustable parts to allow different users the ability to train within a clinic.

The ReWalk Personal Exoskeleton is a novel product that seeks to fundamentally change the health and life experiences of users. Designed for daily use, the device is battery-powered and consists of a wearable exoskeleton with integrated motors at the joints, an array of sensors and a computer-based control system to power knee and hip movement. The user controls the device movement using a combination of user inputs on the wrist-worn controller, as well as through subtle weight shifts of the upper body. Because the exoskeleton supports its own weight and facilitates the user’s gait, users do not expend unnecessary energy while walking. The ReWalk Personal Exoskeleton also allows users to sit, stand and climb and descend stairs and curbs. In March 2023, the FDA cleared the ReWalk Personal Exoskeleton for use on stairs and curbs, allowing users to participate in walking activities in more real-world environments in their daily lives and experience more opportunities to enjoy the health benefits of walking.

● ReWalk Personal Exoskeleton: intended for everyday use at home, at work or in the community with a trained companion. We began marketing ReWalk Personal Exoskeleton in Europe with CE mark clearance at the end of 2012. We received FDA clearance to market the ReWalk Personal Exoskeleton in the United States in June 2014. ReWalk Personal Exoskeleton units are all manufactured according to the same mechanical specifications. Each unit is then permanently sized to fit the individual user and the software is configured for the user’s specifications by the rehabilitation center, clinic, or distributor. We are currently offering our 6th generation device (6.0) with current research and development for our 7th generation device (7.0).

● ReWalk Rehabilitation Exoskeleton: the current offering for clinics who wish to implement exoskeleton training is composed of our Rewalk Personal Exoskeleton unit along with multiple sizing of different parts, enabling multiple patient use. The ReWalk Rehabilitation Exoskeleton provides a valuable means of exercise, training, and therapy. Use of the ReWalk Rehabilitation Exoskeleton in the clinic also enables individuals to evaluate their capacity for using the ReWalk Personal Exoskeleton in the future.
ReWalk Personal Exoskeleton

Additionally, we have received regulatory approval to sell the ReWalk Personal Exoskeleton device in other countries. In the future we intend to seek approval from the applicable regulatory agencies in other jurisdictions where we may seek to market ReWalk Personal Exoskeleton.

Overview of Spinal Cord Injury

Spinal Cord Injury

The spine is the central core of the human skeleton and provides structural support, alignment, and flexibility to the body. The spinal cord, housed inside the bones of the spinal column, is a complex bundle of nerves serving as the main pathway for information connecting the brain, and nervous system. Spinal cord injury is a serious medical condition that occurs as a result of physical damage to the nerves of the spinal cord, resulting in a loss of function, such as mobility or feeling. In most people who have spinal cord injury, the spinal cord is intact. Spinal cord injury is not the same as back injury, which may result from pinched nerves or ruptured disks. Even when a person sustains a break in a vertebra or vertebrae, there may not be any spinal cord injury if the spinal cord itself is not affected. There are two types of spinal cord injury - complete and incomplete. In a complete injury, a person loses all ability to feel and voluntarily move below the level of the injury. In an incomplete injury, there is some functioning below the level of the injury.

Upon medical examination, a patient is assigned a level of injury depending on the location of the spinal cord injury. Cervical level injuries cause paralysis or weakness in both arms and legs and is referred to as quadriplegia. Sometimes this type of injury is accompanied by loss of physical sensation, respiratory issues, bowel, bladder, and sexual dysfunction. Thoracic level injuries can cause paralysis or weakness of the legs (paraplegia) along with loss of physical sensation, bowel, bladder, and sexual dysfunction. In most cases, arms and hands are not affected. Lumbar level injuries result in paralysis or weakness of the legs (paraplegia). Loss of physical sensation, bowel, bladder, and sexual dysfunction can occur. The shoulder, arm, and hand functions are usually unaffected. Sacral level injuries primarily cause loss of bowel and bladder function as well as sexual dysfunction.

Clinical Evidence

Published clinical studies indicate the ReWalk Personal Exoskeleton’s ability to deliver a functional walking speed. In addition, certain potential secondary health benefits have been reported by healthcare practitioners and ReWalk users, including study participants. Although these benefits have not been established as conclusive clinical data in randomized controlled trials, these reported secondary health benefits include:

•	reduced pain;

•	improved bowel and urinary tract function;

•	reduced spasticity;

•	increases in joint range of motion for the hip and ankle joints;

•	improved sleep and reduced fatigue;

•	increase in oxygen uptake and heart rate as a result of walking as opposed to sitting and standing;

•	ability to ambulate at a speed greater than 0.4 meters per second, which is considered to be conducive to outdoor related community ambulation; and

•	reduced hospitalizations

We believe that using our SCI Products may have the ability to reduce the lifetime healthcare costs of individuals with spinal cord injuries, which we believe will make our SCI Products economically attractive for individuals and third-party payors. While we believe that using our SCI Products could potentially offer significant advantages over competing technologies and therapies, disadvantages include the time it takes for a user to put on the device, the slower pace of the device compared to a wheelchair, the training required by the user and companion to use the device, the weight of the device when carried, which makes it more burdensome for a companion to transport than a wheelchair, and the requirement that users be accompanied by a trained companion.

Market Opportunity

Current and near-term market opportunities include providing a solution for persons with SCI that can be used in the clinic and/or home settings. For persons with SCI, reduced physical activity and the predominance of seated activities can lead to severe physical and psychological deterioration, resulting in bad health, poor quality of life, low self-esteem, and high medical expenses. In addition, the secondary medical consequences of paralysis can include difficulty with bowel and urinary tract function, osteoporosis, loss of lean mass, gain in fat mass, insulin resistance, diabetes, and heart disease. The cost of treating these conditions is substantial. The NSCISC estimates that complications related to paraplegia cost approximately $500,000 in the first-year post-injury, excluding indirect costs such as loss in wages, fringe benefits, and productivity, and significant additional amounts over the course of an individual’s lifetime. Further, secondary complications related to spinal cord injury can reduce life expectancies for SCI patients. The young average age at time of injury and significant remaining life expectancy, the likelihood of living at home, and the lifetime cost of treatment highlight the need for an out-of-hospital solution with demonstrated health and social benefits.

The NSCISC estimates according to its 2023 SCI Data Sheet that there are 302,000 people in the United States living with SCI, with an annual incidence of approximately 18,000 new cases per year. According to the VHA data there are approximately 42,000 of such patients who are veterans and are eligible for medical care and other benefits from the VHA, out of which the VHA states that 27,000 veterans are receiving SCI treatment annually. With 25 VHA spinal cord injury centers designated SCI/D Hub locations, the VHA has the largest single network of spinal cord injury care in the United States.

The University of Alabama-Birmingham Department of Physical Medicine and Rehabilitation operates the NSCISC, which maintains the world’s largest database on spinal cord injury research. Since 2015, motor vehicle crashes have been the leading cause of reported spinal cord injury cases (38%), followed by falls (32%), acts of violence (15%) and sports injuries (8%). Approximately 79% of spinal cord injuries occur among the male population. According to NSCISC data, upon hospital discharge, 87% of persons with spinal cord injuries are sent to private, non-institutional residence (in most cases, their homes prior to injury).

Based on information from the 2022 annual report published by the NSCISC, 40% of the total U.S. population of SCI patients suffered injuries between levels T4 and L5. Four published ReWalk trials for SCI patients had an aggregate screening acceptance rate of 50% considering all current FDA limitations, resulting in an estimated 20% of the total population of SCI patients can be considered as candidates for current ReWalk Personal Exoskeleton or ReWalk Rehabilitation Exoskeleton according to the device instructions for use. For important qualifying information about this determination, see “Part I, Item 1A. Risk Factors-Risks Related to our Business and our Industry-The market for medical exoskeletons, including soft exo-suit devices, remains relatively new and unproven, and important assumptions about the potential market for our current and future products may be inaccurate.”

Third-Party Reimbursements

United States

In the U.S., individuals typically obtain a ReWalk Personal Exoskeleton for home use through third-party medical coverage. For an individual who suffered an SCI through a work-related incident, workers’ compensation insurance can be a source of funding to purchase the device. Similarly, for U.S. veterans, an individual may be covered by the VHA for the purchase of the device regardless of whether the SCI occurred during active military service.

In December 2014, the VHA issued a national policy or standard operating procedure (“SOP”) for the evaluation, training, and procurement of ReWalk Personal Exoskeleton systems for all qualifying veterans across the United States and U.S. Territories. The VHA SOP is the first national coverage policy in the United States for qualifying individuals who are living with spinal cord injury. In June 2018, the VHA updated the SOP, in part, to expand training options for individuals who could not complete the mandatory training due to excessive distance/drive times from a VHA-designated site. As of December 31, 2023, we had placed 42 units as part of the VHA policy. The VHA accounted for 12% of our total revenue for the year ended December 31, 2023.

We continue to work with the VHA to both accelerate the pace of implementation of the current VHA policy nationally, and to again expand opportunities for veterans to gain access to assessments, training, and devices in facilities outside VHA’s traditional spinal cord injury “hub and spoke” infrastructure. Community-based, non-VHA clinics are also being leveraged to allow veterans to be trained closer to their homes, while still being reimbursed by the VHA as part of the VHA’s Community Care Network program.

Successful commercialization depends in significant part on adequate coverage and reimbursement from third party payors, which may include government payors (such as Medicare and Medicaid programs in the United States), managed care organizations, and private health insurers. In general, each third-party payor decides which devices will be covered and reimbursed, establishes reimbursement and co-pay levels and sets conditions for coverage and reimbursement.

While no broad uniform policy of coverage and reimbursement for electronic exoskeleton medical technology exists among commercial insurance payors in the United States, reimbursement may be evaluated by the payor on a case-by-case basis. To date, payments for the ReWalk Personal Exoskeleton have been made primarily through case-by-case determinations by third-party payors, including commercial insurers in the United States, by self-payors and donations and, to a lesser extent, through the use of funds from insurance and/or accident settlements.

As of December 31, 2023, we had 21 cases pending in the United States for private insurance and CMS coverage decisions.

According to the NSCISC 2022 annual report, approximately 57% of the spinal cord injury population received primary coverage from Medicare and Medicaid within five years after their injury date, with Medicare representing the larger primary payor.

In order to be covered and reimbursed by Medicare, the ReWalk Personal Exoskeleton must, among other things, be classified into an applicable Medicare benefit category. In addition, appropriate codes describing the technology must also be established to facilitate billing and claims processing.

In December 2019, we submitted the first application for a unique code to describe the ReWalk Personal Exoseleton and, in July 2020, a unique code was issued for ReWalk Personal Exoskeleton. On November 1, 2023, CMS released the Final Rule, which was adopted through the notice and comment rulemaking process. The Final Rule includes a policy confirming that personal exoskeletons are included in the Medicare brace benefit category Medicare personal exoskeleton claims with dates of service on or after January 1, 2024 that are billed using HCPCS code K1007 will be assigned to the brace benefit category. CMS reimburses items classified under the brace benefit category using a lump sum payment methodology.

On November 29, 2023, CMS included the “ReWalk Personal Prosthetic Exoskeleton System” in the HCPCS public meeting, where the agency had proposed a preliminary payment determination of $94,617 for HCPCS code K1007. The preliminary payment determination was made by CMS by applying a “gap filling” process, which was used in light of CMS determining that the code describing the technology has no fee schedule pricing history and that lower extremity exoskeletons incorporate “revolutionary features” that cannot be described by or considered comparable to any other existing code or combination of codes. As part of gap-filling, CMS stated that it relied on information about average prices from 2020 market transactions for which CMS had data. In the agenda describing the preliminary payment determination, CMS noted that it would welcome information on updated verifiable market transactions. We participated in the HCPCS meeting process to provide additional information to help ensure that the final payment determination accurately reflects current pricing information related to the market of lower-limb exoskeleton devices, including the current ReWalk Personal Exoskeleton. On April 11, 2024, CMS revised its April 2024 Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (“DMEPOS”) Fee Schedule to include a final lump-sum Medicare purchase fee schedule amount for personal exoskeletons (HCPCS code K1007) with an established rate of $91,032.

As part of our plan for growth, we intend to continue working with both national and regional commercial insurance companies, health care practitioners, physicians, researchers, and the SCI community to support efforts to demonstrate the benefits of our SCI Products. In addition, we plan to pursue potential coverage policies with third party payors based on supportive data and appeal rulings that have deemed exoskeleton devices a “medically necessary” under the standard of care for individuals with SCI. Our efforts in the future will be focused on continued education of third-party payors through data application, supporting clinical trials to demonstrate the clinical benefits of using the SCI Products, working with advocacy groups, ongoing communication as well continuing to seek greater clarity regarding Medicare coverage and reimbursement standards applicable to the ReWalk Personal Exoskeleton.

Europe

Reimbursement for ReWalk in Europe varies by country and historically certain third-party payors have provided reimbursement for our products in certain cases in Germany and Italy.

We initially focused our European efforts in Germany where we continue to make progress toward achieving ReWalk coverage from the various government, private, and workers’ compensation payors. Specifically:

●
In September 2017, the German insurer BARMER confirmed it will provide ReWalk systems to all qualifying beneficiaries. BARMER provides coverage for nearly nine million people in Germany, as a member of the SHI network and one of the most significant national insurers in the country. Exoskeletons are provided to users that meet certain inclusion criteria and assessment by the German Health Insurance Medical Service (Medizinischer Dienst der Krankenversicherungen) before and after training. We remain in discussion with BARMER regarding a contract based on their 2017 decision.

●
In September 2017 Germany’s national social accident insurance provider, DGUV, indicated that the DGUV’s member payors, including the health insurance association Berufsgenossenschaft (also known as BG) and state insurers, will approve the supply of exoskeleton systems for qualifying beneficiaries on a case-by-case basis. DGUV is comprised of 36 different insurers, which provide coverage for more than 80 million individuals in Germany. Per the agreement, eligible individuals go to BG clinics for evaluation as a part of the procurement. In May 2020 the DGUV agreed to a binding offer to the evaluation, training, and supply of the ReWalk Personal Exoskeleton to qualified individuals.

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In February 2018, the GKV-Spitzenverband (Central Federal Association of (the) Statutory Health Insurance Funds) confirmed its decision to list the ReWalk Personal Exoskeleton system in the German MDD, a comprehensive list of all medical devices which are principally and regularly reimbursed by German SHI and PHI providers. The ReWalk Personal was added to the official German list of medical aids, code number 23.29.01.2001, in June 2018. This decision means that ReWalk Personal Exoskeleton is listed among all medical devices for compensation, which SHI providers can procure for any approved beneficiary on a case-by-case basis.

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During the year 2020 we announced several new agreements with SHIs such as TK and DAK-Gesundheit and others as well as the first PHI that chose to enter into an agreement with us that outline the process to obtaining a device for eligible insured patients.

●	In March 2021 we entered into a contract with BKK Mobile Oil health insurance to supply ReWalk’s Personal Exoskeleton to eligible persons in Germany.
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In June 2020, BARMER appealed the decision of the State Social Court, which ordered the supply of the SHI’s insured SCI person with ReWalk. The State Social Court ruled and deemed ReWalk as the medical aid which will directly compensate the plaintiff’s disability. BARMER initially appealed this ruling with the Federal Social Court (Bundessozialgericht), but later, in November 2022, withdrew its pending case and accepted the prior ruling from the state court that exoskeletons are considered as a direct disability compensation. This outcome means that an eligible insured person with spinal cord injury (SCI) in Germany has a legal basis for the supply of an exoskeleton as an orthopedic aid for direct disability compensation. Patients in Germany who are covered under these contracts and policies must be medically evaluated for their eligibility to use the ReWalk Personal Exoskeleton device. If medically qualified, the patient, along with his or her physician, must apply for coverage of the device. If a patient is found eligible and medically fit to use our ReWalk Personal Exoskeleton device, we first enter into a rental agreement which allows the patient the necessary period to train on how to use the device which usually takes between 3 to 6 months and then after approval from the insurer the patient receives a personal device to use at home or in the community. We are currently working with several additional SHIs and PHIs on securing a formal operating contract that will establish the process of obtaining a ReWalk Personal Exoskeleton for their beneficiaries within their system.

As of December 31, 2023, there were 49 insurance cases pending in Germany. We believe that our recent coverage decisions and the existing claims will eventually lead other German insurers to provide coverage on a broader scale, but this is not guaranteed.

We continue to support clinical research and academic publications, which we believe will further support the case for coverage.

We have distribution agreements in several European countries where we also had success with reimbursement by private insurers and worker’s compensation. One of the examples was achieved in March 2018, when the Italian Ministry of Labor and Social Policy’s statutory insurance corporation put in place a coverage policy that will provide exoskeleton systems for all qualifying beneficiaries. This policy, the first of its kind in Italy, provides individuals with spinal cord injury access to obtain their own ReWalk Personal Exoskeleton device so that they can stand and walk again. Since the initiation of coverage, we have supplied 10 units through our Italian distributor to individuals covered by this policy.

Other Funding Sources

In addition to being funded by third-party payors, including private insurance plans, government programs such as the VHA, and workers’ compensation plans, ReWalk Personal Exoskeleton is also funded by self-payors. This includes individuals who purchase ReWalk with funds from legal settlements with insurance companies or third parties.

AlterG Anti-Gravity System
The DAP technology that underpins our AlterG Anti-Gravity systems was originally developed by researchers at the NASA Moffet Field Research Center to help astronauts maintain their muscle strength and bone density during extended periods in space outside of the effects of earth’s gravity. The DAP technology was used to create a pressurized bubble that could exert pressure on an astronaut while exercising to simulate the impact of gravity. While the technology ultimately was never implemented by NASA, it also had promise for use on earth.

The DAP technology was modified by the founders of AlterG, Inc. for the opposite purpose of using the buoyancy of a pressurized air chamber to uniformly reduce gravitational load and body weight. With subsequent product development, the initial AlterG Anti-Gravity system design was supplemented with other complementary features. Our current models utilize a precise air calibration system which modulates the air pressure supporting the user 100 times a second to ensure precise and consistent weight displacement that allows for modification of the pressurized support in one-percent increments of each user’s weight. Additionally, the AlterG systems can be fitted with cameras for live video monitoring and pressure sensors that track the user’s gait pattern.

Our proprietary Stride Smart software can provide real-time data and analytics so that the user can watch and self-correct gate abnormalities. Clinicians also can simultaneously read and respond to five gait assessment key performance indicators (“KPIs”). The five KPIs include:

●	weight-bearing symmetry;
●	step length symmetry;
●	stance time symmetry;
●	cadence (stepping frequency); and
●	pain level.

The Stride Smart software provides clinicians with clear, objective data with which to assess, adjust, and modify a patient’s rehabilitation progress. Since Stride Smart collects and presents patient gait data automatically, clinicians can focus their efforts rehabbing the patient and selecting the data most useful to their gait analysis and correction recommendations.

Based on usage patterns and feedback of clinicians, we believe that the AlterG Anti-Gravity system provides a versatile tool for the rehabilitation of lower extremity injuries and conditions. By treating a broad range of conditions and facilitating faster recovery times, the AlterG Anti-Gravity system enables rehabilitation clinics the opportunity to gain more referrals, increase the throughput of the facility, and improve the productivity of the staff.

We offer a range of AlterG Anti-Gravity systems depending on the needs and budget of each customer as follows:

●
FIT - This is the entry-level and most affordable model of anti-gravity system. In addition to the standard DAP technology, the FIT also includes live video monitoring. The treadmill is equipped to run at up to 12 miles per hour (“mph”) in forward and 3 mph in reverse with a maximum incline of 15 degrees;

●	VIA - The mid-range model has the features of the FIT, plus the inclusion of the Stride Smart analytics and the AlterG Assistant; and
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PRO - The PRO is our top-of-the-line model for sports medicine applications with utilization by professional and collegiate athletes. The PRO includes all the features of the VIA, plus several additional features that add durability and accommodate elite user performance. The treadmill is a high-performance slat belt design equipped to run at up to 18 m.p.h in forward and 10 m.p.h in reverse.

In addition to sales of the AlterG Anti-Gravity systems, we also provide consumables and services that support the utilization of the installed base. For example, the AlterG systems require the users to wear proprietary shorts that zip the user into the air chamber to create the seal to retain the air that pressurizes the chamber. With frequent use, these shorts need to be periodically replaced. Additionally, we maintain a network of approximately 40 contract service engineers who perform the installation, maintenance, and repair work. As the 12-month assurance warranties expire, we market extended service contracts which can provide a recurring revenue base that can grow with the size of the installed base.

The potential market for AlterG Anti-Gravity systems is large and fragmented with several types of facilities that treat patients with conditions who could benefit from rehabilitation using partial weight displacement. According to the MedPAC 2021 Report, there are approximately 1,150 inpatient rehabilitation facilities in the U.S. These facilities treat patients with a range of conditions including stroke, lower extremity fractures, joint replacements, neurological conditions and brain injury, cardiac conditions, and other types of orthopaedic conditions. Depending on the specific details of each case, many of these patients are candidates for therapy using partial weight displacement. Globally, we estimate that there are approximately 3,500 inpatient rehabilitation facilities that are comparable in budget and quality of care to those in the U.S.

The largest potential market for the AlterG Anti-Gravity are outpatient clinics, some of which are in national and regional affiliations and most of which are independent facilities. According to the IBIS World website (which tracks the number of physical therapy rehabilitation centers), there are approximately 44,000 outpatient clinics in the U.S. These facilities treat patients with less severe conditions than inpatient facilities with a greater mix of patients skewed towards lower extremity fractures, joint replacements, and other types of orthopedic conditions. Globally, we estimate that there are over 100,000 outpatient clinics based on scaling of population and standard of living that there are over 100,000 outpatient clinics. One other major segment of the market for AlterG systems consists of professional and elite level sports teams, including major university and college sports programs.

These teams use the AlterG Anti-Gravity system to assist their players in maintaining higher levels of fitness and accelerating the recovery time from sports-related injuries. Based on our internal estimates of the market, we believe that there are approximately 1,400 sports programs in the U.S. who are potential AlterG customers. Globally, we estimate this figure to be greater than 4,000 teams.

ReStore Exo-Suit

In June 2017 we unveiled our lightweight exo-suit ReStore system designed initially for rehabilitation of stroke patients. The patented soft exo-suit technology was originally developed at Harvard University’s Wyss Institute for Biologically Inspired Engineering (“Harvard”), where it also underwent initial clinical testing that demonstrated potential to improve walking for stroke survivors. ReWalk and Harvard entered into a multi-year research collaboration agreement in 2016 which provides ReWalk license to intellectual property relating to lightweight exo-suit system technologies for lower limb disabilities and provides access to future innovations that emerge from this collaboration and may be relevant to additional stroke products or other therapies. The development and regulatory clearance process for ReStore took us approximately three years. We received FDA clearance for ReStore in June 2019 and CE clearance in May 2019. Following the regulatory clearances, we began to commercialize the ReStore product.
ReStore Exo-Suit

The ReStore product consists of a soft, fabric-based design that connects to a lightweight waist pack and mechanical cables that help lift the patient’s affected leg in synchronized timing with their natural walking pattern. The lightweight structure wraps around the waist and supports an actuator with a motor, computer, and cable, along with sensors attached to a stable point on the user’s calf and footplate in the user’s shoe. This design provides targeted mechanical assistance to the patient’s ankle during forward propulsion (plantarflexion) and ground clearance (dorsiflexion), two key phases of the gait cycle. The ReStore system is designed to provide advantages to stroke rehabilitation clinics and therapists as compared to other traditional therapies and devices by enabling the therapist to specifically target and train for improved propulsion symmetry, which is a key contributor to improved walking speed and efficiency for patients recovering from stroke.

Published clinical trials using the soft exo-suit design on stroke patients have shown varying levels of improvements, with the main ones being improved walking speed, improved propulsion symmetry, reductions in compensatory behaviors including paretic hip hiking and circumduction as well as reduction in metabolic burden associated with post stroke walking. There are additional studies on-going with the ReStore device that examine the improvement in walking speed following training with the soft exo-suit as well as comparing the results of traditional training with soft exo-suit training.

The main market for ReStore is rehabilitation clinics with a stroke therapy program or clinics that would like to broaden their stroke presence. This product is marketed and sold directly to rehabilitation clinics for use during the treatment of their patients which is generally reimbursed by commercial and government payors. During the second half of 2019 we expanded our sales and marketing presence in the United States to accelerate product penetration after receiving FDA and CE clearance. These efforts were adversely impacted by the COVID-19 pandemic, as clinics and hospitals shifted resources and attention during the pandemic. During 2023, new research has been published on the clinical efficacy using ReStore in stroke rehabilitation and we see this technology as a building block for future portfolio development. Geographically, the ReStore system is commercially available through our direct sales teams in the United States and Germany.

Stroke incidence rate in the United States is approximately 800,000 incidences per year and the survival rate is approximately 80%. Of this stroke population, 80% are left with some type of lower limb disability. This patient population seeks treatment in one of the approximately 1,600 primary and comprehensive inpatient, outpatient, and rehabilitation clinics providing therapy to stroke patients. With the clinical evidence we have to date on ReStore, its unique design and its cost-effectiveness compared to other products, we believe the ReStore soft exosuit has an opportunity to be adopted by clinics for use in therapy of their stroke patients. However, we also recognize that the process to achieve that might be long and will likely only occur once national or regional healthcare providers include the device within their stroke therapy programs. We also believe that to accelerate adoption, further clinical evidence is required as well as continued education on the new ReStore design and its unique advantages compared to current therapies and products.

As of December 31, 2023, and December 31, 2022, we had placed 42 and 33 ReStore units, respectively.
ReBoot Product

We are also in the research stage of ReBoot, a soft exoskeleton for stroke home and community use, and are currently evaluating the reimbursement landscape and the potential clinical impact of this device. This product would be a complementary product to ReStore, and it received Breakthrough Device Designation from the FDA in November 2021. The ReBoot is a lightweight, battery-powered exo-suit intended to assist ambulatory functions in individuals with reduced ankle function related to neurological injuries, such as stroke. The ReBoot is a customizable personalized device intended for home and community use with an estimated market of approximately 400,000 annual stroke patients who require walking assistance after being discharged home. Further investment in the development path of the ReBoot was paused in 2023 pending further determination about the clinical and commercial opportunity of this device.

Sales and Marketing Activities

With added resources from the AlterG acquisition, we have created a U.S. commercial team that we believe has the capacity and capabilities to support a broad range of physical and neurological rehabilitation products for use in facilities, the home and the community. As part of this integration, we have rebranded our company under the name Lifeward, to emphasize our commitment to pioneering a portfolio of innovative technologies to empower the pursuit of life’s ambitions in the face of physical limitation or disability. For the sake of clarity, we will continue to use the ReWalk name to designate our line of Exoskeleton products and the AlterG name to describe our line of anti-gravity systems.

In the U.S., our commercial efforts are direct sales focused generally on rehabilitation centers, hospitals, rehabilitation clinics, and similar facilities that treat patients who could benefit from offerings within our portfolio of products. We market our facility-based products, such as the AlterG and the MyoCycle Pro to these institutions for their use in providing care to their patients. We also market our home-based products, such as the ReWalk Personal Exoskeleton or MyoCycle Home, to physicians and physical therapists for referrals to individuals who could benefit from these devices as part of a home-based activity regimen that elevates the health and wellness of these individuals. Additionally, some sales of the ReWalk Personal Exoskeleton or MyoCycle Home are also generated from referrals through the spinal cord injury community and direct inquiries from potential users through our different marketing efforts. Beyond healthcare facilities, we also market our AlterG systems to professional and college sports teams who use the systems to help their athletes recover from lower extremity sports injuries.

Outside the U.S., our distribution varies depending on the product and the geographic market. We market our ReWalk Personal Exoskeleton product directly in Germany and primarily through third-party distributors, who maintain the customer relationships, in our other markets. We market our AlterG systems directly in Canada and Australia, and in other territories utilize a network of over 40 third-party distributors who generally have exclusivity in their respective geographic territories.

As of December 31, 2023, we had placed 131 ReWalk Rehabilitation Exoskeleton units in use at rehabilitation centers and 598 ReWalk Personal Exoskeleton units in a home or community use, compared to 128 ReWalk Rehabilitation Exoskeleton units and 572 ReWalk Personal Exoskeleton units as of December 31, 2022. We estimate the installed base of AlterG systems is over 6,000 installed units worldwide as of December 31, 2023. On April 11, 2024, CMS revised its April 2024 Durable Medical Equipment, Prosthetics, Orthotics, and Supplies (“DMEPOS”) Fee Schedule to include a final lump-sum Medicare purchase fee schedule amount for personal exoskeletons (HCPCS code K1007) with an established rate of $91,032. We intend to continue aggressively targeting the eligible Medicare customer base for growth while also continuing to focus on expanding commercial and other reimbursement coverage. Additionally, with our increased direct sales resources and distributor network, we also expect to greater penetrate the base of facilities which could utilize AlterG systems for rehabilitation of their patients.

Competition

The market in which we operate is characterized by active competition and rapid technological change, and we expect competition to increase. Competition arises from providers of other mobility systems and prosthetic devices used in the clinic and/or home settings.

We are aware of several other companies developing competing technology and devices, and some of these competitors may have greater resources, greater name recognition, broader product lines, or larger customer bases than we do.

Our principal competitors in the medical exoskeleton market consist of Ekso Bionics (NASDAQ: EKSO), Rex Bionics Pty, Cyberdyne (Tokyo Stock Exchange: 7779), FREE Bionics, DIH (formerly known as Hocoma), Wandercraft, and Bioness (acquired by Bioventus (NASDAQ: BVS). The competitors’ products may also compete with the ReStore soft exo-suit, as well as manual forms of gait training which do not involve robotic assistive devices.

We believe that our ReWalk Personal Exoskeleton possesses key competitive advantages over these companies’ products, such as our tilt-sensor technology that provides a self-initiated walking experience, six degrees of freedom which enable a more natural gait, faster functional walking speed, the ability to support its own weight, and broad user specifications. In addition, ReWalk Personal Exoskeleton is the only medical exoskeleton with FDA and CE clearance for use on stairs and curbs, which greatly improves the ability to use the device in everyday real-world environments.

We believe that our ReStore soft exo-suit device has several competitive advantages over the products of our competitors, including a design that facilitates a natural, functional walking pattern through flexible materials, sensors, and powered plantarflexion as well as dorsiflexion, making it the only solution of its type of which we are aware of that supports such movements, achieving that with a lower cost and weight than rigid exoskeletal devices.

In addition, we compete with alternative devices and alternative therapies, including treadmill-based gait therapies, such as those offered by Hocoma, Tyromotion, Boost, Aretech, BTL, and Reha Technology. Other medical device or robotics companies, academic and research institutions, or others may develop new technologies or therapies that provide a superior walking experience, are more effective in treating the secondary medical conditions that we target or are less expensive than our current or future products. Our technologies and products could be rendered obsolete by such developments.

We may also compete with other treatments and technologies that address the secondary medical conditions that ReWalk seeks to mitigate.

Community Engagement and Education

We devote significant resources to engagement with and education of the spinal cord injury community with respect to the benefits of our SCI Products, as well as for our ReStore device. We actively seek opportunities to partner with hospitals, rehabilitation centers and key opinion leaders to engage in research and development and clinical activities. We also seek to educate and gain support from organizations such as patient advocacy groups and clinician societies with the goal of promoting adoption of exoskeleton technology from patient, clinician, and payor communities. We believe that our success has been and will continue to be driven in part by our reputation and acceptance within the spinal cord injury community.

To date, multiple advocacy groups have issued public endorsements of the ReWalk Personal Exoskeleton, including leading United States-based national organizations such as the United Spinal Association and the Dana and Christopher Reeves Foundation, as well as others. In addition, the National Institute for Health and Care excellence in the United Kingdom (also known as “NICE”), has issued a public announcement regarding the ReStore device.

Services and Customer Support

Our centers of operations in Marlborough, Massachusetts, Fremont, California, and Berlin, Germany coordinate all customer support and product service functions for North America and Europe, respectively, through dedicated technical service personnel who provide product services and customer support through training to healthcare providers and support to product users.
Research and Development

We are committed to investing in a robust research and development program to support our current product line and to potentially develop our pipeline of new and complementary products, and we believe that ongoing research and development efforts are essential to our success. Our research and development team consists of both in-house and external staff, including engineers, machinists, researchers and marketing, quality, manufacturing, regulatory and clinical personnel, which we employ as efficiently as possible meet our current and future needs, and who work closely together to design, enhance, and validate our technologies. This research and development team conceptualizes technologies and then builds and tests prototypes before refining and/or redesigning, as necessary. Our regulatory and clinical personnel work in parallel with engineers and researchers, allowing us to anticipate and resolve potential issues at early stages in the development cycle. Our level of research and development investment depends on our available resources, business plans, and future needs.

We are working on product design improvements and expanded labeling for the ReWalk Personal Exoskeleton product which we plan to launch following obtaining regulatory clearance and approvals. In the longer term we are conducting research for our next generation exoskeleton with design improvements and advanced robotic technologies as part of the Human Robot Interaction Consortium research program. New medical indications impacting the ability to walk that we may pursue include multiple sclerosis, cerebral palsy, Parkinson’s disease, and elderly assistance.

We are also developing new generations of anti-gravity systems utilizing our DAP technology. In 2024, we launched the AlterG NEO, a new model designed to reduce manufacturing costs, making it more affordable for independent rehabilitation clinics and expanding the potential market opportunity. Additionally, we are evaluating other applications for DAP technology to create entirely new rehabilitation systems for our facility-based customers.

We conduct our research and development efforts mainly at our facility in Yokneam, Israel. We believe that the close interaction among our research and development and manufacturing groups allows for timely and effective realization of our new product concepts.

Our research and development efforts have been financed, in part, through funding from the Israel Innovation Authority (formerly known as Office of the Chief Scientist in the Israel Ministry of Economy) (the “IIA”). From our inception through September 30, 2024, we received funding totaling approximately $2.8 million from the IIA.

Research and Development Collaborations

On April 1, 2022, we entered a research and development cooperation agreement with several companies and universities in the Human Robot Interaction (“HRI”) Consortium, part of the IIA’s MAGNET incentive program. This incentive program provides grants for R&D collaboration as part of a consortium comprised of private businesses and leading academic centers. The goals of the HRI consortium are to “develop advanced technologies aimed at providing robots with social capabilities, enabling them to carry out various tasks and effective interactions with different users in diverse operational environments.” The total program has a budget of NIS 57 million, which includes funding for research and development grants to help drive technological innovation. The Consortium is a 3-year program which has allocated NIS 1.745 million to fund ReWalk-specific projects over the first 18-month period of the program. As of December 31, 2023, the Company spent total funds in the amount of NIS 1.571 million which has allocated for the first 18-month period. In November 2023, we entered the second 18-month period of the program, the Consortium has allocated NIS 1.336 million to fund ReWalk-specific projects over the second 18-month period. As a member of the HRI Consortium, we collaborate with several universities to develop advanced technologies aimed at improving the human-exoskeleton interaction. This research collaboration with top researchers in the fields of robotics, behavioral sciences and human-computer interaction will seek to make the use of exoskeletons easier and more natural to promote wider adoption of the technology.

On May 16, 2016, we entered into the Research Collaboration Agreement (“Collaboration Agreement”) and the Exclusive License Agreement (“Harvard License Agreement”) with Harvard. Under the Collaboration Agreement, we and Harvard agreed to collaborate on research regarding the development of lightweight soft suit exoskeleton system technologies for lower limb disabilities, which are intended to treat stroke, multiple sclerosis, mobility limitations for the elderly and other medical applications. Under the Collaboration Agreement, we paid Harvard quarterly installment payments to help fund the research. Subject to the terms of the Collaboration Agreement, we and Harvard were required to report our respective research results and findings to each other on a regular basis. The Collaboration Agreement governed ownership of the research results and inventions generated in performance of the research collaboration and provided us the option to negotiate with Harvard for a license to certain new inventions of Harvard conceived in performance of the collaboration. The Collaboration Agreement concluded on March 31, 2022.

Under the Harvard License Agreement, we have been granted an exclusive, worldwide royalty-bearing license under certain patents of Harvard relating to lightweight “soft suit” exoskeleton system technologies for lower limb disabilities, a royalty-free license under certain related know-how and the option to obtain a license to certain inventions conceived under our joint research collaboration. Harvard retains the right to practice the patents for research, educational and scholarly purposes. We are required to use commercially reasonable efforts to develop products under the Harvard License Agreement in accordance with an agreed-upon development plan and to introduce and market such products commercially. In addition to an upfront fee and royalties on net sales, we are obligated to pay Harvard certain milestone payments upon the achievement of certain product development and commercialization milestones. We have also agreed to reimburse Harvard for expenses incurred in connection with the filing, prosecution, and maintenance of the licensed patents.

The Harvard License Agreement will continue in full force and effect until the expiration of the last-to-expire valid claim of the licensed patents, or it is terminated in accordance with its terms. We may terminate the License Agreement for any reason upon 60 days’ prior written notice, while Harvard may terminate the License Agreement if we do not maintain requisite insurance or become insolvent. The Harvard License Agreement may also be terminated by Harvard or us due to the other party’s material uncured breach.

The Harvard License Agreement contains, as applicable, customary representations and warranties and customary enforcement, indemnification, and insurance provisions. For further discussion of the Collaboration Agreement and Harvard License Agreement, see Note 10 to our consolidated financial statements for the fiscal year ended December 31, 2023 included elsewhere in this registration statement.

Intellectual Property

Protection of our intellectual property is important to our business. We seek to protect our intellectual property through a combination of patents, trademarks, confidentiality, and assignment agreements with our employees and certain of our contractors and confidentiality agreements with certain of our consultants, scientific advisors and other vendors and contractors. In addition, we rely on trade secrets law to protect our proprietary software and product candidates/products in development.

In addition to our portfolio of issued patents and pending patent applications, we license certain patented and patented pending technology from a third party as described above under the “Research and Development” section.

As of December 31, 2023, we have 11 issued patents in the United States and 19 issued patents outside of the United States, as well as 13 pending patent applications for our technology in the United States, China, and Europe. For our patents associated with DAP and other AlterG technology, we have 25 issued patents in the United States and 21 patents issued outside the United States, as well as 10 pending patent applications for anti-gravity associated technology in the United States.

In the United States and Europe, we have apparatus patent claims covering aspects of both our exoskeleton and our anti-gravity products and similar devices or systems, which focus on protecting our products in terms of structural characteristics and functionality. Moreover, we also have method patent claims covering certain methods of operation and control of our exoskeleton and anti-gravity products, which provide additional protection for our technology. We do not currently license any of the technology contained in our currently commercialized ReWalk and AlterG products, other than with respect to technology that is generally publicly available, but we may do so in the future.

Patents filed both in the United States and Europe (as well as other countries) generally have a term of 20 years from their earliest effective filing date, although they can be slightly longer depending upon a local jurisdiction’s rules and laws. For example, the oldest of our issued patents relating to our tilt-sensor technology was filed in May 2001 in the United States and would typically expire in May 2021. However, this patent actually expired in April of 2023 due to patent term adjustment (PTA) of 689 days for delays in examination by the United States Patent and Trademark Office.

We currently hold a registered trademark in the United States, Europe, Israel, and the United Kingdom, for the mark “ReWalk.” We currently hold a registered trademark in United States, Europe and the United Kingdom for the mark “ReStore”. We currently hold a registered trademark in the United States, Europe, Israel, and the United Kingdom for the mark “Alter G.” We have also recently sought trademark registration of “Lifeward” in the United States, Europe, and Israel.

We cannot be sure that our intellectual property will provide us with a competitive advantage especially as some of our older patents begin to expire, or that we will not infringe on the intellectual property rights of others. In addition, we cannot be sure that any patents will be granted in a timely manner or at all with respect to any of our patent pending applications.

Government Regulation

U.S. Regulation

Our medical products and manufacturing operations are regulated by the FDA and other federal and state agencies. Our products are regulated as medical devices in the United States under the Federal Food, Drug, and Cosmetic Act, or the FFDCA, as implemented and enforced by the FDA. The FDA regulates the development, testing, manufacturing, labeling, storage, installation, servicing, advertising, promotion, marketing, distribution, import, export, and market surveillance of our medical devices.

Premarket Regulatory Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, approval of a premarket approval application (PMA), or issuance of a de novo classification order. Under the FFDCA, medical devices are classified into one of three classes-Class I, Class II or Class III-depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA review required prior to marketing the device. Class I devices are those for which reasonable assurance of safety and effectiveness can be assured by adherence to general controls that include compliance with the applicable portions of the FDA’s Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. Class I also includes devices for which there is insufficient information to determine that general controls are sufficient to provide reasonable assurance of the safety and effectiveness of the device or to establish special controls to provide such assurance, but that are not life-supporting or life-sustaining or for a use which is of substantial importance in preventing impairment of human health, and that do not present a potential unreasonable risk of illness of injury.

Class II devices are those for which general controls alone are insufficient to provide reasonable assurance of safety and effectiveness and there is sufficient information to establish “special controls.” These special controls can include performance standards, post-market surveillance, and patient registries. While most Class I devices are exempt from the 510(k) premarket notification requirement, most Class II devices require a 510(k) premarket notification to be marketed in the U.S. As a result, manufacturers of most Class II devices are required to submit to the FDA premarket notifications under Section 510(k) of the FFDCA in order to market or commercially distribute those devices. To obtain 510(k) clearance, manufacturers must demonstrate that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, or PMA, meaning, (i) a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, (ii) a device that has been reclassified from Class III to Class II or I, or (iii) a device that was found substantially equivalent through the 510(k) process. If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the device is not “substantially equivalent” to a previously cleared device, the device is automatically a Class III device. The device sponsor must then fulfill more rigorous premarket approval requirements or can request a risk-based classification determination for the device in accordance with the “de novo” classification process, which is a route to market for medical devices that are low to moderate risk but are not substantially equivalent to a predicate device.

Devices that are intended to be life sustaining or life supporting, devices that are implantable, devices that present a potential unreasonable risk of harm or are of substantial importance in preventing impairment of health, and devices that are not substantially equivalent to a predicate device are placed in Class III and generally require approval of a PMA, unless the device is a pre-amendment device not yet subject to a regulation requiring premarket approval. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from preclinical studies and clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FFDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take one year or even longer.

Clinical trials are almost always required to support PMAs and are sometimes required to support 510(k) submissions. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations that govern investigational device labeling, prohibit promotion of the investigational device, and specify recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” as defined by the FDA, the agency requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. The IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA denies the application or notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification of the study, the FDA may permit a clinical trial to proceed under a conditional approval. In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still comply with abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements.

In June 2014, the FDA granted our request for “de novo” classification, and classified ReWalk as a Class II powered exoskeleton device subject to special controls. The ReWalk is intended to enable individuals with spinal cord injuries to perform ambulatory functions under supervision of a specially trained companion, and inside rehabilitation institutions. The special controls established in the de novo classification order for all powered exoskeleton devices include the following: clinical testing to demonstrate safe and effective use considering the level of supervision necessary and the use environment; non-clinical safety and performance testing, including durability testing to demonstrate that the device performs as intended under anticipated conditions of use; a training program; and labeling related to device use and user training. The special controls of this de novo order also apply to competing powered exoskeleton products seeking FDA clearance.

In June 2019, the FDA issued a 510(k) clearance for ReStore, which means that the device can be marketed in the U.S. ReStore is intended to be used to assist ambulatory functions in rehabilitation institutions under the supervision of a trained therapist for people with hemiplegia or hemiparesis due to stroke. ReStore complies with special controls for powered exoskeletons as described above. In order for us to market ReStore and ReWalk, we must comply with both these special controls as well as general controls, including controls related to quality, facility registration, reporting of adverse events and labeling. Failure to comply with the general and special controls could lead to removal of ReStore or ReWalk from the market, which would have a material adverse effect on our business.

In June 2022, we submitted a 510(k) premarket notification for ReWalk Personal Exoskeleton seeking to enable the stairs functionality and add uses on stairs and curbs to the indication for use for the device in the US. In March 2023, the FDA issued the 510(k) clearance.

Expedited Development and Review Programs

FDA’s Breakthrough Devices Program is a voluntary program offered to manufacturers of certain medical devices and device-led combination products that may provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions. The goal of the program is to provide patients and health care providers with more timely access to qualifying devices by expediting their development, assessment and review, while preserving the statutory standards for marketing authorization.

The program is available to medical devices that meet certain eligibility criteria, including that the device provides more effective treatment or diagnosis of life-threatening or irreversibly debilitating diseases or conditions, and that the device meets one of the following criteria: (i) the device represents a breakthrough technology, (ii) no approved or cleared alternatives exist, (iii) the device offers significant advantages over existing approved or cleared alternatives, or (iv) the availability of the device is in the best interest of patients. Breakthrough Device designation provides certain benefits to device developers, including more interactive and timely communications with FDA staff, use of post market data collection, when scientifically appropriate, to facilitate expedited and efficient development and review of the device, opportunities for efficient and flexible clinical study design, and prioritized review of premarket submissions.

Post-Market Regulatory Requirements

After a device is cleared for marketing, numerous regulatory requirements apply. These include:

●	establishment registration and device listing;
●	development of a quality assurance system, including establishing and implementing procedures to design and manufacture devices;
●	labeling regulations that prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling;
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FDA’s Unique Device Identification requirements that call for a unique device identifier (UDI) on device labels and packages and submission of data to the FDA’s Global Unique Device Identification Database (GUDID);

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medical device reporting regulations that require manufacturers to report to the FDA if a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and corrections and removal reporting regulations that require manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FFDCA that may present a risk to health; and

●	post-market surveillance.

Our manufacturing processes are required to comply with the applicable portions of the FDA’s Quality System Regulation (“QSR”) that covers the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. In February 2024, the FDA issued the Quality Management System Regulation (“QMSR”) Final Rule to amend the QSR, incorporating by reference the international standard for medical device quality management systems set by the International Organization for Standardization (ISO), ISO 13485:2016. The rule will become effective on February 2, 2026. Until then, manufacturers are required to comply with the QSR. We actively maintain compliance with the FDA’s QSR, and the European Union’s Quality Management Systems requirements, ISO 13485:2016.

As a manufacturer, we are subject to periodic scheduled or unscheduled inspections by the FDA. If the FDA believes we or any of our contract manufacturers are not in compliance with the quality system requirements, or other post-market requirements, it has significant enforcement authority. Specifically, if the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
●	customer notifications or repair, replacement, or refunds;
●	recalls, withdrawals, or administrative detention or seizure of our products;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusing or delaying requests for approval of pre-market approval applications relating to new products or modified products;
●	withdrawing PMA approval or reclassifying our devices;
●	refusal to grant export approvals for our products; or
●	pursuing criminal prosecution.

Any such action by the FDA would have a material adverse effect on our business. In addition, these regulatory controls, as well as any changes in FDA policies, can affect the time and cost associated with the development, introduction, and continued availability of new products. Where possible, we anticipate these factors in our product development processes.

Regulation Outside of the U.S.

In addition to the United States regulations, we are subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. In the E.U., medical devices are regulated by the European Union Medical Devices Regulation (EU) 2017/745 or MDR, which became applicable on 26 May 2021 and replaced the EU Medical Devices Directive 93/42/EEC, or MDD. The MDR and its associated guidance documents and harmonized standards, govern, among other things, device design and development, preclinical and clinical or performance testing, premarket conformity assessment, registration and listing, manufacturing, labeling, storage, claims, sales and distribution, export and import and post-market surveillance, vigilance, and market surveillance.

Before a device can be placed on the market in the E.U., compliance with the MDR requirements must be demonstrated in order to affix the CE Mark to the product. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a “Notified Body.” This third-party assessment may consist of an audit of the manufacturer’s quality system or specific testing of the manufacturer’s product. The Notified Body issues a CE Certificate of Conformity to confirm successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements provided in the MDR. Under transitional provisions provided in the MDR, medical devices that had valid CE Certificates of Conformity issued under the MDD prior to May 26, 2021 and that remained valid (and not withdrawn) on March 20, 2023, can continue to be placed on the EEA market until the end of December 2027 or 2028 (depending on the class of device), provided the device’s manufacturer complies with certain requirements, including that there are no significant changes in the design and intended purpose of the applicable device. After the expiry of any applicable transitional period, only devices that have been CE marked on the basis of the MDR may be placed on the market in the EEA. We comply with the E.U. requirements and have received ta Notified Body Certificate of Conformity under the MDD for all of our ReWalk systems including the ReStore device which are distributed in the E.U. This allows us to continue to apply the CE mark to our products and place them on the market throughout the E.U. during the transition period or until we have completed an appropriate conformity assessment procedure under the MDR.

Following the U.K.’s exit from the E.U. (known as “Brexit”), the MDR does not apply in the United Kingdom (except for Northern Ireland, which under the Northern Ireland Protocol is bound by certain E.U. laws). The medical device legislative framework in the United Kingdom is set out in the Medical Devices Regulations 2002, as amended. These regulations are based on the previous medical device directives of the E.U. but have been amended so that they function properly now the United Kingdom is no longer part of the E.U. The Medical Devices Regulations 2002 have introduced several changes including (but not limited to) replacing the CE mark with a UKCA marking (although E.U. CE marks will be recognized potentially up until June 2030), requiring manufacturers outside of the United Kingdom to appoint a “UK Responsible Person” if they place devices on the Great Britain market and more wide-ranging device registration requirements.

Sales in other jurisdictions are subject to the foreign government regulations of the relevant jurisdiction, and in most cases, we must obtain approval by the appropriate regulatory authorities before we can commence clinical trials or marketing activities in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required to obtain a marketing authorization in the United States or the CE mark in the E.U. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change, and additional government regulations may be enacted that could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature, or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

U.S. Anti-Kickback, False Claims and Other Healthcare Fraud and Abuse Laws

In the United States, there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. Violations of these laws can lead to civil and criminal penalties, including exclusion from participation in federal healthcare programs. These laws apply to manufacturers of products, such as us, with respect to our financial relationship with hospitals, physicians and other potential purchasers or acquirers of our products. The U.S. government has published regulations that identify “safe harbors” or exemptions for certain practices from enforcement actions under the federal anti-kickback statute, and we will seek to comply with the safe harbors where possible. To qualify for a safe harbor, the activity must fit squarely within the safe harbor. Arrangements that do not meet a safe harbor are not necessarily illegal but must be evaluated on a case-by-case basis. A person or entity may be found to violate the anti-kickback statute even absent actual knowledge of this statute or specific intent to violate it. In addition, the government may assert that a claim that includes items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (“FCA”).

The civil FCA prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or avoiding, decreasing, or concealing an obligation to pay money to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil FCA has been used to assert liability on the basis of kickbacks and other improper referrals, improper use of Medicare provider or supplier numbers when detailing a provider of services, improper promotion of off-label uses not covered by a device’s clearance or approval, and allegations as to misrepresentations with respect to products, contract requirements, and services rendered. In addition, private payors have been filing follow-on lawsuits alleging fraudulent misrepresentation, although establishing liability and damages in these cases is more difficult than under the FCA. Intent to deceive is not required to establish liability under the civil FCA. Civil FCA actions may be brought by the government or may be brought by private individuals on behalf of the government, called “qui tam” actions. If the government decides to intervene in a qui tam action and prevails in the lawsuit, the individual will share in the proceeds from any fines or settlement funds. If the government declines to intervene, the individual may pursue the case alone. The civil FCA provides for treble damages and a civil penalty for each false claim, such as an invoice or pharmacy claim for reimbursement, which can aggregate into millions of dollars. For these reasons, FCA lawsuits against biopharmaceutical and device companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements, as much as $3.0 billion, regarding certain sales practices and promoting off label uses. Civil FCA liability may further be imposed for known Medicare or Medicaid overpayments that are not refunded within 60 days of discovering the overpayment, even if the overpayment was not caused by a false or fraudulent act. In addition, conviction or civil judgment for violating the FCA may result in exclusion from federal health care programs, and suspension and debarment from government contracts, and refusal of orders under existing government contracts.

The government may further prosecute conduct constituting a false claim under the criminal FCA. The criminal FCA prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious, or fraudulent and, unlike the civil FCA, requires proof of intent to submit a false claim.

The civil monetary penalties statute is another statute under which medical device companies may potentially be subject to enforcement. Among other things, the civil monetary penalties statue imposes fines against any person who offers to provide remuneration to any individual eligible for benefits under Medicare or Medicaid that the offerer knows or should know is likely to influence the individual to order or receive from a particular provider or supplier of any item or service reimbursable under those programs.

The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) also created federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, a healthcare benefit program, regardless of whether the payor is public or private, in connection with the delivery or payment for health care benefits, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items, or services relating to healthcare matters. Additionally, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively the “ACA”, amended the intent requirement of certain of these criminal statutes under HIPAA so that a person or entity no longer needs to have actual knowledge of the statute, or the specific intent to violate it, to have committed a violation.

The Physician Payments Sunshine Act (“Sunshine Act”) requires annual reporting, by applicable device and drug manufacturers, of covered products, payments, and other transfers of value to certain health care providers, and ownership and investment interests held by physicians and their immediate family members.

Further, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and its respective implementing regulations imposes certain requirements on covered entities relating to the privacy, security, and transmission of certain individually identifiable health information, known as protected health information. Among other things, HITECH, through its implementing regulations, makes HIPAA’s security standards and certain privacy standards directly applicable to business associates, defined as a person or organization, other than a member of a covered entity’s workforce, that creates, receives, maintains, or transmits protected health information on behalf of a covered entity for a function or activity regulated by HIPAA. HITECH also strengthened the civil and criminal penalties that may be imposed against covered entities, business associates, and individuals, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, other federal and state laws may govern the privacy and security of health and other information in certain circumstances, many of which differ from each other in significant ways and may not be pre-empted by HIPAA, thus complicating compliance efforts.

Many states have also adopted laws similar to each of the above federal laws, which may be broader in scope and apply to items or services reimbursed by any third-party payor, including commercial insurers. Certain states also require implementation of commercial compliance programs and compliance with the medical device industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments or the provision of other items of value that may be made to healthcare providers and other potential referral sources; impose restrictions on marketing practices; or require companies to track and report information related to payments, and other items of value to physicians and other healthcare providers.

If our operations are found to be in violation of any of the laws or regulations described above or any other applicable laws, we may be subject to penalties or other enforcement actions, including criminal and significant civil monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, corporate integrity agreements, suspension and debarment from government contracts, and refusal of orders under existing government contracts, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Enforcement actions can be brought by federal or state governments, or as “qui tam” actions brought by individual whistleblowers in the name of the government under the civil FCA if the violations are alleged to have caused the government to pay a false or fraudulent claim.

To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

Coverage and Reimbursement

The commercial success of our product candidates and our ability to commercialize any approved product candidates successfully will depend in part on the extent to which governmental payor programs at the federal and state levels, including Medicare and Medicaid, private health insurers, and other third-party payors provide coverage for and establish adequate reimbursement levels for our products. Government authorities, private health insurers, and other organizations generally decide which products and services they will pay for and establish reimbursement levels for healthcare. Medicare is a federally funded program managed by CMS through local fiscal intermediaries and carriers that administer coverage and reimbursement for certain healthcare items and services furnished to the elderly and disabled. Medicaid is an insurance program for certain categories of patients whose income and assets fall below state defined levels and who are otherwise uninsured that is both federally and state funded and managed by each state. In the United States, private health insurers and other third-party payors often provide reimbursement for products and services based on the level at which the government provides reimbursement through the Medicare or Medicaid programs for such products and services.

In the United States, the European Union, and other potentially significant markets for our products, government authorities and third-party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which often has resulted in average selling prices lower than they would otherwise be. In the United States, it is also common for certain government and private health plans to use coverage determinations to leverage rebates from labelers to reduce the plans’ net costs. These restrictions and limitations influence the purchase of healthcare services and products and lower the realization on manufacturers’ sales of products. Third-party payors are developing increasingly sophisticated methods of controlling healthcare costs. Third-party payors may limit coverage to specific therapeutic products on an approved list, or formulary, which might not include all of the FDA-approved products for a particular indication or might impose high co-payment amounts to influence patient choice. Third-party payors also control costs by requiring prior authorization or imposing other restrictions. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy.

Federal programs also impose price controls through mandatory ceiling prices on purchases by federal agencies and federally funded hospitals and clinics. These restrictions and limitations influence the purchase of healthcare services and products. Legislative proposals to reform healthcare or reduce costs under government programs may result in lower reimbursement for our products or exclusion of our products.

Private payors often rely on the lead of the governmental payors in rendering coverage and reimbursement determinations. Therefore, achieving favorable CMS coverage and reimbursement is usually a significant gating issue for successful introduction of a new product.

Further, the increased emphasis on managed healthcare in the United States and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement, and utilization, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, competition from other products, judicial decisions and governmental laws and regulations related to Medicare, Medicaid, and healthcare reform, and pricing in general. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Sales of our product candidates will therefore depend substantially, both domestically and abroad, on the extent to which the costs of our products will be paid by health maintenance, managed care, and similar healthcare management organizations, or reimbursed by government health administration authorities, such as Medicare and Medicaid, private health insurers, and other third-party payors.

Moreover, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved or that significant price concessions will not be required to avoid restrictive conditions. High health plan co-payment requirements may result in patients seeking alternative therapies. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment. Legislative proposals to reform healthcare or reduce costs under government insurance programs may result in lower reimbursement for our products or exclusion of our products from coverage. The cost containment measures that healthcare payors and providers are instituting and any healthcare reform could significantly reduce our revenue from the sale of any approved product candidates.

Healthcare Reform Measures

The United States and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system. The United States government, state legislatures and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs.

The ACA substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The ACA is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers, and impose additional health policy reforms.

The ACA has been subject to challenges in the courts. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional, but did not invalidate the entire law, and remanded the case to the Texas District Court to reconsider its earlier invalidation of the entire ACA. An appeal was taken to the U.S. Supreme Court, which ruled on June 17, 2021, that the plaintiffs lacked standing to challenge the law as they had not alleged personal injury traceable to the allegedly unlawful conduct. As a result, the Supreme Court did not rule on the constitutionality of the ACA or any of its provisions.

Other legislative changes have been proposed and adopted since passage of the ACA. The Budget Control Act of 2011, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve its targeted deficit reduction of an amount greater than $1.2 trillion for the fiscal years 2012 through 2021, triggering the legislation’s automatic reductions to several government programs. These reductions included aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year. The Bipartisan Budget Act of 2018 retained the federal budget “sequestration” Medicare payment reductions of 2% and extended it through 2027 unless congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act was signed into law, which, among other things, reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Further legislative and regulatory changes under the ACA remain possible, although President Biden indicated that he intends to use executive orders to undo changes to the ACA made by the Trump administration and would advocate for legislation to build on the ACA. It is unknown what form any such changes or any law would take, and how or whether it may affect our business in the future. We expect that changes or additions to the ACA or the Medicare and Medicaid programs, and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry.

At the state level, legislatures may also increasingly pass legislation and implement regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures.

We expect that additional federal, state, and foreign healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for our products, or additional pricing pressures.

Environmental Matters

We are subject to various environmental, health and safety laws and regulations, including those governing air emissions, water and wastewater discharges, noise emissions, the use, transport, management and disposal of chemicals and hazardous materials, the import, export and registration of chemicals, and the cleanup of contaminated sites. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on us. The operation of our business and facilities, however, entails risks in these areas. Significant expenditures could be required in the future to comply with environmental or health and safety laws, regulations, or requirements.

In Israel, where our contract manufacturer produces all of our ReWalk and ReStore products, businesses storing or using certain hazardous materials (including materials necessary for our manufacturing process) are required, pursuant to the Israeli Dangerous Substances Law, 5753-1993, to obtain a toxin permit from the Ministry of Environmental Protection.

In the European marketplace, electrical and electronic equipment is required to comply with the Directive on Waste Electrical and Electronic Equipment, which aims to prevent waste by encouraging reuse and recycling, and the Directive on Restriction of Use of Certain Hazardous Substances, which restricts the use of ten hazardous substances in electrical and electronic products. Our products and certain components of such products “put on the market” in the E.U. (whether or not manufactured in the E.U.) are subject to these directives. Additionally, we are required to comply with certain laws, regulations, and directives, including the Toxic Substances Control Act in the United States and REACH in the E.U., governing chemicals. These and similar laws and regulations require the testing, reporting and registration of certain chemicals we use and ship. We believe we comply in all material respects with applicable environmental laws and regulations.

Manufacturing

Our ReWalk exoskeletons, ReStore exo-suits, and AlterG Anti-Gravity systems include off-the-shelf and custom-made components produced to our specifications by various third parties, for technical and cost-effectiveness. We have contracted with Sanmina Corporation (“Sanmina”) and Cirtronics Corporation (“Cirtronics”), each a well-established contract manufacturer with expertise in the medical device industry, for the manufacture by Sanmina of our SCI Products and ReStore at its facility in Ma’alot, Israel and by Cirtronics of the AlterG product at its facility in Milford, New Hampshire. Each product line is manufactured pursuant to the same applicable set of specifications. We place our manufacturing orders with Sanmina and other suppliers pursuant to purchase orders or by providing forecasts for future requirements. We may terminate our relationship with Sanmina or our other suppliers at any time upon written notice. Either we or Sanmina may terminate the relationship in the event of a material breach, subject to a 30-day cure period. Our agreement with Sanmina contains a limitation on liability that applies equally to us and Sanmina.

We believe that this contract manufacturing relationship with Sanmina allows us to operate our business efficiently by focusing our internal efforts on the development and commercialization of our technology and our products and provides us with substantial scale-up capacity. We regularly test quality on-site at Sanmina’s facility and we obtain full quality inspection reports. We maintain a non-disclosure agreement with Sanmina.

We develop certain of the software components internally and license other software components that are generally available for commercial use as open-source software.

We manufacture products based upon internal sales forecasts. We deliver products to customers and distributors based upon purchase orders received, and our goal is to fulfill each customer’s order for products in regular production within two weeks of receipt of the order.

Suppliers

We have contracted with Sanmina for the sourcing of all components and raw materials necessary for the manufacture of our ReWalk and ReStore products, although there are instances that we purchase raw materials ourselves. In addition, we directly source all components and raw materials necessary for the manufacture of our AlterG products. Components of our products and raw materials come from suppliers in the United States, Europe, China, Taiwan, and Israel, and we depend on certain of these components and raw materials, including certain electronic parts, for the manufacture of our products. To date, we have not experienced significant volatility in the prices of these components and raw materials. However, during the COVID-19 pandemic several specific parts, mainly electronic parts, experienced temporary price increases which have returned to more normal levels. Such prices are subject to a number of factors, including purchase volumes, general economic conditions, currency exchange rates, industry cycles, production levels, and scarcity of supply.

We believe that our in-house manufacturing, Sanmina’s facilities, our contracted manufacturing arrangement, and our supply arrangements are sufficient to support our potential capacity needs for the foreseeable future.

Human Capital

Employees

As of December 31, 2023, we had 108 employees (including full-time and hourly employees), of whom 74 were located in the United States, 20 were located in Israel and 14 were located in Europe. The majority of our employees are, and have been, engaged in sales and marketing activities. We do not employ a significant number of temporary or part time employees.

We are subject to labor laws and regulations within our locations mainly in the U.S., Germany, and Israel. These laws and regulations principally concern matters such as pensions, paid annual vacation, paid sick days, length of the workday and work week, minimum wages, overtime pay, insurance for work-related accidents, severance pay and other conditions of employment. Our employees are not represented by a labor union. We consider our relationship with our employees to be good. To date, we have not experienced any work stoppages.

Compensation and Benefits

We provide our employees with competitive salaries and bonuses, opportunities for equity ownership, and a robust employment package that promotes well-being across all aspects of our employees’ lives, including health care, retirement planning, and paid time off. We also invest in the ongoing development of our employees through our internal training programs.

Diversity and Inclusion

We value the diversity of our employees and take pride in our commitment to diversity and inclusion across all levels of our organizational structure. We encourage a diversity of views and strive to create an equal opportunity workplace, including working with managers to develop strategies for building diverse teams and promoting the advancement of employees from diverse backgrounds.

Financial Information about Geographic Areas and Significant Customer Information

The following table sets forth the geographical breakdown of our revenue for each of the years ended December 31, 2023, and 2022 (in thousands):

	Year Ended December 31,
	2023	2022
Revenue based on customer’s location:
United States	7,636	2,303
Europe	5,044	3,057
Asia-Pacific	387	115
Rest of the world	787	36
Total revenue	$13,854	$5,511

2024 Recent Developments

●
Lifeward initiated actions to further streamline its U.S. operations including closing two U.S. facilities to complete the integration of AlterG. The actions are expected to save the Company approximately $3 million in operating expenses and improve gross margins by approximately two percentage points when the full impact is achieved.

●
Lifeward began selling the AlterG family of products through its German sales organization which the Company expects will result in revenue growth from a more focused sales effort and higher margins with little incremental investment by utilizing its existing sales and support infrastructure in Germany.

●
Lifeward executed a successful launch of the AlterG NEO which was engineered with a new design to allow a lower price point to make the technology more accessible to a broader range of customers.  Since the introduction of the NEO at the end of June 2024, Lifeward has generated orders for approximately 40 units as the NEO is quickly becoming a growth driver for the AlterG product line.

●	Lifeward completed its near-term plans to refresh its Board of Directors with the addition of Robert J. Marshall Jr. as a new director and chairman of the Audit Committee.

MANAGEMENT

Information About Our Directors

The following table sets forth the names and ages of the directors of the Company as of February 7, 2025 and their principal occupations at present and for the past five years. Our Board of Directors (the “Board”) currently consists of seven members and is divided into three classes. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class II directors expires at the 2025 Annual Meeting of Shareholders. No family relationships exist between any directors or executive officers, as such term is defined in Item 401 of Regulation S-K promulgated under the Exchange Act.

Name	Age	Current Position with the Company	Director Since
Joesph Turk* (2)	57	Class I Director, Chairman	2022
Hadar Levy* (3)	52	Class I Director	2022
Larry Jasinski	67	Class II Director, Chief Executive Officer	2012
Dr. John William Poduska* (2)(3)	87	Class II Director	2014
Randel E. Richner* (1)(2)	69	Class II Director	2020
Michael Swinford*(1)	56	Class III Director	2024
Robert Marshall*(3)	58	Class III Director	2024

* Independent
(1) Member of Nominating and Corporate Governance Committee.
(2) Member of Compensation Committee.
(3) Member of Audit Committee.

Class II Directors Continuing in Office Until the 2025 Annual General Meeting of Shareholders

Set forth below is a list of our directors continuing in office until the 2025 annual general meeting of shareholders, together with certain biographical information, including their ages as of February 7, 2025:

Larry Jasinski, 67, has served as our Chief Executive Officer (“CEO”) and as a member of our Board since February 2012. From 2005 until 2012, Mr. Jasinski served as the President and Chief Executive Officer of Soteira, Inc., a company engaged in development and commercialization of products used to treat individuals with vertebral compression fractures, which was acquired by Globus Medical in 2012. From 2001 to 2005, Mr. Jasinski was President and Chief Executive Officer of Cortek, Inc., a company that developed next-generation treatments for degenerative disc disease, which was acquired by Alphatec in 2005. From 1985 until 2001, Mr. Jasinski served in multiple sales, research and development, and general management roles at Boston Scientific Corporation. Mr. Jasinski has served on the board of directors of Massachusetts Bay Lines since 2015 and of LeMaitre Vascular, Inc. since 2003. Mr. Jasinski holds a B.Sc. in marketing from Providence College and an MBA from the University of Bridgeport. We believe that Mr. Jasinski’s successful leadership and executive experience, along with his extensive knowledge of the medical devices industry and research and development, provide him the qualifications and skills to act as a member of our Board.

Dr. John William Poduska, 87, has served on our Board since 2014. He also serves as a director on the boards of a number of privately-held companies. Dr. Poduska also served as a director of EXA Corporation (Nasdaq: EXA), where he served as chairman of the company and a member of the nominating and corporate governance committee, until 2018, Novell, Inc. until 2011 and of Anadarko Petroleum Corporation and Safeguard Scientifics, Inc. until 2009. Dr. Poduska was the Chairman of Advanced Visual Systems Inc., a provider of visualization software, from January 1992 to December 2001. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer Inc., a computer manufacturer. From December 1985 until December 1989, Dr. Poduska served as Chairman and Chief Executive Officer of Stellar Computer Inc., a computer manufacturer he founded which is the predecessor of Stardent Computer Inc. Prior to founding Stellar Computer, Inc., Dr. Poduska founded Apollo Computer Inc. and Prime Computer, Inc. Dr. Poduska holds a Sc.D. from MIT and an Honorary Doctorate of Humane Letters from Lowell University. We believe that Dr. Poduska’s varied director experience, both in private and public companies, his expertise in computer engineering and his familiarity with developing companies equip him with the qualifications and skills to serve as a member of our Board.

Randel E. Richner, 69, has served on our Board since November 2020. Ms. Richner has over 30 years’ experience in health policy, reimbursement and economics. From 2013 to 2015, Ms. Richner served as Executive Vice President of Intralign Health, LLC. From 2006 to 2012, she was President and Founder of Neocure Group, data analytics, health economics and reimbursement strategic services, acquired by Intralign Health, LLC in 2013. From 1997 to 2006, Ms. Richner was Vice President of Global Government Affairs and Reimbursement, Boston Scientific Corporation. Ms. Richner has engaged with U.S. Congress and CMS, appointed as first industry representative, Executive Committee (EC) Medicare Coverage Advisory Committee (MCAC). She has served on the Executive Dean’s Advisory Board, University of Michigan’s School of Public Health, since 2007, and has served on multiple boards including MassMedic (founding Women in MedTech), Executive Advisory Board Center for Evaluation Value, Risk Tufts New England Medical Center, International Society of Pharmacoeconomics and Research (ISPOR), founding the U.S. Medical Device Council. Ms. Richner has been an invited executive lecturer at Dartmouth, Tuck School of Business; University of Michigan School of Engineering and University of Michigan School of Public Health. She has a Master of Public Health in Health Policy and Administration and a Bachelor of Science in Nursing from University of Michigan. We believe that Ms. Richner’s extensive leadership and board membership experience in the healthcare industry, as well as her familiarity with health economics and reimbursement procedures, provides her with a unique perspective of our market and the qualifications and skills to serve as a member of our Board.

Class III Director Continuing in Office until the 2026 Annual General Meeting of Shareholders

Set forth below is our director continuing in office until the 2026 annual general meeting of shareholders, together with certain biographical information, including his age as of February 7, 2025:

Michael Swinford, 56, has served on our Board since April 2024. Mr. Swinford has been Chief Executive Officer of Numotion since July 2014, where he has grown the company to become the largest provider of mobility and independence solutions in the United States – serving over 400,000 individuals annually with Spinal Cord Injuries, Traumatic Brain Injuries, ALS, Muscular Dystrophy, Cerebral Palsy, Multiple Sclerosis, Spinal Muscular Atrophy, Amputees and many other mobility related disabilities. As CEO at Numotion, Mr. Swinford has expanded commercial coverage with over 5000 health plans, rehab hospitals, specialty and multi-disciplinary clinics, skilled nursing facilities, primary care, and home health providers. Mr. Swinford has led efforts for benefit coverage determination for Power Wheelchair Seat Elevation systems in 2023 and is actively leading efforts for Power Standing Wheelchairs and reform of Service and Repair regulations and reimbursement levels. Prior to Numotion, Mr. Swinford had a highly successful 22-year career at GE Healthcare, including serving as the President and CEO of GE Healthcare Services and as an officer of General Electric Company. Mr. Swinford held various operational and commercial roles throughout his career leading through various business cycles from start-ups to turnarounds. Mr. Swinford also serves as a director of CareATC, a technology enabled population health primary care provider, as well as a director of Aspen Surgical, a global surgical supply manufacturer. We believe that Mr. Swinford’s extensive experience with health and rehabilitation products, as well as his knowledge of the reimbursement process, provide him the qualifications and skills to serve as a member of our Board.

Robert Marshall, 58, has served on our Board since November 2024. Mr. Marshall has served as the Chief Financial Officer and Treasurer of Lantheus Holdings, Inc. (“Lantheus”), a public radiopharmaceutical company, since September 2018. Prior to joining Lantheus, Mr. Marshall spent 16 years with Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”), a public global medical device company with a leading position in musculoskeletal health, in which he held various senior leadership roles, including Vice President, Investor Relations and Corporate Treasurer, and most recently Vice President, Americas Finance, for the U.S., Canadian and Latin American commercial markets. Before Zimmer Biomet, Mr. Marshall was employed with Brown & Williamson Tobacco, a subsidiary of British American Tobacco, p.l.c., in Louisville, Kentucky, where he held several positions of increasing responsibility. Mr. Marshall holds a Master of Business Administration from Indiana University, South Bend, and a Bachelor of Business Administration in Finance from the University of Notre Dame. He also holds the CFA designation. We believe that Mr. Marshall’s extensive financial leadership experience provide him the qualifications and skills to serve as a member of our Board.

Class I Directors Continuing in Office Until the 2027 Annual General Meeting of Shareholders

Set forth below is a list of our directors continuing in office until the 2024 annual general meeting of shareholders, together with certain biographical information, including their ages as of February 7, 2025:

Joseph Turk, 57, has served on our Board since April 2022 and has served as our Chairman since September 2025. Mr. Turk has served as an Executive Vice President of Fresenius Medical Care North America since 2019, during which he has served as the Global Head of Home Therapies since January 2022, President of its North American Renal Therapies Group from July 2021 through December 2021, and as the President of its U.S. Home and Critical Care Therapies group from February 2019 until July 2021. Previously he served in a number of roles at NxStage Medical, Inc. from 2000 to 2019, including President, Senior Vice President, and Vice President of Marketing. Prior to this, Mr. Turk held roles at Boston Scientific Corporation and McKinsey and Company. Mr. Turk holds a B.A. from Wabash College and an M.A from the Kellogg Graduate School of Management. We believe that Mr. Turk’s management leadership and experience in successfully achieving favorable Medicare reimbursement, building an organization for implementation of commercialization with a novel breakthrough medical device, and completing multiple new business development transactions provide him the qualifications and skills to serve as a member of our Board.

Hadar Levy, 52, has served on our Board since August 2022. Mr. Levy has more than 20 years of experience in management and finance. Mr. Levy has served as the Chief Executive Officer of Brainsway Ltd., a commercial stage medical device company developing advanced noninvasive neurostimulation treatments for mental health disorders, since February 2023, and prior to that, held several senior management roles at Brainsway since joining in July 2014, including as Senior Vice President and Chief Operating Officer since May 2020, and as Chief Financial Officer from September 2014 to May 2020. Prior to joining Brainsway, Mr. Levy served as a finance manager in the Latin America Division at Amdocs Ltd., where he was responsible for accounting, financial reporting, treasury, portfolio management and finance support for Mergers & Acquisitions. Prior to Amdocs, he served as Chief Financial Officer & Business Development of Notal Vision, a healthcare company that researches and develops medical technologies for detecting retinal malfunction and deterioration, where he was responsible for all financial functions and led financial rounds of equity including M&A activities with strategic partners. Prior to this position, he served as Controller of GE Healthcare Israel. Mr. Levy began his career at Deloitte LLP. He holds a BA in Accounting and Economics, an LLM degree from Bar-Ilan University (Tel Aviv, Israel), and is a Certified Public Accountant. We believe that Mr. Levy’s finance and senior management experience in the medical device industry experience provide him with the qualifications and skills to serve as a member of our Board.

Information About Our Executive Officers

The following table sets forth the name, age and position of each of our executive officers as of February 7, 2025:

Name	Age	Position
Larry Jasinski	67	Chief Executive Officer and Director
Michael Lawless	57	Chief Financial Officer
Charles Remsberg	63	Vice President of International Sales
Jeannine Lynch	60	Vice President of Market Access
Almog Adar	41	Vice President of Finance and Chief Accounting Officer

Larry Jasinski has served as our Chief Executive Officer and as a member of our board since February 2012. From 2005 until 2012, Mr. Jasinski served as the President and Chief Executive Officer of Soteira, Inc., a company engaged in development and commercialization of products used to treat individuals with vertebral compression fractures, which was acquired by Globus Medical in 2012. From 2001 to 2005, Mr. Jasinski was President and Chief Executive Officer of Cortek, Inc., a company that developed next-generation treatments for degenerative disc disease, which was acquired by Alphatec in 2005. From 1985 until 2001, Mr. Jasinski served in multiple sales, research and development, and general management roles at Boston Scientific Corporation. Mr. Jasinski has served on the board of directors of Massachusetts Bay Lines since 2015 and of LeMaitre Vascular, Inc. since 2003. Mr. Jasinski holds a B.Sc. in marketing from Providence College and an MBA from the University of Bridgeport.

Michael Lawless has served as our Chief Financial Officer since September 2022. Prior to Lifeward, Mr. Lawless served as a CFO consultant for Danforth Advisors, LLC, a provider of financial consulting services to the life sciences industry. From 2015 to 2020, Mr. Lawless held several financial leadership positions including Division CFO at Azenta, Inc. (formerly Brooks Automation, Inc.), a worldwide provider of management solutions for biological samples. Previously, Mr. Lawless also held financial leadership roles for AECOM Technology, Inc., PerkinElmer, Inc., Momenta Pharmaceuticals, Inc. and CTI Molecular Imaging, Inc.  Mr. Lawless has a Bachelor of Arts degree in Economics from Swarthmore College, a Master of Business Administration degree from the Tuck School of Business at Dartmouth College and is a Certified Public Accountant.

Charles Remsberg has served as our Vice President of International Sales since February 2025 and prior to that served as our Chief Sales Officer since August 2023.  Prior to Lifeward, Mr. Remsberg served as CEO of AlterG from March 2017 until our acquisition of AlterG in August 2023.  An industry veteran of over 30 years, Mr. Remsberg has been responsible for bringing innovative rehabilitation technology to physical therapy, neuro-rehabilitation, sports medicine, and wellness customers. Prior to serving at AlterG, Mr. Remsberg served in both executive and commercial leadership roles for Tibion (for which he served as the CEO from December 2009 to April 2013, when it was acquired by AlterG), Hocoma (for which he served as the U.S. CEO and Global Head of Sales from September 2003 to November 2009), and Biodex Medical Systems (for which he served as the Head of Worldwide Sales from January 1997 to October 2002).  Mr. Remsberg holds an AS in Business Administration from Suffolk County Community College.

Jeannine Lynch has served as our Vice President of Market Access and Strategy since August 2021. Prior to Lifeward, Ms. Lynch served as Senior Director of Patient Access Services at BioMarin Pharmaceuticals from April 2009 to September 2021. In addition to her work with BioMarin, Ms. Lynch has worked for industry leaders such as Genentech and Pfizer/Agouron. She has held leadership roles in commercial management, product launches and built customized patient services to address several different rare and ultrarare medical conditions. Ms. Lynch also sits on the Board of Directors for MVP, a non-profit organization to help young people of color prepare, perform, progress, and prosper in their education, leadership and early professional careers. Ms. Lynch is a graduate of the University of California Berkeley and holds a Master of Public Health from the University of Michigan.

Almog Adar has served as our Vice President of Finance since December 2022 and as our Chief Accounting Officer since March 2022. From 2020 to December 2022, Mr. Adar served as our Director of Finance and Corporate Financial Controller. Prior to Lifeward, Mr. Adar served as Controller of Infinya Recycling Ltd. (previously Amnir Recycling) from January 2018 until December 2019. From January 2016 until December 2017, Mr. Adar served as Assistant Controller of Delta Galil Industries. Mr. Adar has a Bachelor of Arts degree in Accounting and Economics from the Open University of Israel and is a Certified Public Accountant licensed by the Israeli Ministry of Justice.

Board Leadership Structure

Although the Board does not currently have a formal policy requiring the offices of Chairman of the Board and CEO to be separate, the Israel Companies Law provides that one individual cannot serve as both Chairman and CEO, unless the shareholders approve such dual role, with each such approval to be valid for not more than three years. Currently, we have separated the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the day-to-day leadership and performance of the Company, while the Chairman of the Board (in collaboration with other members of the Board) sets the strategic direction of the Company, provides guidance to the management, sets the agenda for the Board meetings (in collaboration with the other members of the Board) and presides over meetings of the Board. We believe that the current separation between Chairman and CEO allows each of them to better focus on their designated responsibilities. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the performance of the CEO. The Board believes it is important that the Company retain organizational flexibility to determine whether the roles of CEO and Chairman of the Board should be separated or combined.

Risk Management

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board regularly receives reports from members of senior management on areas of material risk to the Company, including operational (which itself includes cybersecurity matters), financial, regulatory and legal. The audit committee oversees management of financial risks (including liquidity and credit), approves all transactions with related persons and is primarily responsible for oversight of the Company’s financial reporting process and internal control over financial reporting. The compensation committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The nominating and corporate governance committee oversees the Company’s corporate governance programs, including the administration of the Code of Business Conduct and Ethics. The Board discharges its oversight responsibility through full reports by each committee chair regarding the relevant committee’s actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Opt-Out of Certain Israel Companies Law Requirements

As an Israeli company, we are required to comply with the requirements of the Israel Companies Law and the regulations promulgated thereunder. Until early 2018, our Board was required to include at least two “external directors” as defined under the Israel Companies Law. In addition, we were required to comply with certain requirements under the Israel Companies Law regarding the composition of our audit committee and compensation committee, including requirements relating to the inclusion and role of the external directors on such committees. Pursuant to regulations then promulgated under the Israel Companies Law, however, we — as a company that does not have a controlling shareholder, and that complies with the U.S. securities laws and the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”) — were permitted to “opt out” of the requirement to appoint external directors as well as the above requirements related to the composition of the audit committee and the compensation committee.

In February 2018, our Board determined that opting out of the requirements under the Israel Companies Law regarding the appointment of external directors and the composition of our audit committee and compensation committee would reduce our administrative and financial burden and provide greater flexibility in attracting highly-qualified directors, while maintaining appropriate corporate governance standards. Accordingly, we opted out of such requirements. As a result, our Board is no longer required to include two external directors, and our audit committee and compensation committee do not need to comply with certain committee composition requirements under the Israel Companies Law.

Director Independence

Our Board has determined that, other than Larry Jasinski, our CEO, all of our current directors, and each former director who served as a member of the Board during the last fiscal year, are independent under Nasdaq listing standards. Furthermore, our Board also determined that all current members of the audit committee, compensation committee, and nominating and corporate governance committee are independent under the applicable Nasdaq listing standards and rules and regulations of the SEC. In making its determinations regarding independence, the Board carefully reviewed the categorical tests enumerated in the Nasdaq independence definition, as well as the individual circumstances of each director with regard to each director’s business and personal activities as they may relate to the Company and our management.

Nasdaq Listing Standards

The Nasdaq definition of “independent director” includes a series of objective tests. Specifically, a director is deemed independent under the Nasdaq rules if such director is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Generally, the following persons are not considered independent, among others:

•	a director who is, or at any time during the past three years was, employed by the company;

•
a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to a family member who is an employee (other than an executive officer) of the company, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•
a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

•
a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company serve on the compensation committee of such other entity; and

•
a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

Audit Committee

We have a separately designated standing audit committee. The audit committee currently consists of Mr. Robert Marshall, Dr. John William Poduska and Mr. Hadar Levy. Mr. Marshall serves as the chairman of the audit committee. The audit committee holds a minimum of four meetings per year and will meet more frequently as circumstances require. The audit committee met 5 times during the fiscal year ended December 31, 2024.

Israel Companies Law Requirements

Under the Israel Companies Law, we are required to appoint an audit committee. As discussed above under “Opt-Out of Certain Israel Companies Law Requirements,” in February 2018 we opted out of certain additional Israel Companies Law requirements relating to the audit committee, including certain requirements as to the composition of our audit committee.

Nasdaq Listing Standards and SEC Requirements

Under the Nasdaq corporate governance rules, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise. Additionally, we must state whether any members of the audit committee qualifies as an “audit committee financial expert” under Item 407(d) of Regulation S-K as promulgated by the SEC.

All members of the audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the Nasdaq corporate governance rules. Our Board has determined that each of Robert Marshall and Hadar Levy is an “audit committee financial expert” as defined by the SEC rules and has the requisite financial sophistication as defined by the Nasdaq corporate governance rules.

Each of the current audit committee members is “independent” as such term is defined under the Nasdaq corporate governance rules and under Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board members and members of other committees.

Audit Committee Role

Our Board has adopted an audit committee charter that sets forth the responsibilities of the audit committee consistent with the rules of the SEC and the Nasdaq corporate governance rules, as well as the requirements for such committee under the Israel Companies Law, including the following:

•
overseeing our independent registered public accounting firm and recommending the engagement, compensation or termination of engagement of our independent registered public accounting firm to the Board in accordance with Israeli law;

•	reviewing regularly the senior members of the independent auditor’s team, including the lead audit partner and reviewing partner;

•	pre-approving the terms of audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm;

•	recommending the engagement or termination of the person filling the office of our internal auditor;

•
reviewing periodically with management, the internal auditor and the independent registered public accounting firm the adequacy and effectiveness of the Company’s internal control over financial reporting; and

•	reviewing with management and the independent registered public accounting firm the annual and quarterly financial statements of the Company prior to filing with the SEC.

The charter of the audit committee is available at https://ir.golifeward.com/corporate-governance/charters-and-policies. Information contained on, or that can be accessed through, our website does not constitute a part of this registration statement and is not incorporated by reference herein.

The audit committee provides assistance to our Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control over financial reporting and legal compliance. Specifically, the audit committee pre-approves the services performed by our independent registered public accounting firm and reviews the firm’s reports regarding our accounting practices and systems of internal control over financial reporting. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions that it deems necessary to satisfy itself that such accountants are in fact independent of management.

Under the Israel Companies Law, the audit committee is responsible for:

•	determining whether there are deficiencies in the business management practices of the Company and making recommendations to our Board to improve such practices;

•
determining whether to approve certain related party transactions, and classifying transactions in which a controlling shareholder has a personal benefit or other interest as significant or insignificant (which affects the required approvals) (see “—Approval of Related Party Transactions under Israeli Law” below);

•
examining our internal controls and internal auditor’s performance, including whether the internal auditor has sufficient resources and tools to dispose of its responsibilities, and in certain cases approving the annual work plan of our internal auditor;

•
examining the scope of our auditor’s work and compensation and submitting a recommendation with respect thereto to our Board or shareholders, depending on which of them is considering the appointment of our auditor; and

•	establishing procedures for the handling of employees’ complaints as to the deficiencies in the management of our business and the protection to be provided to such employees.

The audit committee may not approve any actions requiring its approval unless at the time of the approval a majority of the committee’s members are present. See “—Approval of Related Party Transactions under Israeli Law” below.

Compensation Committee

We have a separately designated standing compensation committee. The compensation committee currently consists of Ms. Randel E. Richner, Mr. Joseph Turk, and Dr. John William Poduska. Dr. Poduska serves as the chairman of the compensation committee. The compensation committee meets as circumstances require and held 5 meetings during the year ended December 31, 2024.

Israel Companies Law Requirements

Under the Israel Companies Law, the board of directors of a public company must appoint a compensation committee. As discussed above under “Opt-Out of Certain Israel Companies Law Requirements,” in February 2018 we opted out of certain additional Israel Companies Law requirements relating to the compensation committee, including certain requirements as to the composition of our compensation committee.

The duties of the compensation committee include the recommendation to the company’s board of directors of a compensation policy regarding the terms of engagement of directors and of specified members of senior management. That compensation policy must be adopted by the company’s board of directors, after considering the recommendations of the compensation committee, and must then be approved by the company’s shareholders, which approval requires a Special Approval for Compensation (as defined below under “—Approval of Related Party Transactions under Israeli Law— Disclosure of Personal Benefits or Other Interests of an Office Holder and Approval of Certain Transactions”). Our Board adopted a compensation policy, which our shareholders approved at the annual general meeting of our shareholders held on September 13, 2024 (the “Compensation Policy”).

The compensation policy of an Israeli company must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including compensation, benefits, exculpation, insurance and indemnification. The compensation policy must take into account certain factors, including advancement of the company’s objectives, the company’s business plan and its long-term strategy, and creation of appropriate incentives. It must also consider, among other things, the company’s risk management, size and the nature of its operations. The compensation policy must include certain principles, such as: a link between variable compensation and long-term performance and measurable criteria; the relationship between variable and fixed compensation; and the minimum holding or vesting period for variable, equity-based compensation. We believe that the Compensation Policy satisfies these requirements.

The compensation committee is responsible for (a) recommending the Compensation Policy to our Board for its approval (and subsequent approval by our shareholders) and (b) carrying out duties related to the Compensation Policy and to the compensation of our directors and senior management, including:

•	reviewing and making recommendations regarding our Compensation Policy at least every three years;

•	recommending to the Board periodic updates to the Compensation Policy;

•	assessing implementation of the Compensation Policy;

•	approving compensation terms of executive officers, directors and employees affiliated with controlling shareholders; and

•	exempting certain compensation arrangements from the requirement to obtain shareholder approval under the Israel Companies Law.

Nasdaq Listing Standards and Section 16 of the Exchange Act

Under the Nasdaq corporate governance rules, we are required to maintain a compensation committee consisting of at least two independent directors. Each of the members of the compensation committee is required to be independent under the Nasdaq listing standards relating to compensation committee members, which are different from the general test for independence of the Board and members of other committees. In assessing independence, the Board considered all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member and determined that each of the members of the compensation committee satisfies those requirements. Additionally, transactions between us and our directors and executive officers will be considered exempt from short-swing liability under Section 16(b) of the Exchange Act if approved by our Board or a committee composed solely of two or more “non-employee directors,” as defined in Rule 16b-3 under the Exchange Act (“Rule 16b-3”). Our Board has determined that each of the members of the compensation committee is a “non-employee director,” as defined in Rule 16b-3.

Compensation Committee Role

Our Board has adopted a compensation committee charter setting forth the responsibilities of the committee, which include:

•	reviewing and approving the granting of options and other incentive awards under the Company’s equity compensation plans to the extent such authority is delegated by our Board;

•
recommending the Company’s compensation policy and reviewing that policy from time to time both with respect to the CEO and other office holders and generally, including to assess the need for periodic updates;

•	reviewing and approving corporate goals relevant to the compensation of the CEO and other officers and evaluating the performance of the CEO and other officers; and

•	reviewing, evaluating and making recommendations regarding the compensation and benefits for our non-employee directors.

The charter of the compensation committee is available at https://ir.golifeward.com/corporate-governance/charters-and-policies. Information contained on, or that can be accessed through, our website does not constitute a part of this registration statement and is not incorporated by reference herein.

Subject to applicable law, the compensation committee may delegate its authority to subcommittees established from time to time by the committee. Such subcommittees shall consist of one or more members of the committee or the board and shall report to the committee. The compensation committee is authorized to retain and terminate compensation consultants, legal counsel or other advisors to the committee and to approve the engagement of any such consultant, counsel or advisor, to the extent it deems necessary or appropriate after specifically analyzing the independence of any such consultant retained by the compensation committee.

Compensation Consultant

The compensation committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The compensation committee has retained Aon Hewitt (“Aon”) as its independent compensation advisor. Aon provides an objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives, as well as our equity compensation plans and number of shares available for grants.

Although Aon regularly consults with management in performing work requested by the compensation committee, it did not perform any separate additional services for management. The compensation committee has assessed the independence of Aon pursuant to applicable SEC rules and concluded that no conflict of interest exists that would prevent Aon from independently representing the compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee currently consists of Ms. Randel E. Richner  and Mr. Michael Swinford. Ms. Randel E. Richner serves as the chairwoman of the nominating and corporate governance committee. The nominating and corporate governance committee meets as circumstances require, with 2 meetings  having taken place during the fiscal year ended December 31, 2024. Our Board has adopted a nominating and corporate governance committee charter that sets forth the responsibilities of the nominating and corporate governance committee, which include:

•	overseeing and assisting our Board in reviewing and recommending nominees for election as directors;

•	reviewing and evaluating recommendations regarding management succession;

•	assessing the performance of the members of our Board; and

•	establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our Board a code of conduct.

The nominating and corporate governance committee considers proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the chairman of the nominating and corporate governance committee, c/o Lifeward Ltd., 200 Donald Lynch Blvd, Marlborough, MA 01752. Other sources include referrals from other directors, members of management and the Company’s advisors. When considering a person to be recommended for nomination as a director, the nomination and governance committee evaluates, whether sourced by a shareholder or otherwise, among other factors, experience, accomplishments, education, skills, personal and professional integrity, diversity of the Board and the candidate’s ability to devote the necessary time for service as a director (including directorships and other positions held at other corporations and organizations). The nominating and governance committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our shareholders.

The nominating and corporate governance committee has no specific policy on director diversity. However, the Board reviews diversity of viewpoints, background, experience, accomplishments, education and skills when evaluating nominees. The Board believes that such diversity is important because it provides varied perspectives and promotes active and constructive discussion among directors and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. In addition, in the Board’s executive sessions and in annual performance evaluations conducted by the Board and its committees, the Board from time to time considers whether the Board’s composition promotes a constructive and collegial environment. In determining whether an incumbent director should stand for reelection, the nominating and corporate governance committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation and candor and other relevant factors as determined by the Board. Additionally, under Israeli law, if at the time of election of a director, all of the members of the Board are of the same gender, the director to be elected must be of the other gender. The charter of the nominating and corporate governance committee is available at https://ir.golifeward.com/corporate-governance/charters-and-policies. Information contained on, or that can be accessed through, our website does not constitute a part of this registration statement and is not incorporated by reference herein.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who own more than 10% of our outstanding ordinary shares file with the SEC initial reports of ownership in our ordinary shares and reports of changes in ownership in our ordinary shares. Based solely on a review of reports filed during the fiscal year ended December 31, 2024 and certain of our internal records, we believe that all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were satisfied on a timely basis, except for one Form 4 filed late by Michael Swinford on November 25, 2024, such report relating to one transaction not reported in the time period specified by the rule.

Code of Ethics

We have adopted a Code of Conduct and Ethics (the “Code of Ethics”), which applies to all officers, directors and employees. The Code of Ethics is available on our website at https://ir.golifeward.com/corporate-governance/charters-and-policies. Any amendments to the Code of Ethics, or any waivers of its requirements, are expected to be disclosed on our website to the extent required by applicable rules and exchange requirements, including in order to satisfy Item 5.05 of Form 8-K. The reference to our website address here and elsewhere in this proxy statement does not constitute incorporation by reference of the information contained at or available through our website.

Policy Prohibiting Insider Trading and Related Procedures

We have adopted an insider trading policy (the “Insider Trading Policy”), which governs the purchase, sale, and other dispositions of our securities by our officer, directors and employees. A copy of the Insider Trading Policy will be filed as an exhibit to our annual report.

EXECUTIVE COMPENSATION

Named Executive Officers

Our Named Executive Officers for the year ended December 31, 2024, which consists of our principal executive officer and our two other most highly compensated executive officers, are:

• Larry Jasinski, our CEO;

• Charles Remsberg, our Vice President of International Sales; and

• Jeannine Lynch, our Vice President of Market Access and Strategy.

2024 Summary Compensation Table

The following table provides information regarding the total compensation awarded to, earned by, or paid to our Named Executive Officers for services rendered to us in all capacities for the fiscal years ended December 31, 2023, and 2024.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation($)(2)	Total ($)
Larry Jasinski,
Chief Executive	2024	442,312	—	30,962	473,274
Officer and Director	2023	442,312	167,714	278,657	888,683
Charles Remsberg, Vice President of International Sales	2024	375,000	—	—	375,000
	2023	125,000	140,857	—	265,857
Jeannine Lynch,
Vice President of Market	2024	359,004	—	10,000	369,004
Access and Strategy	2023	351,104	82,500	113,058	546,662

(1)
Amounts represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The fair value of restricted stock units (“RSUs”) granted is determined based on the price of the Company’s ordinary shares on the date of grant. This amount does not correspond to the actual value that may be recognized by the Named Executive Officer upon the vesting and subsequent settlement of the restricted stock units.

(2)	Amounts represent the annual bonuses paid with respect to achievement of the Company and, if applicable, individual performance objectives on account of fiscal year 2024.

Pursuant to regulations promulgated under the Israel Companies Law, we are required to disclose the total compensation earned during 2024 by our five most highly-compensated office holders (as defined in the Israel Companies Law). Three of such individuals are our Named Executive Officers, as defined above, and their respective total compensation for 2024 is set forth in the Summary Compensation Table. The other two individuals, and their respective total compensation for 2024, is as follows:

Name and Principal Position	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation ($)		Total ($)
Michael Lawless,
Chief Financial Officer
Regulatory and Quality	323,621	—	11,410	—		335,031
Miri Pariente,
Vice President of Operations,
Regulatory and Quality(3)	191,048	—	10,000	94,303	(4)	295,351

(1)
Amounts represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The fair value of RSUs granted is determined based on the price of the Company’s ordinary shares on the date of grant. This amount does not correspond to the actual value that may be recognized by the individuals listed in the table above upon the vesting and subsequent settlement of the restricted stock units.

(2)	Amounts represent the annual bonuses paid with respect to achievement of the Company and, if applicable, individual performance objectives on account of fiscal year 2024.
(3)
The amounts set forth for each of Ms. Pariente and Mr. Adar in the columns “Salary,” “Non-Equity Incentive Plan,” and “All Other Compensation” represent payments, contributions and/or allocations that were made in New Israel Shekels (“NIS”) and have been translated to U.S. dollars according to the average exchange rate on the applicable period.

(4)
Consists of $55,929 for payments, contributions and/or allocations for social benefits and the aggregate incremental cost to the Company of $38,374 with respect to Ms. Pariente’s personal use of a Company-leased car.

Narrative Disclosure to the 2024 Summary Compensation Table

Our compensation committee reviews and approves the compensation of our executive officers and is primarily responsible for determining the compensation for the Named Executive Officers and office holders (within the meaning of the Israeli Companies Law) consistent with our overall executive compensation philosophy. Our compensation committee reviews and discusses the compensation of other officers with the chief executive officer and considers overall Company performance against goals, individual executive performance, and internal and external equity as key factors in those decisions. We develop our compensation programs after reviewing publicly available compensation data. Aon advises the compensation committee on all of the principal aspects of executive compensation. Aon attends meetings of the compensation committee when requested to do so. Aon reports directly to the compensation committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. The compensation committee has assessed the independence of Aon consistent with SEC regulations and Nasdaq listing standards and has concluded that the engagement of Aon does not raise any conflict of interest.

Base Salaries

At the beginning of 2024, our compensation committee reviewed and approved the base salaries of the Named Executive Officers based on an analysis of external market conditions and individual performance against goals.  The table below sets forth the base salaries for each of the Named Executive Officers for 2024:

Name	2024 Base Salary ($)
Larry Jasinski	442,312
Charles Remsberg	375,000
Jeannine Lynch	359,004

2024 Non-Equity Incentive Plan

All employees who have bonus features in their employment agreements, including our Named Executive Officers, were eligible to participate in a non-equity incentive plan for fiscal year 2024, pursuant to which employees were eligible to receive a bonus with respect to their performance in such year. Each Named Executive Officer’s target was equal to a specified percentage of his or her base salary, and the actual bonus is paid based on the achievement of certain business and personal performance objectives for the 2024 fiscal year. Not all goals were required to be satisfied for a Named Executive Officer to receive a portion of the bonus. The principal business performance objective under the non-equity incentive plan for 2024 was based on achieving specified financial goals or milestones as set forth in the Compensation Policy as approved by our shareholders. These objectives were allocated as 30% for revenue targets, 15% for market development targets and 30% for net loss targets. A personal performance objective, which is subjective in nature, made up the remaining 25%.

If the target was met in all categories of the business performance objective, 100% of the Named Executive Officer’s bonus was to be paid. The percentage of the bonus to be paid varied depending on the specific target and the level of achievement.

In February 2025, the compensation committee completed an evaluation of the Company’s overall performance for 2024 and the Named Executive Officers’ respective contributions in achieving this performance. The compensation committee’s review was based on Company performance against business objectives, as well as personal performance against individual goals established by the compensation committee. Following such review, our Board (following the recommendation of the compensation committee) approved the bonuses for the Named Executive Officers.

Equity Compensation

Our equity grant program is intended to align the interests of our Named Executive Officers with those of our shareholders and to motivate them to make important contributions to our performance. Our 2014 Plan expired on August 19, 2024 and our shareholders have not approved a new equity incentive compensation plan. As a result, we did not grant any equity awards in 2024.

Employee Benefits and Perquisites

We currently maintain the Lifeward, Inc. 401(k) Plan, a defined contribution plan, or the 401(k) Plan, for the benefit of our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers were eligible to participate in the 401(k) Plan on the same terms as our other full-time employees. We believe that providing a vehicle for retirement savings though our 401(k) Plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our Named Executive Officers.

Currently, we do not view perquisites or other personal benefits as a significant component of our Compensation Policy.

Equity Grant Timing

Our policies and practices regarding the granting of equity awards are carefully designed to ensure compliance with applicable securities laws and to maintain the integrity of our executive compensation program. The compensation committee of our board of directors is responsible for the timing and terms of equity awards to executives and other eligible employees.

The timing of equity award grants is determined with consideration to a variety of factors, including but not limited to, the achievement of pre-established performance goals and market conditions. We do not follow a predetermined schedule for the granting of equity awards. In determining the timing and terms of an equity award, the board of directors or the compensation committee may consider material nonpublic information to ensure that such grants are made in compliance with applicable laws and regulations. The board’s or the compensation committee’s procedures to prevent the improper use of material nonpublic information in connection with the granting of equity awards include oversight by legal counsel and, where appropriate, delaying the grant of equity awards until the public disclosure of such material nonpublic information.

We are committed to maintaining transparency in our executive compensation practices and to making equity awards in a manner that is not influenced by the timing of the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. We regularly review our policies and practices related to equity awards to ensure they meet the evolving standards of corporate governance.

Employment Agreements of Named Executive Officers

Each of Larry Jasinski, our CEO, Charles Remsberg, our Vice President of International Sales, and Jeannine Lynch, our Vice President of Market Access and Strategy, previously entered into an employment agreement with our Subsidiary. These employment agreements set forth their respective terms of employment, which terms are generally applicable to all of our executives, covering matters such as vacation, health and other benefits. The following are descriptions of the material terms of our Named Executive Officers’ employment agreements.

Larry Jasinski

On January 17, 2011, we entered into an employment agreement with Mr. Jasinski, pursuant to which he has served as the CEO of the Company since February 12, 2012 (as amended from time to time, the “Jasinski Employment Agreement”). The Jasinski Employment Agreement provides for an annual base salary, subject to annual increases in the discretion of, the Company, and an annual performance bonus. In accordance with previous shareholder approvals, and effective as of January 1, 2024, the annual base salary was $442,312. The annual performance bonus was originally set at up to 35% of annual base salary. In 2020, this was increased to an annual performance bonus of up to 70% of annual base salary for achieving 100% of targets (with adjustment upward or downward for performance exceeding or failing to meet such objectives, respectively).

In the event that Mr. Jasinski’s employment is terminated by the Company without “Cause” (as defined in the Jasinski Employment Agreement ), or if Mr. Jasinski terminates his employment for “Good Reason” (as defined in the Jasinski Employment Agreement), he will be entitled to certain severance payments and benefits, including: (i) a lump sum payment equal to 90 days of his base salary, (ii) an annual performance bonus (calculated based on the assumption that to the extent performance objectives were achieved in the six-month period preceding his termination, they will also be achieved in the six months following termination), (iii) reimbursement for any COBRA or other medical, dental and vision premiums for six months following his termination and (iv) continued participation in any employee and executive benefit programs in effect as of his termination and reimbursement for the premium or other fees associated with continuation in any insurance program available to the Company’s employees as a non-employee or in a comparable program if participation as a non-employee would be barred. The Jasinski Employment Agreement further provides that if Mr. Jasinski’s employment is terminated without Cause or by Mr. Jasinski for Good Reason, any unvested portion of the options promised in the Jasinski Employment Agreement, which would have vested during the six months following such termination had Mr. Jasinski remained employed by the Company, will automatically vest. If Mr. Jasinski terminates his employment without Good Reason, he will be entitled to receive a pro-rated amount of his annual performance bonus as determined in good faith by the Board. Mr. Jasinski is not entitled to any severance if he is terminated by the Company for Cause.

The Jasinski Employment Agreement was amended in 2020 to provide that if a “Change of Control” (as defined in the Jasinski Employment Agreement) occurs, and within one year following such Change of Control Mr. Jasinski is terminated without Cause or he resigns for Good Reason, Mr. Jasinski will be entitled to severance of 18 months’ salary as well as an annual bonus for the year in which the termination occurs (assuming achievement of 100% of milestones and targets set by the board of directors).

The employment agreement is governed by the laws of the State of Delaware and contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for 12 months following termination of employment) and trade secrets and inventions clauses.

Charles Remsberg

 We entered into an employment agreement with Mr. Remsberg, pursuant to which he has served as our Chief Sales Officer since August 11, 2023 (as amended from time to time, the “Remsberg Employment Agreement”). The Remsberg Employment Agreement provides for an annual base salary of $375,000 and is subject to increases as may be determined from time to time by the compensation committee of the Board, and an annual performance bonus up to 35% of annual base salary, subject to the achievement of objectives as determined by the compensation committee of the Board. The Remsberg Employment Agreement also provides that Mr. Remsberg would receive, as an inducement grant, a restricted stock unit award covering 28,571 ordinary shares, as adjusted to reflect the 1-for-7 reverse share split of the ordinary shares effected by the Company on March 15, 2024 (the “Remsberg Inducement Award”), which award vests in four equal annual instalments commencing as of the grant date. The terms of the Remsberg Inducement Award are generally consistent with the terms applicable to restricted stock unit awards set forth in our 2014 Equity Incentive Plan (as amended from time to time, the “2014 Plan”); provided, however, that in the event Mr. Remsberg’s ’s employment with the Company is terminated by the Company (or its successor) not for “Cause”, or if Mr. Remsberg terminates his employment for “Good Reason” within 90 days prior to a Change of Control (as all such terms are defined in the Remsberg Employment Agreement) or one year following a Change of Control, the Remsberg Inducement Award will vest upon the later to occur of (i) the effective date of termination of employment, (ii) the release Effective Date (as defined in the Remsberg Employment Agreement) and (iii) the date such Change of Control is consummated. .

The Remsberg Employment Agreement is for an initial term through August 11, 2025, and automatically renews for additional terms of twelve-months each, provided, however, that either party may terminate the Remsberg Employment Agreement, effective as of the last date of any renewal term by providing at least 90 days prior written notice. The Remsberg Employment Agreement also provides that the Company may terminate the Agreement immediately without providing prior notice in the event of death or disability, or for cause. In the event that Mr. Remsberg’s employment is terminated by the Company without cause or if Mr. Remsberg resigns for Good Reason not in connection with a Change of Control Event (as defined below), Mr. Remsberg will be entitled to a severance payment equal to (i) 50% of the sum of (a)his then-current base salary, plus (b) 50% of his annual Target Bonus (as defined in the Remsburg Employment Agreement), that Mr. Remsberg would have received had he not been terminated prior to the applicable payment date of the Target Bonus representing a pro-rated six-month payment of the annual target bonus, payable in equal instalments over a period of six months following such termination, and (iii) the replacement cost of his benefits for six months following such termination.

The Remsberg Employment Agreement provides that if a Change of Control occurs, and within 90 days prior or one year following such Change of Control Mr. Remsberg is terminated without Cause or he resigns for Good Reason (a “Change of Control Event”), Mr. Remsberg will be entitled to severance of 12 months of base salary, an amount equal to Mr. Remsberg’s annual target bonus (assuming achievement of 100% of milestones and targets set by the board of directors), payable promptly following such termination, and payment of the portion of COBRA premiums equal to the amount that we would have paid to provide health insurance to Mr. Remsberg had Mr. Remsberg remained employed with us for twelve months following such termination.  In addition, as stated above, in the case of a Change of Control Event, the Remsberg Inducement Award will vest upon the effective date of termination of employment. The Remsberg Employment Agreement is governed by the laws of the Commonwealth of Massachusetts and contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of 12 months following termination of employment) and trade secrets and inventions clauses.

Jeannine Lynch

On July 22, 2021, we entered into an employment agreement with Jeannine Lynch to serve as Vice President of Market Access and Strategy of the Company, effective August 31, 2021 (the “Lynch Employment Agreement”). Pursuant to the terms of the Lynch Employment Agreement, Ms. Lynch is entitled to (i) an annual base salary of $320,000, which was increased to $361,637 effective April 1, 2024, subject to increases as may be determined from time to time by the compensation committee of the Board and (ii) an annual performance bonus up to 35% of annual base salary, subject to the achievement of objectives as determined by the compensation committee of the Board. The Lynch Employment Agreement may be terminated by the Company upon prior written notice.

In the event that (x) Ms. Lynch’s employment is terminated for any reason other than for “cause” (as defined therein), death, or disability, (y) the Company moves its primary office outside of the United States and/or reduces Ms. Lynch’s title or primary responsibilities, or (z) the Company moves Ms. Lynch’s principal location of work, the Company shall pay monthly severance to Ms. Lynch at the rate per annum of her salary and bonus (and the replacement cost of her benefits) at the time of such termination for a period from the date of such termination to the date which is six months after such termination.

In the event that the Company is subject to a merger or acquisition where Ms. Lynch is terminated during the 12-month period following the closing of the transaction, 100% of the then-unvested and outstanding equity awards held by Ms. Lynch will vest upon such termination.

Ms. Lynch is not entitled to receive any termination or change in control benefits under our Compensation Policy.

The Lynch Employment Agreement is governed by the laws of the Commonwealth of Massachusetts and contains non-solicitation and non-competition covenants (each of which remains in effect during the term of employment and for a period of 12 months following termination of employment) and trade secrets and inventions clauses.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth information concerning outstanding equity awards as of December 31, 2024, for each Named Executive Officer.

			Option Awards				Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(2) ($)
Larry Jasinski	6/27/2017	(3)	713	—	367.50	6/27/2027
	5/3/2018	(4)	1,249	—	188.13	5/3/2028
	3/27/2019	(5)	1,774	—	37.56	3/27/2029
	5/21/2021	(6)					5,357	9,268
	8/2/2022	(7)					14,288	24,718
	9/13/2023	(8)					21,429	37,072
Charles Remsberg	8/11/2023	(9)					21,429	37,072
Jeannine Lynch	8/31/2021	(10)					4,465	7,724
	8/2/2022	(11)					9,823	16,994
	6/30/2023	(12)					17,732	25,486

(1)	Represents grant dates of the stock option and RSU awards.
(2)
The amount listed in this column represents the product of $1.73, which was the closing market price of the Company’s ordinary shares as of December 31, 2024, multiplied by the number of shares subject to the award.

(3)	This award is fully vested.
(4)	This award is fully vested.
(5)	This award is full vested.
(6)	¼th of the RSU award vests on an annual basis commencing on May 21, 2022, and ending on May 21, 2025.
(7)	¼th of the RSU award vests on an annual basis commencing on August 2, 2023, and ending on August 2, 2026.
(8)	¼th of the RSU award vests on an annual basis commencing on September 13, 2024, and ending on September 13, 2027.
(9)	¼th of the RSU award vests on an annual basis commencing on August 11, 2024, and ending on August 11, 2027.
(10)	¼th of the RSU award vests on an annual basis commencing on August 31, 2022, and ending on August 31, 2025.
(11)	¼th of the RSU award vests on an annual basis commencing on August 2, 2023, and ending on August 2, 2026.
(12)	¼th of the RSU award vests on an annual basis commencing on June 30, 2024, and ending on June 30, 2027.

Potential Payments Upon Termination or Change in Control

We have adopted, pursuant to shareholder approval, our Compensation Policy, which provides for certain benefits to our executive officers upon retirement or termination, whether or not in the event of a change in control. We may memorialize any of these benefits in arrangements we enter into with individual executive officers. Under the Compensation Policy, executive officers may be entitled to advance notice of termination of up to 12 months and to obtain up to 12 months of post-termination health insurance. In addition to receiving severance pay as required or facilitated under the local laws of the relevant jurisdiction, executive officers may have the right to receive up to 12 months of base salary (18 months in the case of the CEO), bonus and benefits, taking into account the period of the officer’s service or employment, his or her performance during employment and contribution to the Company’s targets and profits and the circumstances surrounding termination of his or her employment. These benefits are designed to attract and motivate highly skilled professionals to join our Company and to enable us to retain key management.

To the extent our Named Executive Officers are entitled to receive severance (except for any severance payments mandated by Israeli law for our Israeli employees) or change in control benefits, such entitlements are contractually agreed upon between the Company and the applicable Named Executive Officer. Accordingly, for further information regarding the payments and benefits our Named Executive Officers are entitled to receive upon a termination or change in control, please see “Executive Compensation — Employment Agreements of Named Executive Officers.”

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the board of directors or the compensation committee of another entity that has one or more executive officers serving on the Company’s compensation committee or the Board.

Policy for Recoupment of Incentive Compensation (Clawback Policy)

On September 13, 2023, we adopted an amended and restated policy for recoupment of incentive compensation (the “Clawback Policy”) in compliance with the requirements of the Dodd-Frank Act, final SEC rules and applicable Nasdaq listing standards (the “final clawback rules”), which covers our current and former executive officers, including all of our named executive officers. Under the Clawback Policy, in the event that we are required to prepare a restatement of our previously issued financial statements due to our material noncompliance with any financial reporting requirement under securities laws, we are required to recover (subject to certain limited exceptions described in the Clawback Policy and permitted under the final clawback rules) any cash or equity incentive-based compensation received by any current or former executive officer after the effective date of the Clawback Policy and in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements.

Director Compensation

The following table provides certain information concerning the compensation for services rendered in all capacities by each non-employee director serving on our Board during the year ended December 31, 2024, other than Mr. Larry Jasinski, our CEO, who did not receive additional compensation for his services as director and whose compensation is set forth in the Summary Compensation Table found elsewhere in this registration statement.

Name	Fees Earned in Cash ($)		Stock Awards ($)(1)	Total ($)
Jeff Dykan	25,455	(2)	—	25,455
Dr. John William Poduska	44,426	(3)	—	44,426
Randel Richner	39,332	(4)	—	39,332
Joseph Turk	39,417	(5)	—	39,417
Hadar Levy	34,447	(6)	—	34,447
Michael Swinford	25,598	(7)	50,000	75,598
Robert Marshall	8,164	(8)	—	8,164

(1)
Amounts represent the aggregate grant date fair value of such awards issued under the 2014 Plan as an annual award to the applicable directors, computed in accordance with FASB ASC Topic 718, which for all directors represents an award of 50,000 RSUs.  These amounts reflect the number of ordinary shares of the Company after the 1-for-7 reverse share split of the ordinary shares effected by the Company on March 15, 2024. The fair value of RSUs granted is determined based on the price of the Company’s ordinary shares on the date of grant. This amount does not correspond to the actual value that may be recognized by the non-employee director upon the vesting of the RSUs. All RSUs become vested and exercisable in four equal quarterly instalments starting three months following the grant date.

(2)
Represents $15,796 earned by Mr. Dykan as a portion of the annual retainer for serving as our Chairman of the Board of Directors, $7,065 for attending meetings of the Board of Directors, $2,594 for serving as a chairman of the audit committee. Mr. Dykan resigned from his positions as a member of the Board and as Chairman of the Board of Directors effective September 4, 2024.

(3)
Represents $22,570 earned by Dr. Poduska as an annual retainer for serving as a non-employee director on the Board of Directors, $12,823 for attending meetings of the Board of Directors, $4,519 for serving as a member of the audit committee, $4,514 for serving as the chairman of the compensation committee.

(4)
Represents $22,570  earned by Ms. Richner as an annual retainer for serving as a non-employee director on the Board of Directors, $12,949 for attending meetings of the Board of Directors, $3,813 for serving as a member of the compensation committee.

(5)
Represents $11,348 earned by Mr. Turk as a portion of the annual retainer for serving as our Chairman of the Board of Directors, $11,222 as an annual retainer for serving as a non-employee director on the Board of Directors, $13,056 for attending meetings of the Board of Directors and $3,791 for serving as a member of the compensation committee. Mr. Turk was appointed Chairman of the Board of Directors effective September 4, 2024.

(6)
Represents $22,570 earned by Mr. Levy as an annual retainer for serving as a non-employee director on the Board of Directors, $7,825 for attending meetings of the Board of Directors and $4,052 for serving as a member of the audit committee.

(7)
Represents $15,851 earned by Mr. Swinford as a portion of the annual retainer for serving as a non-employee director on the Board of Directors, $9,747 for attending meetings of the Board of Directors. Mr. Swinford joined our Board of Directors on April 18, 2024 and as a result, his annual retainer was prorated.

(8)
Represents $3,710 earned by Mr. Marshall as a portion of the annual retainer for serving as a non-employee director on the Board of Directors, $2,528 for attending meetings of the Board of Directors and $1,926 for serving as a member of the audit committee. Mr. Marshall joined our Board of Directors on November 2, 2024 and as a result, his annual retainer was prorated.

The aggregate number of ordinary shares subject to outstanding options and RSU awards for each of our non-employee directors as of December 31, 2024, is shown below. These amounts reflect the number of ordinary shares of the Company after the 1-for-7 reverse share split of the ordinary shares effected by the Company on March 15, 2024. Information regarding Mr. Jasinski’s outstanding equity awards as of December 31, 2024, is set forth in the Outstanding Equity Awards Table found elsewhere in this registration statement.

Name	Number of Shares
Dr. John William Poduska	69
Randel Richner	—
Joseph Turk	—
Hadar Levy	—
Hadar Levy	—
Michael Swinford	5,020
Robert Marshall	—

Cash compensation for our independent, non-employee directors’ services is governed by previous decisions of our compensation committee, Board and shareholders, and is subject to terms and conditions of our Compensation Policy. Additionally, each independent, non-employee director currently receives upon his or her appointment a restricted stock unit award (the “Initial RSU Award”), with such Initial RSU Award having a value equal to $50,000 on the date of grant (as determined based on the closing price of our ordinary shares on the date of grant). Each independent, non-employee director is also entitled to receive an annual grant of RSUs (the “Annual RSU Award”), with such Annual RSU Award having a value equal to $50,000 on the date of grant. The Initial RSU Award and Annual RSU Award each vest ratably in four equal quarterly instalments starting three months from the date of grant (subject to the non-employee director’s continued service with the Company through each applicable vesting date), with the vesting of such awards to be accelerated upon certain change of control events in accordance with the Compensation Policy. At our 2020 annual general meeting, our shareholders approved an amendment to our then-current Compensation Policy whereby (x) all or a portion of our non-directors’ cash compensation may be paid in equity, at the discretion of our compensation committee, in order to preserve the Company’s cash, and (y) equity compensation of directors will be payable in the first instance in RSUs but such compensation may also be payable, at the discretion of our compensation committee, in cash, based on a formula to be determined and with such payment provisions as shall result in the equivalent effect of vesting of RSUs, in order to preserve the equity available for incentives.

In addition, each director is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees. Directors are also indemnified and insured by us for actions associated with being a director to the extent permitted under Israeli law. Further, none of our non-employee directors receive any benefits upon termination of their directorship positions. The compensation committee reviews director compensation annually and makes recommendations to the Board of Directors with respect to compensation and benefits provided to the members of the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

See “Item 11. Executive Compensation —Employment Agreements of Named Executive Officers” above for a description of employment agreements between us and the Named Executive Officers.

We describe below transactions and series of similar transactions which are currently proposed or to which we have been or were a party since January 1, 2023, in which (a) the amount involved exceeds or exceeded the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years and (b) any of our directors, executive officers, beneficial owners of more than 5% of our ordinary shares, or any affiliates or members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. Although we do not have a formal written policy as to the approval of related party transactions, all related party transactions for which disclosure would be required under Item 404 of Regulation S-K are approved based on procedures under Israeli law, as is duly memorialized in the minutes of the meetings of the Board and audit committee, as applicable.

Transactions with Current and/or Former 5% Beneficial Owners

Since January 1, 2023, we did not enter into any transactions with the shareholders who are currently 5% beneficial owners or who we believe beneficially owned at the time of such transactions or became as a result of such transactions more than 5% of our ordinary shares, based on a review of Schedule 13G filings made and Company records during such period.

Agreements with Directors, Officers and Others

Employment Agreements

We have entered into written employment agreements with each of our executive officers. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. We have also entered into customary non-competition, confidentiality of information and ownership of inventions arrangements with our executive officers. However, the enforceability of the noncompetition provisions may be limited under applicable law.

Options

Since our inception we have granted options to purchase our ordinary shares to our officers and certain of our directors. Such option agreements may contain acceleration provisions upon certain merger, acquisition, or change of control transactions.

Exculpation, Indemnification and Insurance

Our Articles of Association permit us to exculpate, indemnify and insure certain of our office holders to the fullest extent permitted by the Israel Companies Law. We have entered into indemnification agreements with our office holders, exculpating them from a breach of their duty of care to us to the fullest extent permitted by law and undertaking to indemnify them to the fullest extent permitted by law, subject to certain exceptions, including with respect to liabilities resulting from our IPO to the extent that these liabilities are not covered by insurance.

Consulting Agreement and Supplement Agreement with Randel E. Richner

At our 2022 annual meeting of shareholders, our shareholders approved the terms of a Consulting Agreement with Richner Consultants LLC, a Delaware company (the “Consultant”) owned by Randel E. Richner, a member of our Board.  Pursuant to the Consulting Agreement, the Consultant provided us with the following services during 2022: strategic advisory consultation on activities related to CMS, including reviewing Company submissions to CMS; reviewing the Company’s dossier submitted to third-party insurers; coordinating and establishing lobbying efforts for the Company with U.S. government agencies; review and support with respect to reimbursements from private payers and with on-going interactions with the U.S. Veterans Benefits Administration; and other reimbursement-related matters as designated and agreed to with our CEO, including international reimbursement activities as needed. The services to be provided under the Consulting Agreement by the Consultant were provided solely by Ms. Richner.

The services were provided on an hourly basis at a rate of $425 per hour, payable by us on a monthly basis subject to the Consultant providing monthly invoices for the review of both our Chairman of the Board and our CEO. Under the Consulting Agreement, the aggregate total number of consulting hours provided by the Consultant could not exceed 282 hours.

The initial term of the Consulting Agreement commenced January 1, 2022, and expired December 31, 2022. Approximately $119,850 was owed and paid to the Consultant for the initial term of the Consulting Agreement.

At our 2023 annual meeting of shareholders, our shareholders approved an extension of the Consulting Agreement until the earlier of December 31, 2023 or such time as we receive approval from CMS.  The extension term of the Consulting Agreement commenced January 1, 2023, and expired December 31, 2023. Approximately $119,999 was owed and paid to the Consultant for the extension term of the Consulting Agreement.

However, because the process of receiving reimbursement approval from CMS was far more complex and time-consuming than was initially contemplated, Ms. Richner was required to invest far more time during each of 2022 and 2023 than the maximum number of 282 consulting hours for each of 2022 and 2023 provided by the Consulting Agreement, as amended. Ms. Richner also provided services during the first four months of 2024. In addition, as a result of expending so much time in providing her consulting services to us, Ms. Richner was not able to take on other, higher-paying consulting assignments. The actual number of additional hours invested by Ms. Richner during 2022 and 2023 in excess of the maximum number of 282 hours per year provided in the Consulting Agreement, at her then-hourly rate of $425, and the hours expended by Ms. Richner in 2024 (for which Ms. Richner and we agreed that the hourly rate should be $550 per hour, which better represented Ms. Richner’s then-new standard hourly rate), came to an aggregate of $297,000. At our 2024 annual meeting of shareholders, our shareholders approved compensating Ms. Richner for such excess hours in the form of equity compensation pursuant to an Amendment and Supplement Agreement among the Company, the Consultant and Ms. Richner (the “Supplement Agreement”), subject to approval by our shareholders of a new equity compensation plan. As of the date of this prospectus, our shareholders have not yet approved a new equity compensation plan. The Supplement Agreement provided for a grant of equity compensation to Ms. Richner (rather than to the Consultant) in the form of stock options to purchase our ordinary shares, to be issued in three tranches as follows (these dates, assumed that our shareholders would approve a new equity compensation plan at our 2024 annual meeting):

•
On November 10, 2024, options will be issued having an aggregate value of $120,000, calculated utilizing a Black-Scholes valuation model based on the closing price of our ordinary shares on such date, but in no event will we issue such options in 2024 to purchase more than 45,614 ordinary shares;

•
On November 11, 2025, options will be issued having an aggregate value of $120,000, calculated utilizing a Black-Scholes valuation model based on the closing price of our ordinary shares on such date, but in no event will we issue such options in 2025 to purchase more than 45,614 ordinary shares; and

•
On November 12, 2026, options will be issued having an aggregate amount of $57,000, calculated utilizing a Black-Scholes valuation model based on the closing price of our ordinary shares on such date, but in no event will we issue such options in 2026 to purchase more than 21,662 ordinary shares.

By way of example only, utilizing a Black-Scholes valuation of $2.35 per share underlying the options based on the closing price of our ordinary shares of $3.90 on July 15, 2024, the number of shares underlying the three grants of options to be made to Ms. Richner described above would have been 51,111, 51,111 and 10,668, respectively, but due to the caps described above on the number of shares that can underlie grants of options to Ms. Richner, the number of shares would be 45,614, 45,614 and 10,66 respectively.

The grant provided that each of the stock options will vest immediately upon issuance and will be exercisable for a term of seven years, whether or not Ms. Richner continues to serve as a member of the Board, the exercise price per share of the options will be the closing price of our ordinary shares used for purposes of the respective Black-Scholes valuation, and the stock options can be exercised on a net exercise basis. Finally, as long as Ms. Richner remains engaged by us as a member of the Board, her ability to engage in any transactions in relation to the ordinary shares underlying the stock options will be subject to our Insider Trading Policy.

As described above, as of the date of this registration statement our shareholders have not approved a new equity incentive compensation plan and therefore no options have been issued to Ms. Richner.

Approval of Related Party Transactions Under Israeli Law

Disclosure of Personal Benefits or Other Interests of an Office Holder and Approval of Certain Transactions

The Israel Companies Law requires that an office holder promptly disclose to the board of directors any personal benefit or other interest that he or she may have, and all related material information or documents, concerning any existing or proposed transaction with the company. A personal benefit or other interest includes the individual’s own benefit or other interest and, in some cases, a personal benefit or other interest of such person’s relative or an entity in which such individual, or his or her relative, is a 5% or greater shareholder, director or general manager, or in which he or she has the right to appoint at least one director or the general manager, but does not include a personal benefit or other interest stemming only from ownership of our shares.

If an office holder has a personal benefit or other interest in a transaction, approval by the board of directors is required for the transaction. Once an office holder has disclosed his or her personal benefit or other interest in a transaction, the board of directors may approve an action by the office holder that would otherwise be deemed a breach of duty of loyalty. A company may not, however, approve a transaction or action unless it is in the best interests of the company, or if the office holder is not acting in good faith.

Special approval is required for an extraordinary transaction, which under the Israel Companies Law is defined as any of the following:

•	a transaction other than in the ordinary course of business;

•	a transaction that is not on market terms; or

•	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

An extraordinary transaction in which an office holder has a personal benefit or other interest requires approval first by the company’s audit committee and subsequently by the board of directors. The compensation of, or an undertaking to indemnify or insure, an office holder who is not a director requires approval first by the company’s compensation committee, then by the company’s board of directors and, if such compensation arrangement or an undertaking to indemnify or insure is inconsistent with the Company’s compensation policy or if the office holder is the Chief Executive Officer (apart from a number of specific exceptions), then such arrangement is subject to shareholder approval by a simple majority, which must also include at least a majority of the shares voted by all shareholders who are neither controlling shareholders nor have a personal benefit or other interest in such compensation arrangement (alternatively, in addition to a simple majority, the total number of shares voted against the compensation arrangement by non-controlling shareholders and shareholders who do not have a personal benefit or other interest in the arrangement may not exceed 2% of our outstanding shares). We refer to this as the “Special Approval for Compensation”. Arrangements regarding the compensation, indemnification or insurance of a director require the approval of the compensation committee, board of directors and shareholders by a simple majority, in that order, and under certain circumstances, a Special Approval for Compensation.

Generally, a person who has a personal benefit or other interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless the chairman of the board of directors or the audit committee (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. If a majority of the members of the board of directors or the audit committee (as applicable) have a personal benefit or other interest in the approval of a transaction, then all directors may participate in discussions of the board of directors or the audit committee (as applicable) on such transaction and in the voting, but shareholder approval is also required for such transaction.

Disclosure of Personal Benefits or Other Interests of Controlling Shareholders and Approval of Certain Transactions

Pursuant to the Israel Companies Law, the disclosure requirements regarding personal benefits or other interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In this context, a controlling shareholder includes a shareholder who holds 25% or more of our outstanding shares if no other shareholder holds more than 50% of our outstanding shares. For this purpose, the holdings of all shareholders who have a personal benefit or other interest in the same transaction will be aggregated. The approval of the audit committee, the board of directors and the shareholders of the company, in that order, is required for (a) extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal benefit or other interest, (b) our engagement with a controlling shareholder or his or her relative, directly or indirectly, for the provision of services to us, (c) the terms of engagement and compensation of a controlling shareholder or his or her relative who is not an office holder or (d) our employment of a controlling shareholder or his or her relative, other than as an office holder. In addition to shareholder approval by a simple majority, the transaction must be approved by a Special Majority.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to certain transactions, the audit committee determines that the duration of the transaction is reasonable under the circumstances.

Arrangements regarding the compensation, indemnification or insurance of a controlling shareholder in his or her capacity as an office holder require the approval of the compensation committee, board of directors and shareholders, in that order, by a Special Majority, and the terms must be consistent with our Compensation Policy.

Pursuant to regulations promulgated under the Israel Companies Law, certain transactions with a controlling shareholder or his or her relative, or with directors, that would otherwise require approval of our shareholders may be exempt from shareholder approval upon certain determinations of the audit committee and board of directors. Under these regulations, we must publish these determinations, and a shareholder holding at least 1% of our outstanding shares may, within 14 days of after publication, demand shareholder approval despite such determinations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

As of February 7, 2025, there were 10,629,301 ordinary shares outstanding, excluding ordinary shares issuable in connection with the exercise of outstanding warrants or outstanding options or upon the vesting of restricted stock units (“RSUs”). The voting rights of all shareholders are the same.

The following table sets forth certain information as of February 7, 2025, concerning the number of ordinary shares beneficially owned, directly or indirectly, by:

(1)    each person, or group of affiliated persons, known to us to beneficially own more than 5% of our outstanding ordinary shares;

(2)    each of our directors and director nominees;

(3)    each of our Named Executive Officers (as defined under “Summary Compensation Table” above); and

(4)    all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC based on voting and investment power with respect to such shares. Shares subject to options or warrants that are currently exercisable or exercisable within 60 days of February 7, 2025 and shares subject to RSUs that were vested as of or will vest within 60 days of February 7, 2025 are deemed to be outstanding and to be beneficially owned by the person holding such options, RSUs or warrants for the purpose of computing the percentage ownership of such person. However, such shares are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

Under the terms of the terms of certain outstanding warrants, a holder may not exercise the warrants to the extent that such shareholder, together with its affiliates, would beneficially own, after such exercise, more than 4.99% or 9.99% of the ordinary shares then outstanding, as applicable (subject to the right of the shareholder with a 4.99% ownership limitation to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%), and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Consistent with beneficial ownership reporting principles under Section 13(d) of the Exchange Act, the below table only shows ordinary shares underlying warrants that are deemed to be beneficially owned, assuming compliance with these ownership limitations.

All information with respect to the beneficial ownership of any principal shareholder has been furnished by such shareholder or is based on our filings with the SEC and, unless otherwise indicated below, we believe that persons named in the table have sole voting and sole investment power with respect to all the ordinary shares shown as beneficially owned, subject to community property laws, where applicable. The ordinary shares beneficially owned by our directors and officers may include shares owned by their respective family members, as to which such directors and officers disclaim beneficial ownership. Unless otherwise noted below, each shareholder’s address is c/o Lifeward Ltd., 200 Donald Lynch Blvd., Marlborough, MA 01752.

Ordinary Shares Beneficially Owned
Name	Number of Shares	Percentage
5%-or-More Beneficial Owners:
Lind Global Funds(1)	857,996	8.1%
Named Executive Officers and Directors:
Larry Jasinski(2)	61,705	*
Randel Richner(3)	21,567	*
Dr. John William Poduska(4)	20,102	*
Joseph Turk(5)	33,134	*
Hadar Levy(6)	15,656	*
Michael Swinford(7)	62,530	*
Robert Marshall(8)	—	*
Jeannine Lynch(9)	18,641	*
Michael A. Lawless(10)	26,112	*
Charles Remsberg (11)	7,142	*
Almog Adar(12)	16,515	*
All directors and executive officers as a group (eleven persons) (13)	283,104	2.7%

*	Ownership of less than 1%.

(1)
Based on a Schedule 13D/A filed on January 8, 2025, by Lind Global Fund II LP (“Global Fund II”), Lind Global Partners II LLC, Lind Global Macro Fund LP, Lind Global Partners LLC (together, the “Lind Global Funds”) and Jeff Easton (together with the Lind Global Funds, the “Reporting Persons”). The foregoing excludes warrants to purchase 247,334 ordinary shares, because each of the warrants includes a provision limiting the holder’s ability to exercise the warrants if such exercise would cause the holder to beneficially own greater than 9.99% of the ordinary shares then outstanding. Without such provisions, the Reporting Persons may have been deemed to have beneficial ownership of the ordinary shares underlying such warrants. Jeff Easton, the managing member of Lind Global Partners II LLC and Lind Global Partners LLC, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Macro Fund, LP and Lind Global Fund II LP. The principal business address of the Reporting Persons is 444 Madison Avenue, Floor 41, New York, N.Y. 10022.

(2)	Consists of 57,969 ordinary shares, including exercisable options to purchase 3,736 ordinary shares.
(3)	Consists of 21,567 ordinary shares.
(4)	Consists of 20,033 ordinary shares, including exercisable options to purchase 69 ordinary shares.
(5)	Consists of 33,134 ordinary shares.
(6)	Consists of 16,656 ordinary shares.
(7)	Consists of 62,530 ordinary shares.
(8)	Mr. Marshall was appointed to our Board effective November 2, 2024.
(9)	Consists of 18,641 ordinary shares.
(10)	Consists of 26,112 ordinary shares.
(11)	Consists of 7,142 ordinary shares.
(12)	Consists of 16,515 ordinary shares.
(13)
Consists of (i) 279,299 ordinary shares directly or beneficially owned by our executive officers and our six directors other than Mr. Jasinski and (ii) 3,805 ordinary shares constituting the cumulative aggregate number of options granted to the executive officers and directors.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to our ordinary shares that may be issued under our equity compensation plans as of December 31, 2024. On August 19, 2014, we adopted the 2014 Plan. Pursuant to Section 1.3 of the 2014 Plan, no awards can be granted under the plan on or after ten years from the date of adoption of the 2014 Plan. As a result, since August 19, 2024, we cannot grant any additional equity awards under the 2014 Plan. In addition, as of the date of this registration statement our shareholders have not approved a new equity incentive compensation plan. Accordingly, at this time we cannot grant equity awards under an equity compensation plan approved by our shareholders.

The information below reflects a number of ordinary shares of the Company after the 1-for-7 reverse share split of the ordinary shares effected by the Company on March 15, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	331,816	(1)	$187.94	(2)	—	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	331,716		$187.94		—

(1)	Represents shares issuable under our 2014 Plan upon exercise of options outstanding to purchase 4,573 shares and upon the settlement of outstanding RSUs with respect to 327,243 shares.
(2)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase ordinary shares. It does not reflect the ordinary shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(3)
As described above, since August 19, 2024, we cannot grant any additional equity awards under the 2014 Plan, and as of the date of this registration statement our shareholders have not approved a new equity incentive compensation plan. Accordingly, at this time we cannot grant any equity awards under an equity compensation plan approved by our shareholders.

DESCRIPTION OF ORDINARY SHARES

General

Our authorized share capital currently consists solely of 25,000,000 ordinary shares, par value NIS 1.75 per share. 10,629,301 ordinary shares were issued and outstanding as of February 7, 2025.

All of our issued and outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

For information about deduction of the withholding tax or other duties from dividend payments, see “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” and “Item 1A. Risk Factors. Risks Related to Our Incorporation and Location in Israel” of our 2023 Annual Report.

Ordinary Shares

Quorum Requirements

The quorum required for our general meetings of shareholders consists of at least two holders of our ordinary shares present in person or by proxy and holding among them at least 33 1/3% of the total outstanding voting rights.

Vote Requirements

Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. Shareholders may vote at a general meeting either in person, by proxy or by written ballot.

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israel Companies Law, 5799-1999 (the “Israel Companies Law”) or by our Articles of Association. Under the Israel Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires special approval. For more information, see our Registration Statement on Form 8-A as filed with the SEC on September 2, 2014 under the heading “Item 1. Description of Registrant’s Securities to be Registered.” Under our Articles of Association, the alteration of the rights, privileges, preferences or obligations of any class of our shares requires a simple majority vote of all classes of shares voting together as a single class at a shareholder meeting. Our Articles of Association also require that the removal of any director from office (other than our external directors) or the amendment of the provisions of our amended articles relating to our staggered board requires the vote of 65% of the total voting power of our shareholders. In addition, the voluntary winding up, or approval of a scheme of arrangement or reorganization, of the Company pursuant to Section 350 of the Israel Companies Law, requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Preferred Shares

The Company may, from time to time, by shareholders resolution, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in such resolution (subject to the provisions of the Israel Companies Law). The rights of the holders of ordinary shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that may be issued in the future. As of the date of the filing of this registration statement, we had no preferred shares outstanding.

Transfer of Shares; Share Ownership Restrictions

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors.

Under our Articles of Association, our board of directors must consist of not less than five but no more than thirteen directors, including two external directors as and if required by the Israel Companies Law. Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Israel Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares, participating and voting at the relevant meeting. In addition, our directors, other than the external directors, are divided into three classes that are each elected at a general meeting of our shareholders every three years, in a staggered fashion (such that one class is elected each year), and serve on our board of directors unless they are removed by a vote of 65% of the total voting power of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Israel Companies Law and our Articles of Association. In addition, our Articles of Association allow our board of directors to appoint new directors and appoint directors to fill vacancies on the board of directors to serve for a term of office equal to the remaining period of the term of office of the directors(s) whose office(s) have been vacated.

External directors are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances and may be removed from office pursuant to the terms of the Israel Companies Law. Pursuant to regulations promulgated under the Israel Companies Law, as a company that does not have a controlling shareholder and that complies with the United States securities laws and the corporate governance rules of the Nasdaq Stock Market, we are permitted to “opt out” of the requirement to appoint external directors. In February 2018, we opted out of the requirement to have external directors.

Dividend and Liquidation Rights

Subject to the Israel Companies Law, we may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israel Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israel Companies Law, a company may make a distribution of dividends out of its profits on the condition that there is no reasonable concern that the distribution may prevent the company from meeting its existing and expected obligations when they fall due. The Israel Companies Law defines such profit as retained earnings or profits accrued in the last two years, whichever is greater, according to the last reviewed or audited financial statements of the company, provided that the date of the financial statements is not more than six months before the distribution.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on payments of dividends or other distributions with respect to our ordinary shares or the proceeds from the sale of the shares, except for the obligation of Israeli residents to file reports with the Bank of Israel regarding certain transactions. However, legislation remains in effect pursuant to which currency controls can be imposed by administrative action at any time.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our Articles of Association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israel Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) ten percent or more of our outstanding issued shares and one percent of our outstanding voting power or (b) ten percent or more of our outstanding voting power.

Subject to the provisions of the Israel Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 60 days prior to the date of the meeting. Furthermore, the Israel Companies Law requires that resolutions regarding the following matters be passed at a general meeting of our shareholders:

•	amendments to our Articles of Association;
•	appointment or termination of our auditors;
•	appointment of external directors;
•	approval of certain related party transactions;
•	increases or reductions of our authorized share capital;
•	a merger; and
•
the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management

The Israel Companies Law and our Articles of Association require that notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israel Companies Law and under our Articles of Association, our shareholders are not permitted to take action via written consent in lieu of a meeting.

Access to Corporate Records

Under the Israel Companies Law, shareholders generally have the right to review: minutes of our general meetings; our shareholders register and principal shareholders register; our Articles of Association; our annual financial statements; and any document that we are required by law to file publicly with the Israel Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction with a related party that requires shareholder approval under the related party transaction provisions of the Israel Companies Law. We may deny a request to review a document if we believe it has not been made in good faith, that the document contains a trade secret or patent or that the document’s disclosure may otherwise impair our interests.

Acquisitions Under Israeli Law

Full Tender Offer. A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital (or of a class thereof) is required by the Israel Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If as a result of a full tender offer the purchaser would own more than 95% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the purchaser offered to purchase will be transferred to the acquirer by operation of law. The law provides for appraisal rights if any shareholder files a request in court within six months following the consummation of a full tender offer, provided that the purchaser is entitled to stipulate that tendering shareholders forfeit their appraisal rights. If as a result of a full tender offer the purchaser would own 95% or less of the issued and outstanding share capital of the company or of the applicable class, the purchaser may not acquire shares that will cause its shareholding to exceed 90% of the issued and outstanding share capital of the company or of the applicable class.

Special Tender Offer. The Israel Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israel Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger. The Israel Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israel Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares, voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Companies Registrar and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover Measures Under Israeli Law

The Israel Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Upon the closing of our initial public offering, our Articles of Association were amended to provide that no preferred shares are authorized. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our Articles of Association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israel Companies Law as described above in “- Vote Requirements.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Equiniti Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our Ordinary Shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli Tax Considerations

The following is a discussion of the material Israeli tax consequences concerning the ownership and disposition of our securities. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. Because parts of this discussion are based on new tax legislation that has not yet been subject to judicial or administrative interpretation, we cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

A non-Israeli resident who derives capital gains from the sale of shares or warrants in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel will be exempt from Israeli tax so long as the securities were not held through a permanent establishment that the non-resident maintains in Israel. A partial exemption may be available for non-Israeli resident holders who acquired their securities prior to the issuer’s initial public offering.

However, a non-Israeli “body of persons” (as defined in the Israeli Income Tax Ordinance (New Version), 5721-1961), which includes corporate entities, partnerships and other entities, will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest of more than 25% in any of the means of control of such non-Israeli body of persons or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli body of persons, whether directly or indirectly. Such exemption is not applicable to a person whose gains from selling or otherwise disposing of the securities are deemed to be a business income.

Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under the United States-Israel Tax Treaty, the disposition of shares by a shareholder who (i) is a U.S. resident (for purposes of the treaty), (ii) holds the shares as a capital asset, and (iii) is entitled to claim the benefits afforded to such person by the treaty, is generally exempt from Israeli capital gains tax. Such exemption will not apply if: (i) the capital gain arising from such sale, exchange, or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange, or disposition is attributed to royalties; (iii) the capital gain arising from the disposition can be attributed to a permanent establishment in Israel; (iv) the shareholder holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12-month period preceding the disposition, subject to certain conditions; or (v) such U.S. resident is an individual and was present in Israel for 183 days or more during the relevant taxable year. In such case, the sale, exchange or disposition of our Ordinary Shares should be subject to Israeli tax, to the extent applicable; however, under the United States-Israel Tax Treaty, the taxpayer would be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations under U.S. law applicable to foreign tax credits. The United States-Israel Tax Treaty does not relate to U.S. state or local taxes.

In some instances where our holders may be liable for Israeli tax on the sale of their securities, the payment of the consideration may be subject to the withholding of Israeli tax at source and sellers may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, the Israel Tax Authority may require shareholders who are not liable for Israeli capital gains tax on such a sale to sign declarations on forms specified by the Israel Tax Authority, provide documents (including, for example, a certificate of residency) or obtain a specific exemption from the Israel Tax Authority to confirm their status as non-Israeli residents (and, in the absence of such declarations or exemptions, the Israel Tax Authority may require the purchaser of the shares to withhold tax at source).

If the above exemptions from capital gains tax are not available, individuals will be subject to a 25% tax rate on capital gains derived from the sale of securities, as long as the individual is not a “substantial shareholder” of the corporation issuing the shares (in which case the individual will be subject to a 30% tax rate), and corporations will be subject to a corporate tax rate (currently 23%). A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or instruct someone who holds any of the aforesaid rights how to act, regardless of the source of such right (which source may include shares and rights to shares such as warrants). The determination of whether the individual is a substantial shareholder will be made on the date on which the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding the date of sale he or she was a substantial shareholder.

Taxation of Non-Israeli Shareholders on Receipt of Dividends

Dividends paid on publicly traded shares, like our Ordinary Shares, to non-Israeli residents are generally subject to Israeli withholding tax at a rate of 25%, unless a lower rate is provided under an applicable tax treaty and a certificate from the Israeli Tax Authority allowing for a reduced withholding tax rate is obtained in advance. However, if the shareholder is a “substantial shareholder” at the time of receiving the dividend or at any time during the preceding 12-month period, the applicable tax rate will be 30%; nevertheless, such dividends are generally subject to Israeli withholding tax at a rate of 25% rather than 30%, even if the recipient is a substantial shareholder, if the shares are registered with a nominee company (i.e. held in street name).

Under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Ordinary Shares who is a U.S. resident (for purposes of the United States-Israel Tax Treaty) is 25%. The United States Israel Tax Treaty provides for reduced tax rates on dividends if (a) the shareholder is a U.S. corporation holding at least 10% of our issued voting power during the part of the tax year that precedes the date of payment of the dividend and held such minimal percentage during the whole of its prior tax year, and (b) not more than 25% of the Israeli company’s gross income consists of interest or dividends, other than dividends or interest received from subsidiary corporations or corporations 50% or more of the outstanding voting shares of which is owned by the Israeli company. The reduced treaty rate, if applicable, is 15% in the case of dividends paid from income derived from an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technology Enterprise or a Special Preferred Technology Enterprise (certain Israeli tax-benefit programs that may apply to us) or 12.5% otherwise. The aforementioned rates under the United States Israel Tax Treaty will not apply if the dividend income was derived through or attributed to a permanent establishment of the Treaty U.S. Resident in Israel. We cannot assure you that in the event we declare a dividend we will designate the income out of which the dividend is paid in a manner that will reduce shareholders’ tax liability.

If the dividend is attributable partly to income derived from an Approved Enterprise, a Beneficiary Enterprise, a Preferred Enterprise, a Preferred Technology Enterprise or a Special Preferred Technology Enterprise and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. U.S. residents who are subject to Israeli withholding tax on a dividend may be entitled to a credit or deduction for United States federal income tax purposes in the amount of the taxes withheld, subject to detailed rules contained in U.S. tax legislation.

Surtax

Individuals who are subject to income tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional surtax at a rate of 3% on annual income (including, but not limited to, income derived from dividends, interest and capital gains) exceeding NIS 721,560 for 2025. This amount is generally linked to the annual change in the Israeli consumer price index, but it will not be so adjusted during 2025-27. In addition, an individual whose taxable income from Capital Sources in the tax year exceeds such amount shall be subject to an additional tax on the portion of their taxable income from Capital Sources that exceeds such amount, at a rate of 2%. For this purpose, “Capital Source” means any source of income (including capital gains, dividends and interest) other than income from business, employment and personal exertion.

Israel Innovation Authority

We have received grants from the Israel Innovation Authority, or the IIA, for research and development programs in the aggregate amount of approximately $2.8 million as of September 30, 2024. We may in the future apply to receive additional grants from the IIA to support our research and development activities. With respect to such grants we are committed to pay royalties at a rate of 3.0% on sales proceeds up to the total amount of grants received, linked to the dollar and bearing interest at an annual rate of LIBOR applicable to dollar deposits. As of September 30, 2024, the amount of royalties that we paid to the IIA was $114,000 and the remaining aggregate amount to be returned to the IIA through royalties on future sales was about $1.6 million. If we transfer our manufacturing outside of Israel the rate of royalties and the aggregate amount to be repaid can be increased significantly. Even after payment in full of these amounts, we will still be required to comply with the requirements of the Israeli Encouragement of Industrial Research, Development and Technological Innovation Law, 5744-1984, or the R&D Law, and related regulations and IIA guidelines, with respect to those past grants. When a company develops know-how, technology or products using IIA grants, the terms of these grants and the R&D Law restrict the transfer of such know-how to third parties or outside of Israel, and of the manufacturing or manufacturing rights of such products, technologies or know-how, without the prior approval of the IIA. Therefore, if aspects of our technology are deemed to have been developed with IIA funding, the discretionary approval of an IIA committee would be required for any transfer to third parties of know-how or manufacturing or manufacturing rights related to those aspects of such technologies. Furthermore, the IIA may impose certain conditions on any arrangement under which it permits us to transfer technology or development out of Israel or may not grant such approvals at all.

Furthermore, the consideration available to our shareholders in a future transaction involving the transfer outside of Israel of technology or know-how developed with IIA funding (such as a merger or similar transaction) may be reduced by any amounts that we are required to pay to the IIA.

In addition to the above, we are required to notify the IIA of any change in our means of control (e.g. equity or the right to nominate board members) and if any non-Israeli entity becomes an interested party in us (e.g. (i) becomes a holder of 5% or more of our share capital or voting rights, (ii) is entitled to appoint one or more of our directors or our chief executive officer or (iii) serves as one of our directors or as our chief executive officer) or if an existing foreign interested party purchases or is issued any means of control in us, we will be required to have such foreign interested party to sign an undertaking to comply with the rules and regulations applicable to the grant programs of the IIA and the R&D Law.

U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax consequences relating to the acquisition, ownership and disposition of our Ordinary Shares by a U.S. Holder (as defined below). This description addresses only the U.S. federal income tax consequences to U.S. Holders that will hold such Ordinary Shares as capital assets. This description does not address tax considerations applicable to U.S. Holders that may be subject to special tax rules, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or organizations, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code (as defined below), respectively;

•	certain former citizens or long-term residents of the United States;

•	persons that received our shares as compensation for the performance of services;

•	persons that will hold our shares as part of a “hedging,” “integrated” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes;

•	partnerships (including entities classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or holders that will hold our shares through such an entity;

•	S corporations;

•	holders that acquire Ordinary Shares as a result of holding or owning our preferred shares;

•	holders whose “functional currency” is not the U.S. Dollar;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the Ordinary Shares being taken into account in an applicable financial statement; or

•	holders that own directly, indirectly or through attribution 10.0% or more of the voting power or value of our shares.

Moreover, this description does not address the U.S. federal estate, gift or alternative minimum tax consequences, or any state, local or foreign tax consequences, of the acquisition, ownership and disposition of our Ordinary Shares.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurances that the U.S. Internal Revenue Service, or the “IRS”, will not take a different position concerning the tax consequences of the acquisition, ownership and disposition of our Ordinary Shares or that such a position would not be sustained. Holders should consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of our Ordinary Shares in their particular circumstances.

For purposes of this description, a “U.S. Holder” is a beneficial owner of our Ordinary Shares that, for United States federal income tax purposes, is:

•	An individual holder that is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if such trust has validly elected to be treated as a United States person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our Ordinary Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the particular U.S. federal income tax consequences of acquiring, owning and disposing of our Ordinary Shares in its particular circumstance.

You should consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning and disposing of our Ordinary Shares.

Distributions

As noted above, we do not anticipate paying any cash dividends in the foreseeable future. Nevertheless, subject to the discussion below under “Passive Foreign Investment Company Considerations,” the gross amount of any distribution made to you with respect to our Ordinary Shares before reduction for any Israeli taxes withheld therefrom, other than certain distributions, if any, of our Ordinary Shares distributed pro rata to all our shareholders, generally will be includible in your income as dividend income to the extent such distribution is paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Subject to applicable limitations (and assuming that we are not a passive foreign investment company for our taxable year in which the dividend is paid or the preceding taxable year), dividends paid to certain non-corporate U.S. Holders may qualify for the preferential rates of taxation with respect to dividends on Ordinary Shares if certain requirements, including share holding period requirements, are satisfied by the recipient and either we are eligible for the benefits of the United States-Israel Tax Treaty or our Ordinary Shares are readily tradable on an established market in the United States. However, such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. To the extent that the amount of any distribution by us exceeds our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a return of your adjusted tax basis in our Ordinary Shares to the extent thereof and thereafter as either long-term or short-term capital gain depending upon whether your holding period for our Ordinary Shares exceeds one year as of the time such distribution is received. However, we do not expect to maintain calculations of our earnings and profits under U.S. federal income tax principles. Therefore, you should expect that the entire amount of any distribution generally will be reported as dividend income to you.

Subject to certain conditions and limitations, Israeli tax withheld on dividends may be deducted from your taxable income or credited against your U.S. federal income tax liability. Dividends paid to you with respect to our Ordinary Shares will generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation.

The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Considerations,” you generally will recognize gain or loss on the sale, exchange or other taxable disposition of our Ordinary Shares equal to the difference between the amount realized on such sale, exchange or other taxable disposition and your adjusted tax basis in such shares (taking into account the rules discussed above). Any such gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Ordinary Shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holder may be eligible for preferential rates of taxation. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Any recognized gain or loss of a U.S. Holder generally will be treated as U.S. source income or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Considerations

If we were to be classified as a passive foreign investment company, or PFIC under Section 1297 of the Code, in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for federal income tax purposes in any taxable year in which, after applying certain look-through rules with respect to the income and assets of subsidiaries, either:

•	at least 75% of its gross income is “passive income”; or

•
at least 50% of the average quarterly value of its total gross assets (which may be measured in part by the market value of our Ordinary Shares, which is subject to change as discussed below) is attributable to assets that produce “passive income” or are held for the production of passive income.

Passive income for this purpose generally includes dividends, interest, royalties, rents, gains from commodities and securities transactions, the excess of gains over losses from the disposition of assets which produce passive income, and includes amounts derived by reason of the temporary investment of funds raised in offerings of our Ordinary Shares. If a non-U.S. corporation owns directly or indirectly at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets from time to time. The 50% passive asset test described above is generally based on the fair market value of each asset, with the value of goodwill and going concern value determined in large part by reference to the market value of our Ordinary Shares, which may be volatile. If we are characterized as a “controlled foreign corporation,” or a “CFC” under Section 957(a) of the Code and not considered publicly traded throughout the relevant taxable year, however, the passive asset test may be applied based on the adjusted tax bases of our assets instead of the fair market value of each asset (as described above).

Based on our gross income and assets, the market price of our Ordinary Shares and the nature of our business, we believe that we were not a PFIC for the taxable year ended December 31, 2023. This determination, however, is subject to uncertainty. In addition, there is a significant risk that we may be a PFIC for the current or future taxable years, depending on the market price of our Ordinary Shares and the amount of cash and other passive assets we hold relative to the amount of non-passive assets we hold. Accordingly, no assurances can be made regarding our PFIC status in the current or one or more subsequent years, and our U.S. counsel expresses no opinion with respect to our PFIC status in the taxable year ended December 31, 2023, and also expresses no opinion with respect to our predictions or past determinations regarding our PFIC status in the past or in the future.

Under certain attribution rules, if we are a PFIC, U.S. Holders will be deemed to own their proportionate share of our PFIC subsidiaries, such subsidiaries referred to as “lower-tier PFICs,” and will be subject to U.S. federal income tax in the manner discussed below on (1) a distribution to us on the shares of a “lower-tier PFIC” and (2) a disposition by us of shares of a “lower-tier PFIC,” both as if the holder directly held the shares of such “lower-tier PFIC.”

If an entity is treated as a PFIC for any taxable year during which a U.S. Holder holds (or, as discussed in the previous paragraph, is deemed to hold) its Ordinary Shares, such holder will be subject to adverse U.S. federal income tax rules. In general, if a U.S. Holder disposes of shares of a PFIC (including an indirect disposition or a constructive disposition of shares of a “lower-tier PFIC”), gain recognized or deemed recognized by such holder would be allocated ratably over such holder’s holding period for the shares. The amounts allocated to the taxable year of disposition and to years before the entity became a PFIC, if any, would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for such taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to such allocated amounts. Further, any distribution in respect of shares of a PFIC (or a distribution by a lower-tier PFIC to its shareholders that is deemed to be received by a U.S. Holder) in excess of 125% of the average of the annual distributions on such shares received or deemed to be received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the manner described above. In addition, dividend distributions made to you will not qualify for the preferential rates of taxation applicable to long-term capital gains discussed above under “Distributions.”

If we are a PFIC for any year during which a U.S. Holder holds our Ordinary Shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds the Ordinary Shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to the Ordinary Shares. If such election is made, the U.S. Holder will be deemed to have sold the Ordinary Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain from such deemed sale would be subject to the consequences described above. After the deemed sale election, the U.S. Holder’s Ordinary Shares with respect to which the deemed sale election was made will not be treated as shares in a PFIC, unless we subsequently again become a PFIC.

Where a company that is a PFIC meets certain reporting requirements, a U.S. Holder can avoid certain adverse PFIC consequences described above by making a “qualified electing fund,” or QEF, election to be taxed currently on its proportionate share of the PFIC’s ordinary income and net capital gains. However, we do not intend to comply with the necessary accounting and record keeping requirements that would allow a U.S. Holder to make a QEF election with respect to us.

If we are a PFIC and our Ordinary Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election with respect to our Ordinary Shares (but not the shares of any lower-tier PFICs), which may help to mitigate the adverse tax consequences resulting from our PFIC status (but not that of any lower-tier PFICs). Our Ordinary Shares will be treated as “regularly traded” in any calendar year in which more than a de minimis quantity of the Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter (subject to the rule that trades that have as one of their principal purposes the meeting of the trading requirement are disregarded). The Nasdaq Capital Market is a qualified exchange for this purpose and, consequently, if the Ordinary Shares are regularly traded, the mark-to-market election will be available to a U.S. Holder; however, there can be no assurance that trading volumes will be sufficient to permit a mark-to-market election. In addition, because a mark-to-market election with respect to us does not apply to any equity interests in “lower-tier PFICs” that we own, a U.S. Holder generally will continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as equity interests in a PFIC for U.S. federal income tax purposes.

If a U.S. Holder makes the mark-to-market election, for each year in which we are a PFIC, the holder will generally include as ordinary income the excess, if any, of the fair market value of Ordinary Shares at the end of the taxable year over their adjusted tax basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted tax basis of our Ordinary Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder’s tax basis in our Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain recognized on a sale or other disposition of our Ordinary Shares will be treated as ordinary income. Any losses recognized on a sale or other disposition of our Ordinary Shares will be treated as ordinary loss to the extent of any net mark-to-market gains for prior years. U.S. Holders should consult their tax advisors regarding the availability and consequences of making a mark-to-market election in their particular circumstances. In particular, U.S. Holders should consider carefully the impact of a mark-to-market election with respect to our Ordinary Shares if we have “lower-tier PFICs” for which such election is not available. Once made, the mark-to-market election cannot be revoked without the consent of the IRS unless our Ordinary Shares cease to be “regularly traded.”

If a U.S. Holder owns Ordinary Shares during any year in which we are a PFIC, the U.S. Holder generally will be required to file an IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) with respect to the company, generally with the U.S. Holder’s federal income tax return for that year. A failure to file such form may result in penalties and may suspend the running of the statute of limitations on the tax return. If we were a PFIC for a given taxable year, then you should consult your tax advisor concerning your annual filing requirements.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of these rules on the purchase, ownership and disposition of our Ordinary Shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Ordinary Shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the Ordinary Shares.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of Ordinary Shares. Each U.S. Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our Ordinary Shares.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements may apply to certain payments to certain holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, our Ordinary Shares made within the United States, or by a United States payor or United States middleman, to a holder of our Ordinary Shares, other than an exempt recipient (including a payee that is not a United States person that provides an appropriate certification and certain other persons). A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, Ordinary Shares within the United States, or by a United States payor or United States middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and any excess amounts withheld under the backup withholding rules may be refunded, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders are required to report information relating to an interest in our Ordinary Shares, subject to certain exceptions (including an exception for shares held in accounts maintained by U.S. financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of our Ordinary Shares.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our Ordinary Shares. You should consult your tax advisor concerning the tax consequences of the acquisition, ownership and disposition of our Ordinary Shares in your particular situation.

SELLING SHAREHOLDERS

The Ordinary Shares being offered by the selling shareholders include the shares underlying the January 2025 Warrants. For additional information regarding the issuances of those Ordinary Shares and warrants, see “Outstanding Shares and Warrants Issued in the January 2025 Private Placement” above. We are registering the shares underlying the January 2025 Warrants in order to permit the selling shareholders to offer the shares for resale from time to time. When we refer to the “selling shareholders” in this prospectus, we mean the persons and entities listed in the table below, and their respective transferees, donees, pledgees, assignees and successors-in-interest who later come to hold any of the selling shareholders’ interests in Ordinary Shares other than through a public sale.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares by each of the selling shareholders. The second column lists the number of Ordinary Shares beneficially owned by each selling shareholder, based on its ownership of the Ordinary Shares and warrants (including the January 2025 Warrants and other Ordinary Shares and warrants), as of January 8, 2025, assuming exercise of the January 2025 Warrants held by the selling shareholders on that date, without regard to any limitations on exercises. The fourth column lists the Ordinary Shares being offered by this prospectus by the selling shareholders.

This prospectus covers the resale of the maximum number of Ordinary Shares issuable upon exercise of the January 2025 Warrants, determined as if the outstanding warrants were exercised in full as of January 8, 2025, without regard to any limitations on the exercise of the January 2025 Warrants. The fifth column assumes the sale of all of the shares underlying the January 2025 Warrants offered by the selling shareholders pursuant to this prospectus.

Under the terms of the January 2025 Warrants, a selling shareholder may not exercise such warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of Ordinary Shares which would exceed 4.99% (or 9.99% at the election of the holder prior to date of issuance), of our then-outstanding Ordinary Shares following such exercise, excluding for purposes of such determination Ordinary Shares issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Certain of the selling shareholders are designees of H.C. Wainwright. We and/or our affiliates have from to time to time in the past engaged and may in the future engage in investment banking and other commercial dealings in the ordinary course of business with H.C. Wainwright or its affiliates, for which they have received or may receive customary fees and expenses. H.C. Wainwright acted as placement agent in our January 2025 registered direct offering and our of January 2025 Private Placement. Otherwise, except for the ownership of the January 2025 Warrants and other Ordinary Shares and the warrants discussed in the footnotes to the table below, the selling shareholders have not had any material relationship with us within the past three years.

Selling Shareholders	Number of Shares Beneficially Owned Prior to the Offering(9)		Percent(10)	Maximum Number Offered by Selling Shareholder(11)	Number of Shares Beneficially Owned After Completion of Offering(12)	Percent(13)(14)
Intracoastal Capital, LLC	1,509,616	(1)	13.09%	606,061	903,555	7.03%
Anson Investments Master Fund LP	1,255,094	(2)	11.31%	472,727	782,367	6.23%
Anson East Master Fund LP.	354,005	(3)	3.29%	133,334	220,671	1.76%
Hudson Bay Master Fund Ltd.	892,381	(4)	7.90%	606,061	286,3200	2.27%
Charles Worthman (15)	3,877	(5)	*	1,091	2,786	*
Craig Schwabe (15)	11,473	(6)	*	3,682	7,791	*
Michael Vasinkevich (15)	218,000	(7)	2.01%	69,954	148,046	1.178%
Noam Rubinstein (15)	179,859	(8)	1.66%	34,364	145,495	1.15%

*	Less than 1%

(1)
Holds (i) 606,061 Ordinary Shares and (ii) Ordinary Shares underlying currently exercisable warrants to purchase up to an aggregate of 903,555 ordinary shares, including 606,061 ordinary shares underlying the January 2025 Institutional Warrants, with the remaining ordinary shares underlying the July 2020 Institutional Warrants, the December 2020 Institutional Warrants, February 2021 Institutional Warrants and September 2021 Warrants. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership over such shares of Intracoastal. The principal business address of Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483.

(2)
Holds (i) 782,367 Ordinary Shares and (ii) 472,727 Ordinary Shares underlying the January 2025 Institutional Warrants. The shares are directly held by Anson Investments Master Fund LP (“Anson Investments”). Anson Advisors Inc. and Anson Funds Management LP, the co-investment advisers of Anson Investments, hold voting and dispositive power over the Ordinary Shares held by Anson Investments. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership over these securities. The principal business address of Anson Investments is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(3)
Holds (i) 220,671 Ordinary Shares and (ii) 133,334 Ordinary Shares underlying the January 2025 Institutional Warrants. The shares are directly held by Anson East Master Fund LP (“Anson East”). Anson Advisors Inc. and Anson Funds Management LP, the co-investment advisers of Anson East, hold voting and dispositive power over the Ordinary Shares held by Anson East. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership over these securities. The principal business address of Anson East is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)
Holds (i) 218,061 Ordinary Shares and (ii) Ordinary Shares underlying currently exercisable warrants to purchase up to an aggregate of 674,320 Ordinary Shares, including 606,061 Ordinary Shares underlying the January 2025 Institutional Warrants, with the remaining ordinary shares underlying the February 2021 Institutional Warrants. The shares are directly held by Hudson Bay Master Fund Ltd. (“Hudson Bay”). Hudson Bay Capital Management LP, the investment manager of Hudson Bay, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay and Sander Gerber disclaims beneficial ownership over these securities. The principal business address of Hudson Bay is c/o Hudson Bay Capital Management LP, 290 Harbor Dr., 3rd Floor, Stamford, CT 06902.

(5)
Holds Ordinary Shares underlying currently exercisable warrants to purchase up to an aggregate of 3,877 Ordinary Shares, including 1,091 Ordinary Shares underlying the January 2025 HCW Warrants, with the remaining Ordinary Shares underlying the September 2021 HCW Warrants, the February 2021 HCW Warrants and the December 2020 HCW Warrants  issued to the selling shareholder.

(6)
Holds Ordinary Shares underlying currently exercisable warrants to purchase up to an aggregate of 11,473 Ordinary Shares, including 3,682 Ordinary Shares underlying the January 2025 HCW Warrants, with the remaining Ordinary Shares underlying the September 2021 HCW Warrants and the February 2021 HCW Warrants issued to the selling shareholder.

(7)
Holds Ordinary Shares underlying currently exercisable warrants to purchase up to an aggregate of 218,000 Ordinary Shares, including 69,954 Ordinary Shares underlying the January 2025 HCW Warrants, with the remaining Ordinary Shares underlying the September 2021 HCW Warrants and the February 2021 HCW Warrants  issued to the selling shareholder.

(8)
Holds Ordinary Shares underlying currently exercisable warrants to purchase up to an aggregate of 179,859 Ordinary Shares, including 34,364 Ordinary Shares underlying the January 2025 HCW Warrants, with the remaining Ordinary Shares underlying the September 2021 HCW Warrants, the February 2021 HCW Warrants, the December 2020 HCW Warrants and the February 2020 HCW Warrants issued to the selling shareholder .

(9)
Includes all Ordinary Shares held outright and Ordinary Shares underlying all warrants, whether or not registered hereby, and whether or not they may be exercised due to beneficial ownership limitations on exercise discussed in footnote 14 below.

(10)	Each applicable percentage ownership prior to the offering is calculated based on 10,626,799 Ordinary Shares outstanding.

(11)
Represents the maximum number of Ordinary Shares that may be offered based on the assumption that all of the outstanding January 2025 Warrants held by the selling shareholder will be exercised for cash, irrespective of limitations on exercise discussed in footnote 14 below.

(12)
Represents the number of Ordinary Shares that will be beneficially owned, irrespective of limitations on exercise discussed in footnote 14 below, by each selling shareholder after completion of this offering. Each number is based on the assumptions that (i) all of the Ordinary Shares registered for resale by the registration statement of which this prospectus is a part will be sold (following exercise of the January 2025 Warrants), (ii) no other Ordinary Shares will be sold (including Ordinary Shares held outright or underlying other outstanding warrants owned as of January 8, 2025) or acquired by the selling shareholder before completion of this offering and (iii) no exercise or vesting of any other warrants or outstanding convertible securities issued by the Company.

(13)
Each applicable percentage ownership following the offering is calculated based on 12,554,073 Ordinary Shares outstanding as of January 8, 2025, including 79626,799 Ordinary Shares outstanding as of such date prior to the exercise of the January 2025 Warrants and assuming the exercise of all January 2025 Warrants and the resale of all Ordinary Shares underlying the January 2025 Warrants by all selling shareholders in offerings under this prospectus.

(14)
Under the terms of the January 2025 Warrants, a selling shareholder may not exercise Warrants to the extent that such selling shareholder, together with its affiliates, would beneficially own, after such exercise, more than 4.99% or 9.99%, as applicable, of the Ordinary Shares then outstanding (subject to the right of a selling shareholder with a 4.99% ownership limitation to increase or decrease such beneficial ownership limitation upon notice to us, provided that such limitation cannot exceed 9.99%) and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. Substantially similar beneficial ownership limitations of 4.99% or 9.99% are found in other outstanding warrants held by the selling shareholders.

(15)
Each of the selling shareholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of c/o H.C. Wainwright & Co., 430 Park Avenue, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The selling shareholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling shareholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

Each selling shareholder of the resale securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. If any selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer or other agent for the sale of shares through a block trade or certain other methods, we may be required to file an amendment or supplement to this prospectus pursuant to applicable SEC rules promulgated under the Securities Act.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the resale securities. Other than in connection with indemnification, we will bear only the costs, expenses and fees in connection with the registration of the resale securities (which do not include the fees and expenses of any selling shareholder counsel). The Company has also agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The selling shareholders will pay any commissions, discounts and transfer taxes attributable to the sales of the resale securities.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered securities under Israeli law will be passed upon for us by Goldfarb Gross Seligman & Co., Tel Aviv, Israel. Certain legal matters with respect to U.S. federal securities laws and New York law will be passed upon for us by Goodwin Procter LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023 have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, as set forth in its report included herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing. The offices of Kost, Forer Gabbay & Kasierer are located at 144 Menachem Begin Road, Tel Aviv, 6492102.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act applicable to U.S. domestic issuers and, as such, file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We also maintain a corporate website at https://golifeward.com/. Information that we furnish to or file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to, or exhibits included in, these reports, are available for download, free of charge, on our website as soon as reasonably practicable after such materials are filed or furnished with the SEC. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Lifeward Ltd., 200 Donald Lynch Blvd., Marlborough, MA 01752, Attn: Investor Relations, or ir@golifeward.com, telephone number 508-251-1154.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. It may be difficult to obtain service of process within the United States upon us, upon our directors and executive officers, a majority of whom reside outside of the United States, and upon those Israeli experts named in this prospectus who reside outside of the United States. Furthermore, because a majority of our assets and a majority of our directors and executive officers are located outside of the United States, any judgment obtained in the United States against us, certain of our directors and executive officers or the Israeli experts named herein may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Goldfarb Gross Seligman & Co., Tel Aviv, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

In this regard, our articles of association provide that, unless we consent in writing to the selection of an alternative forum, (i) the federal courts of the United States will be the exclusive forum for the resolution of any claim arising under the Securities Act of 1933, as amended, and (ii) the Tel-Aviv District Court will be the exclusive forum for (a) a derivative action or derivative proceeding that is filed in the name of the Company; (b) any action grounded in a breach of fiduciary duty of a director, officeholder or other employee towards us or our shareholders; or (c) any action the cause of which results from any provision of the Companies Law or the Israel Securities Law, 5728-1968. We have retained the ability to consent to an alternative forum if we determine shareholder interests are best served by permitting a particular dispute to proceed in a forum other than the federal district courts or State of Israel, as applicable. However, there is uncertainty as to whether a court would enforce these provisions.

We have irrevocably appointed our subsidiary, Lifeward Inc., which is incorporated in Delaware, as our agent to receive service of process in any action against us in any United States federal or state court arising out of offering or any purchase or sale of securities in connection with this prospectus. Subject to specified time limitations and legal procedures, Israeli courts may enforce a non-appealable foreign judgment in a civil matter, provided that, among other things:

•
the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the foreign state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgment is not contrary to the public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter was not pending in any Israeli court at the time the lawsuit was instituted in the foreign court; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Traditionally, in an action before an Israeli court to recover an amount in a non-Israeli currency, the Israeli court issues a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus a per-annum statutory rate of interest set on a quarterly basis by Israeli regulations. Judgment creditors must bear the risk of unfavorable exchange rates. The trend in recent years has increasingly been for Israeli courts to enforce a foreign judgment in the foreign currency specified in the judgment, in which case there are also applicable rules regarding the payment of interest.

PART IV

REWALK ROBOTICS LTD

CONSOLIDATED FINANCIAL STATEMENTS

U.S. DOLLARS IN THOUSANDS

INDEX

Audited Consolidated Financial Statements

Interim Consolidated Financial Statements (Unaudited)

Kost Forer Gabbay & Kasierer Menachem Begin 144, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-2-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

REWALK ROBOTICS LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rewalk Robotics Ltd. and subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes is shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue recognition

Description of the Matter
As described in Note 2 to the consolidated financial statements, the Company generates revenues from sales of its medical devices. Revenue is recognized when obligations under the terms of a contract with the Company's customers are satisfied. Revenue is measured as the amount of consideration to which the Company expects to be entitled in exchange for transferring products or providing services. In addition, the Company provides a service type warranty which is accounted for as a separate performance obligation. Revenue is recognized ratably over the life of the warranty. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis. The Company does not sell the service type warranty of its SCI products on a standalone basis.

Auditing the Company’s evaluation of the allocation of the transaction price to the distinct performance obligations was challenging due to the effort and assumptions required to evaluate the standalone selling price of the SCI products service type warranty. The assumptions used in determining the standalone selling price of the service type warranty included costs allocation, inflation rates and expected margins.

How We Addressed the Matter in Our Audit
To test the management’s determination of standalone selling prices of the SCI products service type warranty, our audit procedures included, among others, evaluating the methodology applied and testing the calculations as well as the completeness and accuracy of the underlying data including the costs allocation, inflation rates and expected margins used by the Company in its estimates. We also evaluated the Company’s disclosures included in notes to the consolidated financial statements.

Business Combinations – Valuation

Description of the Matter

As discussed in Notes 2 and 5 to the consolidated financial statements, the Company completed an acquisition of AlterG Inc. during 2023 for consideration of $22.1 million. The Company accounted for this acquisition as a business combination. The acquisition resulted in the recognition of intangible assets amounting to $14.1 million, which consisted of technology, customer relationship, trademark assets and backlog of $6.1 million, $6.9 million, $0.8 million and $0.3 million respectively.

Auditing the Company’s estimation of the fair value of the acquired intangible assets was complex due to the estimation and uncertainty in the Company’s determination of the fair value of acquired identifiable intangible assets. The estimation uncertainty for the acquired intangible assets was primarily due to the underlying assumptions about the future performance of the acquired business, which were utilized in determining the fair value of the acquired intangible assets. The significant assumptions used by management included discount rates and certain assumptions that form the basis of the forecasted results, including revenue growth rates. These significant assumptions were forward-looking and could be affected by future economic and market conditions.

How We Addressed the Matter in Our Audit
To test the estimated fair value of the acquired intangible assets, our audit procedures included, among others, assessing the fair value methodology used by the Company and testing the significant assumptions and the underlying data used by the Company in its analyses. We also performed sensitivity analyses over the significant assumptions used to evaluate the change in the fair value resulting from changes in the assumptions. Additionally, we tested the completeness and accuracy of the underlying data used in the valuation. We involved our valuation specialists to assist us in our evaluation of the Company’s valuation model, related assumptions and output of the valuation model.

KOST FORER GABBAY & KASIERER
A Member of EY Global

We have served as the Company’s auditor since 2014.

Tel-Aviv, Israel
February 27, 2024

REWALK ROBOTICS LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,083	$67,896
Trade receivable, net of credit losses of $328 and $26, respectively	3,120	1,036
Prepaid expenses and other current assets	2,366	649
Inventories	5,653	2,929
Total current assets	39,222	72,510

LONG-TERM ASSETS

Restricted cash and other long-term assets	784	694
Operating lease right-of-use assets	1,861	836
Property and equipment, net	1,262	196
Intangible assets	12,525	-
Goodwill	7,538	-
Total long-term assets	23,970	1,726

Total assets	$63,192	$74,236

The accompanying notes are an integral part of these consolidated financial statements.

REWALK ROBOTICS LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except share and per share data)

	December 31,
	2023	2022
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade payables	$5,069	$1,950
Employees and payroll accruals	2,034	1,282
Deferred revenue	1,504	301
Current maturities of operating leases liability	1,296	564
Earnout liability	576	-
Other current liabilities	1,316	685
Total current liabilities	11,795	4,782

LONG-TERM LIABILITIES

Earnout liability	2,716	-
Deferred revenues	1,506	890
Non-current operating leases liability	607	333
Other long-term liabilities	58	66
Total long-term liabilities	4,887	1,289

Total liabilities	16,682	6,071

COMMITMENTS AND CONTINGENT LIABILITIES
Shareholders’ equity:

Share capital
Ordinary share of NIS 0.25 par value-Authorized: 120,000,000 shares at December 31, 2023 and December 31, 2022; Issued: 64,132,706 and 63,023,506 shares at December 31, 2023 and December 31, 2022, respectively; Outstanding: 60,110,099 and 60,090,298 shares as of December 31, 2023 and December 31, 2022 respectively	4,487	4,489
Additional paid-in capital	281,109	279,857
Treasury Shares at cost, 4,022,607 and 2,933,208 ordinary shares at December 31, 2023 and December 31, 2022, respectively	(3,203)	(2,431)
Accumulated deficit	(235,883)	(213,750)

Total shareholders’ equity	46,510	68,165

Total liabilities and shareholders’ equity	$63,192	$74,236

The accompanying notes are an integral part of these consolidated financial statements.

REWALK ROBOTICS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2023	2022	2021
Revenue	$13,854	$5,511	$5,966
Cost of revenue	9,401	3,606	3,063

Gross profit	4,453	1,905	2,903

Operating expenses:
Research and development, net	4,148	4,031	2,939
Sales and marketing	13,922	9,842	6,993
General and administrative	9,995	7,134	5,626

Total operating expenses	28,065	21,007	15,558

Operating loss	(23,612)	(19,102)	(12,655)

Financial income, net	1,467	* )	13

Loss before income taxes	(22,145)	(19,102)	(12,642)
Taxes on income (benefit)	(12)	467	94

Net loss	$(22,133)	$(19,569)	$(12,736)

Net loss per ordinary share, basic and diluted	$(0.37)	$(0.31)	$(0.27)

Weighted average number of shares used in computing net loss per ordinary share, basic and diluted	59,719,064	62,378,797	47,935,652

The accompanying notes are an integral part of these consolidated financial statements.

*)          Represents an amount lower than $1.

REWALK ROBOTICS LTD. AND SUBSIDIARIES
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
U.S. dollars in thousands (except share data)

	Ordinary Share		Additional paid-in	Treasury	Accumulated	Total shareholders’
	Number	Amount	capital	Shares	deficit	equity
Balance as of December 31, 2020	25,332,225	1,827	201,392	-	(181,445)	21,774
Share-based compensation to employees and non-employees	-	-	833	-	-	833
Issuance of ordinary shares upon vesting of RSUs by employees and non-employees	398,164	31	(31)	-	-	-
Issuance of ordinary shares in a “Best Efforts” offering, net of issuance expenses in the amount of $3,679 (1)	10,921,502	832	35,489	-	-	36,321
Exercise of pre-funded warrants and warrants (1)(2)	10,425,258	772	14,288	-	-	15,060
Issuance of ordinary shares in a “registered direct” offering, net of issuance expenses in the amount of $3,215 (1)	15,403,014	1,199	26,932	-	-	28,131
Net loss	-	-	-	-	(12,736)	(12,736)
Balance as of December 31, 2021	62,480,163	4,661	278,903		(194,181)	89,383
Share-based compensation to employees and non-employees	-	-	993	-	-	993
Issuance of ordinary shares upon vesting of RSUs by employees and non-employees	543,343	39	(39)	-	-	-
Treasury shares at cost	(2,933,208)	(211)	-	(2,431)	-	(2,642)
Net loss	-	-	-	-	(19,569)	(19,569)
Balance as of December 31, 2022	60,090,298	$4,489	$279,857	$(2,431)	$(213,750)	$68,165
Share-based compensation to employees and non-employees	-	-	1,328	-	-	1,328
Issuance of ordinary shares upon vesting of RSUs by employees and non-employees	1,109,200	76	(76)	-	-	-
Treasury shares at cost	(1,089,399)	(78)	-	(772)	-	(850)
Net loss	-	-	-	-	(22,133)	(22,133)
Balance as of December 31, 2023	60,110,099	4,487	281,109	(3,203)	(235,883)	46,510

(1)  See Note 9a.

(2)  See Note 9f.

The accompanying notes are an integral part of these consolidated financial statements.

REWALK ROBOTICS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2023	2022	2021
Cash flows used in operating activities:
Net loss	$(22,133)	$(19,569)	$(12,736)
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation	239	202	266
Amortization of intangible assets	1,608	-	-
Share-based compensation	1,328	993	833
Deferred taxes	-	316	(29)
Remeasurement of earnout liability	(315)	-	-
Interest income	(11)	-	-
Exchange rate fluctuations	(45)	79	-

Changes in assets and liabilities:

Trade receivables, net	(311)	(408)	99
Prepaid expenses, operating lease right-of-use assets and other assets	(531)	94	592
Inventories	(277)	(117)	432
Trade payables	1,037	566	(884)
Employees and payroll accruals	(14)	140	275
Deferred revenues	(269)	(34)	74
Operating lease liabilities and other liabilities	(973)	(153)	(391)
Net cash used in operating activities	(20,667)	(17,891)	(11,469)

Cash flows used in investing activities:
Acquisition of a business, net of cash acquired	(18,068)	-	-
Purchase of property and equipment	(81)	(25)	(47)
Net cash used in investing activities	(18,149)	(25)	(47)

Cash flows from financing activities:
Issuance of ordinary shares in a private placement, net of issuance expenses paid in the amount of $3,679 (1)	-	-	36,321
Issuance of ordinary shares in a “registered direct” offering, net of issuance expenses in the amount of $3,215 (1)	-	-	28,131
Exercise of pre-funded warrants and warrants (1)(2)	-	-	15,060
Purchase of treasury shares	(992)	(2,500)	-
Net cash (used in) provided by financing activities	(992)	(2,500)	79,512

Effect of Exchange rate changes on Cash, Cash Equivalents and Restricted Cash	45	(79)	-
Increase (decrease) in cash, cash equivalents, and restricted cash	(39,763)	(20,495)	67,996
Cash, cash equivalents, and restricted cash at beginning of period	68,555	89,050	21,054
Cash, cash equivalents, and restricted cash at end of period	$28,792	$68,555	$89,050

(1)          See Note 9a.

(2)          See Note 9f.

The accompanying notes are an integral part of these consolidated financial statements.

REWALK ROBOTICS LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2023	2022	2021

Supplemental disclosures of non-cash flow information
Classification of other current assets to property and equipment, net	$-	$22	$34
Classification of inventory to property and equipment	$481	$67	$32
Amounts related to shares re-purchase not yet paid	$-	$142	$-
ROU assets obtained from new lease liabilities	$513	$-	$-

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$126	$113	$40
Cash received from interest	$1,341	-	-

Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$28,083	$67,896	$88,337
Restricted cash included in other long-term assets	$709	$659	$713
Total Cash, cash equivalents, and restricted cash	$28,792	$68,555	$89,050

(1)          See Note 9a.

(2)          See Note 9f.

The accompanying notes are an integral part of these consolidated financial statements.

REWALK ROBOTICS LTD. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
U.S. dollars in thousands

NOTE 1:-	GENERAL

a.	ReWalk Robotics Ltd. (“RRL”, and together with its subsidiaries, the “Company”) was incorporated under the laws of the State of Israel on June 20, 2001 and commenced operations on the same date.

b.
RRL has three wholly-owned (directly and indirectly) subsidiaries: (i) ReWalk Robotics, Inc. (“RRI”) incorporated under the laws of Delaware on February 15, 2012, (ii) ReWalk Robotics GMBH (“RRG”) incorporated under the laws of Germany on January 14, 2013, and (iii) AlterG, Inc. (“AlterG”) incorporated in Delaware on October 21, 2004 under the name of Gravus, Inc. On June 30, 2005, the Company re-incorporated in Delaware and changed its name to AlterG, Inc. in September 2005.

c.
The Company is a medical device company that is designing, developing, and commercializing innovative technologies that enable mobility and wellness in rehabilitation and daily life for individuals with physical and neurological conditions. The Company’s initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury (collectively, the “SCI Products”). These devices are robotic exoskeletons that are designed for individuals with paraplegia that use the Company’s patented tilt-sensor technology and an on-board computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury the ability to stand and walk again during everyday activities at home or in the community.

The Company has sought to expand the product offerings beyond the SCI Products through internal development and distribution agreements. The Company has developed its ReStore Exo-Suit device, which it began commercializing in June 2019. The ReStore is a powered, lightweight soft exo-suit intended for use during the rehabilitation of individuals with lower limb disability due to stroke. During the second quarter of 2020, the Company signed two separate agreements to distribute additional product lines in the United States. The Company is the exclusive distributor of the MYOLYN MyoCycle FES Pro cycles to United States (“U.S.”) rehabilitation clinics and for the MyoCycle Home cycles available to US veterans through VA hospitals. In the second quarter of 2020, the Company also became the exclusive distributor of the MediTouch Tutor movement biofeedback systems in the United States; however, due to unsatisfactory sales performance of the MediTouch product lines, the Company terminated this agreement as of January 31, 2023. We refer to the MediTouch and MyoCycle devices as the Company’s “Distributed Products.”

On August 11, 2023, pursuant to an Agreement and Plan of Merger among RRI, AlterG, Atlas Merger Sub, Inc., a wholly owned subsidiary of RRI (“Merger Sub”), and Shareholder Representative Services LLC, dated August 11, 2023, RRI acquired AlterG and AlterG became a wholly owned subsidiary of the Company.

For accounting purposes, RRI was considered the acquirer and AlterG was considered the acquiree. The acquisition was accounted for using the acquisition method of accounting. See Note 5 for additional information.

The Company made its first acquisition to supplement its internal growth when it acquired AlterG, a leading provider of AlterG Anti-Gravity systems for use in physical and neurological rehabilitation.  The Company paid a cash purchase price of $19.0 million at closing and additional cash earnouts may be paid based upon a percentage of AlterG’s year-over-year revenue growth over the two years following the closing. The AlterG Anti-Gravity systems use patented, NASA-derived Differential Air Pressure (“DAP”) technology to reduce the effects of gravity and allow people to rehabilitate with finely calibrated support and reduced pain.  The Company will continue to evaluate other products for distribution or acquisition that can broaden its product offerings further to help individuals with physical and neurological injury and disability.

The Company markets and sells its products directly to institutions and individuals and through third-party distributors. The Company sells its products directly primarily in the United States, through a combination of direct sales and distributors (depending on the product line) in Germany, Canada, and Australia, and primarily through distributors in other markets. In its direct markets, the Company has established relationships with clinics and rehabilitation centers, professional and college sports teams, and individuals and organizations in the spinal cord injury community, and in its indirect markets, the Company’s distributors maintain these relationships. RRI and AlterG market and sell products mainly in the United States. RRG markets and sells the Company’s products mainly in Germany and Europe.

d.
The Company depends on one contract manufacturer to manufacture the ReWalk and the ReStore products in its portfolio, Sanmina. Reliance on this vendor makes the Company vulnerable to possible capacity constraints and reduces control over component availability, delivery schedules, manufacturing yields and costs.

e.
For the full year ended December 31, 2023 the Company incurred a consolidated net loss of $22.1 million and has an accumulated deficit in the total amount of $235.9 million. The Company’s negative operating cash flow for the full year ended December 31, 2023 was $20.7 million. Our cash and cash equivalent on December 31, 2023 totalled $28.1 million. The Company has sufficient funds to support its operation for more than 12 months following the approval of its consolidated financial statements for the fiscal year ended December 31, 2023.

The Company expects to incur future net losses and the transition to profitability is dependent upon, among other things, the successful development and commercialization of the Company’s products and product candidates, the establishment of contracts for the distribution of new product lines, or the acquisition of additional product lines, any of which, or in combination, would contribute to the achievement of a level of revenue adequate to support the cost structure. Until the Company achieves profitability or generates positive cash flows, it will continue to need to raise additional cash. The Company intends to fund future operations through existing cash on hand, additional private and/or public offerings of debt or equity securities, cash exercises of outstanding warrants or a combination of the foregoing. In addition, the Company may seek additional capital through arrangements with strategic partners or from other sources and will continue to address its cost structure. Notwithstanding, there can be no assurance that the Company will be able to raise additional funds or achieve or sustain profitability or positive cash flows from operations.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), applied on a consistent basis, as follows:

a.	Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions. The Company’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company’s management evaluates estimates, including those related to inventories, fair values of share-based awards, contingent liabilities, provision for warranty, allowance for credit losses and sales return reserve. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

b.	Financial Statements in U.S. Dollars:

The functional currency is the currency that best reflects the economic environment in which the Company and its subsidiaries operate and conduct their transactions. Most of the Company’s revenues and costs are incurred in U.S. dollar. In addition, the Company’s financing activities are incurred in U.S. dollars. The Company’s management believes that the dollar is the primary currency of the economic environment in which the Company and each of its subsidiaries operate. Thus, the dollar is the Company’s and its subsidiary's functional and reporting currency.

Accordingly, monetary accounts maintained in currencies other than the U.S. dollar are remeasured into U.S. dollars in accordance with ASC 830 “Foreign Currency Matters.” All transaction gains and losses of the remeasured monetary balance sheet items are reflected in the consolidated statements of operations as financing income or expenses as appropriate.

c.	Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances have been eliminated upon consolidation.

d.	Cash Equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less, at the date acquired.

e.	Inventories:

Inventories are stated at the lower of cost or net realizable value. Inventory reserves are provided to cover risks arising from slow-moving items or technological obsolescence.

The Company periodically evaluates the quantities on hand relative to historical, current, and projected sales volume. Based on this evaluation, an impairment charge is recorded when required to write-down inventory to its net realized value.

Cost is determined as follows:

Finished products - based on raw materials and manufacturing costs on an average basis.

Raw materials - The weighted average cost method.

The Company regularly evaluates the ability to realize the value of inventory based on a combination of factors, including historical usage rates and forecasted sales according to outstanding backlogs. Purchasing requirements and alternative usage are explored within these processes to mitigate inventory exposure. When recorded, the reserves are intended to reduce the carrying value of inventory to its net realizable value. If actual demand for the Company’s products deteriorates, or market conditions are less favourable than those projected, additional inventory reserves may be required.

f.	Property and Equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following annual rates:

%
Computer equipment	20-33 (mainly 33)
Office furniture and equipment	6 - 10 (mainly 10)
Machinery and laboratory equipment	15
Field service units	20-50
Leasehold improvements	Over the shorter of the lease term or estimated useful life

g.	Business Combinations

The Company accounts for business combinations in accordance with ASC 805, “Business Combinations” (“ASC 805”). For business combinations accounted for under the acquisition method, ASC 805 requires recognition of assets acquired, liabilities assumed, and any non-controlling interest at the acquisition date, measured at their fair values as of that date. The Company determines the recognition of intangible assets based on the following criteria: (i) the intangible asset arises from contractual or other rights; or (ii) the intangible asset is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged.

The excess of the fair value of the purchase price over the fair values of the identifiable assets and liabilities is recorded as goodwill. Determining the fair value of the identifiable assets and liabilities requires management to use significant judgment and estimates including the forecasted revenue and revenues growth rates, discount rates, customer contract renewal rates and customer attrition rates. The process of estimating the fair values requires significant estimates, especially with respect to intangible assets. Management’s determination of fair value of assets acquired and liabilities assumed at the acquisition date is based on the best information available in the circumstances and incorporates management’s own assumptions and involves a significant degree of judgment.

Acquisition related costs include legal fees, consulting and success fees, and other non-recurring integration related costs. Acquisition-related costs are expensed as incurred.

h.	Goodwill and Other Intangibles

For business combinations, the purchase prices are allocated to the tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition dates, with the remaining unallocated purchase prices recorded as goodwill.

The Company has no indefinite-lived intangible assets other than goodwill. Acquired identifiable finite-lived intangible assets include identifiable acquired technology, customer relationships, trademarks and backlog and are amortized on a straight-line basis over the estimated useful lives of the assets. The Company routinely reviews the remaining estimated useful lives of finite-lived intangible assets.

Goodwill is not amortized and is tested for impairment at least annually.
The Company operates as one reporting unit and the fair value of the reporting unit is estimated using quoted market prices of the Company’s stock in active markets. The Company tests goodwill for impairment annually in the fourth quarter and whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable.

When testing goodwill for impairment, the Company may first perform a qualitative assessment. If the Company determines it is not more likely than not the reporting unit’s fair value is less than its carrying value, then no further analysis is necessary. If the Company determines that it is more likely than not that the fair value of its reporting unit is less than its carrying amount, then the quantitative impairment test will be performed. The Company may elect to bypass the qualitative assessment and proceed directly to performing a quantitative analysis. Under the quantitative impairment test, if the carrying amount of the Company’s reporting unit exceeds its fair value, the Company recognizes an impairment of goodwill for the amount of this excess.

As of December 31, 2023, no impairments of goodwill have been recognized.

i.	Impairment of Long-Lived Assets

The Company’s long-lived assets, including right-of-use (“ROU”) assets and identifiable intangible assets that are subject to amortization, are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment” whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. Recoverability of assets (or asset group) to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the years ended December 31, 2023, 2022 and 2021, no impairment losses have been recorded.

j.	Restricted cash and Other long-term assets:

Other long-term assets include long-term prepaid expenses and restricted cash deposits for offices and cars leasing based upon the term of the remaining restrictions.

k.	Treasury shares

The Company repurchased its ordinary shares and holds them as treasury shares. The Company presents the cost to repurchase treasury shares as a reduction of shareholders' equity.

l.	Revenue Recognition:

The Company generates revenues from sales of products. The Company sells its products directly to end customers and through distributors. The Company sells its products to clinics and rehabilitation centres, professional and college sports teams, private individuals (who finance the purchases by themselves, through fundraising or reimbursement coverage from insurance companies), and distributors.

The Company recognizes revenue in accordance with ASC 606, “Revenue Recognition” when, or as, control of the promised good or service is transferred to the customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company applies the following five steps:

1.	Identify the contract with a customer

The Company generally considers a purchase order or a signed quote to be a contract with a customer. In evaluating the contract with a customer, the Company analyzes the customer’s intent and ability to pay the amount of promised consideration (credit risk) and considers the probability of collecting substantially all of the consideration.

2.	Identify the performance obligations in the contract

At a contract’s inception, the Company assesses the goods or services promised in a contract with a customer and identifies the performance obligations.

3.	Determine the transaction price

The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring products or services to the customer.

The Company does not offer extended payment terms beyond one year to customers.

4.	Allocate the transaction price to performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis.

5.	Recognize revenue when or as the Company satisfies a performance obligation

Revenue is recognized when or as performance obligations are satisfied by transferring control of a promised good or service to a customer. Control either transfers over time or at a point in time, which affects when revenue is recorded.

The Company has elected to apply the practical expedient for financing component for transactions in which the difference between the payment date and the revenue recognition timing is up to 12 months.

Disaggregation of Revenue (in thousands):

	Year Ended December 31,
	2023	2022	2021
Product	$10,681	$4,175	$4,916
Rental	1,033	859	533
Service and warranty	2,140	477	517
Total Revenues	$13,854	$5,511	$5,966

Product revenue

Revenue from Products is comprised of sale of Anti-Gravity products, sale of systems products to rehabilitation facilities and sale of ReWalk Personal Exoskeleton systems to end users. Revenues generated from the sale of Products are recognized at a point in time, once the customer has obtained the legal title to the items purchased.

For systems sold to rehabilitation facilities, the Company includes insignificant training and considers the elements in the arrangement to be a single performance obligation. Therefore, the Company recognizes revenue for the system only when control is transferred after delivery and when the training has been completed, in accordance with the agreements terms with the customer.

For sales of ReWalk Personal Exoskeleton systems to end users, and for sales of ReWalk Personal or ReWalk Rehabilitation Exoskeleton systems to third party distributors, the Company does not provide training to the end user as this training is completed by the rehabilitation center or by the distributor that have previously completed the ReWalk Training program. Therefore, the Company recognizes revenue in such sales upon delivery.

The Company generally does not grant a right of return for its products. In rare circumstances when the Company provides a right of return for its products. the Company records reductions to revenue for expected future product returns based on the Company’s historical experience and estimates.

During 2023, the Company offered six products: (1) ReWalk Personal Exoskeletons, (2) ReWalk Rehabilitation Exoskeleton, (3) ReStore, (4) AlterG Anti-Gravity systems, (5) MyoCycle and (6) MediTouch. Due to unsatisfactory sales performance of the MediTouch product lines, the Company terminated this agreement as of January 31, 2023.

Rental revenue

Rental revenue for the AlterG Anti-Gravity systems is accounted for under ASC Topic 842, Leases. The Company rents its products to customers for a fixed monthly fee over the rental term, which typically ranges from 2 to 3 years. Rental revenues are recorded as earned on a monthly basis. See Note 2x for additional information.

For the SCI Products, the Company also offers a rent-to-purchase model in which the Company recognizes revenue ratably according to the agreed rental monthly fee for a limited period prior to selling its products.

Service and warranties

The Company services its products after expiration of the initial warranty. Service revenue, consisting of time and materials to perform the repairs, is recorded as services are rendered.

Determining the transaction price requires of level judgment, which is discussed by revenue category in further detail below.

Warranties are classified as either an assurance type or a service type warranty. A warranty is considered an assurance type warranty if it provides the customer with assurance that the product will function as intended for a limited period of time. An assurance type warranty is not accounted for as a separate performance obligation under the revenue model.

SCI Products include a five -year warranty. The first two years are considered as an assurance type warranty and the additional period is considered an extended service arrangement, which is a service type warranty. A service type warranty is either sold with a unit or separately for a unit for which the warranty has expired. A service type warranty is accounted as a separate performance obligation and revenue is recognized ratably over the life of the warranty.

The ReStore device is sold with a two-year warranty which is considered as assurance type warranty.

The Distributed Products are sold with assurance type warranty ranging between three years to ten years, depending on the specific product and part.

For AlterG Anti-Gravity Products, the Company offers customers extended warranty contracts that extend or enhance the technical support, parts, and labor coverage offered as part of the base warranty included with the Anti-Gravity system products. Extended warranty revenue is recognized ratably over the extended warranty coverage period. The Company offers a one-year assurance type warranty to customers in the U.S. and two years assurance type warranty for spare parts only to its international distributors. For these products, the Company determines standalone selling price based on the price at which the performance obligation is sold separately.

Contract balances (in thousands):

	December 31,	December 31,
	2023	2022
Trade receivable, net of credit losses (1)	$3,120	$1,036
Deferred revenues (1) (2)	$3,010	$1,191

(1)	Balance presented net of unrecognized revenue that was not yet collected.

(2)	$435 thousands of the December 31, 2022 deferred revenue balance was recognized as revenue during the year ended December 31, 2023.

Deferred revenue which represent a contract liability, include unearned amounts related to service type warranty obligations as well as other advances and payments which the Company received from customers prior to satisfying the performance obligation, for which revenue has not yet been recognized. The Company's unearned performance obligations as of December 31, 2023 and the estimated revenue expected to be recognized in the future related to the service type warranty amounts to $3.1 million, which will be fulfilled over one to five years.

m.	Accounting for Share-Based Compensation:

The Company accounts for share-based compensation in accordance with ASC 718, “Compensation-Stock Compensation” (“ASC 718”). ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant using an Option-Pricing Model (“OPM”). The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statements of operations.

The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards. The Company account for forfeitures as they occur.

The Company selected the Black-Scholes-Merton option pricing model as the most appropriate fair value method for its share-option awards. The option-pricing model requires a number of assumptions, of which the most significant are the fair market value of the underlying ordinary share, expected share price volatility and the expected option term. Expected volatility is calculated based on actual historical stock price movements over the most recent periods ending on the grant date, equal to the expected term of the options, or based on certain peer companies that the Company considered to be comparable, in case there is no sufficient trading volume to rely on market volatility. The expected option term is determined based on the simplified method, as adequate historical experience is not available to provide a reasonable estimate. The simplified method will continue to apply until enough historical experience is available to provide a reasonable estimate of the expected term. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The fair value of Restricted Stock Units (“RSUs”) granted is determined based on the price of the Company’s ordinary shares on the date of grant.

The Company accounts for options granted to consultants and other service providers under ASC 718. The fair value of these options was estimated using a Black-Scholes-Merton option-pricing model.

n.	Warrants to Acquire Ordinary Shares:

During the twelve -month ended December 31, 2021, the Company issued warrants to acquire up to 15,083,611 ordinary shares. There were no issued warrants during the twelve months ended December 31, 2023 and 2022. The Company assessed the warrants pursuant to ASC 480 "Distinguishing Liabilities from Equity" and ASC 815 "Derivatives and Hedging" and determined that the warrants should be accounted for as equity and not as a derivative liability. Refer to Note 9f for additional information.

o.	Research and Development Costs:

Research and development costs are charged to the consolidated statement of operations as incurred and are presented net of the amount of any grants the Company received for research and development in the period in which the grant was received.

p.	Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”), using the liability method whereby deferred tax assets and liability account balances are determined based on the differences between financial reporting and the tax basis for assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to the amounts that are more likely-than-not to be realized.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. The Company accrues interest and penalties related to unrecognized tax benefits in its taxes on income. As of December 31, 2023, and 2022, the Company did not identify any significant uncertain tax positions.

q.	Warranty provision:

For assurance-type warranty, the Company records a provision for the estimated cost to repair or replace products under warranty at the time of sale. Factors that affect the Company’s warranty reserve include the number of units sold, historical and anticipated rates of warranty repairs and the cost per repair.

US Dollars in thousands
Balance at December 31, 2022	$92
AlterG acquisition – see note 5	535
Provision	200
Usage	(479)
Balance at December 31, 2023	$348

r.	Concentrations of Credit Risks:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and trade receivables.

The Company’s cash and cash equivalents are deposited in major banks in Israel, the United States and Germany. Such deposits in the United States may be in excess of insured limits and are not insured in other jurisdictions. The Company maintains cash and cash equivalents with diverse financial institutions and monitors the amount of credit exposure to each financial institution. The bank deposits are held in financial institutions which management believes are institutions with high credit standing, and accordingly, minimal credit risk from geographic or credit concentration exists with respect to these deposits.

The below table reflects the concentration of credit risk for the Company’s current customers as of December 31, 2023, to which substantial sales were made.

Concentration of credit risk with respect to trade receivable is primarily limited to a customer to which the Company makes substantial sales.

	December 31,
	2023		2022
Customer A	*	)%	27%
Customer B	*	)%	13%
Customer C	-		13%
Customer D	-		11%

*)	Less than 10%

The allowance for credit losses is based on the Company's assessments of factors that may affect a customer's ability to pay. The Company regularly reviews the adequacy of the allowance for credit losses based on a combination of factors, including an assessment of the current customer's aging balance, the nature and size of the customer, the financial condition of the customer, and the amount of any receivables in dispute. The Company does not have any off-balance sheet credit exposure related to its customers. As of December 31, 2023, and 2022 trade receivables are presented net of $328 thousand and $26 thousand allowance for credit losses, respectively.

s.	Accrued Severance Pay:

Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. All of the employees of the RRL elected to be included under section 14 of the Severance Pay Law, 1963 (“section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees; therefore, related assets and liabilities are not presented in the balance sheet.

Total Company’s expenses related to severance pay amounted to $114 thousand, $113 thousand and $104 thousand for the years ended December 31, 2023, 2022 and 2021, respectively.

t.	Fair Value Measurements:

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation. The three-tiers are defined as follows:

▪	Level 1. Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;

▪	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

▪	Level 3. Unobservable inputs for which there is little or no market data requiring the Company to develop its own assumptions.

The carrying amounts of cash and cash equivalents, short term deposits, trade receivables and trade payables approximate their fair value due to the short-term maturity of such instruments.

The following tables present information about the Company’s financial assets and liabilities that are measured in fair value on a recurring basis as of December 31, 2023 and December 31, 2022 (in thousands):

		Fair value measurements as of
Description	Fair Value Hierarchy	December 31, 2023	December 31, 2022
Financial assets:

Money market funds included in cash and cash equivalent	Level 1	$2,550	$-
Treasury bills included in cash and cash equivalent	Level 1	$2,525	$-

Total Assets Measured at Fair Value		$5,075	$-

Financial Liabilities:
Earnout	Level 3	$3,292	$-

Total liabilities measured at fair value		$3,292	$-

The Company classifies cash equivalents within Level 1, because the Company uses quoted market prices or alternative pricing sources and models utilizing market observable inputs to determine their fair values.

The earnout was valued using a Monte Carlo simulation analysis, which is considered to be a Level 3 fair value measurement.

The following table summarizes the earnout liability activity as of December 31, 2023 (in thousands):

Earnout
Initial Measurement (August 11, 2023)	$3,607
Change in fair value	(315)
Balance December 31, 2023	$3,292

u. Basic and Diluted Net Loss Per Share:

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of ordinary shares outstanding during the period.

Diluted loss per share is computed based on the weighted average number of ordinary shares outstanding during the period, plus dilutive potential shares considered outstanding during the period.

v. Contingent liabilities

The Company accounts for its contingent liabilities in accordance with ASC 450, “Contingencies.” A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.

w. Government grants

Royalty and non-royalty-bearing grants from the Israeli Innovation Authority (the “IIA”) of the Ministry of Economy and Industry in Israel for funding of approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred, and are presented as a reduction from research and development expenses (see Note 8c).

x. Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities and their corresponding right-of-use assets are recorded at commencement date based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. Certain adjustments to the right-of-use asset may be required for items, such as initial direct costs paid or incentives received. The lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise such options.

Leases with an initial term of 12 months or less are not recorded on the balance sheet.

Lessor accounting - Operating leases

A portion of the AlterG rental revenues for the AlterG Anti-Gravity systems are made through lease arrangements.

AlterG products are available for lease agreements ranging from 12 to 42 months. If the customer terminates the contract during the lease period, they are required to pay a cancellation fee. The lease period may be extended by an additional period as specified in the contract.

In determining the leases classification as a sales type or operating lease, the Company assesses, among other criteria: (i) the lease term to determine if it is for the major part of the economic life of the underlying equipment; and (ii) the present value of the lease payments to determine if they are equal to or greater than substantially all of the fair market value of the equipment at the inception of the lease AlterG Anti-Gravity systems. When these criteria are not met, the lease accounted for as operating leases and revenues are recognized over the term of the lease.

Under these arrangements, when the Company acts as the lessor for its product line, the Company accounted for the lease arrangements as operating leases in accordance with ASC 842, “Lease” (“ASC 842”).

The total rental revenue for the AlterG Anti-Gravity Products has amounted to $249 thousand from the time of acquisition through December 31, 2023.

y.  New Accounting Pronouncements

Recently Implemented Accounting Pronouncements

i. Financial Instruments

In June 2016, FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 amends the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in the more timely recognition of losses. The Company adopted ASU 2016-13 as of January 1, 2023. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

i.
In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes - Improvements to Income Tax Disclosures” requiring enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted. The Company is currently evaluating the impact of the adoption of this standard.

ii.
In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280, “Segment Reporting” on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2023-07.

NOTE 3:-	PREPAID EXPENSES AND OTHER CURRENT ASSETS

The components of prepaid expenses and other current assets are as follows (in thousands):

	December 31,
	2023	2022
Government institutions	$253	$81
Prepaid expenses	1,227	242
Advances to vendors	139	174
Other assets	747	152

	$2,366	$649

NOTE 4:-	INVENTORIES

The components of inventories are as follows (in thousands):

	December 31,
	2023	2022
Finished products	$3,157	$2,421
Raw materials	2,496	508

	$5,653	$2,929

During the twelve months ended December 31, 2023, 2022, and 2021, the Company recognized, at cost of revenues, reserves for excess and obsolete in the amount of $398 thousand, $502 thousand, and $252 thousand, respectively.

NOTE 5:- BUSINESS COMBINATION

On August 11, 2023, pursuant to an Agreement and Plan of Merger among RRI, AlterG, Merger Sub, and Shareholder Representative Services LLC, RRI, August 8, 2023, the Company acquired AlterG and AlterG became a wholly owned subsidiary of the Company. AlterG develops, manufactures, and markets Anti-Gravity systems for use in physical and neurological rehabilitation and athletic training, both in the United States and internationally. The aggregate purchase price was a total of $19.0 million in cash, subject to working capital and other customary purchase price adjustments. Additional cash earnouts may be paid based upon a percentage of AlterG’s year-over-year future revenue growth over the next two years subject to working capital and other customary purchase price adjustments.

The total consideration transferred is as follows (in thousands):

Cash	$18,493
Earnout payments	$3,607
Total consideration	$22,100

Earnout payments

The Company will pay an amount of cash equal to 65% of the amount, if any, by which AlterG revenue attributable to the first 12 months period exceeds revenue target ("first earnout payment"), and an amount in cash equal to 65% of the amount, if any, by which AlterG revenue attributable to the following 12 months period exceeds the revenue from the first 12 month period ("second earnout payment"). At the date of acquisition, management estimated fair value of the earnout payment based on the actual up to date performance of the acquired entity and the probability of the earn out payment occurrence to be at approximately $3.6 million. The Earn-out was accounted for as a liability and will be remeasured at each reporting period through the consolidated statement of operations.

The Company has accounted for the AlterG acquisition as a business combination. The Company has preliminarily allocated the purchase price of approximately $22.1 million fair values, and the excess of the purchase price over the aggregate fair values is recorded as goodwill.

The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as of the acquisition date (in thousands):

Cash and cash equivalent	$478
Restricted cash	51
Accounts receivable	1,773
Inventory	3,330
Prepaid expenses and other current assets	470
Right of use asset	1,151
Property and equipment, net	827
Other non-current assets	30
Goodwill	7,538
Intangible assets	14,133
Accounts payable	(2,082)
Accrued compensation	(766)
Other accrued liabilities	(1,059)
Deferred revenue	(2,088)
Warranty Obligations	(535)
Leases Liability	(1,151)
Total purchase consideration	$22,100

The following table presents the details of the intangible assets acquired at the date of AlterG acquisition (in thousands):

	Estimated	Estimated Useful Life
	Fair Value	(Years)
Trademark	$795	3
Technology	6,161	4
Customer relationship - Warranty	201	2
Customer relationship - Rental	2,102	4
Customer relationship - Distribution	4,578	5
Backlog	296	1

Under the preliminary purchase price allocation, the Company allocates the purchase price to tangible and identified intangible assets acquired and liabilities assumed based on the preliminary estimates of their fair values. The fair values for the intangible assets acquired were primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement in the fair value hierarchy. Customer relationships, distributor relationships, backlog, trademark and developed technology were valued using the income approach, based on estimated projections of expected cash flows to be generated by the assets, discounted to the present value at discount rates commensurate with perceived risk. The discounted cash flow analyses factor in assumptions on revenue and expense growth rates including estimates of customer growth and attrition rates, distributor growth and attrition rates, technology obsolescence, and relief from royalty projections. Additionally, these discounted cash flow analyses factor in expected amounts of working capital, fixed assets, assembled workforce and cost of capital for each intangible asset. Such estimates are subject to change during the measurement period which is not expected to exceed one year. Any adjustments to the preliminary purchase price allocation identified during the measurement period will be recognized in the period in which the adjustments are determined.

The Company incurred acquisition-related costs of $2.5 million included in General and administrative costs.

The table below presents the pro forma revenue and earnings of the combined business as if the acquisition had occurred as of January 1, 2022 (in thousands):

	Twelve Months Ended December 31,
	2023	2022
Revenues	24,923	25,307
Net loss	(21,761)	(28,369)

The total revenues and net loss of AlterG, included in the consolidated income statement, since the acquisition date through December 31, 2023, amounted to 7,658 thousand and 249 thousand, respectively.

The pro forma financial information for all periods presented above has been calculated after adjusting the results of AlterG to reflect the business combinations accounting effects resulting from these acquisitions.

These proforma results reflect additional depreciation and amortization that would have been charged assuming the fair value adjustments to property, plant, and equipment and intangible asset occurred at the beginning of the period, along with consequential tax effects. The unaudited pro forma results have been prepared for comparative purposes only and are not necessarily indicative of what would have occurred had the business combinations been completed on January 1, 2022, nor it is necessarily indicative of future results of operations of the combined company. Furthermore, the unaudited pro forma financial information does not reflect the impact of any synergies resulting from the acquisition.

NOTE 6:- GOODWILL AND OTHER INTANGIBLE ASSETS, NET

The Company has $7.5 million of goodwill related to its purchase of AlterG in the third quarter of fiscal year 2023, which has an indefinite life, and is not deductible for tax purposes.

As of December 31, 2023, the components of, and changes in, the carrying amount of intangible assets, net, were as follows (in thousands):

	Cost	December 31, 2023 Accumulated Amortization	Intangible Assets, Net
Trademark	795	(104)	691
Technology	6,161	(604)	5,557
Customer relationship - Warranty	201	(40)	161
Customer relationship - Rental	2,102	(206)	1,896
Customer relationship - Distribution	4,578	(358)	4,220
Backlog	296	(296)	-
Total Amortized Intangible Assets	14,133	(1,608)	12,525

The estimated amortization expense is shown below (in thousands):

Fiscal 2024	3,347
Fiscal 2025	3,307
Fiscal 2026	3,143
Fiscal 2027	2,172
Fiscal 2028	556
Total	12,525

NOTE 7:-	PROPERTY AND EQUIPMENT, NET

The components of property and equipment, net are as follows (in thousands):

	December 31,
	2023	2022
Cost:
Computer equipment	$1,690	$743
Office furniture and equipment	468	308
Machinery and laboratory equipment	621	621
Field service units	4,166	1,816
Leasehold improvements	658	333

	$7,603	$3,821

	December 31,
	2023	2022
Accumulated depreciation	6,341	3,625

Property and equipment, net	$1,262	$196

Depreciation expenses amounted to $239 thousand, $202 thousand, and $266 thousand for the years ended December 31, 2023, 2022 and 2021, respectively.

NOTE 8:-	COMMITMENTS AND CONTINGENT LIABILITIES

a.	Purchase commitment:

The Company has contractual obligations to purchase goods from its contract manufacturer as well as raw materials from different vendors. Purchase obligations do not include contracts that may be cancelled without penalty. As of December 31, 2023, non-cancellable outstanding obligations amounted to approximately $8.6 million.

b.	Operating lease commitment:

(i)
The Company operates from leased facilities in Israel, the United States and Germany. These leases expire between 2024 and 2025. A portion of the Company’s facilities leases is generally subject to annual changes in the Consumer Price Index (CPI). The changes to the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments was incurred.

(ii)
RRL and RRG lease cars for their employees under cancelable operating lease agreements expiring at various dates in between 2024 and 2026 A subset of the Company’s cars leases is considered variable. The variable lease payments for such cars leases are based on actual mileage incurred at the stated contractual rate. RRL and RRG have an option to be released from these agreements, which may result in penalties in a maximum amount of approximately $30 thousand as of December 31, 2023.

The Company’s future lease payments for its facilities and cars, which are presented as current maturities of operating leases and non-current operating leases liabilities on the Company’s consolidated balance sheets as of December 31, 2023 are as follows (in thousands):

2024	$1,363
2025	674
2026	13
Total lease payments	2,050
Less: imputed interest	(147)
Present value of future lease payments	1,903
Less: current maturities of operating leases	(1,296)
Non-current operating leases	$607
Weighted-average remaining lease term (in years)	1.92
Weighted-average discount rate	9.21%

Total lease expenses for the years ended December 31, 2023, 2022 and 2021 were $976 thousand, $739 thousand, and $730 thousand, respectively.

c.	Royalties:

The Company’s research and development efforts are financed, in part, through funding from the Israel Innovation Authority (“IIA”). Since the Company’s inception through December 31, 2023, the Company received funding from the IIA in the total amount of $2.6 million. Out of the $2.6 million in funding from the IIA, a total amount of $1.6 million were royalty-bearing grants, $400 thousand was received in consideration of 209 convertible preferred A shares, which converted after the Company’s initial public offering in September 2014 into ordinary shares in a conversion ratio of 1 to 1, while $570 thousand was received without future obligation. The Company is obligated to pay royalties to the IIA, amounting to 3% of the sales of the products and other related revenues generated from such projects, up to 100% of the grants received. The royalty payment obligations also bear interest at the LIBOR rate. The obligation to pay these royalties is contingent on actual sales of the applicable products and in the absence of such sales, no payment is required.

As of December 31, 2023, the Company paid royalties to the IIA in the total amount of $110 thousand.

Royalties expenses in cost of revenue were $17 thousand, $7 thousand and $14 thousand, for the years ended December 31, 2023, 2022 and 2021, respectively.

As of December 31, 2023, the contingent liability to the IIA amounted to $1.6 million. The Israeli Research and Development Law provides that know-how developed under an approved research and development program may not be transferred to third parties without the approval of the IIA. Such approval is not required for the sale or export of any products resulting from such research or development. The IIA, under special circumstances, may approve the transfer of IIA-funded know-how outside Israel.

Additionally, the License Agreement requires the Company to pay College (“Harvard”) royalties on net sales, see Note 10 below for more information about the Collaboration Agreement (as defined below) and the License Agreement (as defined below).

d.	Liens

As part of the Company’s restricted cash and other long-term assets, as of December 31, 2023, an amount of $709 thousand has been pledged as security in respect of a guarantee granted to a third party. Such deposit cannot be pledged to others or withdrawn without the consent of such third party.

e.	Legal Claims:

Occasionally, the Company is involved in various claims such as product liability claims, lawsuits, regulatory examinations, investigations, and other legal matters arising, for the most part, in the ordinary course of business. While the outcome of any pending or threatened litigation and other legal matters is inherently uncertain, the Company does not believe the outcome of any of the matters will have a material adverse effect on the Company’s consolidated results of operation, liquidity or financial condition.

NOTE 9:-	SHAREHOLDERS’ EQUITY

a.	Equity raise:

Follow-on offerings

On February 19, 2021, the Company entered into a purchase agreement with certain institutional and other accredited investors for the issuance and sale of 10,921,502 ordinary shares, par value NIS 0.25 per share at $3.6625 per ordinary share and warrants to purchase up to an aggregate of 5,460,751 ordinary shares with an exercise price of $3.6 per share, exercisable from February 19, 2021, until August 26, 2026. Additionally, the Company issued warrants to purchase up to 655,290 ordinary shares, with an exercise price of $4.578125 per share, exercisable from February 19, 2021, until August 26, 2026, to the Company February 2021 private placement offering.

On September 27, 2021, the Company signed a purchase agreement with certain institutional investors for the issuance and sale of 15,403,014 ordinary shares, par value NIS 0.25 per share, pre-funded warrants to purchase up to an aggregate of 610,504 ordinary shares and ordinary warrants to purchase up to an aggregate of 8,006,759 ordinary shares at an exercise price of $2.00 per share. The Pre-Funded Warrants have an exercise price of $0.001 per Ordinary Share and are immediately exercisable and can be exercised at any time after their original issuance until such pre-funded warrants are exercised in full. Each ordinary shares was sold at an offering price of $2.035 and each pre-funded warrant was sold at an offering price of $2.034 (equal to the purchase price per ordinary share minus the exercise price of the pre-funded warrant). The ordinary warrants are exercisable at any time and from time to time, in whole or in part, following the date of issuance and ending five and one-half years from the date of issuance. All of the pre-funded warrants were exercised in full on September 27, 2021, and the offering closed on September 29, 2021. Additionally, the Company issued warrants to purchase up to 960,811 ordinary shares, with an exercise price of $2.5438 per share, exercisable from September 27, 2021, until September 27, 2026, to the Company September 2021 registered direct offering.

As of December 31, 2023, a total of 9,814,754 outstanding warrants with exercise prices ranging from $1.25 to $1.79 were exercised, for total gross proceeds of approximately $13.8 million. During the twelve months that ended December 31, 2023 no warrants were exercised.

b.	Share option plans:

On March 30, 2012, the Company’s board of directors adopted the ReWalk Robotics Ltd. 2012 Equity Incentive Plan.

On August 19, 2014, the Company’s board of directors adopted the ReWalk Robotics Ltd. 2014 Incentive Compensation Plan or the “Plan”. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock awards, RSUs, cash-based awards, other stock-based awards and dividend equivalents to the Company’s and its affiliates’ respective employees, non-employee directors and consultants.

Starting in 2014, the Company grants to directors and employees also RSU under this Plan. An RSU award is an agreement to issue shares of the company’s ordinary shares at the time the award is vested.

As of December 31, 2023 and 2022, the Company had reserved 1,018,945 and 2,934,679 shares of ordinary shares, respectively, available for issuance to employees, directors, officers, and non-employees of the Company.

The options generally vest over four years, with certain options granted to non-employee directors vesting over one year.

Any option or RSUs that are forfeited or cancelled before expiration becomes available for future grants under the Plan.

A summary of employee and non-employee shares options activity during the fiscal year ended 2023 is as follows:

	Number	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Options outstanding at the beginning of the year	43,994	$41.27	4.39	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	(10,823)	52.78	-	-

Options outstanding at the end of the year	33,171	$37.51	4.39	$-

Options exercisable at the end of the year	33,171	$37.51	4.39	$-

There were no options granted during the fiscal year ended December 31, 2023, 2022 and 2021. The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the option holders had all option holders, which hold options with positive intrinsic value, exercised their options on the last date of the exercise period. During the years ended December 31, 2023, 2022 and 2021, no options were exercised.

A summary of employee and non-employee RSUs activity during the fiscal year ended 2023 is as follows:

	Number of shares underlying outstanding RSUs	Weighted- average grant date fair value
Unvested RSUs at the beginning of the year	2,755,057	1.16
Granted	2,258,370	0.66
Vested	(1,109,200)	1.14
Forfeited	(131,813)	1.13

Unvested RSUs at the end of the year	3,772,414	0.87

The weighted average grant date fair values of RSUs granted during the fiscal year ended December 31, 2023, 2022 and 2021, were $0.66, $1.00 and $1.69, respectively.

Total fair value of shares vested during the year ended December 31, 2023, 2022 and 2021 were $1,268 thousand, $860 thousand, and $802 thousand, respectively. As of December 31, 2023, there were $2.7 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2014 Plan. This cost is expected to be recognized over a period of approximately 2.9 years.

The number of options and RSUs outstanding as of December 31, 2023 is set forth below, with options separated by range of exercise price:

Range of exercise price	Options and RSUs Outstanding as of December 31, 2023	Weighted average remaining contractual life (years) (1)	Options Exercisable as of December 31, 2023	Weighted average remaining contractual life (years) (1)
RSUs only	3,772,414	-	-	-
$5.37	12,425	5.24	12,425	5.24
$20.42- $33.75	12,943	4.35	12,943	4.35
$50-$52.5	6,230	3.46	6,230	3.46
$182.5-$524.25	1,573	1.65	1,573	1.65
	3,805,585	4.39	33,171	4.39

(1)	Calculation of weighted average remaining contractual term does not include the RSUs that were granted, which have an indefinite contractual term.

c.	Equity compensation issued to consultants:

The Company granted 32,895 RSUs during the fiscal year ended December 31, 2023, to non-employee consultants. As of December 31, 2023, there are 21,929 outstanding RSUs held by non-employee consultants.

d.	Share-based compensation expense for employees and non-employees:

The Company recognized share-based compensation expense in the consolidated statements of operations as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Cost of revenue	$9	$16	$10
Research and development, net	157	94	55
Sales and marketing	381	250	171
General and administrative	781	633	597

Total	$1,328	$993	$833

e.	Treasury shares:

On June 2, 2022, the Company’s Board of Directors approved a share repurchase program to repurchase up to $8.0 million of its Ordinary Shares, par value NIS 0.25 per share. On July 21, 2022, the Company received approval from an Israeli court for the share repurchase program. The program was scheduled to expire on the earlier of January 20, 2023, or reaching $8.0 million of repurchases. On December 22, 2022, the Company’s Board of Directors approved an extension of the repurchase program, with such extension to be in the aggregate amount of up to $5.8 million. The extension was approved by an Israeli court on February 9, 2023, and it expired on August 9, 2023.

As of December 31, 2023, pursuant to the Company’s share repurchase program, the Company had repurchased a total of 4,022,607 of its outstanding ordinary shares at a total cost of $3.5 million.

f.	Warrants to purchase ordinary shares:

The following table summarizes information about warrants outstanding and exercisable as of December 31, 2023:

Issuance date	Warrants outstanding	Exercise price per warrant	Warrants outstanding and exercisable	Contractual term
	(number)		(number)
December 31, 2015 (1)	4,771	$7.500	4,771	See footnote (1)
December 28, 2016 (2)	1,908	$7.500	1,908	See footnote (1)
February 25, 2019 (5)	45,600	$7.187	45,600	February 21, 2024
April 5, 2019 (6)	408,457	$5.140	408,457	October 7, 2024
April 5, 2019 (7)	49,015	$6.503	49,015	April 3, 2024
June 5, 2019, and June 6, 2019 (8)	1,464,665	$7.500	1,464,665	June 5, 2024
June 5, 2019 (9)	87,880	$9.375	87,880	June 5, 2024
June 12, 2019 (10)	416,667	$6.000	416,667	December 12, 2024
June 10, 2019 (11)	50,000	$7.500	50,000	June 10, 2024
February 10, 2020 (12)	28,400	$1.250	28,400	February 10, 2025
February 10, 2020 (13)	105,840	$1.563	105,840	February 10, 2025
July 6, 2020 (14)	448,698	$1.760	448,698	January 2, 2026
July 6, 2020 (15)	296,297	$2.278	296,297	January 2, 2026
December 8, 2020 (16)	586,760	$1.340	586,760	June 8, 2026
December 8, 2020 (17)	108,806	$1.792	108,806	June 8, 2026
February 26, 2021 (18)	5,460,751	$3.600	5,460,751	August 26, 2026
February 26, 2021 (19)	655,290	$4.578	655,290	August 26, 2026
September 29, 2021 (20)	8,006,759	$2.000	8,006,759	March 29, 2027
September 29, 2021 (21)	960,811	$2.544	960,811	September 27, 2026
	19,187,375		19,187,375

(1)
Represents warrants for ordinary shares issuable upon an exercise price of $7.500 per share, which were granted on December 31, 2015 to Kreos Capital V (Expert) Fund Limited (“Kreos”) in connection with a loan made by Kreos to the Company and are currently exercisable (in whole or in part) until the earlier of (i) December 30, 2025 or (ii) immediately prior to the consummation of a merger, consolidation, or reorganization of the Company with or into, or the sale or license of all or substantially all the assets or shares of the Company to, any other entity or person, other than a wholly owned subsidiary of the Company, excluding any transaction in which the Company’s shareholders prior to the transaction will hold more than 50% of the voting and economic rights of the surviving entity after the transaction. None of these warrants had been exercised as of December 31, 2023.

(2)	Represents common warrants that were issued as part of the $8.0 million drawdown under the Loan Agreement which occurred on December 28, 2016. See footnote 1 for exercisability terms.

(3)	Represents common warrants that were issued as part of the Company’s follow-on public offering in November 2018.

(4)	Represents common warrants that were issued to the underwriters as compensation for their role in the Company’s follow-on public offering in November 2018.

(5)	Represents warrants that were issued to the exclusive placement agent as compensation for its role in the Company’s follow-on public offering in February 2019.

(6)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in April 2019.

(7)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s April 2019 registered direct offering.

(8)	Represents warrants that were issued to certain institutional investors in a warrant exercise agreement on June 5, 2019, and June 6, 2019, respectively.

(9)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s June 2019 warrant exercise agreement and concurrent private placement of warrants.

(10)	Represents warrants that were issued to certain institutional investors in a warrant exercise agreement in June 2019.

(11)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s June 2019 registered direct offering and concurrent private placement of warrants.

(12)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s best efforts offering of ordinary shares in February 2020. As of December 31, 2023, 3,740,100 warrants were exercised for total consideration of $4,675,125. During the twelve months that ended December 31, 2023, no warrants were exercised.

(13)
Represents warrants that were issued to the placement agent as compensation for its role in the Company’s February 2020 best efforts offering. As of December 31, 2023, 230,160 warrants were exercised for total consideration of $359,625. During the twelve months that ended December 31, 2023, no warrants were exercised.

(14)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in July 2020. As of December 31, 2023, 2,020,441 warrants were exercised for total consideration of $3,555,976. During the twelve months that ended December 31, 2023, no warrants were exercised.

(15)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s July 2020 registered direct offering.

(16)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s private placement offering of ordinary shares in December 2020. As of December 31, 2023, 3,598,072 warrants were exercised for total consideration of $4,821,416. During the twelve months that ended December 31, 2023, no warrants were exercised.

(17)
Represents warrants that were issued to the placement agent as compensation for its role in the Company’s December 2020 private placement. As of December 31, 2023, 225,981 warrants were exercised for total consideration of $405,003. During the twelve months that ended December 31, 2023, no warrants were exercised.

(18)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s private placement offering of ordinary shares in February 2021.

(19)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s February 2021 private placement.

(20)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in September 2021.

(21)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s September 2021 registered direct offering.

NOTE 10:-	RESEARCH COLLABORATION AGREEMENT AND LICENSE AGREEMENT

On May 16, 2016, the Company entered into a Collaboration Agreement (as amended, the “Collaboration Agreement”) and an Exclusive License Agreement (as amended, the “License Agreement”) with Harvard. The Collaboration Agreement concluded on March 31, 2022.

Under the License Agreement, Harvard has granted the Company an exclusive, worldwide royalty-bearing license under certain patents of Harvard relating to lightweight “soft suit” exoskeleton system technologies for lower limb disabilities, a royalty-free license under certain related know-how and the option to obtain a license under certain inventions conceived under the joint research collaboration.

The License Agreement required the Company to pay Harvard an upfront fee, reimbursements for expenses that Harvard incurred in connection with the licensed patents, royalties on net sales and several milestone payments contingent upon the achievement of certain product development and commercialization milestones. The Harvard License Agreement will continue in full force and effect until the expiration of the last-to-expire valid claim of the licensed patents.

As of December 31, 2023, the Company achieved three of the milestones which represent all development milestones under the License Agreement. The Company continues to evaluate the likelihood that the other milestones will be achieved on a quarterly basis.

The Company has recorded expenses in the amount of $29 thousand, $74 thousand, and $293 thousand as research and development expenses related to the License Agreement and to the Collaboration Agreement for the years ended December 31, 2023, 2022 and 2021, respectively. No withholding tax was deducted from the Company’s payments to Harvard in respect of the Collaboration Agreement and the License Agreement since this is not taxable income in Israel in accordance with Section 170 of the Israel Income Tax Ordinance 1961-5721.

NOTE 11:-	INCOME TAXES

The Company’s subsidiaries are separately taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

a. Corporate tax rates in Israel:

Presented hereunder are the tax rates relevant to the Company in the years 2021-2023:

The Israeli statutory corporate tax rate and real capital gains were 23% in the years 2021-2023.

b. Income (loss) before taxes on income is comprised as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Domestic	$(19,638)	$(19,110)	$(12,780)
Foreign	(2,507)	8	138
	$(22,145)	$(19,102)	$(12,642)

c. Taxes on income (benefit) are comprised as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Current	$(12)	$151	$123
Deferred	-	316	(29)

	$(12)	$467	$94

	Year Ended December 31,
	2023	2022	2021
Domestic	$-	$-	$-
Foreign	(12)	467	94

	$(12)	$467	$94

d. Deferred income taxes (in thousands):

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets as of December 31, 2023 and 2022 are derived from temporary differences.

In assessing the realization of deferred tax assets, the Company considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. Based on the Company’s history of losses, the Company established a full valuation allowance for RRL.

Undistributed earnings of certain subsidiaries as of December 31, 2023 were immaterial. The Company intends to reinvest these earnings indefinitely in the foreign subsidiaries. As a result, the Company has not provided for any deferred income taxes.

	December 31,
	2023	2022
Deferred tax assets:
Carry forward tax losses	$64,090	$50,833
Research and development carry forward expenses-temporary differences	1,311	844
Accrual and reserves	849	392
Share based compensation	394	456
Credit tax carry forwards	1,714	-
Lease liabilities	480	214
Total deferred tax assets	68,838	52,739
Deferred tax liabilities:
Right-of-use asset	(470)	(214)
Intangible Assets	(3,015)	-
Property and equipment	(144)	-
Net deferred tax assets	65,209	52,525
Valuation allowance	(65,209)	(52,525)

Net deferred tax assets	$-	$-

The net changes in the total valuation allowance for each of the years ended December 31, 2023, 2022 and 2021, are comprised as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Balance at beginning of year	$(52,525)	$(48,098)	$(42,941)
Changes due to exchange rate differences	-	1,418	(1,488)
Adjustment previous year loss	(5)	(14)	-
Acquisition	(7,269)	-	-
Additions during the year	(5,410)	(5,831)	(3,669)

Balance at end of year	$(65,209)	$(52,525)	$(48,098)

e. Reconciliation of the theoretical tax expenses:

A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company, and the actual tax expense (benefit) as reported in the consolidated statements of operations is as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Loss before taxes, as reported in the consolidated statements of operations	$(22,145)	$(19,102)	$(12,642)

Statutory tax rate	23%	23.0%	23.0%

Theoretical tax benefits on the above amount at the Israeli statutory tax rate	$(5,093)	$(4,393)	$(2,908)
Income tax at rate other than the Israeli statutory tax rate	56	(2)	7
Non-deductible expenses including equity-based compensation expenses and other	-	262	102
Operating losses and other temporary differences for which valuation allowance was provided	5,410	5,375	3,669
Permanent differences	(342)	(775)	(784)
Adjustment in respect of prior years	(43)	-	-
Other	-	-	8

Actual tax expense (benefit)	$(12)	$467	$94

f. Foreign tax rates:

Taxable income of RRI and AlterG was subject to tax at the rate of 21% in 2023, 2022 and 2021.

Taxable income of RRG was subject to tax at the rate of 30% in 2023, 2022, and 2021.

g. Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (the “Investment Law”):

Conditions for entitlement to the benefits:

Under the Investment Law, in 2012 the Company elected “Beneficiary Enterprise” status which provides certain benefits, including tax exemptions and reduced tax rates. Income not eligible for Beneficiary Enterprise benefits is taxed at a regular rate.

Income derived from Beneficiary Enterprise from productive activity will be exempt from tax for ten years from the year in which the Company first has taxable income, providing that 12 years have not passed from the beginning of the year of election. In the event of a dividend distribution from income that is exempt from company tax, as aforementioned, the Company will be required to pay tax of 10%-25% on that income.

In the event of distribution of dividends from the said tax-exempt income, the amount distributed will be subject to corporate tax at the rate ordinarily applicable to the Beneficiary Enterprise’s income. Tax-exempt income generated under the Company’s “Beneficiary Enterprise” program will be subject to taxes upon dividend distribution or complete liquidation.

The entitlement to the above benefits is conditional upon the Company’s fulfilling the conditions stipulated by the Law and regulations published thereunder.

h. Tax assessments:

RRL, RRI and RRG has had final tax assessments up to and including the 2017 tax year.

AlterG files income tax returns in the United States and in various U.S. states.  AlterG returns for the years ended December 31, 2020 and later are generally subject to federal tax examination, while the AlterG returns for the years ended December 31, 2019 and later are generally subject to state tax examination.  However, the AlterG net operating losses and tax credits generally remain subject to tax examination and adjustment until they are utilized on a future tax return and the statute of limitations closes for that year.  Thus, the AlterG tax attributes generally remain open to federal and state tax examination and adjustment.

i. Net operating carry-forward losses for tax purposes:

As of December 31, 2023, RRL has carry-forward losses amounting to approximately $242.6 million, which can be carried forward for an indefinite period.

As of December 31, 2023, AlterG had approximately $31.4 million of federal net operating loss (“NOL”) carry forwards, and $47.2 million of state NOL carry forwards, which will begin to expire in 2025 and 2028, respectively.  The federal net operating losses from years beginning after January 1, 2018, of approximately $14.7 million may be carried forward indefinitely and losses prior to January 1, 2018 of approximately $16.7 million expire beginning in 2028 under prior law.

Internal Revenue Code Section 382 places a limitation ("Section 382 Limitation") on the amount of taxable income which can be offset by NOL carry forwards after a change in control (generally greater than 50% change in the value of the stock owned by 5% shareholders during the testing period) of a loss corporation. California has similar rules. On August 11, 2023, AlterG was involved in an equity transaction that constitutes a Section 382 change in ownership. The change in ownership limits the ability to utilize net operating loss carry forwards in future years. The 382-limitation impact on NOLs has been included in the current period provision. The Company may have had earlier Section 382 changes in ownership. This will be assessed upon realization of tax attributes.

NOTE 12:-	FINANCIAL (EXPENSES) INCOME, NET

The components of financial (expenses) income, net were as follows (in thousands):

	Year Ended December 31,
	2023	2022			2021
Foreign currency transactions and other	$133		$22		$38
Interest Income	1,354		-		-
Bank commissions	(20)		(22)		(25)

	$1,467	$	*	)	$13

*) Represent an amount lower than $1.

NOTE 13:-	GEOGRAPHIC INFORMATION AND MAJOR CUSTOMER AND PRODUCT DATA

The Company manages its business on a basis of one reportable segment.

Total revenues from external customers on the basis of the Company's geographical areas are as follows (in thousands):

	Year Ended December 31,
	2023	2022	2021
Revenue based on customer’s location:
United States	7,636	2,303	2,519
Europe	5,044	3,057	3,381
Asia-Pacific	387	115	60
Rest of the world	787	36	6

Total revenues	$13,854	$5,511	$5,966

	December 31,
	2023	2022
Long-lived assets by geographic region:
Israel	$529	$757
United States	2,404	231
Germany	190	44

	$3,123	$1,032

(*)	Long-lived assets are comprised of property and equipment, net, and operating lease right-of-use assets.

Major customers data as a percentage of total revenue:

	Year Ended December 31,
	2023		2022		2021
Customer A	12.2%		14.2%		*	)
Customer B	*	)	*	)	11.0%

*)	Less than 10%

NOTE 14:- BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of the Company’s basic and diluted net loss per ordinary share (in thousands, except share and per share data):

	Year ended December 31,
	2023	2022	2021
Net loss	$(22,133)	$(19,569)	$(12,736)

Net loss attributable to ordinary shares	(22,133)	(19,569)	(12,736)
Shares used in computing net loss per ordinary shares, basic and diluted	59,719,064	62,378,797	47,935,652

Net loss per ordinary share, basic and diluted	$(0.37)	$(0.31)	$(0.27)

Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of ordinary shares and warrants outstanding would have been anti-dilutive.

For the twelve months ended December 31, 2023, the total number of ordinary shares related to the outstanding warrants and share option plans aggregated to 19,220,546, was excluded from the calculations of diluted loss per ordinary share since it would have an anti-dilutive effect.

For the twelve months ended December 31, 2022, the total number of ordinary shares related to the outstanding warrants and share option plans aggregated to 19,464,888, was excluded from the calculations of diluted loss per ordinary share since it would have an anti-dilutive effect.

NOTE 15:- RESTRUCTURING ACTIVITIES

On December 12, 2023, the Board of Directors of the Company approved a re-organization plan (the “2023 Reorganization Plan”) that included, among other things, downsizing approximately 15% of the Company’s workforce and adapting the Company's organizational structure, roles, and responsibilities accordingly.

During the year ended December 31, 2023, in connection with the 2023 Reorganization Plan, the Company recorded expenses of $670 thousand, for one time employee termination benefits and legal expenses. $175 thousand attributable to research and development, net, $70 thousand to sales and marketing and $425 thousand to General and administrative expenses. However, none of these amounts were paid in 2023. The Company does not expect to incur additional costs related to the 2023 Reorganization Plan.

LIFEWARD LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
	(unaudited)
ASSETS

CURRENT ASSETS

Cash and cash equivalents	$10,653	$28,083
Trade receivables, net of credit losses of $193 and $328, respectively	5,843	3,120
Prepaid expenses and other current assets	1,818	2,366
Inventories	7,300	5,653
Total current assets	25,614	39,222

LONG-TERM ASSETS

Restricted cash and other long-term assets	436	784
Operating lease right-of-use assets	945	1,861
Property and equipment, net	1,217	1,262
Intangible assets	10,020	12,525
Goodwill	7,538	7,538
Total long-term assets	20,156	23,970
Total assets	$45,770	$63,192

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade payables	$4,992	$5,069
Employees and payroll accruals	1,482	2,034
Deferred revenues	1,358	1,504
Current maturities of operating leases liability	936	1,296
Earnout liability	-	576
Other current liabilities	889	1,316
Total current liabilities	9,657	11,795

LONG-TERM LIABILITIES
Earnout liability	792	2,716
Deferred revenues	1,301	1,506
Non-current operating leases liability	45	607
Other long-term liabilities	82	58
Total long-term liabilities	2,220	4,887

Total liabilities	11,877	16,682

COMMITMENTS AND CONTINGENT LIABILITIES
Shareholders’ equity:

Share capital
Ordinary share of NIS 1.75 par value-Authorized: 25,000,000 shares at September 30, 2024 and December 31, 2023; Issued: 9,380,291 and 9,161,798 shares at September 30, 2024 and December 31, 2023, respectively; Outstanding: 8,805,633 and 8,587,140 shares as of September 30, 2024 and December 31, 2023 respectively (1)	4,589	4,487
Additional paid-in capital	282,054	281,109
Treasury Shares at cost, 574,658 ordinary shares at September 30, 2024 and December 31, 2023 (1)	(3,203)	(3,203)
Accumulated deficit	(249,547)	(235,883)
Total shareholders’ equity	33,893	46,510
Total liabilities and shareholders’ equity	$45,770	$63,192

The accompanying notes are an integral part of these condensed consolidated financial statements.

(1) Reflects our one-for-seven reverse share split that became effective on March 15, 2024. See Note 8a to the condensed consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues	$6,128	$4,403	$18,118	$6,970
Cost of revenues	3,908	3,540	11,746	4,960

Gross profit	2,220	863	6,372	2,010

Operating expenses:
Research and development, net	998	1,262	3,494	2,830
Sales and marketing	4,156	4,088	13,573	9,076
General and administrative	240	3,455	3,424	7,579

Total operating expenses	5,394	8,805	20,491	19,485

Operating loss	(3,174)	(7,942)	(14,119)	(17,475)
Financial income, net	119	411	495	1,047

Loss before income taxes	(3,055)	(7,531)	(13,624)	(16,428)
Taxes on income	29	-	40	66

Net loss	$(3,084)	$(7,531)	$(13,664)	$(16,494)

Net loss per ordinary share, basic and diluted	$(0.35)	$(0.88)	$(1.58)	$(1.94)

Weighted average number of shares used in computing net loss per ordinary share, basic and diluted (1)	8,756,882	8,542,630	8,652,085	8,501,397

(1) Reflects our one-for-seven reverse share split that became effective on March 15, 2024. See Note 8a to the condensed consolidated financial statements.

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)
(In thousands, except share data)

	Ordinary Shares		Additional paid-in	Treasury	Accumulated	Total shareholders’
	Number (1)	Amount	capital	Shares	deficit	equity
Balance as of June 30, 2023	8,478,003	$4,435	$280,455	$(3,203)	$(222,713)	$58,974
Share-based compensation to employees and non-employees	-	-	333	-	-	333
Issuance of ordinary shares upon vesting of employees and non-employees RSUs	96,911	46	(46)	-	-	-
Net loss	-	-	-	-	(7,531)	(7,531)
Balance as of September 30, 2023	8,574,914	$4,481	$280,742	$(3,203)	$(230,244)	$51,776

Balance as of June 30, 2024	8,630,902	$4,508	$281,845	$(3,203)	$(246,463)	$36,687
Share-based compensation to employees and non-employees	-	-	290	-	-	290
Issuance of ordinary shares upon vesting of RSUs by employees and non-employees	174,731	81	(81)	-	-	-
Net loss	-	-	-	-	(3,084)	(3,084)
Balance as of September 30, 2024	8,805,633	$4,589	$282,054	$(3,203)	$(249,547)	$33,893

	Ordinary Shares		Additional paid-in	Treasury	Accumulated	Total shareholders’
	Number (1)	Amount	capital	Shares	deficit	equity
Balance as of December 31, 2022	8,584,313	$4,489	$279,857	$(2,431)	$(213,750)	$68,165
Share-based compensation to employees and non-employees	-	-	955	-	-	955
Issuance of ordinary shares upon vesting of employees and non-employees RSUs	146,230	70	(70)	-	-	-
Treasury shares at cost	(155,629)	(78)		(772)		(850)
Net loss	-	-	-	-	(16,494)	(16,494)
Balance as of September 30, 2023	8,574,914	$4,481	$280,742	$(3,203)	$(230,244)	$51,776

Balance as of December 31, 2023	8,587,140	$4,487	$281,109	$(3,203)	$(235,883)	$46,510
Share-based compensation to employees and non-employees	-	-	1,047	-	-	1,047
Issuance of ordinary shares upon vesting of RSUs by employees and non-employees	218,493	102	(102)	-	-	-
Net loss	-	-	-	-	(13,664)	(13,664)
Balance as of September 30, 2024	8,805,633	$4,589	$282,054	$(3,203)	$(249,547)	$33,893

(1) Reflects our one-for-seven reverse share split that became effective on March 15, 2024. See Note 8a to the condensed consolidated financial statements

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows used in operating activities:
Net loss	$(13,664)	$(16,494)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	370	134
Amortization of intangible assets	2,505	764
Share-based compensation	1,047	955
Remeasurement of earnout liability	(2,500)	40
Interest income	(2)	(13)
Exchange rate fluctuations	29	24
Changes in assets and liabilities:
Trade receivables, net	(2,723)	(720)
Prepaid expenses, operating lease right-of-use assets and other assets	2,017	(849)
Inventories	(2,523)	(480)
Trade payables	(77)	1,895
Employees and payroll accruals	(552)	(347)
Deferred revenues	(351)	(23)
Operating lease liabilities and other liabilities	(1,325)	(1,069)
Net cash used in operating activities	$(17,749)	$(16,183)

Cash flows used investing activities:
Purchase of property and equipment	-	(2)
Acquisition of a business, net of cash acquired	-	(18,068)
Net cash used in investing activities	$-	$(18,070)

Cash flows used in financing activities:
Purchase of treasury shares	-	(992)
Net cash used in financing activities	$-	$(992)

Effect of Exchange rate changes on Cash, Cash Equivalents and Restricted Cash	(29)	(24)
Decrease in cash, cash equivalents, and restricted cash	(17,778)	(35,269)
Cash, cash equivalents, and restricted cash at beginning of period	28,792	68,555
Cash, cash equivalents, and restricted cash at end of period	$11,014	$33,286
Supplemental disclosures of non-cash flow information
Classification of inventory to property and equipment, net	$325	$194
ROU assets obtained from new lease liabilities	$-	$513
Supplemental cash flow information:
Cash and cash equivalents	$10,653	$32,590
Restricted cash included in other long-term assets	361	696
Total Cash, cash equivalents, and restricted cash	$11,014	$33,286

The accompanying notes are an integral part of these condensed consolidated financial statements.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1:          GENERAL

a.
Lifeward Ltd. (“LL,” and together with its subsidiaries, the “Company”) was originally incorporated under the laws of the State of Israel on June 20, 2001, and commenced operations on the same date under the name Argo Medical Technologies Ltd. This name was later changed to ReWalk Robotics Ltd. on June 18, 2014. On January 29, 2024, the Company announced that it had rebranded as Lifeward, with each subsidiary of LL renamed to reflect the new corporate identity. The Company officially changed its name to Lifeward Ltd. on September 10, 2024.

b.
LL has three wholly owned (directly and indirectly) subsidiaries: (i) Lifeward Inc. (“LI”) originally incorporated under the laws of Delaware on February 15, 2012 under the name of ReWalk Robotics, Inc., (ii) Lifeward GMBH (“LG”) originally incorporated under the laws of Germany on January 14, 2013 under the name of ReWalk Robotics GMBH, and (iii) Lifeward CA, Inc. ( “LCAI”) originally incorporated in Delaware on October 21, 2004 under the name of Gravus, Inc., which was later changed to AlterG, Inc. on June 30, 2005.

c.
The Company is a medical device company that designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. The Company’s initial product offerings were the ReWalk Personal and ReWalk Rehabilitation Exoskeleton devices for individuals with spinal cord injury (collectively, the “SCI Products”). These devices are robotic exoskeletons that are designed for individuals with paraplegia that use the Company’s patented tilt-sensor technology and an on-board computer and motion sensors to drive motorized legs that power movement. These SCI Products allow individuals with spinal cord injury the ability to stand and walk again during everyday activities at home or in the community.

The Company has sought to expand its product offerings beyond the SCI Products through internal development and distribution agreements. The Company has developed its ReStore Exo-Suit device (the “ReStore”), which it began commercializing in June 2019. The ReStore is a powered, lightweight soft exo-suit intended for use during the rehabilitation of individuals with lower limb disabilities due to stroke. During the second quarter of 2020, the Company signed an agreement to distribute product lines in the United States. The Company is the exclusive distributor of the MYOLYN MyoCycle FES Pro cycles to U.S. rehabilitation clinics and for the MyoCycle Home cycles available to US veterans through VA hospitals. We refer to the MyoCycle devices as our “Distributed Product.”

On August 11, 2023, pursuant to an Agreement and Plan of Merger among LI, AlterG, Inc., Atlas Merger Sub, Inc., a wholly owned subsidiary of AlterG, Inc. (“Merger Sub”), and Shareholder Representative Services LLC, dated August 8, 2023, LI acquired AlterG, Inc. and AlterG, Inc. became a wholly owned subsidiary of the Company.   With the rebranding of the Company, AlterG, Inc. was renamed as LCAI.

For accounting purposes, LI was considered the acquirer and AlterG, Inc. was considered the acquiree. The acquisition was accounted for using the acquisition method of accounting. See Note 5 for additional information.

The Company made its first acquisition to supplement its internal growth when it acquired AlterG, Inc., a leading provider of anti-gravity systems for use in physical and neurological rehabilitation. The Company paid a cash purchase price of approximately $19 million at closing and additional cash earnouts may be paid based upon a percentage of AlterG’s year-over-year revenue growth over the two years following the closing. The AlterG anti-gravity systems use patented, NASA-derived Differential Air Pressure (“DAP”) technology to reduce the effects of gravity and allow people to rehabilitate with finely calibrated support and reduced pain. The Company will continue to evaluate other products for distribution or acquisition that can broaden its product offerings further to help individuals with neurological injury and disability.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company markets and sells its products directly to institutions and individuals and through third-party distributors. The Company sells its products directly primarily in the United States, through a combination (depending on the product line) of direct sales and distributors in Germany, Canada, and Australia, and primarily through distributors in other markets. In its direct markets, the Company has established relationships with clinics and rehabilitation centers, professional and college sports teams, and individuals and organizations in the spinal cord injury community, and in its indirect markets, the Company’s distributors maintain these relationships.

d.
As of September 30, 2024, the Company incurred a consolidated net loss of $13.7 million and has an accumulated deficit in the total amount of $249.5 million. The Company’s cash and cash equivalents as of September 30, 2024 totaled $10.7 million and the Company’s negative operating cash flow for the nine months ended September 30, 2024 was $17.7 million. The Company believes it has sufficient funds to support its operations for more than 12 months following the issuance date of its unaudited condensed consolidated financial statements for the nine months ended September 30, 2024.

e.
The Company expects to incur future net losses and its transition to profitability is dependent upon, among other things, the successful development and commercialization of its products and product candidates, the establishment of contracts for the distribution of new product lines, or the acquisition of additional product lines, any of which, or in combination, would contribute to the achievement of a level of revenues adequate to support its cost structure.  If the Company does not achieve a level of revenues adequate to support its cost structure, it will implement cost reduction measures. These plans may include restructuring efforts and additional cost reductions if needed. Until the Company achieves profitability or generates positive cash flows, it will continue to need to raise additional cash. The Company intends to fund future operations through cash on hand, additional private and/or public offerings of debt or equity securities, cash exercises of outstanding warrants or a combination of the foregoing. In addition, the Company may seek additional capital through arrangements with strategic partners or from other sources and will continue to address its cost structure. Notwithstanding, there can be no assurance that the Company will be able to raise additional funds or achieve or sustain profitability or positive cash flows from operations.

NOTE 2:          BASIS OF PRESANTATION AND SUMMARY OF ESTIMATES

Basis of Presentation and Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. In management’s opinion, the accompanying financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the interim periods presented. The Company’s interim period results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year.

These unaudited interim condensed consolidated financial statements and accompanying notes should be read in conjunction with the 2023 consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023 (the “2023 Form 10-K”). There have been no changes in the significant accounting policies from those that were disclosed in the consolidated financial statements for the fiscal year ended December 31, 2023, included in the 2023 Form 10-K, unless otherwise stated.

Use of Estimates

The preparation of the unaudited interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions. The Company’s management believes that the estimates, judgments, and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments, and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company’s management evaluates estimates, including those related to inventories, assets acquired and liabilities assumed in business combinations, revenue recognition, deferred revenue, fair values of share-based awards, contingent liabilities, provision for warranty and allowance for credit losses. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 3:          SIGNIFICANT ACCOUNTING POLICIES

a.
Business Combinations

The Company accounts for business combinations in accordance with ASC 805, “Business Combinations”. For business combinations accounted for under the acquisition method, ASC 805 requires recognition of assets acquired, liabilities assumed, and any non-controlling interest at the acquisition date, measured at their fair values as of that date. The Company determines the recognition of intangible assets based on the following criteria: (i) the intangible asset arises from contractual or other rights; or (ii) the intangible asset is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged.

The excess of the fair value of the purchase price over the fair values of the identifiable assets and liabilities is recorded as goodwill. Determining the fair value of the identifiable assets and liabilities requires management to use significant judgment and estimates including the forecasted revenue and revenues growth rates, discount rates, customer contract renewal rates and customer attrition rates. The process of estimating the fair values requires significant estimates, especially with respect to intangible assets. Management’s determination of fair value of assets acquired and liabilities assumed at the acquisition date is based on the best information available in the circumstances and incorporates management’s own assumptions and involves a significant degree of judgment.

Acquisition-related costs include legal fees, consulting and success fees, and other non-recurring integration related costs. Acquisition-related costs are expensed as incurred.

b.
Goodwill and Other Intangibles

For business combinations, the purchase prices are allocated to the tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition dates, with the remaining unallocated purchase prices recorded as goodwill.

The Company has no indefinite-lived intangible assets other than goodwill. Acquired identifiable finite-lived intangible assets include identifiable acquired technology, customer relationships, trademarks and backlog and are amortized on a straight-line basis over the estimated useful lives of the assets. The Company routinely reviews the remaining estimated useful lives of finite-lived intangible assets.

Goodwill is not amortized and is tested for impairment at least annually.

The Company operates as one reporting unit and the fair value of the reporting unit is estimated using quoted market prices of the Company’s stock in active markets. The Company tests goodwill for impairment annually in the fourth quarter and whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable.

When testing goodwill for impairment, the Company may first perform a qualitative assessment. If the Company determines it is not more likely than not the reporting unit’s fair value is less than its carrying value, then no further analysis is necessary. If the Company determines that it is more likely than not that the fair value of its reporting unit is less than its carrying amount, then the quantitative impairment test will be performed. The Company may elect to bypass the qualitative assessment and proceed directly to performing a quantitative analysis. Under the quantitative impairment test, if the carrying amount of the Company’s reporting unit exceeds its fair value, the Company recognizes an impairment of goodwill for the amount of this excess.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company determined no impairment existed for goodwill for the three and nine months ended September 30, 2024.

The Company evaluates the recoverability of long-lived assets, including property and equipment and intangible assets subject to amortization for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. Such events and changes may include significant changes in performance relative to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in the Company’s business strategy. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value. There were no impairment charges to long-lived assets during the periods presented.

c.	Fair Value Measurements

Cash and cash equivalents, restricted cash, prepaid expenses and other assets, trade payables and accrued expenses and other liabilities, are stated at their carrying value which approximates their fair value due to the short time to the expected receipt or payment.

The following tables present information about the Company’s financial assets and liabilities that are measured in fair value on a recurring basis as of September 30, 2024 and December 31, 2023 (in thousands):

		Fair value measurements as of
Description	Fair Value Hierarchy	September 30, 2024	December 31, 2023
Financial assets:

Money market funds included in cash and cash equivalent	Level 1	$2,665	$2,550
Treasury bills included in cash and cash equivalent	Level 1	1,313	2,525

Total Assets Measured at Fair Value		$3,978	$5,075

Financial Liabilities:
Earnout	Level 3	$792	$3,292

Total liabilities measured at fair value		$792	$3,292

The Company classifies cash equivalents within Level 1, because the Company uses quoted market prices or alternative pricing sources and models utilizing market observable inputs to determine their fair values.

The estimated fair value of the earnout is determined using Level 3 inputs. Inherent in a Monte Carlo simulation analysis are assumptions related to projected revenues, expected term, volatility, annual revenue yield and interest rate. The Company estimates the volatility of its common share based on historical volatility of select peer companies. The interest rate is based on the U.S. Technology B bond yield.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The following table summarizes the earnout liability activity as of September 30, 2024 (in thousands):

Earnout
Balance December 31, 2023	$3,292
Change in fair value	(2,500)
Balance September 30, 2024	$792

d.	Revenue Recognition

The Company generates revenues from sales of products. The Company sells its products directly to end customers and through distributors. The Company sells its products to clinics and rehabilitation centers, professional and college sports teams, private individuals (who finance the purchases by themselves, through fundraising or reimbursement coverage from insurance companies), and distributors.

Disaggregation of Revenues (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Product	$4,800	$3,632	$13,667	$5,563
Rental	1,008	303	2,776	685
Service and warranty	320	468	1,675	722
Total Revenues	$6,128	$4,403	$18,118	$6,970

  Product revenue

Revenue from Products sold to rehabilitation facilities and end users is recognized at a point in time once the customer has obtained the legal title to the items purchased.

For ReWalk and ReStore systems sold to rehabilitation facilities, the Company provides an immaterial level of training and considers the elements in the arrangement to be a single performance obligation. Therefore, the Company recognizes revenue for the system and training only after delivery in accordance with the agreement's delivery terms to the customer and after the training has been completed.

For sales of ReWalk systems to end users, the Company does not provide training to the end user as this training is provided separately by the rehabilitation center that the end user chooses to use.  Similarly, for sales of ReWalk systems to third party distributors, the Company does not provide training to the distributor because the distributor would previously have completed the ReWalk Training program. Therefore, in both cases the Company recognizes revenue upon delivery.

The Company generally does not grant a right of return for its products. In the rare circumstances when the Company provides a right of return for its products, the Company records reductions to revenue for expected future product returns based on the Company’s historical experience and estimates.

The Company offered five products: (1) ReWalk Personal, (2) ReWalk Rehabilitation, (3) ReStore, (4) MyoCycle and (5) AlterG Anti-Gravity system.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ReWalk Personal and ReWalk Rehabilitation are SCI Products, which are currently designed for everyday use by paraplegic individuals at home and in their communities. SCI Products are custom fitted for each user, as well as for use by paraplegic patients in the clinical rehabilitation environment, where they provide individuals access to valuable exercise and therapy. ReWalk Rehabilitation is a ReWalk Personal product sold with multiple sizes of our adjustable parts to allow different users the ability to train within a clinic.

With the recent establishment of a Medicare reimbursement pathway for the ReWalk product, the Company includes variable consideration in the form of implicit price concessions if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. The Company reassesses variable consideration at each reporting period and, if necessary, these estimates are adjusted to reflect the anticipated amounts to be collected when those facts and circumstances become known.

The AlterG Anti-Gravity systems are used in physical and neurological rehabilitation and athletic training, both domestically and internationally. This transformative technology uses patented, NASA-derived DAP technology to reduce the effects of gravity and allow people to move with finely calibrated support and reduced pain.

The ReStore is a powered, lightweight soft exo-suit intended for use in the rehabilitation of individuals with lower limb disability due to stroke in the clinical rehabilitation environment.

The Company also sells the MyoCycle, which uses Functional Electrical Stimulation (“FES”) technology, in the United States for use at home or in clinic.

Rental revenue

Rental revenue for the AlterG Anti-Gravity systems is accounted for under ASC Topic 842, Leases. The Company rents its products to customers for a fixed monthly fee over the rental term, which typically ranges from 2 to 3 years. Rental revenues are recorded as earned on a monthly basis.

The Company also offers the SCI Products in a rent-to-purchase model in which the Company recognizes revenue ratably according to the agreed rental monthly fee for a limited period prior to selling its products.

Service and warranties

The Company services its products after expiration of the initial warranty. Service revenue, consisting of time and materials to perform the repairs, is recorded as services are rendered, which corresponds with the period in which the related expenses are incurred.

Warranties are classified as either an assurance type or a service type warranty. A warranty is considered an assurance type warranty if it provides the customer with assurance that the product will function as intended for a limited period of time. An assurance type warranty is not accounted for as a separate performance obligation under the revenue model.

In recent years, SCI Products have included a five-year warranty. The first two years are considered as an assurance type warranty and the additional period is considered an extended service arrangement, which is a service type warranty. A service type warranty is either sold with a unit or separately for a unit for which the warranty has expired. A service type warranty is accounted as a separate performance obligation and revenue is recognized ratably over the life of the warranty.  With the recent establishment of a Medicare reimbursement pathway, the Company will offer its SCI Products to qualified Medicare beneficiaries with a two-year assurance type warranty only.

The ReStore device is sold with a two-year warranty which is considered as assurance type warranty.

The Distributed Product is sold with an assurance type warranty ranging from between one year to ten years, depending on the specific product and part.

For AlterG Anti-Gravity Products, the Company offers customers extended warranty contracts that extend or enhance the technical support, parts, and labor coverage offered as part of the base warranty included with the Anti-Gravity system products. Extended warranty revenue is recognized ratably over the extended warranty coverage period. The Company offers a one-year assurance type warranty to customers in the U.S. and two years assurance type warranty for spare parts only to its international distributors. For these products, the Company determines standalone selling price based on the price at which the performance obligation is sold separately.

Contract balances (in thousands):

	September 30,	December 31,
	2024	2023
Trade receivable, net of credit losses (1)	$5,843	$3,120
Deferred revenues (1) (2)	$2,659	$3,010

(1)	Balance presented net of unrecognized revenues that were not yet collected.

(2)	During the nine months ended September 30, 2024, $1.6 million of the December 31, 2023 deferred revenues balance was recognized as revenues.

Deferred revenue is composed primarily of unearned revenue related to service type warranty obligations, multi-year services contracts, as well as other advances and payments which the Company received from customers prior to satisfying the performance obligation, for which revenue has not yet been recognized.

The Company’s unearned performance obligations as of September 30, 2024 and the estimated revenue expected to be recognized in the future related to the service type warranty amounts to $2.7 million, which will be fulfilled over one to five years.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

e.	Concentrations of Credit Risks:

The below table reflects the concentration of credit risk for the Company’s current customers as of September 30, 2024, to which substantial sales were made:

	September 30,	December 31,
	2024	2023
Customer A	42%	-

The allowance for credit losses is based on the Company’s assessment of the collectability of accounts. The Company regularly assessed collectability based on a combination of factors, including an assessment of the current customer’s aging balance, the nature and size of the customer, the financial condition of the customer, and future expected economic conditions. Trade receivables deemed uncollectable are charged against the allowance for credit losses when identified. As of September 30, 2024, and December 31, 2023, trade receivables are presented net of allowance for credit losses in the amount of $193 thousand and $328 thousand, respectively.

f.	Warranty provision

For assurance-type warranty, the Company records a provision for the estimated cost to repair or replace products under warranty at the time of sale. Factors that affect the Company’s warranty reserve include the number of units sold, historical and anticipated rates of warranty repairs and the cost per repair.

US Dollars in thousands
Balance at December 31, 2023	$348
Provision	606
Usage	(530)
Balance at September 30, 2024	$424

g.	Basic and diluted net loss per ordinary share:

Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of ordinary shares and warrants outstanding would have been anti-dilutive.

As of September 30, 2024 and 2023, the total number of ordinary shares related to the outstanding warrants and share option plans aggregated to 2,503,297 and 2,780,512, respectively, was excluded from the calculations of diluted loss per ordinary share since it would have an anti-dilutive effect.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

h.	New Accounting Pronouncements

Recent Accounting Pronouncements Not Yet Adopted

i.
In December 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-09, “Income Taxes - Improvements to Income Tax Disclosures” requiring enhancements and further transparency to certain income tax disclosures, most notably the tax rate reconciliation and income taxes paid. This ASU is effective for fiscal years beginning after December 15, 2024 on a prospective basis and retrospective application is permitted. The Company is currently evaluating the impact of the adoption of this standard.

ii.
In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280, “Segment Reporting” on an interim and annual basis. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2023-07.

NOTE 4:          INVENTORIES

The components of inventories are as follows (in thousands):

	September 30,	December 31,
	2024	2023
Finished products	$4,174	$3,157
Raw materials	3,126	2,496
	$7,300	$5,653

NOTE 5:          BUSINESS COMBINATION

On August 11, 2023, pursuant to an Agreement and Plan of Merger among LI, AlterG, Inc., Merger Sub, and Shareholder Representative Services LLC, LI, August 8, 2023, the Company acquired AlterG, Inc.and AlterG, Inc.became a wholly owned subsidiary of the Company.  With the rebranding of the Company, AlterG, Inc. was renamed as LCAI.  LCAI develops, manufactures, and markets anti-gravity systems for use in physical and neurological rehabilitation and athletic training, both in the United States and internationally. The aggregate purchase price was a total of approximately $19 million in cash, subject to working capital and other customary purchase price adjustments. Additional cash earnouts (initially estimated to be approximately $4.0 million in the aggregate) may be paid based upon a percentage of LCAI’s year-over-year future revenue growth over the next two years subject to working capital and other customary purchase price adjustments.

The total consideration transferred is as follows (in thousands):
Cash	$18,493
Earnout payments	$3,607
Total consideration	$22,100

Earnout payments

The Company will pay an amount of cash equal to 65% of the amount, if any, by which LCAI revenue attributable to the first 12 months period exceeds revenue target ("first earnout payment"), and an amount in cash equal to 65% of the amount, if any, by which LCAI revenue attributable to the following 12 months period exceeds the revenue from the first 12 month period ("second earnout payment"). However, the company did not meet the revenue target for the first year of the earnout, and as a result, no payment will be made for the first year. At the date of acquisition, management estimated fair value of the earnout payment based on the actual up to date performance of the acquired entity and the probability of the earn out payment occurrence to be at approximately $3.6 million. The earn-out was accounted for as a liability and will be remeasured at each reporting period through consolidated statement of operations.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

The Company has accounted for the LCAI acquisition as a business combination. The Company has preliminarily allocated the purchase price of approximately $22.1 million fair values, and the excess of the purchase price over the aggregate fair values is recorded as goodwill.

The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as of the acquisition date (in thousands):

Cash and cash equivalent	$478
Restricted cash	51
Accounts receivable	1,773
Inventory	3,330
Prepaid expenses and other current assets	470
Right of use asset	1,151
Property and equipment, net	827
Other non-current assets	30
Goodwill	7,538
Intangible assets	14,133
Accounts payable	(2,082)
Accrued compensation	(766)
Other accrued liabilities	(1,059)
Deferred revenue	(2,088)
Warranty Obligations	(535)
Leases Liability	(1,151)
Total purchase consideration	$22,100

The following table presents the details of the intangible assets acquired at the date of LCAI acquisition (in thousands):

	Estimated Fair Value	Estimated Useful Life (Years)

Trademark	$795	3
Technology	6,161	4
Customer relationship - Warranty	201	2
Customer relationship - Rental	2,102	4
Customer relationship - Distribution	4,578	5
Backlog	296	1

Under the purchase price allocation, the Company allocates the purchase price to tangible and identified intangible assets acquired and liabilities assumed based on the estimates of their fair values. The fair values for the intangible assets acquired were primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement in the fair value hierarchy. Customer relationships, distributor relationships, backlog, trademark and developed technology were valued using the income approach, based on estimated projections of expected cash flows to be generated by the assets, discounted to the present value at discount rates commensurate with perceived risk. The discounted cash flow analyses factor in assumptions on revenue and expense growth rates including estimates of customer growth and attrition rates, distributor growth and attrition rates, technology obsolescence, and relief from royalty projections. Additionally, these discounted cash flow analyses factor in expected amounts of working capital, fixed assets, assembled workforce and cost of capital for each intangible asset.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 6:          GOODWILL AND OTHER INTANGIBLE ASSETS, NET

The Company has $7.5 million of goodwill related to its purchase of LCAI in the third quarter of fiscal year 2023, which has an indefinite life, and is not deductible for tax purposes.

As of September 30, 2024, the components of, and changes in, the carrying amount of intangible assets, net, were as follows (in thousands):

	Cost	September 30, 2024 Accumulated Amortization	Intangible Assets, Net
Trademark	$795	$(302)	$493
Technology	6,161	(1,757)	4,404
Customer relationship - Warranty	201	(115)	86
Customer relationship - Rental	2,102	(600)	1,502
Customer relationship - Distribution	4,578	(1,043)	3,535
Backlog	296	(296)	‐
Total Amortized Intangible Assets	$14,133	$(4,113)	$10,020

 The estimated amortization expense is shown below (in thousands):

Fiscal 2024 (period remaining)	$842
Fiscal 2025	3,307
Fiscal 2026	3,143
Fiscal 2027	2,172
Fiscal 2028	556
Total	$10,020

NOTE 7:          COMMITMENTS AND CONTINGENT LIABILITIES

a.	Purchase commitments:

The Company has contractual obligations to purchase goods from its contract manufacturer as well as raw materials from different vendors. Purchase obligations do not include contracts that may be canceled without penalty. As of September 30, 2024, non-cancelable outstanding obligations amounted to approximately $5.9 million.

b.	Operating lease commitment:

(i)
The Company operates from leased facilities in Israel, the United States and Germany. These leases expire in 2025. A portion of the Company’s facilities leases is generally subject to annual changes in the Consumer Price Index (the “CPI”). The changes to the CPI are treated as variable lease payments and recognized in the period in which the obligation for those payments was incurred.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(ii)
LL and LG lease cars for their employees under cancelable operating lease agreements expiring at various dates between 2024 and 2026. A subset of the Company’s car leases is considered variable. The variable lease payments for such car leases are based on actual mileage incurred at the stated contractual rate. LL and LG have an option to be released from these agreements, which may result in penalties in a maximum amount of approximately $28 thousand as of September 30, 2024.

The Company’s future lease payments for its facilities and cars, which are presented as current maturities of operating leases and non-current operating leases liabilities on the Company’s condensed consolidated balance sheets as of September 30, 2024 are as follows (in thousands):

2024	$342
2025	670
2026	12
Total lease payments	1,024
Less: imputed interest	(43)
Present value of future lease payments	981
Less: current maturities of operating leases	936
Non-current operating leases	$45
Weighted-average remaining lease term (in years)	0.92
Weighted-average discount rate	9.12%

Lease expense under the Company’s operating leases was $321 thousand and $269 thousand for the three months ended September 30, 2024 and 2023 respectively. For the nine months ended September 30, 2024 and 2023 the lease expense was $974 thousand and $657 thousand, respectively.

c.	Royalties

The Company’s research and development efforts are financed, in part, through funding from the Israel Innovation Authority (“IIA”). Since the Company’s inception through September 30, 2024, the Company received funding from the IIA in the total amount of $2.8 million. Out of the $2.8 million in funding from the IIA, a total amount of $1.6 million were royalty-bearing grants, $400 thousand was received in consideration of 209 convertible preferred A shares, which converted after the Company’s initial public offering in September 2014 into ordinary shares in a conversion ratio of 1 to 1, while $806 thousand was received without future obligation. The Company is obligated to pay royalties to the IIA, amounting to 3% of the sales of the products and other related revenues generated from such projects, up to 100% of the grants received. The royalty payment obligations also bear interest at the LIBOR rate. The obligation to pay these royalties is contingent on actual sales of the applicable products and in the absence of such sales, no payment is required.

As of September 30, 2024, the Company paid royalties to the IIA in the total amount of $114 thousand.

For the three and nine months ended September 30, 2024, the royalties expenses were $2 thousand. There were no royalty expenses for the three and nine months ended September 30, 2023.

As of September 30, 2024, the contingent liability to the IIA amounted to $1.6 million. The Israeli Research and Development Law provides that know-how developed under an approved research and development program may not be transferred to third parties without the approval of the IIA. Such approval is not required for the sale or export of any products resulting from such research or development. The IIA, under special circumstances, may approve the transfer of IIA-funded know-how outside Israel, in the following cases:

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(a) the grant recipient pays to the IIA a portion of the sale price paid in consideration for such IIA-funded know-how or in consideration for the sale of the grant recipient itself, as the case may be, which portion will not exceed six times the amount of the grants received plus interest (or three times the amount of the grant received plus interest, in the event that the recipient of the know-how has committed to retain the R&D activities of the grant recipient in Israel after the transfer);
(b) the grant recipient receives know-how from a third party in exchange for its IIA-funded know-how; (c) such transfer of IIA-funded know-how arises in connection with certain types of cooperation in research and development activities; or (d) If such transfer of know-how arises in connection with a liquidation by reason of insolvency or receivership of the grant recipient.

In accordance with the License Agreement with Harvard, the Company is required to pay royalties on net sales. Refer to note 10 in our 2023 Form 10-K for details regarding the License Agreement.

LCAI earns royalties under a license agreement with a third party and is recognized as earned. Royalty payments for the three and nine months ended September 30, 2024, were $0 and $55 thousand, respectively. Royalty payments for the limited consolidation period ended September 30, 2023 were $31 thousand following the acquisition of AlterG in August 2023.

d.	Liens:

As part of the Company’s other long-term assets and restricted cash, an amount of $361 thousand has been pledged as security in respect of a guarantee granted to a third party. Such deposit cannot be pledged to others or withdrawn without the consent of such third party.

e.	Legal Claims:

Occasionally, the Company is involved in various claims such as product liability claims, lawsuits, regulatory examinations, investigations, and other legal matters arising, for the most part, in the ordinary course of business. The outcome of any pending or threatened litigation and other legal matters is inherently uncertain, and it is possible that resolution of any such matters could result in losses material to the Company’s consolidated results of operations, liquidity, or financial condition. Except as otherwise disclosed herein, the Company is not currently party to any material litigation.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 8:          SHAREHOLDERS’ EQUITY

a.	Reverse share split:

At the Company’s 2023 annual general meeting, the Company’s shareholders approved (i) a reverse share split within a range of 1:2 to 1:12, to be effective at the ratio and on a date to be determined by the Board of Directors, and (ii) amendments to the Company’s Articles of Association authorizing an increase in the Company’s authorized share capital (and corresponding authorized number of ordinary shares, proportionally adjusting such number for the reverse share split) so that the maximum number of authorized ordinary shares would be 120 million. In accordance with the shareholder approval, in early March 2024 the Board of Directors of the Company approved a one-for-seven reverse share split of the Company’s ordinary shares, reducing the number of the Company’s issued and outstanding ordinary shares from approximately 60.1 million pre-split shares to approximately 8.6 million post-split shares. The Company’s ordinary shares began trading on a split-adjusted basis on March 15, 2024. Additionally, effective at the same time, the total authorized number of ordinary shares of the Company was adjusted to 25 million post-split shares, the par value per share of the ordinary shares changed to NIS 1.75 and the authorized share capital of the Company changed from NIS 30,000,000 to NIS 43,750,000. All share and per share data included in these condensed consolidated financial statements give retroactive effect to the reverse share split for all periods presented.

Upon the effectiveness of the reverse share split, every seven shares were automatically combined and converted into one ordinary share. Appropriate adjustments were also made to all outstanding derivative securities of the Company, including all outstanding equity awards and warrants.

No fractional shares were issued in connection with the reverse share split. Instead, all fractional shares (including shares underlying outstanding equity awards and warrants) were rounded down to the nearest whole number.

b.	Share option plans:

As of September 30, 2024, no ordinary shares were reserved, as the Company’s 2014 Incentive Compensation Plan (the “2014 Plan”) was terminated on August 19, 2024, and a new plan has not yet been approved as a replacement. As of December 31, 2023, the Company had reserved 145,560 ordinary shares for issuance to the Company’s and its affiliates’ respective employees, directors, officers, and consultants pursuant to equity awards granted under the 2014 Plan.

Options to purchase ordinary shares generally vest over four years, with certain options to non-employee directors vesting quarterly over one year. Under the 2014 Plan, any option that was forfeited or canceled before expiration became available for future grants. However, as the 2014 Plan was terminated on August 19, 2024, no further options will be granted under this plan.

There were no options granted during the nine months that ended September 30, 2024, and 2023.

The fair value of RSUs granted is determined based on the price of the Company's ordinary shares on the date of grant. A summary of employee share options activity during the nine months ended September 30, 2024, is as follows:

	Number	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Options outstanding as of December 31, 2023	4,723	$259.73	4.39	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Forfeited	-	-	-	-
Options outstanding as of September 30, 2024	4,723	$259.73	3.62	$-

Options exercisable as of September 30, 2024	4,723	$259.73	3.62	$-

The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the option holders had all option holders that hold options with positive intrinsic value exercised their options on the last date of the exercise period. No options were exercised during the nine months ended September 30, 2024 and 2023.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

A summary of employees and non-employees RSUs activity during the nine months ended September 30, 2024 is as follows:

	Number of shares underlying outstanding RSUs	Weighted- average grant date fair value
Unvested RSUs as of December 31, 2023	538,885	$6.07
Granted	14,740	4.80
Vested	(218,493)	6.56
Forfeited	(3,413)	6.86
Unvested RSUs as of September 30, 2024	331,719	$5.68

The weighted average grant date fair value of RSUs granted during the nine months ended September 30, 2024, and 2023 was $4.80 and $4.69, respectively.

As of September 30, 2024, there were $1.7 million of total unrecognized compensation costs related to non-vested share-based compensation arrangements granted under the Company's 2014 Plan. This cost is expected to be recognized over a period of approximately 2.3 years.

The number of options and RSUs outstanding as of September 30, 2024 is set forth below, with options separated by range of exercise price.

		Weighted average remaining contractual life (years) (1)	Options outstanding and exercisable as of September 30, 2024	Weighted average remaining contractual life (years) (1)
Range of exercise price	Options and RSUs outstanding as of September 30, 2024

RSUs only	331,719	-	-	-
$37.6	1,774	4.49	1,774	4.49
$178.5 - $236.3	1,845	3.59	1,845	3.59
$350 - $367.5	887	2.65	887	2.65
$1,277.5 - $3,634.8	217	0.63	217	0.63
	336,442	3.62	4,723	3.62

(1)	Calculation of weighted average remaining contractual term does not include the RSUs that were granted, which have an indefinite contractual term.

c.	Share-based awards to non-employee consultants:

As of September 30, 2024, there are no outstanding options or RSUs held by non-employee consultants.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

d.	Treasury shares:

On June 2, 2022, the Company’s Board of Directors approved a share repurchase program to repurchase up to $8.0 million of its Ordinary Shares, par value NIS

0.25 per share. On July 21, 2022, the Company received approval from an Israeli court for the share repurchase program. The program was scheduled to expire on the earlier of January 20, 2023, or reaching $8.0 million of repurchases. On December 22, 2022, the Company’s Board of Directors approved an extension of the repurchase program, with such extension to be in the aggregate amount of up to $5.8 million. The extension was approved by an Israeli court on February 9, 2023, and it expired on August 9, 2023.

As of September 30, 2024, pursuant to the Company’s share repurchase program, the Company had repurchased a total of 574,658 of its outstanding ordinary shares at a total cost of $3.5 million.

e.	Warrants to purchase ordinary shares:

The following table summarizes information about warrants outstanding and exercisable that were classified as equity as of September 30, 2024:

Issuance date	Warrants outstanding	Exercise price per warrant	Warrants outstanding and exercisable	Contractual term
	(number)		(number)
December 31, 2015 (1)	681	$52.50	681	See footnote (1)
December 28, 2016 (2)	272	$52.50	272	See footnote (1)
April 5, 2019 (3)	58,350	$35.98	58,350	October 7, 2024
June 12, 2019 (4)	59,523	$42.00	59,523	December 12, 2024
February 10, 2020 (5)	4,054	$8.75	4,054	February 10, 2025
February 10, 2020 (6)	15,120	$10.94	15,120	February 10, 2025
July 6, 2020 (7)	64,099	$12.32	64,099	January 2, 2026
July 6, 2020 (8)	42,326	$15.95	42,326	January 2, 2026
December 8, 2020 (9)	83,821	$9.38	83,821	June 8, 2026
December 8, 2020 (10)	15,543	$12.55	15,543	June 8, 2026
February 26, 2021 (11)	780,095	$25.20	780,095	August 26, 2026
February 26, 2021 (12)	93,612	$32.05	93,612	August 26, 2026
September 29, 2021 (13)	1,143,821	$14.00	1,143,821	March 29, 2027
September 29, 2021 (14)	137,257	$17.81	137,257	September 27, 2026
	2,498,574		2,498,574

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1)
Represents warrants for ordinary shares issuable upon an exercise price of $52.50 per share, which were granted on December 31, 2015 to Kreos Capital V (Expert) Fund Limited (“Kreos”) in connection with a loan made by Kreos to the Company and are currently exercisable (in whole or in part) until the earlier of (i) December 30, 2025 or (ii) immediately prior to the consummation of a merger, consolidation, or reorganization of the Company with or into, or the sale or license of all or substantially all the assets or shares of the Company to, any other entity or person, other than a wholly owned subsidiary of the Company, excluding any transaction in which the Company’s shareholders prior to the transaction will hold more than 50% of the voting and economic rights of the surviving entity after the transaction. None of these warrants had been exercised as of September 30, 2024.

(2)	Represents common warrants that were issued as part of the $8.0 million drawdown under the Loan Agreement which occurred on December 28, 2016. See footnote 1 for exercisability terms.

(3)	Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s registered direct offering of ordinary shares in April 2019.

(4)	Represents warrants that were issued to certain institutional investors in a warrant exercise agreement in June 2019.

(5)
Represents warrants that were issued to certain institutional purchasers in a private placement in the Company’s best efforts offering of ordinary shares in February 2020. As of September 30, 2024, 534,300 warrants were exercised for a total consideration of $4,675,125.

During the nine months ended September 30, 2024, no warrants were exercised.

(6)
Represents warrants that were issued to the placement agent as compensation for its role in the Company’s February 2020 best efforts offering. As of September 30, 2024, 32,880 warrants were exercised for a total consideration of $359,625.

During the nine months ended September 30, 2024, no warrants were exercised.

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(7)
Represents warrants that were issued to certain institutional purchasers in a private placement in our registered direct offering of ordinary shares in July 2020. As of September 30, 2024, 288,634 warrants were exercised for a total consideration of $3,556,976.

During the nine months that ended September 30, 2024, no warrants were exercised.

(8)	Represents warrants that were issued to the placement agent as compensation for his role in the Company’s July 2020 registered direct offering.

(9)
Represents warrants that were issued to certain institutional purchasers in a private placement in our private placement offering of ordinary shares in December 2020. As of September 30, 2024, 514,010 warrants were exercised for a total consideration of $4,821,416.

During the nine months that ended September 30, 2024, no warrants were exercised.

(10)
Represents warrants that were issued to the placement agent as compensation for its role in the Company’s December 2020 private placement. As of September 30, 2024, 32,283 warrants were exercised for a total consideration of $405,003.

During the nine months that ended September 30, 2024, no warrants were exercised.

(11)	Represents warrants that were issued to certain institutional purchasers in a private placement in our private placement offering of ordinary shares in February 2021.

(12)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s February 2021 private placement.

(13)	Represents warrants that were issued to certain institutional purchasers in a private placement in our registered direct offering of ordinary shares in September 2021.

(14)	Represents warrants that were issued to the placement agent as compensation for its role in the Company’s September 2021 registered direct offering.

f.	Share-based compensation expense for employees and non-employees:

The Company recognized non-cash share-based compensation expenses for both employees and non-employees in the condensed consolidated statements of operations as follows (in thousands):

	Nine Months Ended September 30,
	2024	2023
Cost of revenues	$12	$5
Research and development, net	130	112
Sales and marketing	309	270
General and administrative	596	568
Total	$1,047	$955

LIFEWARD LTD. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 9:          FINANCIAL INCOME, NET

The components of financial (expenses) income, net were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Foreign currency transactions and other	$38	$17	$1	$39
Interest income	107	394	591	1,024
Bank commissions	(26)	-	(97)	(16)
	$119	$411	$495	$1,047

NOTE 10:          GEOGRAPHIC INFORMATION AND MAJOR CUSTOMER AND PRODUCT DATA

Summary information about geographic areas:

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company manages its business on the basis of one reportable segment and derives revenues from selling systems and services. The following is a summary of revenues within geographic areas (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues based on customer’s location:
United States	$3,458	$2,497	$11,054	$4,298
Europe	2,419	1,466	5,896	2,201
Asia-Pacific	150	94	544	123
Rest of the world	101	346	624	348
Total revenues	$6,128	$4,403	$18,118	$6,970

	September 30,	December 31,
	2024	2023
Long-lived assets by geographic region (*):
Israel	$244	$529
United States	1,777	2,404
Germany	141	190
	$2,162	$3,123

(*)	Long-lived assets are comprised of property and equipment, net, and operating lease right-of-use assets.

	Nine Months Ended September 30,
	2024		2023
Major customer data as a percentage of total revenues:
Customer A	16.4%		-
Customer B	*	)	15.9%

*) Less than 10%.

NOTE 11:          SUBSEQUENT EVENTS

On November 4, 2024, the Company announced plans to streamline its U.S. operations by closing two facilities, following the integration of LCAI. The Company will focus its operations in Massachusetts, Israel, and Germany. Key functions located at the affected facilities will be integrated into the operations of the Marlborough, Massachusetts facility, and manufacturing of the AlterG Anti-Gravity Systems will be assumed by Cirtronics Corporation, a nationally recognized contract manufacturer specializing in the manufacture of precision medical devices and instrumentation.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$396.13
Legal fees and expenses(1)	70,000
Accountants’ fees and expenses	10,000
Miscellaneous	3,000
TOTAL	$83,396.13

(1)	Represents estimated fees of the registrant’s Israeli and U.S. securities counsel.

Item 14. Indemnification of Directors and Officers.

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles of Association include such a provision. An Israeli company also may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

•	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a civil or criminal fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

We have entered into indemnification agreements with our office holders to exculpate, indemnify and insure our office holders to the fullest extent permitted by our Articles of Association, the Israeli Companies Law and the Israeli Securities Law, 5728-1968.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law.

Item 15. Recent Sales of Unregistered Securities.

 On January 7, 2025, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (who are the selling shareholders named herein) in connection with a registered direct offering, priced at-the-market under Nasdaq Stock Market rules, to purchase 1,818,183 ordinary shares and, in a concurrent private placement (collectively, with the registered direct offering, the “Offering”), warrants (the “January 2025 Warrants”) to purchase up to 1,818,183 ordinary shares (the ordinary shares issuable upon exercise of the January 2025 Warrants, the “January 2025 Warrant Shares”). The January 2025 Warrants are immediately exercisable upon issuance, will expire three years following the issuance date and have an exercise price of $2.75 per share. The January 2025 Warrants and the ordinary shares issuable upon the exercise of such warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

Pursuant to an engagement letter with HCW (the “HCW Engagement Agreement”), HCW acted as the Placement Agent for the Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees. In addition, upon the exercise of any January 2025 Warrants for cash, the Company has agreed to (i) pay the Placement Agent a cash fee equal to 7.0% of the aggregate exercise price paid in cash, (ii) pay the Placement Agent a management fee of 1.0% of the aggregate exercise price paid in cash and (iii) issue to the Placement Agent or its designees warrants to purchase ordinary shares.

The Company has also issued to the Placement Agent or its designees warrants (the “January 2025 PA Warrants”) to purchase up to 109,091 ordinary shares at an exercise price of $3.4375 per ordinary share, exercisable beginning upon issuance until three years following the issuance date. The January 2025 PA Warrants and the ordinary shares issuable upon the exercise of the January 2025 PA Warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act.

The gross proceeds to the Company from the Offering were approximately $5.0 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the offering for continuing commercial efforts, working capital, and general corporate purposes.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of August 8, 2023, by and among ReWalk Robotics, Inc., Atlas Merger Sub, Inc., AlterG Inc. and Shareholder Representative Services LLC (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 9, 2023).

3.1	Sixth Amended and Restated Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 12, 2024).
4.1	Specimen share certificate (incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form F-1/A (File No. 333-197344), filed with the SEC on August 20, 2014).
4.2
Warrant, dated December 30, 2015, between the Company and Kreos Capital V (Expert Fund) Limited (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 4, 2016).

4.3
First Amendment to Warrant to Purchase Shares between the Company and Kreos Capital V (Expert Fund) Limited, dated November 20, 2018 (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed with the SEC on November 21, 2018).

4.4	Form of common warrant from February 2020 best efforts offering (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2020).
4.5	Form of placement agent warrant from February 2020 best efforts offering (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the SEC on February 10, 2020).
4.6	Form of purchaser warrant from the July 2020 private placement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2020).
4.7	Form of placement agent warrant from the July 2020 private placement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2020).
4.8	Form of purchaser warrant from the December 2020 private placement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2020).
4.9	Form of placement agent warrant from the December 2020 private placement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 8, 2020).
4.10	Form of purchaser warrant from the February 2021 private placement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2021).
4.11	Form of placement agent warrant from the February 2021 private placement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 25, 2021).
4.12	Form of purchaser warrant from the September 2021 private placement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 29, 2021).
4.13
Form of placement agent warrant from the September 2021 private placement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 29, 2021).

4.14	Form of pre-funded warrant from the September 2021 private placement (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 29, 2021).
4.15	Form of purchaser warrant from the January 2025 private placement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on January 8, 2025).
4.16	Form of placement agent warrant from the January 2025 private placement (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K/A filed with the SEC on January 8, 2025).
5.1***	Opinion of Goldfarb Gross Seligman & Co., Israeli counsel to the Registrant, as to the validity of the Ordinary Shares being registered hereunder (including consent).
10.1
Letter of Agreement, dated July 11, 2013, between the Company and Sanmina Corporation (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2021).

10.2
License Agreement, dated May 16, 2016, between the Company and the President and Fellows of Harvard College (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed with the SEC on February 18, 2021).

10.3
Form of indemnification agreement between the Company and each of its directors and executive officers (incorporated by reference to Exhibit 10.11 to the Company’s registration statement on Form F-1/A (File No. 333-197344), filed with the SEC on August 20, 2014).

10.4	2014 Incentive Compensation Plan, as amended (incorporated by reference to Exhibit 99.1 to the Company’s registration statement on Form S-8 (File No. 333-239258), filed with the SEC on June 18, 2020).
10.5
Executive Employment Agreement, dated as of January 17, 2011, between the Company and Larry Jasinski (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).

10.6
2014 Incentive Compensation Plan Form of Option Award Agreement for employees and executives (incorporated by reference to Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).

10.7
2014 Incentive Compensation Plan Form of Restricted Share Unit Award Agreement for non-Israeli employees, and executives (incorporated by reference to Exhibit 10.19 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).

10.8
2014 Incentive Compensation Plan Form of Restricted Share Unit Award Agreement for Israeli non-employee directors, employees and executives (incorporated by reference to Exhibit 10.20.1 to the Company’s registration statement on Form S-1 (File No. 333-227852), filed with the SEC on October 15, 2018).

10.9
2014 Incentive Compensation Plan Form of Restricted Share Unit Award Agreement between the Company and Jeffrey Dykan, as director (incorporated by reference to Exhibit 10.20.2 to the Company’s registration statement on Form S-1 (File No. 333-227852), filed with the SEC on October 15, 2018).

10.10
2014 Incentive Compensation Plan Prior Form of Restricted Share Unit Award Agreement for non-Israeli non-employee directors (incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2016, as amended on May 6, 2016).

10.11
2014 Incentive Compensation Plan New Form of Restricted Share Unit Award Agreement for non-Israeli non-employee directors (incorporated by reference to Exhibit 10.22 to the Company’s registration statement on Form S-1 (File No. 333-227852), filed with the SEC on October 15, 2018).

10.12
2014 Incentive Compensation Plan Prior Form of Option Award Agreement for Israeli non-employee directors (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2017, as amended on April 27, 2017).

10.13
2014 Incentive Compensation Plan Prior Form of Option Award Agreement for non-Israeli non-employee directors (incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K filed with the SEC on February 17, 2017, as amended on April 27, 2017).

10.14
Amendment No. 1 to the Exclusive License Agreement and Amendment No. 2 to the Research Collaboration Agreement, dated April 1, 2018, between the Company and the President and Fellows of Harvard College (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 29, 2018).

10.15
Form of warrant exercise agreement from June 2019 private placement of warrants (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 11, 2019).

10.16
Employment Agreement, dated July 9, 2021, by and between the Company and Jeannine Lynch (incorporated by reference to Exhibit 10.3  to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2021).

10.17
Employment Agreement dated December 10, 2019, by and between the Company and Almog Adar (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 13, 2022).

10.18
Amendment No. 1 to Employment Agreement, dated May 4, 2023, by and between the Company and Almog Adar (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 11, 2023).

10.19
Employment Agreement, dated September 2, 2022, by and between the Company and Michael A. Lawless (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2022).

10.20
Consulting Agreement, dated as of January 1, 2023), by and between the Company and Richner Consultants LLC (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 9, 2023).

10.21
ReWalk Robotics Ltd. Compensation Policy for Executive Officers and Non-Executive Directors (incorporated by reference to Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 9, 2023).

10.22
Employment Agreement, dated as of August 11, 2023, by and between the Company and Charles Remsberg (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023).

10.23
Form of Restricted Share Unit Award (Inducement Award) for non-Israeli employees and executives (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023).

10.24
Employment Agreement, dated July 17, 2024, by and between Rewalk Robotics, Inc. and Almog Adar (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2024).

21.1	List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2024).
23.1***	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global Limited.
23.2***	Consent of Goldfarb Gross Seligman & Co. (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this Registration Statement).
107***	Filing Fee Table.

***	Previously filed.

Item 17. Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 14th day of February, 2025.

LIFEWARD LTD. By: /s/ Michael Lawless Name: Michael Lawless Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title of Capacities	Date

/s/ Larry Jasinski	Director and Chief Executive Officer (Principal Executive Officer)	February 14, 2025
Larry Jasinski

/s/ Mike Lawless	Chief Financial Officer (Principal Financial Officer)	February 14, 2025
Mike Lawless

*	Vice President of Finance (Principal Accounting Officer)	February 14, 2025
Almog Adar

*	Chairman of the Board	February 14, 2025
Joseph Turk

*	Director	February 14, 2025
Dr. John William Poduska

*	Director	February 14, 2025
Hadar Levy

*	Director	February 14, 2025
Michael Swinford

*	Director	February 14, 2025
Robert J. Marshall

*	Director	February 14, 2025
Randel Richner

* /s/ Mike Lawless
Mike Lawless
Attorney-in-Fact